As filed with the Securities and Exchange Commission on June 24, 2025.

Registration No. 333-287854

p

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COASTALSOUTH BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Georgia

(State or other jurisdiction of incorporation or organization)

6022

(Primary Standard Industrial Classification Code Number)

57-1184730

(I.R.S. Employer Identification Number)

400 Galleria Parkway, Suite 1900,

Atlanta, GA 30339

(678) 396-4605

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen R. Stone

President and Chief Executive Officer

CoastalSouth Bancshares, Inc.

400 Galleria Parkway, Suite 1900,

Atlanta, GA 30339

(843) 341-9937

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark C. Kanaly William W. Hooper Alston & Bird LLP 1201 W. Peachtree Street, N.E., Suite 4900 Atlanta, Georgia 30309 (404) 881-7000	David W. Ghegan Alexander T. Yarbrough Cody M. Mathis Troutman Pepper Locke LLP 600 Peachtree Street, N.E., Suite 3000 Atlanta, Georgia 30308 (404) 885-3000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not, and the selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, dated June 24, 2025

2,600,000 shares

Common stock

This is the initial public offering of CoastalSouth Bancshares, Inc. We are offering 1,700,000 shares of our voting common stock (our “common stock” or “voting common stock”) and the selling shareholders identified in this prospectus are offering an additional 900,000 shares of our common stock. We and the selling shareholders will be selling the shares of our common stock at the same fixed price. We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders.

Our common stock is presently quoted on the OTC Market Group's OTCQX Best Market under the symbol “COSO.” On June 23, 2025, the last reported sale price of our common stock was $19.40 per share. We anticipate that the initial public offering price of our common stock will be between $21.50 and $23.50 per share. We have applied to list our common stock on the New York Stock Exchange (“NYSE”) under the symbol “COSO.” We believe that upon the completion of this offering, we will meet the standards for listing our common stock on the NYSE, and the completion of this offering is contingent upon such listing.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 32 to read about factors you should consider before investing in our common stock.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not deposits, savings accounts or other obligations of any bank or savings association and are not insured or guaranteed by the FDIC or any other governmental agency and are subject to investment risks, including the possible loss of the entire amount you invest.

We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and are subject to reduced public company reporting requirements.

	Per share	Total
Initial public offering price of our common stock	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us, before expenses	$	$
Proceeds to selling shareholders, before expenses	$	$

(1) See “Underwriting” for additional disclosure regarding underwriting compensation.

This is a firm commitment underwritten offering. We have granted the underwriters an option to purchase up to an additional 390,000 shares of common stock from us at the initial public offering price less the underwriting discount within 30 days from the date of this prospectus. The Company intends to provide certain selling shareholders the opportunity to sell up to 390,000 additional shares of common stock to satisfy the underwriters' option in lieu of the Company issuing additional shares.

The underwriters expect to deliver the shares to purchasers on or about , 2025.

Sole Bookrunner
Piper Sandler

Lead Manager
Stephens Inc.

Prospectus dated , 2025

About this Prospectus

You should rely only on the information contained in this prospectus or in any free writing prospectus that we authorize to be delivered to you. We, the selling shareholders and the underwriters have not authorized anyone to provide you with different or additional information. We, the selling shareholders and the underwriters are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless we state otherwise or the context otherwise requires, references in this prospectus to “we,” “our,” “us,” “ourselves,” the “company,” “COSO” and the “Company” refer to CoastalSouth Bancshares, Inc., a Georgia corporation, and its consolidated wholly owned banking subsidiary, Coastal States Bank, a South Carolina state-chartered bank (“CSB” or the “Bank”).

This prospectus describes the specific details regarding this offering and the terms and conditions of our common stock being offered hereby and the risks of investing in our common stock. For additional information, please see the section entitled “Where You Can Find More Information.”

You should not interpret the contents of this prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

Unless otherwise stated, all information in this prospectus assumes that the underwriters have not exercised their option to purchase additional shares of our common stock from us (or from the selling shareholders to satisfy the underwriters' option in lieu of the Company issuing additional shares).

Through and including               , 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

Market and Industry Data

Within this prospectus, we reference certain market, industry and demographic data and other statistical information. We have obtained this data and information from various independent, third-party industry sources and publications. Nothing in the data or information used or derived from third-party sources should be construed as advice. Some data and other information are also based on our good faith estimates, which are derived from our review of external surveys and independent sources. We believe that these external sources and estimates are reliable but have not independently verified them. Statements as to our market position are based on market data currently available to us. Although we are not aware of any misstatements regarding the economic, employment, industry and other market data presented herein, these estimates involve inherent risks and uncertainties and are based on assumptions that are subject to change.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An emerging growth company may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. Among other factors, as an emerging growth company:

•
we may present as few as two years of audited financial statements, two years of related management discussion and analysis of financial condition and results of operations;
•
we are exempt from the requirement to provide an opinion from our auditors on the design and operating effectiveness of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended, or the “Sarbanes-Oxley Act;”
•
we are permitted to provide less extensive disclosure about our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and certain other disclosures regarding our executive compensation; and
•
we are not required to hold non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition to the relief described above, the JOBS Act permits us an extended transition period for complying with new or revised accounting standards affecting public companies. We have irrevocably determined to take advantage of this extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies we can adopt the new or revised standard at the time private companies adopt the new or revised standard. Therefore, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards on a non-delayed basis.

In this prospectus, we have elected to take advantage of the reduced disclosure requirements relating to financial statements and executive compensation, and in the future, we may take advantage of any or all of these exemptions for so long as we remain an emerging growth company. We will remain an emerging growth company until the earliest of (i) the end of the fiscal year during which we have total annual gross revenues of  $1.235 billion or more, (ii) the end of the fiscal year following the fifth anniversary of the completion of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt and (iv) the date on which we are deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934, as amended.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act. Smaller reporting companies may take advantage many of the same exemptions from disclosure requirements as emerging growth companies, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We will remain a smaller reporting company until the end of the fiscal year in which (1) we have a public common equity float of more than $250 million, or (2) we have annual revenues for the most recently completed fiscal year of more than $100 million and a public common equity float or public float of more than $700 million. We also would not be eligible for status as a smaller reporting company if we become an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

GLOSSARY

Term	Definition
ACL	Allowance for credit losses
ADC	Acquisition, development, and construction
AFS	Available-for-Sale
ALCO	Asset/Liability Management Committee
AOCI	Accumulated other comprehensive income (loss)
ASC	Accounting Standards Codification
ASC 326	ASC Topic 326, Financial Instruments - Credit Losses
ASC 820	ASC Topic 820, Fair Value Measurements
ASU	Accounting Standards Update
Bank	Coastal States Bank
Board	CoastalSouth Bancshares, Inc. Board of Directors
BOLI	Bank-owned life insurance
BSA	Bank Secrecy Act
C&I	Commercial and industrial
CBLR	Community bank leverage ratio
CECL	Current expected credit loss
CET1	Common equity tier 1
Company	CoastalSouth Bancshares, Inc.
CRA	Community Reinvestment Act
CRE	Commercial real estate
CSM	Coastal States Mortgage, Inc.
CVLI	Cash value life insurance
DIF	Deposit Insurance Fund
Dodd Frank Act	Dodd-Frank Wall Street Reform and Consumer Protection Act
DSC	Debt Service Coverage
DTI	Debt-to-income ratio
Economic Growth Act	Economic Growth, Regulatory Relief and Consumer Protection Act
Exchange Act	Securities Exchange Act of 1934, as amended
FASB	Financial Accounting Standards Board
FDIC	Federal Deposit Insurance Corporation
Federal Reserve	The Board of Governors of the Federal Reserve System
FHLBA	Federal Home Loan Bank of Atlanta
FHLMC	Federal Home Loan Mortgage Corporation
FICO	Fair Isaac Corporation
FinCEN	Financial Crimes Enforcement Network
FNMA	Federal National Mortgage Association
FRB	Federal Reserve Bank of Richmond
GAAP	Accounting principles generally accepted in the United States of America
GGL	Government Guaranteed Lending
Ginnie Mae	Government National Mortgage Association
GLB Act	Gramm-Leach-Bliley Act
Holding Company	CoastalSouth Bancshares, Inc. on an unconsolidated basis
LHFI	Loans Held-for-Investment
LHFS	Loans Held-for-Sale
LTV	Loan-to-value
MBF	Mortgage Banker Finance
M&A	Mergers and acquisitions
MD&A	Management's Discussion and Analysis of Financial Condition and Results of Operations
MSA	Metropolitan Statistical Area
NOI	Net operating income
NPA	Nonperforming asset

Term	Definition
NYSE	The New York Stock Exchange
OREO	Other real estate owned
Patriot Act	Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001
SBA	United States Small Business Administration
SBIC	Small Business Investment Company
SCBFI	South Carolina Board of Financial Institutions
SEC	Securities and Exchange Commission
Securities Act	Securities Act of 1933, as amended
TARP	Troubled Asset Relief Program
USDA	United States Department of Agriculture
U.S. Treasury	United States Department of the Treasury
WAC	Weighted-average coupon

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our securities. You should carefully read this entire prospectus, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes related thereto before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Our Company

CoastalSouth Bancshares, Inc. is a bank holding company headquartered in Atlanta, Georgia. Through our wholly owned subsidiary, Coastal States Bank, a South Carolina state-chartered commercial bank, we offer a full range of banking products and services designed for businesses, real estate professionals, and consumers looking for a deep and meaningful relationship with their bank.

Today, we have a community banking presence in some of the fastest growing and most business-friendly markets in the U.S., namely the Lowcountry of South Carolina (Hilton Head Island, Bluffton, and Beaufort), nearby Savannah, Georgia, and the Atlanta, Georgia market.

In addition to our traditional community banking operations, we operate four specialty lines of business that provide scalability and diversification:

•
Senior Housing Lending - focuses on lending to operators across the spectrum of senior care, with an emphasis on assisted living;
•
Marine Lending - focuses on consumer loans primarily to high-net-worth borrowers secured by yachts and high-end sport fishing vessels;
•
Government Guaranteed Lending - focuses on origination of small business and other loans guaranteed by the SBA and USDA; and
•
Mortgage Banker Finance - focuses on mortgage warehouse lending to mortgage originators.

By combining the relationship-based focus of a community bank with our specialty lines of business, we believe we can capitalize on the substantial growth opportunities available in our markets, particularly given the scarcity of community banks between $1.5 billion and $5.0 billion in total assets.

In 2017, the Company completed an offering (our "Recapitalization") to bolster our capital position, raising $62.0 million in common equity. Our Recapitalization was led by Messrs. Stephen Stone, President and Chief Executive Officer, and Tony Valduga, Chief Financial Officer and Chief Operating Officer, and well-respected institutional investors in the banking sector.

Our management team, comprised of 12 senior officers, has more than 200 years of combined experience in building and operating high performing banking franchises in our markets. Messrs. Stone and Valduga, along with other members of our management team, have deep and relevant experience with community bank acquisitions, having completed 16 acquisitions since 2010 (including two at CSB and 14 at a prior institution).

We believe the experience of our management team, the strength of our markets, the scalability of our business, and the scarcity of community banks like CSB in our markets will continue to fuel our financial success and drive strong shareholder returns.

Our Component Parts: Understanding Our Business and Our Performance

We believe that our historical success, and our expectations for continued strong future performance, centers on our ability to combine our traditional community banking operations with our four high-performing, specialty lines of business. This concept of integrated and relational component parts can be used to understand the makeup of our lines of business, our growth strategies, our performance ratios, and the ways our Company drives value for both our current and prospective shareholders.

Our Community Bank & Our Specialty Lines of Business

Senior Housing Lending	Marine Lending	Government Guaranteed Lending	Mortgage Banker Finance

Community Bank

Our community bank is our first component part and the foundation of our Company. Through our community bank, we focus on commercial and retail clients doing business and/or residing in our local markets. We define our local markets as the communities, and surrounding areas, in which our branches are located. Today, our community bank operates in the vibrant markets of the Lowcountry of South Carolina, as well as the nearby Savannah, Georgia market. Our community bank also operates in the Atlanta, Georgia market, the largest MSA by population in the southeast region of the U.S. Community banking has been a core competency of CSB since our inception in 2004, driving attractively priced core deposit funding that supports growth in all of our specialty lines of business, while providing granular commercial and small business lending opportunities.

We supplement our community bank with four additional component parts, or specialty lines of business, which include Senior Housing Lending, Marine Lending, Government Guaranteed Lending, and Mortgage Banker Finance. These specialty lines of business, described in greater detail below on page 11, serve our clients across the Southeast and the U.S. without reliance on client sourcing within our community banking markets. We have grown these businesses over many years following our Recapitalization, through the hiring of highly experienced relationship managers, and with a focus on scalability, profitability, and strong credit quality. Each of these component parts is time tested and led by CSB team members with long and successful pedigrees in their respective fields. We utilize conservative underwriting methodologies and careful risk selection to deliver attractive risk-adjusted returns. As supplements to our community bank, these four specialty lines of business help to drive our earnings results and our capacity to grow earnings through efficient asset generation, while serving to diversify our balance sheet from both product and geographic perspectives. Although historically focused on asset generation, we expect that each of our lines of business can and will provide a meaningful source of deposit generation going forward.

Total Loans

	As of December 31:								As of March 31:
($'s in thousands)	2017	2018	2019	2020	2021	2022	2023	2024	2025
Community Bank	$261,388	$312,618	$356,074	$523,553	$641,306	$776,697	$819,610	$842,441	$863,438
Specialty Lines of Business
Senior Housing Lending	$6,000	$36,363	$80,533	$100,391	$164,767	$249,974	$250,593	$234,081	$245,292
Marine Lending	-	17,219	13,144	53,434	68,798	203,039	266,197	263,657	284,305
Government Guaranteed Lending	638	10,546	18,575	25,140	63,245	68,893	82,025	69,264	79,197
Mortgage Banker Finance	34,128	32,641	81,243	113,481	81,453	44,500	82,125	174,033	187,481
Total Specialty Lines of Business	$40,766	$96,769	$193,495	$292,446	$378,263	$566,406	$680,940	$741,035	$796,275

Total Loans	$302,154	$409,387	$549,569	$815,999	$1,019,569	$1,343,103	$1,500,550	$1,583,476	$1,659,713

Our Three Growth Strategies

We believe in the importance of community banking within the framework of the larger financial services sector and as a pivotal aspect of a vibrant economy. However, fundamental pressures have emerged over time related to the profitability of the financial services industry, broadly, and community banking, specifically. These pressures include compressing net interest margins and rising operating costs (which costs are related to items such as technology, regulatory compliance, and personnel, to name a few).

Due to these industry-wide profitability pressures, we believe the capacity to deliver robust balance sheet growth is a necessary attribute of a successful bank that produces attractive shareholder returns and performance metrics (described below on page 4). Our three component parts of growth - organic growth, acquisitive growth, and business line growth - effectively serve to drive our balance sheet growth and earnings results.

The organic growth of our community bank stems from our ability to attract and expand client relationships, bringing core deposit balances, sourced through our branch system and local communities, and commercial loan balances sourced through our commercial bankers working in our Lowcountry, Savannah and Atlanta MSA markets. In the future, we may look to expand our branch network through de novo branching, which could include opening new branches in our current markets and/or in new markets located in Georgia, South Carolina, or contiguous states, such as Alabama, Florida, North Carolina, and Tennessee. The decision on when and where to expand our branch footprint turns first on our ability to identify and recruit experienced commercial bankers in these new markets.

We supplement our organic growth with carefully selected and financially disciplined acquisitions of other community banks, a strategy our executive team has successfully implemented at CSB and prior companies. Like our organic growth strategy, our M&A strategy is focused on our existing markets, as well as potential new metro markets on an opportunistic basis.

Our third growth strategy refers to both our scalable generation of assets and revenue through our four specialty lines of business (outside of our community bank), as well as our proven ability to establish new specialty lines of business over time while carefully balancing and driving the profitability of our existing lines of business. By way of example, we launched our Senior Housing and our Government Guaranteed Lending business lines in 2017 shortly after our Recapitalization, and later launched our Marine Lending business in 2022 after aggregating a portfolio of loans that were originated by the team that we eventually hired to lead this business. Our Mortgage Banker Finance business line was in existence prior to our Recapitalization, and our management team has overseen its development and expansion since 2017.

Our ability to produce both earnings and balance sheet expansion across these three component parts of our growth strategy, while avoiding over-reliance on any single growth strategy, helps us drive profitability and effectively manage risk.

(1) Financial data as of March 31, 2025; Community Bank and Specialty Lines of Business include loans from acquired companies after closing.

(2) Represents total loans of each respective acquired company at the time of transaction closing.

Our Focal Financial Metrics

We believe connections exist between the production of returns on average assets and average tangible common equity and our four focal financial metrics: (1) net interest margin, (2) credit metrics, (3) balance sheet and income statement growth, and (4) careful management of expenses as evidenced by our efficiency ratio. We believe the achievement of successful results in each component part is critical to both protecting the value of our bank, particularly during times of stress, and driving growth in shareholder value. When working in concert, these financial metrics have the potential to deliver strong results. When success in any single metric comes at the expense of another metric, the achievement of returns on average assets and average tangible common equity can be challenging.

As illustrated in the financial table below and on page 27, we produced increasing returns on average assets and average tangible common equity, as well as increasing returns on average assets and returns on average tangible common equity when adjusted for non-recurring items, as measured over the last five years. We assess both GAAP returns and adjusted returns (non-GAAP), which remove the impact of certain non-recurring items, such as losses on sales of available for sale securities (as described on page 28).

Selected Financial Performance Metrics

	As of December 31:					As of March 31:
	2020	2021	2022	2023	2024	2024	2025
Return on Average Assets (ROAA)	0.67%	0.94%	1.07%	1.26%	1.05%	0.48%	0.97%
Adjusted ROAA (1)	0.60%	0.96%	1.08%	1.24%	1.18%	1.00%	0.97%
Return on Average Equity (ROAE)	6.58%	10.98%	15.50%	17.97%	12.13%	5.85%	10.25%
Adjusted ROAE (1)	5.89%	11.31%	15.59%	17.70%	13.60%	12.24%	10.25%
Return on Average Tangible Common Equity (ROATCE) (1)	6.97%	11.52%	16.29%	18.72%	12.49%	6.04%	10.52%
Adjusted ROATCE (1)	6.24%	11.87%	16.38%	18.44%	14.00%	12.64%	10.52%

(1) See the section entitled "Non-GAAP Financial Measures Reconciliation" for a reconciliation of non-GAAP measures to their most comparable GAAP measures.

We believe we have succeeded in producing these returns over this five-year period by focusing on: (1) delivering a net interest margin above 3.28% throughout this timeframe, (2) maintaining low levels of net charge-offs, with aggregate net charge-offs totaling only $2.0 million, or an annual average of 0.04% of LHFI, (3) producing five-year compounded annual growth rates in total loans of 23.6%, deposits of 25.0%, revenue of 13.7%, net income of 53.1%, adjusted net income (non-GAAP) of 63.3%, fully diluted earnings per share of 42.2%, adjusted fully diluted earnings per share (non-GAAP) of 51.8%, book value per share of 10.4%, and tangible book value per share (non-GAAP) of 11.2%, and (4) managing our expenses as shown by an adjusted efficiency ratio (non-GAAP) of less than 60% over the last three years. See the section entitled “Non-GAAP Financial Measure Reconciliation” for a reconciliation of non-GAAP measures to their most comparable GAAP measures. We believe our ability to produce results related to each of our focal financial metrics without sacrificing results in any particular measure helps us manage risk.

Growth of Selected Financial Metrics

	For the Years Ended December 31:						For the Periods Ended March 31:
($'s in thousands, except per share data)	2020	2021	2022	2023	2024	5-Year CAGR	2024	2025
Balance Sheet Metrics
Gross LHFI	$702,518	$938,116	$1,298,603	$1,418,425	$1,409,443	24.7%	$1,403,551	$1,472,232
Total Loans (HFI + HFS)	815,999	1,019,569	1,343,103	1,500,550	1,583,476	23.6%	1,514,571	1,659,713
Deposits	891,552	1,424,117	1,548,646	1,750,657	1,834,802	25.0%	1,749,484	1,937,693
Performance Metrics
Revenue	38,335	52,441	64,151	72,888	69,836	13.7%	13,391	18,640
Adjusted Revenue (1)	37,387	50,851	64,151	72,413	73,301	15.2%	16,856	18,640
Net Income	6,368	12,322	18,190	24,478	21,904	53.1%	2,429	5,050
Adjusted Net Income (1)	5,702	12,694	18,296	24,114	24,558	63.3%	5,083	5,050
Diluted EPS	$0.80	$1.48	$2.05	$2.58	$2.09	42.2%	$0.24	$0.47
Adjusted Diluted EPS (1)	$0.71	$1.53	$2.07	$2.54	$2.35	51.8%	$0.50	$0.47
Book Value per Share	$12.76	$14.52	$13.26	$16.36	$19.01	10.4%	$16.91	$19.67
Tangible Book Value per Share (1)	$12.08	$13.84	$12.64	$15.80	$18.51	11.2%	$16.39	$19.17

(1) See the section entitled "Non-GAAP Financial Measures Reconciliation" for a reconciliation of non-GAAP measures to their most comparable GAAP measures.

While the above-mentioned financial metrics comprise our primary focal measures, we take great care to monitor and balance the management of other financial metrics, including, but not limited to:

•
our yields on earning assets and costs of funding (which impact our net interest margin);
•
our sources, levels, and growth of our non-interest income;
•
metrics related to our balance sheet composition, such as the ratio of our loans to our deposits, our liquidity ratios, and our non-core funding levels;
•
our operating leverage measures; and
•
our asset liability sensitivity measures.

Our Competitive Advantage - Our Six Non-Financial Value Drivers

We believe our non-financial value drivers are our competitive advantage. Much like our Focal Financial Measures, our non-financial attributes combine to help enhance our franchise value and drive returns for our shareholders.

Management

Our management team, which is led by our President and Chief Executive Officer, Stephen Stone, has significant experience building and operating community banks in our markets while creating value for the shareholders of these companies. Our Chief Financial Officer and Chief Operating Officer, Tony Valduga, has worked alongside Mr. Stone for the past 14 years at both Community & Southern Bank and CSB.

Stephen R. Stone Chief Executive Officer	Anthony P. Valduga Chief Financial Officer & Chief Operating Officer

Following an initial capitalization of Community & Southern Bank in 2010, Messrs. Stone and Valduga, as members of the executive management team, grew Community & Southern to $4.4 billion in assets through a combination of organic growth strategies, acquisitions and the introduction of business lines, similar to the three growth strategies described above. Community & Southern was sold in 2016 to a bank currently known as Bank OZK for a deal value of approximately $800 million. As leaders of our Company, Messrs. Stone and Valduga, along with the other members of our management team, have presided over our Recapitalization in 2017, the execution of two bank acquisitions, the growth of our four specialty lines of business, as described above, and the growth of our balance sheet to $2.2 billion in total assets.

In addition to Messrs. Stone and Valduga, our team of senior officers and business line leaders are equally focused on risk management as a fundamental governor of our expansion and the achievement of top tier profitability metrics, all while achieving our growth targets. Our leadership team has broad experience in critical tasks such as: 1) sourcing and executing acquisitions and other strategic transactions, 2) building a comprehensive risk management infrastructure, 3) hiring teams of bankers, 4) building specialty lines of business, 5) deploying new technology, 6) managing our balance sheet from interest rate risk, credit risk, liquidity, and capital perspectives, 7) instilling a common culture throughout our organization, 8) expanding into new markets and, 9) maintaining open and collaborative relationships with our regulators. Based on these skill sets and experiences, we believe our current leadership team has the capacity to more than double the asset size of our Company in the future.

We believe our management team’s long tenure of working together in our markets provides a strong familiarity with each other and with the markets we serve. Our management team is highly engaged in business development and community service initiatives, and they have proven to be proficient in recruiting talented bankers to join CSB, based, in part, on our reputation for developing high-performing and successful teams. While the Company has defined succession plans in place for its key management team members, the loss of one or more of these executives could have a material adverse effect on our business and our ability to execute our strategic plan.

Markets

The markets encompassing our branch footprint include the major Southeast MSAs of Atlanta, Savannah, and Hilton Head. We also view our markets in a more broadly defined geographic area to include the states of Georgia and South Carolina. We have grown to become one of the largest remaining independent bank holding companies headquartered in these two states through our progress in building a balance sheet of $2.2 billion in assets and due to merger activity in our markets reducing the number of our locally headquartered competitors as larger buyers located outside of our markets have acquired these banks.

The demographic strengths of our markets, including the size of these markets (as measured by population and numbers of operating businesses) and the growth attributes of these markets (as measured by the historical and projected population and economic growth), provides meaningful opportunities for CSB to aggregate clients and support our balance sheet and earnings growth goals.

Market Demographics
		2025 - 2030		2025 - 2030
		Projected	Median HH	Projected
	MSA	Pop. Change	Income	HHI Change
	Population	(%)	($)	(%)

Atlanta-Sandy Springs-Roswell, GA	6,421,346	4.4%	87,947	7.7%
Savannah, GA	436,057	6.2%	73,273	5.1%
Hilton Head Island-Bluffton-Port Royal, SC	240,270	7.8%	86,076	10.1%

Market Weighted Average		6.3%	86,360	8.9%

Nationwide Average		2.4%	78,770	8.8%

Source: Demographic data is provided by Claritas based primarily on 2020 U.S. Census data; for non-census year data, Claritas uses samples and projections to estimate the demographic data.

We believe our Bank is poised to benefit from the demographic and business attributes of our three current markets based on our deposit market share position. The Atlanta MSA is the largest MSA in the southeast region of the U.S. as measured by population, while the populations of the Savannah and Hilton Head Island MSAs are expected to grow at rates more than double that of the U.S., according to the U.S. Census Bureau. Based on information provided by the FDIC as of June 30, 2024, we ranked as the largest headquartered bank by deposits in the Hilton Head Island-Bluffton-Port Royal MSA (the “Hilton Head MSA”), controlling 14.3% of total market deposits in the Hilton Head MSA.

Although we view our markets as one of the keys to our success, operating in these markets is not without risks. Given the size and scale of the Atlanta MSA, we face significant competition in this market from community banks as well as regional and national financial institutions. As of June 30, 2024, there were more than 111 banks and credit unions operating in the Atlanta MSA. In our Lowcountry and Savannah markets, the threat of hurricanes and other weather-related disasters present a significant seasonal threat to our business and operations.

Culture and Differentiated Brand

The culture we have developed, which permeates all our client interactions and operational functions, provides continuity of purpose and a guide for our team members’ activities across our Bank. We are committed to hiring client facing team members with extensive experience in the local communities we serve and a willingness to embrace our client-focused approach to doing business. We encourage clear and open communications between our team members, as well as between our clients and our team members. Our team members view the bedrock responsibilities of their roles in serving our clients as providing exceptional service while identifying and implementing innovative solutions to our clients’ financial services needs. We believe our culture gives us a significant advantage in hiring productive team members from other banks and attracting clients from other financial institutions.

At CSB, we believe our Company builds strength through relationships. We exist to build meaningful relationships with our team members, our clients, and our communities. Our mission is to: 1) provide tailored advice and banking solutions to our clients to help them achieve financial success, 2) provide our team members the opportunity to achieve personal, professional, and financial success, and 3) make a positive impact on our communities. We believe that by focusing on the five core values described below we can create meaningful relationships between our team members, between our Bank and our clients, and between our Bank and our communities. Each of these relationships is critical to our financial success and supports our capacity to drive shareholder value. Our five core values include:

Our company motto, “Local. And proud of it.”, is representative of our brand in the markets we serve. We believe this motto speaks to our commitment to relationships and communities. We believe our team members embrace their standing as local bankers in their communities, striving to develop deep and meaningful relationships with their clients. We believe our relationship-oriented approach to banking resonates with our team members and our clients. Additionally, by nurturing a high-performance culture where success is rewarded and recognized, we believe we are well positioned to attract talented bankers to join our Company.

The culture we have built at CSB also focuses on our communities and our standing as a trusted financial resource to the members of our communities. We encourage our team members to get involved in their communities outside of their work at our Company, as an example, through involvement in community, charitable and non-profit organizations.

Following our Recapitalization in 2017, we established the CSB Community Commitment, a donor advised fund administered through the Community Foundation of the Lowcountry. The CSB Community Commitment is funded by our team members and our Board, and it is overseen by an advisory board comprised of CSB team members from every region and every level throughout the Bank. Over 65% of our team members contributed to the CSB Community Commitment in 2024 and our goal is to increase the participation level to 75% in 2025. The CSB Community Commitment provides direct financial support to charitable organizations in our markets, with a particular emphasis on veterans and childhood development.

Scarcity Value

In the State of South Carolina, our Bank is the third largest headquartered bank as measured by total assets as of March 31, 2025. Further, while the list of our competitors in our Georgia and South Carolina markets includes many of the largest banks in the U.S., as well as many large regional banks with assets in excess of $10 billion, we remain one of only 16 banks with total assets between $1.5 billion and $5 billion as of March 31, 2025 headquartered in these states. We believe this scarcity of similarly sized banks in this $1.5 billion to $5 billion asset range positions us favorably to attract commercial and retail clients in our markets, as we compete effectively with our smaller competitors with lower levels of lending capacity and less robust product offerings, as well as our larger competitors with less capacity to deliver customized and attentive client experiences.

The Atlanta MSA ($1.5B - $5B in Assets) [1]

	Total	Total	Market
	Assets	Deposits	Share
Institution	($M)	($M)	(%)

MetroCity Bankshares, Inc.	3,660	3,029	1.3
Georgia Banking Company, Inc.	2,474	1,854	0.8
United Bank Corporation	2,152	1,239	0.5
CoastalSouth Bancshares, Inc.	2,190	760	0.3
Pinnacle Financial Corporation	2,261	613	0.3
Southern First Bancshares, Inc.	4,284	424	0.2
HomeTrust Bancshares, Inc.	4,558	383	0.2
Colony Bankcorp, Inc.	3,172	216	0.1
First Carolina Financial Services, Inc.	3,217	99	< 0.1
Capital City Bank Group, Inc.	4,461	30	< 0.1

$1.5B - $5B Banks in Market		8,648	3.7

Total Institutions In Market		$230,715	100%

Note: Market analysis includes banks with $1.5 - $5.0 billion in assets operating in the Company's markets. Financial data is as of the quarter ended March 31, 2025. Deposit information is as of June 30, 2024.

(1) Excludes Southern States Bancshares, Inc. as it is a recent acquisition target.

Source: S&P Capital IQ Pro

The Lowcountry & Savannah MSAs ($1.5B - $5B in Assets)

	Total	Total	Market
	Assets	Deposits	Share
Institution	($M)	($M)	(%)

CoastalSouth Bancshares, Inc.	2,190	1,048	6.2
South Atlantic Bancshares, Inc.	1,868	254	1.5
The Queensborough Company	2,175	182	1.1
First Federal Bancorp, MHC	3,975	109	0.6
Colony Bankcorp, Inc.	3,172	101	0.6

$1.5B - $5B Banks in Market		1,694	10.0

Total Institutions In Market		$16,940	100%

Note: Market analysis includes banks with $1.5 - $5.0 billion in assets operating in the Company's markets. Financial data is as of the quarter ended March 31, 2025. Deposit information is as of June 30, 2024.

Source: S&P Capital IQ Pro

Our community bank market areas have undergone significant consolidation over the past few decades. Consolidation activity in our markets has significantly reduced the number of community banks similar to our size, and we believe the limited number of similarly situated competitors presents us with an opportunity to produce profitable growth in the years ahead. At March 31, 2025, there were only four publicly traded companies listed on a major exchanges and headquartered in either Georgia or South Carolina with total assets between $1.5 billion and $5.0 billion: Southern First Bancshares, Inc. ($4.3 billion in assets), MetroCity Bankshares, Inc. ($3.7 billion in total assets), Colony Bankcorp Inc. ($3.2 billion in total assets), and First Community Corp. ($2.0 billion in total assets).

We believe we have benefited from market dislocation caused by bank mergers and acquisitions in our markets, as clients have chosen to move their banking relationships from acquired banks in the aftermath of a sale, and bankers have chosen to move, or have been forced to move due to terminations, from banks in the aftermath of a sale. We have successfully employed this strategy of pursuing bankers and clients since 2017, hiring commercial bankers from merged institutions and drawing clients from merged institutions, which strategy has helped fuel our growth. We anticipate there will be further consolidation of both larger and smaller banks than our Bank with operations or headquarters in our current markets, as well as other nearby Southeast markets, which will create additional opportunities for us to grow.

In the table below, we illustrate a list of bank merger transactions announced and/or closed in Georgia and South Carolina since 2017 with the selling bank larger than $250 million in assets at time of transaction announcement:

Source: S&P Capital IQ Pro

Scalability

Since our Recapitalization in 2017 we have built our Company to achieve scalability. We have invested in hiring long-tenured executive officers and business producers whose backgrounds include prior experience at larger regional banks. We operate a strong information technology platform, which we believe provides us with capacity to support acquisitive growth and additions of new products and business lines. Our investments in systems, such as nCinoTM (a Salesforce based platform designed to automate and streamline the loan origination process), which we have implemented and customized, as well as the implementation of virtualization and cloud capabilities, have successfully enabled us to create a more efficient and integrated workflow while enhancing responsiveness and improving overall client experience. This scalability of people and operating systems helps us deliver efficient operating results and maintain a strong risk management infrastructure. However, in terms of total assets, we are currently a smaller bank as compared to the majority of the institutions listed in our “Comparable Companies” discussion beginning on page 17. As a result, we may not have similar economies of scale today as those larger institutions.

Our management team continues to focus on the careful evaluation and deployment of additional technology and infosecurity products and services, as well as the implementation of best practices regarding operations and risk management, which we believe will accelerate service delivery and strategic advancements.

Diversification

The diversification of our balance sheet, our revenue streams, and our geographies represent one of the most important tenets of our approach to risk management. The makeup of our loans held for investment includes commercial and industrial loans, owner-occupied and non-owner occupied commercial real estate loans, acquisition, ADC loans, single family residential mortgage loans, senior housing loans, marine loans, and various types of consumer loans. None of these loan types represent greater than 24.0% of our gross loan portfolio as of March 31, 2025. In addition to traditional ADC and CRE ratios, we measure and monitor concentration limitations with respect to our specialty lines of business as a percentage of both our LHFI portfolio and capital. While certain of our specialty lines of business, such as Marine Lending and Senior Housing, are highly scalable, the growth in these areas is governed by the growth of the overall CSB balance sheet.

At March 31, 2025, 52.0% of our LHFI portfolio was secured by commercial real estate. Decreases in real estate values could adversely affect the value of property used as collateral for those loans, which, in turn, can adversely affect the value of our loan portfolio secured by commercial real estate. Many of our commercial business and commercial real estate loans are made to small to medium sized businesses. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities and have a heightened vulnerability if economic conditions were to deteriorate. If general economic conditions in the market areas in which we operate negatively impact this customer sector, our results of operations and financial condition may be adversely affected. This may impact our ability to compete with larger institutions in attracting new small to medium sized business clients.

In addition, within our deposit base, no client relationship represents more than 1.5% of total deposits, and the largest 20 deposit relationships comprise less than 12.9% of total deposits, each measured as of March 31, 2025. We generate revenue through our securities portfolio, representing 15.2% of our assets as of March 31, 2025, as well as our loans held for sale, and our noninterest income, which includes service charges on deposit accounts, interchange income, gains on sales of government guaranteed loans, investments in BOLI, and mortgage banking income. We also believe our geographic diversification across the coastal areas of South Carolina and Georgia, the Atlanta MSA, and, as it pertains to the geographic makeup of our specialty line of business clients, the U.S., provides us with additional risk mitigation attributes.

We believe these non-financial value drivers assist us in growing our Company while managing the risks inherent in running a financial services business. We further believe both our current shareholders and prospective shareholders benefit from the presence of these non-financial value drivers.

Summary of Our Component Parts Approach

Our use of a component parts approach to analyzing and building our Company has served to drive our financial success while helping us manage risks inherent in the banking industry. Our analysis of potential growth strategies interwoven with our current lines of business overlay our expectations related to both non-financial value drivers and our focal financial measures. We believe our future success in managing each of these component parts across our lines of business, our growth strategies, our non-financial value drivers, and our focal financial measures will result in positive outcomes for our shareholders.

Our Company History and Milestones

We were organized in 2004 in Hilton Head Island, South Carolina with a mission to create a locally owned and operated community bank. Members of the founding management team and board of directors recognized the value and importance a local community bank can provide to clients and communities within its markets. Through locally-sourced loans and deposits and expansion of our branch footprint in the Lowcountry of South Carolina, CSB grew to become the largest community bank operating in Beaufort County, South Carolina, with “community banks” defined as banks with assets less than $10 billion.

In 2017, we completed our Recapitalization. The proceeds from the Recapitalization allowed us to redeem high-cost preferred stock issued through the U.S. Treasury’s TARP in the aftermath of the economic downturn during 2007 through 2009 (the "Great Recession"), which TARP preferred stock was utilized to stabilize our capital position as the United States and local economies recovered. Upon closing of the Recapitalization and redemption of the TARP preferred stock, our Board of Directors adopted our strategic plan focused the three-pronged growth strategy described above.

As a result, we grew total assets from $413.5 million in assets as of December 31, 2016 to $2.2 billion in assets as of March 31, 2025 through the successful execution of our organic growth strategy, opportunistic community bank acquisitions, and introduction of specialty lines of business. We have demonstrated positive credit improvements since the years following the Great Recession, reducing non-performing assets from 3.09% of our assets at December 31, 2016 to 0.70% of our assets at March 31, 2025, and our ratio of non-performing assets excluding guaranteed loans to total assets (non-GAAP) was 0.49% at March 31, 2025. We have driven returns on our average assets and average tangible common equity (non-GAAP) from losses of (0.04)% and (0.31)% for the year ended December 31, 2018, respectively, to 1.16% and 13.36%, for the last twelve months ended March 31, 2025, respectively. See the section entitled “Non-GAAP Financial Measure Reconciliation” for a reconciliation of non-GAAP measures to their most comparable GAAP measures. Since our Recapitalization, we executed two acquisitions of community banks headquartered in the Atlanta MSA. Additionally, as of March 31, 2025, we have hired 34 commercial bankers since December 31, 2017. We view the hiring of commercial bankers focused on loan originations and deposit gathering as a subset of our acquisitive growth strategy and have sourced many of these bankers following the acquisitions of other banks in our markets.

The chart below highlights some of our accomplishments and key milestones since our Recapitalization in 2017.

(1) Our GGL line of business consists of loans made through SBA and USDA programs.

(2) As of March 31, 2018

(3) As of March 31, 2021

Additional Detail Regarding Our Community Bank and Our Lines of Business

In addition to our community bank, we operate four specialty lines of business. Each of these specialty lines of business operates on a national basis within the United States. The operation of specialty lines of business such is prevalent in larger regional or national banks, but less frequently part of product offerings of smaller banks with assets less than $10 billion. While the inclusion of these specialty lines of business is less common in a community bank of our asset size, we have developed a strong track record of performance and risk management.

We have built each of these four specialty lines of business through the hiring of experienced managers, business producers, and support personnel, in many cases known to us from previous financial institutions. While we have enjoyed success through organic growth and development of our specialty lines of business, in the future, we may consider acquisitions of additional lines of business on a stand alone basis or as part of the acquisition of whole banks.

A key tenet to our approach to building our specialty lines of business is that we “do not dabble”. Prior to launching any new line of business, we assess attributes of the potential new line of business, including our expected ability to scale the business, our profitability expectations for the new line of business, the historical and expected credit profile of the business, the manner in which a new line of business complements or enhances our current lines of business and our community bank, compliance requirements associated with the business, operational capacity for our Company to manage the business, and, our comfort with the leadership of the new line of business.

Our Community Bank

We view our community bank geographically through the lens of three separate markets: 1) the Lowcountry, 2) Savannah, and 3) the Atlanta MSA. Within these three vibrant markets, we house our 11 community bank branches: five are in our Lowcountry Region, including two on Hilton Head Island, two in Bluffton, and one in Beaufort, SC; one is in Savannah; and five are in the Atlanta MSA, including Sandy Springs, Alpharetta, Cumming, Dawsonville, and in Cobb County near The Battery.

Since 2017, we have grown from four bank branches to eleven. Five of these locations are de novo, opened by us as opposed to having been purchased through our two bank acquisitions. Our de novo branches look and operate differently than many traditional bank branches. Recognizing that client interactions, particularly with commercial clients, continue to migrate from in person to digital communications and transaction execution, our branches are designed to function as more than a transaction hub. In lieu of a traditional teller line, we rely upon a smaller open office design staffed by bankers cross-trained to perform a variety of functions. Our branches typically house three to four full time employees, which differs from historical banking models whereby large numbers of employees occupy large bank facilities. In our branches with comparatively less square footage per branch, the balance of our space is devoted to our commercial banking team members and their support staff.

For the three months ended March 31, 2025, and for the year ended December 31, 2024, loan commitment originations for the Community Bank were $126.5 million and $375.5 million, respectively, with a weighted average coupon at origination of 7.23% and 8.32%, respectively. At March 31, 2025 and December 31, 2024, total Community Bank deposits, which excludes Correspondent Banking deposits, were $1.58 billion and $1.45 billion, respectively, with an average of $144.0 million and $131.8 million, respectively, per branch.

Source: S&P Capital IQ Pro

Our Hilton Head Presence

According to the FDIC's Summary of Deposits as of June 30, 2024, in the Hilton Head MSA, we rank third in deposits behind only Wells Fargo & Co. and SouthState Corp., two banks headquartered outside of South Carolina with assets over $50 billion. In addition, the fourth, fifth and sixth ranked banks by deposits are comprised of banks larger than $500 billion in assets. The seventh ranked bank by deposits in the Hilton Head MSA, a community bank like us with less than $10 billion in assets, holds less than one third of our total deposits in the market controlling a market share of only 3.7% as compared to our 14.3% market share. We believe the strength of our deposit rankings as compared to both larger banks and community banks under $10 billion in assets positions us well to compete for clients desiring a strong locally controlled bank.

Our Savannah Presence

We opened a de novo branch in the Savannah MSA in 2020. Notwithstanding that this branch opened during COVID-19 lockdowns, it has grown to hold over $70 million in deposits in four years. However, this represents less than a 1.0% market share of deposits based on FDIC's Summary of Deposits as of June 30, 2024. The Savannah MSA holds over $10.1 billion in deposits as of June 30, 2024, providing us with a significant opportunity to continue to build deposit market share. We believe recent consolidation within the community banking space in Savannah will provide attractive client acquisition opportunities.

Savannah, GA

Rank	Institution	Branch Count	June 2024 Total Deposits ($M)	June 2024 Market Share (%)
1	Truist Financial Corp. (NC)	10	2,080	20.6
2	Bank of America Corporation (NC)	8	1,545	15.3
3	Wells Fargo & Co. (CA)	10	1,410	14.0
4	Ameris Bancorp (GA)	7	980	9.7
5	SouthState Corp. (FL)	5	851	8.4
6	Cadence Bank (MS)	8	541	5.4
7	Synovus Financial Corp. (GA)	3	449	4.4
8	United Community Banks Inc. (GA)	3	360	3.6
9	Renasant Corp. (MS)	4	252	2.5
10	BankSouth Holding Co. (GA)	1	240	2.4
	Top 10 Institutions	59	8,708	86.2
18	**CoastalSouth Bancshares Inc. (SC)**	**1**	**71**	**0.7**
	Total For Institutions In Market	**84**	**$10,101**	**100%**

Source: S&P Capital IQ Pro

Atlanta-Sandy Springs-Roswell, GA

Rank	Institution	Branch Count	June 2024 Total Deposits ($M)	June 2024 Market Share (%)
1	Truist Financial Corp. (NC)	130	51,815	22.5
2	Bank of America Corporation (NC)	100	48,080	20.8
3	Wells Fargo & Co. (CA)	128	38,686	16.8
4	Synovus Financial Corp. (GA)	41	14,856	6.4
5	JPMorgan Chase & Co. (NY)	106	12,086	5.2
6	Ameris Bancorp (GA)	63	8,627	3.7
7	Regions Financial Corp. (AL)	72	5,742	2.5
8	United Community Banks Inc. (GA)	35	5,211	2.3
9	Bank OZK (AR)	41	5,044	2.2
10	SouthState Corp. (FL)	14	4,280	1.9
	Top 10 Institutions	730	194,426	84.3
25	**CoastalSouth Bancshares Inc. (SC)**	**5**	**760**	**0.3**
	Total For Institutions In Market	**1,059**	**$230,715**	**100%**

Source: S&P Capital IQ Pro

Our Atlanta Presence

Similar to Savannah, but on a far larger scale, our Atlanta MSA franchise holds a small percentage of total deposits, representing only 0.3% of the $230.7 billion total deposit market according to the FDIC Summary of Deposits as of June 30, 2024. We believe our growing deposit franchise in the Atlanta MSA, totaling $760 million in deposits as of June 30, 2024, will continue to benefit from the overall size of this market and our standing as one of the largest remaining independent banks in Georgia and South Carolina, and from the expected continued consolidation of our larger competitors in the market. Likewise, consolidation within the community banking space, as seen in the chart on page 8, has left CSB positioned as one of the few remaining community banks in Atlanta between $1.5 - $5.0 billion in assets.

Senior Housing Lending

Our Senior Housing business line is focused on lending across the spectrum of senior care, with an emphasis on assisted living. We focus on low leverage lending to experienced operators with strong track records. Our national platform provides a larger screening pool from which to source opportunities that meet our strict underwriting standards. The portfolio has experienced zero net charge-offs since inception in 2017. For the year ended December 31, 2024, the weighted average LTV ratio at origination within this portfolio was approximately 63.5% with a WAC at origination of 8.27%. As of December 31, 2024, the weighted average LTV of our Senior Housing portfolio was 62.4%. The senior housing industry has experienced some financial pressure since 2020 due to the impact of COVID-19, rising interest rates, and inflationary pressure on expenses. However, the mid- to long-term demographic trends in the U.S. cause us to believe this line of business will continue to provide attractive growth opportunities while maintaining our high level of credit-based selectivity.

Our Senior Housing team is comprised of veterans of the senior housing business. Our line of business leader has more than three decades of experience in this industry, as does our senior credit officer for this portfolio. Our Chief Executive Officer and Chief Operating Officer worked with our Senior Housing leadership at the bank they led prior to our Recapitalization, amounting to decades of experience working with our Senior Housing leadership team. Given the significant experience of this team, we have taken special care to plan for the eventual succession of management. Our current managing director of senior housing was hired in 2018 from a highly successful Southeastern regional bank and has worked side by side with our line of business leader on every deal since joining CSB.

Our Senior Housing portfolio is one of the most closely monitored portfolios in the Bank. Our team performs both regulatory and financial monitoring on the entire portfolio each quarter. Key financial metrics such as NOI, occupancy, and DSC are measured, and financial covenants are tested each quarter.

Senior Housing Lending as of December 31:
($'s in thousands)	2020	2021	2022	2023	2024
Period End Balance	$100,391	$164,767	$249,974	$250,593	$234,081
Annual Originations	33,713	122,275	122,431	16,713	73,726
# of Loans Originated	8	12	13	3	5
Loan to Value at Origination	67.2%	67.0%	61.9%	62.1%	63.5%
Year to Date Effective Yield	5.41%	4.87%	5.61%	8.58%	8.63%
Annual Net Charge-Offs	$-	$-	$-	$-	$-

Although deposit generation was not a primary focus of our Senior Housing team prior to 2025, given our deep relationships with our clients and the operating nature of their business, we generally require the operating account for each of our clients, as well as any reserve accounts. Likewise, for construction loans, we will generally require that equity be held at CSB prior to funding. Over time, we expect the deposit contribution from the Senior Housing business line to continue to increase.

Marine Lending

In 2022, we hired a team of bankers to lead our Marine Lending line of business. Our Marine Lending leader and senior underwriter within Marine Lending have more than five decades of cumulative consumer lending experience. We operate a correspondent lending model within our Marine Lending business, whereby we originate direct super-prime consumer loans, defined as having a primary borrower with a strong repayment history and evidence of prior recreational ownership at the time of origination, through a network of twelve national correspondent lenders. Similar to the leadership of our Senior Housing business line, our Chief Executive Officer and Chief Operating Officer worked with our Marine Lending leadership at the bank they led prior to our Recapitalization, amounting to decades of experience working with our Marine Lending leadership team. This included our purchase of certain loans from this team from 2018 to 2022 prior to their onboarding at our Bank.

The primary collateral supporting loans we originate in this line of business are comprised generally of high-end yachts and sport fishing vessels. The loans are primarily made to high net worth clients with attractive, super-prime credit scores (averaging 808 for the year ended December 31, 2024) at time of origination. In addition, our Marine Lending business focuses on “lifestylers,” or those borrowers with at least 5 years of boat ownership experience of large vessels. As of December 31, 2024, we had $263.7 million of loans in our Marine Lending loan portfolio. For the year ended December 31, 2024, our average loan size in the portfolio at origination was $370 thousand and the average loan-to-value at time of origination was approximately 76.6%. Since inception, we have repossessed three vessels due to non-payment of borrowers’ loans out of 939 originations from the launch of the business through December 31, 2024, while net charge-offs in this portfolio since inception have totaled $41 thousand.

Marine Lending (1) as of December 31:
($'s in thousands)	2022	2023	2024
Period End Balance	$203,039	$266,197	$263,657
Annual Originations	112,840	123,482	73,612
Loan to Value at Origination	58.6%	61.6%	76.6%
Origination FICO	765	810	808
Debt to Income Ratio at Origination	23.2%	20.6%	22.9%
Year to Date Effective Yield	3.34%	4.14%	4.82%
Weighted Average Coupon at Origination	5.26%	7.47%	7.16%
Annual Net Charge-Offs	$-	$5	$36

(1) 2022 information is from launch of CSB Marine line of business in June 2022.

Like Senior Housing, prior to 2025, our Marine Lending line of business was not focused on deposit generation. However, given the financial strength of our Marine Lending clients, we believe there is ample opportunity for us to win deposit business from them. Later this year, we plan to launch a deposit account specifically targeted at this client base.

Government Guaranteed Lending

Our GGL line of business focuses on the origination of loans through the SBA programs, including 7(a) loans and 504 loans, designed to support credit origination to small businesses, as well as loans guaranteed by the USDA. Our GGL team is currently comprised of a managing director, a national sales manager, each with over 30 years of SBA lending experience, as well as seven business development officers. CSB has earned the distinction from the SBA as a Preferred Lender under the SBA’s 7(a) program, which designation allows a bank to make final credit decisions on SBA-guaranteed loans.

GGL as of December 31:
($'s in thousands)	2020	2021	2022	2023	2024
Period End Balance	$25,140	$63,245	$68,893	$82,025	$69,264
Annual Originations (1)	23,269	58,888	28,121	42,743	22,252
Sold Volume	13,775	25,018	19,227	20,304	25,362
Gain on Sale Income	1,263	2,920	1,877	1,360	1,818
Average Net Premium	9.17%	11.67%	9.76%	6.70%	7.17%
Annual Net Charge-Offs	0	-15	1,042	401	-98
Annual Net Charge-Offs, less Offset from SBA Contingency Reserve (2)	0	-15	-82	120	-98

(1) In 2024, originations of $20.9 million were associated with a USDA Senior Housing loan. The loan is reported in the Senior Housing origination volume.

(2) Gross charge-offs of $1,124 and $281 were fully offset through releases from the SBA contingency reserve in noninterest expense for the period ended December 31, 2022 and 2023, respectively. The SBA contingency reserve was established in conjunction with the acquisition of Cornerstone Bancshares, Inc. in 2021 to capture potential risk of government guarantees not being honored. When SBA repairs or denials occurred on these acquired loans, they were reported as charge-offs; however, the offsetting release from the contingency reserve resulted in no economic loss to the Company.

Our geographic reach within our GGL line of business includes states across the U.S. In 2024, we were among the top 20% of all SBA 7(a) lenders nationwide, and we were ranked in the top 25 of USDA lenders nationally. During the first quarter of 2025, $8.3 million of SBA 7a commitments were produced. There was a total of $13.0 million in guaranteed portions of SBA 7a commitments outstanding on loans with funding in process at March 31, 2025.

Although deposit generation was not a primary focus of our GGL team prior to 2025, given the operating nature of our clients' businesses, we believe there is ample opportunity to develop full banking relationships with this client base. Our suite of deposit products and treasury management services are well suited to meet the needs of these types of businesses.

Mortgage Banker Finance

Our MBF business line provides warehouse lending services to single family mortgage originators across the country. Our program is structured as a purchase and sale of originated single family mortgages, as opposed to traditional warehouse lines of credit. Under this form of warehousing, MBF purchases individual notes directly from our clients, which clients typically include independent mortgage bankers that we have carefully vetted and underwritten. Substantially all single family mortgage loans we originate through MBF have a secondary market commitment to purchase the mortgage at time of origination. We take physical possession of the mortgage notes and allonges and the loans typically remain on our balance sheet for approximately eight to ten calendar days prior to sale.

Recently, the mortgage warehouse lending sector within the broad financial services sector has experienced changes, with certain larger regional banks with assets greater than $10 billion choosing to exit this business line. This reduction of competition has created an opportunity for our Company to deepen our relationships with existing mortgage originators while also adding new originators. Our single family loan originations through MBF are comprised of a mix of purchase loans and refinance loans, defined as loans made for newly purchased homes and loans made to refinance existing debt on a current home, respectively. Our non-reliance on either of these two loan types, along with the addition of new mortgage originators, has helped us maintain the volumes of our originations in our MBF business, even as many other participants in the single family mortgage lending industry have experienced reductions in origination volumes.

Mortgage Banker Finance as of December 31:
($'s in thousands)	2020	2021	2022	2023	2024
Period End Balance	$113,481	$81,453	$44,500	$82,125	$174,033
Year to Date Average Balance	105,040	99,778	49,823	55,286	123,310
Year to Date Effective Yield	5.55%	5.54%	7.58%	9.20%	8.33%
# of MBF Client Originators	65	68	64	67	83

Our MBF team has historically been focused on generating deposit relationships with our MBF clients. In addition to pledge accounts required from many of our clients, our team has focused on building both interest bearing and non-interest bearing accounts. As of December 31, 2024, MBF client deposits totaled $29.1 million and had a weighted average rate of 0.69%.

Our Acquisition Strategy and Our M&A History

Since our Recapitalization, we have sought to implement an M&A strategy defined by an opportunistic approach. We are active in assessing opportunities to acquire other banks that we believe would offer us financial and strategic benefits, but we are careful to only pursue transactions on terms acceptable to us. We expect to continue our pursuit of M&A opportunities that offer us both financial and strategic benefits, which acquisitions may include whole bank acquisitions, purchases of branches and assumption of deposits, and acquisitions of non-depository companies.

Our executive team has extensive experience in executing M&A transactions. In our Chief Executive Officer’s and Chief Operating Officer’s roles at their prior bank, Community & Southern Bank, they closed and integrated fourteen (14) M&A transactions from 2010 to 2015. We have executed and integrated two bank acquisitions since 2017, while assessing possible acquisitions of numerous banks during that timeframe, which, for various reasons, we did not execute. Our successful acquisitions of Foothills Community Bank in 2018 and Cornerstone Bank in 2021 helped to build our community banking presence in our Atlanta market.

Source: S&P Capital IQ Pro

(1) Indicates deposits purchased; all other values are assets acquired.

We believe we possess organizational competency in all of the critical facets of M&A. Our sourcing process, including our strategic and financial assessments of possible acquisition targets, provides us with robust information which allows us to focus on attractive opportunities. Our team has experience executing due diligence reviews of potential M&A opportunities once we reach that stage of merger assessment. All members of our board of directors have experience in bank M&A, some having over 30 years of experience, and our board provides support to our management team as we pursue transactions. We engage experienced advisors to assist us with our M&A strategies and execution, including during our due diligence reviews of opportunities and negotiation of merger related agreements. Importantly, our management team has experience closing and integrating acquisitions with a focus on achieving our targeted financial expectations and providing a seamless experience for our acquired bank clients.

There are numerous banks headquartered or operating within our current markets and in markets with proximity to our current markets that we believe could be attractive partners, with characteristics we would assess to be attractive in the context of possible future M&A expansion. In addition to assessing the financial and strategic attributes of each potential target bank, we analyze the markets in which potential target banks operate, focusing on the location of their branches and deposits, to determine attractive demographic and economic factors of those markets. We review the competitive landscape in those markets regarding the makeup and attributes of other banks and financial services companies operating in a potential target’s market. We build financial models using conservative and informed assumptions to arrive at potential capacity for our Company to pursue a potential acquisition of a target.

M&A Market Landscape in Selected Geographies (1, 2, 3, 4)

Georgia
South Carolina
North Carolina
North Florida
Eastern Tennessee
Eastern Alabama
53
7
6
1
22
22
23
10
6
3
10
10
7
10
5
0
10
8
$200M - $500M
$500M - $1.0B
$1.0B - $2.0B
111 total
62 total
40 total

Source: S&P Capital IQ Pro 1234

We approach our acquisition growth strategy with a disciplined view. We screen potential targets for financial and strategic attributes, which include, but are not limited to,

•
Strength of deposits, measured by both makeup of deposit types and cost of deposits,
•
Credit profile, including credit metrics, approach to underwriting loans, and approach to originating loans,
•
Earnings profile, including net interest margin, management of expenses, and fee income sources and levels,
•
Franchise position within the target’s operating markets,
•
Culture and talent base,
•
Diversification of revenue sources, funding sources and loan portfolio,
•
Capitalization, and
•
Existence or absence of non-traditional business lines.

We review the financial impact of potential acquisitions by modeling our expectations for impact on our tangible book value per share, our capital ratios, our fully diluted earnings per share, and the timeframe during which any dilution to our tangible book value per share is recovered (generally, under three (3) years), along with measures of internal rate of return on our investment (typically seeking to achieve returns in the mid-to-high-teens or above). We may choose to pursue an acquisition that falls outside our historical focal bands related to a particular measure described above, but only based on our assessment of the potential benefits to our franchise and our shareholders driven by our expectations for performance related to other financial measures as well as our expectations related to strategic benefits associated with a potential transaction.

We believe that there are and will continue to be opportunities for us to evaluate potential acquisitions in our current markets and potential new markets that will be accretive to both earnings and our franchise value, while also providing attractive internal rates of return and reasonable tangible book value earn-back periods.

Our Comparable Companies Analysis

As a management tool to understand our financial positioning in the banking markets, we review our position within the competitive landscape of banks with attributes we deem comparable to us (our “Comparable Companies” analysis). We refresh our Comparable

1) Represents the number of banks within target asset sizes headquartered in COSO's focal geographies.

2) North Florida counties include: Escambia, Santa Rosa, Walton, Holmes, Jackson, Washington, Bay, Gulf, Calhoun, Franklin, Liberty, Gadsden, Leon, Wakulla, Jefferson, Taylor, Madison, Hamilton, Suwannee, Lafayette, Dixie, Columbia, Gilchrist, Union, Bradford, Alachua, Putnam, Baker, Clay, Nassau, Duval, Saint Johns, and Flagler.

3) Eastern Tennessee counties include: Clay, Pickett, Scott, Jackson, Overton, Putnam, White, Van Buren, Sequatchie, Hamilton, Bledsoe, Cumberland, Fentress, Morgan, Rhea, Meigs, Bradley, McMinn, Polk, Monroe, Roane, Loudon, Campbell, Anderson, Knox, Blount, Sevier, Jefferson, Union, Claiborne, Grainger, Hamblen, Cocke, Greene, Hancock, Hawkins, Washington, Unicoi, Carter, Sullivan, and Johnson.

4) Eastern Alabama counties include: Madison, Jackson, Morgan, DeKalb, Cullman, Blount, Etowah, Cherokee, Jefferson, Saint Clair, Calhoun, Cleburne, Shelby, Talladega, Clay, Randolph, Chilton, Tallapoosa, Chambers, Autauga, Elmore, Lee, Macon, Montgomery, Lowndes, Bullock, Russell, Barbour, Butler, Crenshaw, Coffee, Covington, Pike, Dale, Henry, Geneva, Houston, and Marshall.

Companies analysis on a quarterly basis following public availability of peer data, both publicly traded company information available through Securities and Exchange Commission filings, and information available through FDIC and Federal Reserve filings.

We select the makeup of companies in our Comparable Companies analysis based on factors related to relative asset size, geography, business model, and performance measures that we select. We begin with the broad universe of all major exchange traded bank holding companies headquartered in the U.S. with assets between $1.0 billion and $10.0 billion, of which there were 198 companies as of March 31, 2025. We then refine the list to exclude companies headquartered outside of the Southeast, leaving 31 companies as of March 31, 2025. We further refine the list to tighten the asset range of the companies to between $1.5 billion and $5.0 billion, leaving 24 companies as of March 31, 2025. We remove companies from this group that operate dissimilar business models from us (as an example, companies that rely on banking-as-a-service relationships with financial technology companies as a meaningful part of their business) and companies that are targets in currently pending acquisitions, resulting in 18 companies remaining on the list as of March 31, 2025. Finally, we refine the list to remove companies with weaker financial returns as measured by last twelve months return on average assets (above 0.75%) and last twelve months return on average tangible common equity (above 8.50%), leaving us with a Comparable Companies list of 10 companies as of March 31, 2025.

Comparable Companies (1)
					Price /	Price /	Price /
		Total	Market	Price /	LTM	2025E	2026E
		Assets	Cap.	TBVPS	EPS	EPS	EPS
Ticker	Company Name	($M)	($M)	(%)	(x)	(x)	(x)

HTB	HomeTrust Bancshares Inc.	4,558	626	120	11.4	11.1	11.2
CCBG	Capital City Bank Group Inc.	4,461	632	150	11.0	11.9	11.6
MCBS	MetroCity Bankshares Inc.	3,660	695	165	10.6	10.1	8.1
FCBC	First Community Bankshares Inc	3,226	681	201	13.4	14.5	13.9
CBAN	Colony Bankcorp Inc.	3,172	271	115	10.8	9.2	8.0
USCB	USCB Financial Holdings Inc.	2,677	324	144	11.7	11.0	9.8
CFFI	C&F Financial Corp.	2,613	211	101	9.8	--	--
FCCO	First Community Corp.	2,039	178	132	11.7	10.1	8.6
PEBK	Peoples Bancorp of NC Inc.	1,693	146	109	9.0	--	--
VABK	Virginia National Bkshs Corp.	1,634	198	128	11.2	--	--

	Median	2,925	297	130	11.1	11.0	9.8

COSO	CoastalSouth Bancshares Inc.	2,190	--	--	--	--	--

(1) Financial data as of March 31, 2025; market data as of June 4, 2025; comparable company data sourced from S&P Capital IQ Pro.

We analyze our Comparable Companies based on various balance sheet and performance metrics, some of which measures are described in the tables below. We strive to drive our performance to the top quartile of companies we view as our Comparable Companies, as well as the top quartile of our view of the public community banking sector, which we define as all major exchange traded bank holding companies with assets between $1.0 billion and $10.0 billion.

		Comparable	Comparable
		Companies	Companies
Balance Sheet and Credit (1)	COSO	Median	Top Quartile

Loans / Deposits (%) (2)	85.7	87.2	72.5
Noninterest-Bearing Deposits / Deposits (%)	15.5	26.3	36.0
Deposits / Branch ($M)	176	87	231
Tangible Common Equity / Tangible Assets (%) (3)	9.01	9.00	11.52
Bank Level Tier 1 Leverage Ratio (%)	10.62	10.33	11.71
Bank Level Total Risk-Based Capital Ratio (%)	12.52	15.15	18.76
Nonperforming Assets / Assets (%) (2)	0.70	0.24	0.10
Allowance for Credit Losses / Loans Held For Investment (%)	1.16	1.09	1.42
Last Twelve Months Net Charge-Offs / Average total loans (%) (2)	0.01	0.13	0.00
5-Year Average Annual Net Charge-Offs / Average total loans (%) (2)	0.04	0.06	0.00

(1) Financial data as of March 31, 2025; comparable company data sourced from S&P capital IQ Pro; top quartile refers to 75th percentile of data for selected metric unless otherwise noted.

(2) Top quartile refers to 25th percentile of data for selected metric due to lower metric representing the preferred result.

(3) This is a non-GAAP financial measure. See the section entitled "Non-GAAP Financial Measures Reconciliation" for a reconciliation of non-GAAP measures to their most comparable GAAP measures.

Related to the Balance Sheet and Credit metrics illustrated in the table above, we believe that core deposits and non-interest bearing deposits, in particular, are a fundamental bedrock to a strong community bank. Our percentage of core deposits is slightly below the median of our Comparable Companies, and our non-interest bearing deposits as a percentage of our total deposit lags the median of our Comparable Companies. Following the low interest rate environment experienced during the COVID-19 pandemic in 2020 and subsequent years, many of our deposit customers began to shift their deposits to interest bearing accounts as the Federal Reserve began raising interest rates in 2022. During this time, the mix of our deposits began to shift toward interest bearing accounts, while our asset growth continued to produce strong results (as illustrated in the chart below). Growing deposits at the same pace as our loans has involved offering competitive interest rates, but, importantly, we are focused on establishing what we view as full banking relationships with our clients, including a focus on transaction accounts. We have continued to add net new deposit accounts every month since our Recapitalization, with our bankers particularly focused on winning commercial deposit relationships.

Our ability to attract and retain experienced commercial bankers is key to our ability to improve our deposit mix and cost of deposits. We believe that our entrepreneurial culture and the competitive landscape in our markets, specifically, the limited number of community banks between $1.5 billion and $5.0 billion in assets, positions us well to be the employer of choice for dynamic bankers interested in joining a company like ours.

We also view M&A as important tool to help us improve our mix of deposits and our cost of deposits. The quality of a potential acquisition target’s deposit base is one of our very first due diligence filters. We believe that there exist numerous banks with attractive deposit franchises in our current markets and in surrounding markets we view as offering potential for expansion.

As part of a branch-light strategy, we seek to maintain at least $100 million in deposits per branch to achieve desired efficiencies. Through consolidation and relocation of branches acquired through acquisitions, thoughtful placement of de novo branches, and a focus on staffing our branches with the best local bankers, the average deposits per branch was $176 million at March 31, 2025, which is significantly higher than the median of the Comparable Companies at $87 million.

We believe that credit risk is one of the most critical risks for any financial institution. As seen in the chart above, our NPAs to assets ratio is significantly above the median for the Comparable Companies. However, it is important to note that 32.1%, or $4.7 million, of our non-performing loans are guaranteed by the SBA. Out of our total non-performing assets, $6.5 million is related to a single Senior Housing relationship whose operations were significantly impacted by Hurricane Helene in 2024. We have worked closely with this borrower to secure additional collateral and this borrower continues to cooperate with CSB towards an acceptable resolution of this asset.

Importantly, we believe because of our conservative loan structuring and underwriting, our net charge-offs over the last 12 months of 0.01% compares favorably to our Comparable Companies median of 0.13%, while our average net charge-offs over the past five years is only 0.04%, or an aggregate of net charged off loans of $2,011.

		Comparable	Comparable
		Companies	Companies
Growth and Profitability (1)	COSO	Median	Top Quartile

5-Year Total Assets CAGR (%)	23.0	9.5	17.9
5-Year Total Loans CAGR (%)	22.4	9.1	17.5
5-Year Total Deposits CAGR (%)	24.0	10.4	17.1
5-Year Book Value per Share CAGR (%)	10.8	3.1	9.0
5-Year Tangible Book Value per Share CAGR (%) (2)	11.6	3.8	11.6
5-Year Diluted EPS CAGR (%)	38.2	6.0	14.0
Last Twelve Months Return on Average Assets (%)	1.16	1.10	1.57
Last Twelve Months Return on Average Equity (%)	12.99	11.05	13.21
Last Twelve Months Return on Average Tangible Common Equity (%) (2)	13.36	12.97	14.67
Last Twelve Months Efficiency Ratio (%) (3)	57.6	63.9	54.5
Last Twelve Months Net Interest Margin (%)	3.33	3.50	4.13

(1) Financial data as of March 31, 2025; comparable company data sourced from S&P capital IQ Pro; top quartile refers to 75th percentile of data for selected metric unless otherwise noted.

(2) This is a non-GAAP financial measure. See the section entitled "Non-GAAP Financial Measures Reconciliation" for a reconciliation of non-GAAP measures to their most comparable GAAP measures.

(3) Top quartile refers to 25th percentile of data for selected metric due to lower metric representing the preferred result.

Related to our Growth and Profitability metrics illustrated in the table above, we believe the combination of growth and profitability is a key driver of value in the banking industry. Our five-year compound annual growth rates compare favorably to our Comparable Companies for each of loans, deposits, earnings per share, and tangible book value per share. Our five-year compound annual growth of our loans of 22.4% compares favorably to the median of 9.1% for our Comparable Companies, our five-year compound annual growth of our deposits of 24.0% compares favorably to the median of 10.4% for our Comparable Companies, our five-year compound annual growth rate of our fully diluted earnings per share of 38.2% compares favorably to the median of 6.0% for our Comparable Companies, and our five-year compound annual growth rate of our tangible book value per share (non-GAAP) of 11.6% compares favorably to the median of 3.8% for our Comparable Companies. See the section entitled “Non-GAAP Financial Measure Reconciliation” for a reconciliation of non-GAAP measures to their most comparable GAAP measures.

As well, we believe our profitability results compare favorably to our Comparable Companies. In particular, two of our focal financial metrics, return on average assets and average tangible common equity (non-GAAP), exceed the median of our Comparable Companies. Our return on average assets of 1.16% for the last twelve months is 6 basis points higher (0.06%) than the median of our

Comparable Companies, with a return on average assets of 1.10%. Our return on average tangible common equity (non-GAAP) for the last twelve months of 13.36% is 39 basis points higher (0.39%) than the median of our Comparable Companies, with a return on average tangible common equity (non-GAAP) of 12.97%. These results are driven in part by our expense management, and resulting efficiency ratio of 57.6% for the last twelve months compared to a median of 63.9% for our Comparable Companies over this same timeframe. See the section entitled “Non-GAAP Financial Measure Reconciliation” for a reconciliation of non-GAAP measures to their most comparable GAAP measures.

While our net interest margin of 3.33% for the last twelve months is below the median of our Comparable Companies of 3.50% for the same timeframe, we believe our strategies related to improvements in our mix of deposits and cost of deposits, if executed as discussed above, will help us drive our net interest margin higher, further enhancing our profitability metrics.

Risk Management

We believe risk management plays a critical role in the success of any bank. We view a focus on risk management as the responsibility of every CSB team member. As CSB has grown to our current asset size of $2.2 billion at March 31, 2025, we continue to emphasize maintaining robust internal controls and compliance functions across all aspects of our business. Following our Recapitalization, we made significant investments in risk management personnel, systems and third-party advisors to ensure that the Company remains well positioned to support our growth. Our management team has worked closely with, and maintains strong working relationships with, each of our regulators. Our team has extensive experience working with the Federal Reserve, the FDIC, and state banking regulators, in particular, the South Carolina Commissioner of Banking and the Georgia Department of Banking and Finance.

We prioritize the maintenance of an effective risk management culture, which we believe begins with our board of directors. The Credit and Risk Committee and Audit Committee of our board of directors reviews our exposure to strategic risk, reputation risk, credit risk, market risk, liquidity risk, legal and regulatory compliance risk, operations and technology (including cybersecurity) risk, as well as the Company’s strategies to monitor, control, and mitigate these risks.

We believe that credit risk is one of the most critical risks for any financial institution. As a result of our disciplined underwriting standards and procedures, we have achieved balance sheet growth to $2.2 billion in assets at March 31, 2025 from $413.5 million at December 31, 2016 while maintaining credit quality ratios that we believe underscore our focus on credit risk management. Our nonperforming assets to total assets ratio was 0.70% as of March 31, 2025, however, approximately $4.7 million or 32.1% of the nonaccrual loan balance is covered by government guarantees. Excluding nonaccrual loans covered by government guarantees, this ratio equates to 0.49% as of March 31, 2025. Our ACL on loans, excluding unfunded commitments, represented 117.11% of our nonperforming loans as of March 31, 2025, and 172.5% of our nonperforming loans excluding loans covered by government guarantees as of March 31, 2025. Net charge-offs to average loans held-for-investment for the last twelve months ending March 31, 2025 were 0.01% and this ratio has averaged 0.04% over the past five years ended December 31, 2024. We believe these results highlight our unwavering focus on credit.

Our credit culture is guided by the following principles:

•
Ensure CSB team members have both the experience and expertise in their respective field;
•
Focus on our clients’ experience;
•
Underwriting and credit risk management processes tailored to each of our products and niche lines of business;
•
Centralized credit underwriting and segregated reporting of credit and lending teams;
•
Limited individual credit approval limits;
•
Utilization of regional credit officers and line of business credit officers with specific lending authority, allowing for localized analysis, specialized knowledge, and decision making;
•
Commitment to maintaining portfolio diversification;
•
Sophisticated portfolio monitoring and analysis and establishment of sub-portfolio limits that we review regularly and adjust in response to changes in our lending strategy and market conditions; and
•
Proactive problem asset management focused on getting our clients back on track or, when necessary, exiting relationships and minimizing losses.

Recent Developments

Given the close proximity of this offering to the end of the second quarter, we are presenting more current historical and projected financial information in this section. This includes a discussion of certain balance sheet items for the two-month period ended May 31, 2025, as well as projected financial results for the quarter ending June 30, 2025.

The preliminary estimated financial information for the quarter ending June 30, 2025 is based on currently available information. We do not intend to update or otherwise revise these anticipated events and estimates to reflect future events or changes in estimates and do not intend to disclose publicly whether actual events or our actual results will vary from the selected anticipated events or our estimates described below other than through the release of actual results in the ordinary course of business. No independent public accounting firm has compiled, examined or performed any procedures with respect to the estimated financial information contained below, nor have they expressed any opinion or other form of assurance on such information or its achievability. These estimates should not be regarded as a representation by us, our management or the underwriters as to our actual results for the second quarter. The assumptions and estimates underlying the estimated financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties, including those described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus and the documents incorporated herein by reference. Accordingly, there can be no assurance that the estimated financial information presented below is indicative of our future performance or that actual results will not differ materially from this estimated financial information. You should not place undue reliance on these estimates or selected anticipated events.

Financial Highlights for the Two-Month Period Ended May 31, 2025

The following presents certain unaudited financial information as of and for the two-month period ended May 31, 2025. Our second quarter of 2025 has not yet concluded and the following results are preliminary in nature and based upon currently available information. This information does not include normal quarter-end adjustments, such as for provision for credit losses, tax credits, and certain compensation accruals that are determined by periodic production or performance targets. These results are also subject to further revision based upon final actual results for the entire quarter ending June 30, 2025, our review and the review of our independent auditors of such quarterly results and an audit by our independent auditors of our annual results for the year ending December 31, 2025. Therefore, no assurance can be given that, upon completion of our review and the review of our independent auditors, we will not recognize materially different financial results than those set forth below. In addition, we cannot assure you our results for such period will be indicative of our results for the entire quarter ending June 30, 2025 or for the entire year ending December 31, 2025.

Balance Sheet Summary

($'s in thousands)	May 31, 2025	March 31, 2025

Balance sheet highlights
Total assets	$2,202,400	$2,190,391
Securities available-for-sale, at fair value	332,140	325,478
Gross loans held for investment	1,514,140	1,472,232
Loans held for sale	194,919	187,481
Goodwill and other intangible assets (1)	6,126	6,199
Deposits	1,928,574	1,937,693
Other borrowings	40,747	20,738
Total shareholder's equity	205,541	202,104

Asset quality
Special mention loans	$19,758	$24,814
Substandard loans, excluding nonaccrual loans	8,338	8,605
Nonperforming assets	14,704	15,370
Nonperforming assets / total assets (%)	0.67%	0.70%
Adjusted nonperforming assets / total assets (%) (2)	0.46%	0.49%

(1) Goodwill and other intangible assets includes commercial mortgage servicing assets of $1.0 million and $1.1 million at May 31, 2025 and March 31, 2025, respectively.

(2) This is a non-GAAP financial measure. See the section entitled "Recent Developments - Non-GAAP Financial Measures" for a reconciliation of non-GAAP measures to their most comparable GAAP measures.

Second Quarter Outlook

Given the close proximity of this offering to the end of the fiscal second quarter, we are presenting certain projected financial information for the second quarter of 2025. While our second quarter is not yet complete, and we expect to release our second quarter results in the second half of July 2025, the following describes certain of our current expectations for the quarter:

Balance Sheet Information. For the quarter ending June 30, 2025, we anticipate reporting total assets of approximately $2.2 billion, total loans held for investment of approximately $1.5 billion, total loans held for sale of between $160.0 million and $185.0 million, and total deposits of approximately $2.0 billion. The Company expects to originate more than $190 million of new loan commitments in the second quarter. In addition, the Company expects to pay off the balance of its existing revolving line of credit, which is approximately $6.0 million with an interest rate of 7.25%, prior to quarter end.

Income Statement Information. We expect to report net income between $5.3 million and $5.6 million for the second quarter of 2025 and earnings per diluted share between $0.50 and $0.53 (exclusive of the impact of this offering). We anticipate our net interest margin for the second quarter to be between 3.44% and 3.47%.

Asset Quality Information. We anticipate that our non-performing assets will be approximately $14.6 million, down from $15.4 million at the end of the first quarter of 2025. We expect criticized loans, which includes accruing special mention and substandard loans, to be approximately $21.6 million, down from $33.4 million at the end of the first quarter of 2025. We expect our annualized net charge-offs to average loans held for investment ratio to be approximately 0.06% for the quarter.

Our expectations for the second quarter of 2025 are estimates only and actual results may differ materially from our current estimates. Factors that could cause our actual results to differ from our current estimates include, but are not limited to, the factors described in the section entitled “Risk Factors” beginning on page 32.

Recent Developments - Non-GAAP Financial Measures

The Company supplements its financial results that are determined in accordance with GAAP with non-GAAP financial measures, such as adjusted non-performing assets. This supplemental information is not required by or is not presented in accordance with GAAP. The Company refers to these financial measures and ratios as “non-GAAP financial measures” and they should not be considered in isolation or as a substitute for the GAAP measures presented herein.

We use certain non-GAAP financial measures, including the one mentioned above, both to explain our results to shareholders and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our past performance and prospects for future performance. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

The following table presents a reconciliation of the non-GAAP financial measure set forth above to the most closely comparable GAAP financial measures.

($'s in thousands)	May 31, 2025	March 31, 2025

Total nonperforming assets	$14,704	$15,370
Total assets	2,202,400	2,190,391
GAAP-based nonperforming assets / total assets (%)	0.67%	0.70%
Total nonperforming assets	$14,704	$15,370
Adjusted for:
Guaranteed portions of nonaccrual loans	4,607	4,692
Adjusted total nonperforming assets	$10,097	$10,678
Total assets	$2,202,400	$2,190,391
Adjusted nonperforming assets / total assets (%)	0.46%	0.49%

Risks Relating to Our Company and an Investment in Our Common Stock

An investment in our common stock involves substantial risks and uncertainties. Investors should carefully consider all of the information in this prospectus, including the detailed discussion of these and other risks under “Risk Factors” beginning on page 32, prior to investing in our common stock. Some of the significant risks include the following:

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Changes and instability in economic conditions, geopolitical matters and financial markets, including a contraction of economic activity, could adversely impact our business, results of operations and financial condition.
•
Recessionary conditions and economic factors could result in heightened credit risk and increases in our level of nonperforming loans which could adversely impact our results of operations and financial condition.
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We are exposed to higher credit and concentration risk from our commercial real estate, commercial and industrial and commercial construction lending.
•
Regulatory requirements affecting our loans secured by commercial real estate could limit our ability to leverage our capital and adversely affect our growth and profitability.
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Our decisions regarding credit risk could be inaccurate and our allowance for credit losses may be inadequate, which could have a material adverse effect on our business, financial condition, results of operations and future prospects.
•
Our largest loan relationships currently make up a significant percentage of our total loans held-for-investment portfolio.
•
We may have more credit risk and higher credit losses to the extent loans are concentrated by location or industry of the borrowers or collateral, for example, with respect to our Marine Lending or Senior Housing lines of business.
•
We are subject to environmental liability risk associated with our lending activities.
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Liquidity is essential to our business model and a lack of liquidity, or an increase in the cost of liquidity, could materially impair our ability to fund our operations and jeopardize our results of operation, financial condition and cash flows.
•
The proportion of our deposit account balances that exceed FDIC insurance limits may expose us to enhanced liquidity risk in times of financial distress.
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We are subject to interest rate risk, which could adversely affect our profitability.
•
A flat or inverted yield curve may reduce our net interest margin and adversely affect our loan and investment portfolios.
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We could experience losses due to competition with other financial institutions and non-banks.
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We may not be able to overcome the integration and other risks associated with any future acquisitions, which could have an adverse effect on our ability to implement our business strategy.
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Failure to keep pace with technological change could adversely affect our business.
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New lines of business or new products and services may subject us to additional risk.
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Our residential mortgage warehouse lending program is subject to various risks that could adversely impact our results of operations and financial condition.
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SBA lending and other government guaranteed lending is an important part of our business. These lending programs are dependent upon the federal government, and we face specific risks associated with originating SBA and other government guaranteed loans.
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Fraud is a major, and increasing, operational risk for us and all banks.
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Our internal controls may be ineffective.
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We may not be able to attract and retain skilled people.
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Loss of key employees may disrupt relationships with certain customers.
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Our business continuity plans or data security systems could prove to be inadequate, resulting in Cyberattacks, other data or security breaches or a material interruption in, or disruption to, our business and a negative impact on our results of operations.
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We are dependent upon outside third parties for the processing and handling of our records and data.
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We may be adversely affected by the soundness of other financial institutions.
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Our industry is highly regulated, and the regulatory framework, together with any future legislative or regulatory changes, may have a materially adverse effect on our operations.
•
Monetary policies and regulations of the Federal Reserve could have an adverse effect on our business, financial condition and results of operations.
•
Federal and state banking agencies periodically conduct examinations of our business, including for compliance with laws and regulations, and our failure to comply with any supervisory actions to which we are or become subject as a result of such examinations may adversely affect us.

•
We are subject to stringent capital requirements, which could have an adverse effect on our operations.
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We are subject to numerous “fair and responsible banking” laws and other laws and regulations designed to protect consumers, and failure to comply with these laws could lead to a wide variety of sanctions.
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We are subject to laws regarding the privacy, information security and protection of personal information and any violation of these laws or another incident involving personal, confidential, or proprietary information of individuals could damage our reputation and otherwise adversely affect our business.
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We are a bank holding company and are dependent upon the Bank for cash flow, and the Bank’s ability to make cash distributions is restricted.
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The Federal Reserve may require us to commit capital resources to support the Bank.
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We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.
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Our Bank’s FDIC deposit insurance premiums and assessments may increase.
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The trading history of our common stock is characterized by low trading volume. The value of your common stock may be subject to sudden decreases due to the volatility of the price of our common stock.
•
An active, liquid trading market for our common stock may not develop, and you may not be able to sell your common stock at or above the public offering price, or at all.
•
The price of our common stock could be volatile following this offering.
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Our management will have broad discretion as to the use of proceeds from this offering, and we may not use the proceeds effectively.
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The reduced disclosures and relief from certain other significant disclosure requirements that are available to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.
•
The obligations associated with being a public company will require significant resources and management attention, which may divert from our business operations.
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You will incur immediate dilution as a result of this offering.
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Our dividend policy may change without notice and any payment of dividends in the future is subject to the discretion of our Board of Directors.
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If equity research analysts do not publish research or reports about our business, or if they do publish such reports but issue unfavorable commentary or downgrade our common stock, the price and trading volume of our common stock could decline.
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If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our common stock could decline.
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A future issuance of stock could dilute the value of our common stock.
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Our common stock is subordinate to our existing and future indebtedness.
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Our Certificate of Incorporation and Bylaws, and certain banking laws applicable to us, could have an antitakeover effect that decreases our chances of being acquired, even if our acquisition is in our shareholders’ best interests.
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An investment in our common stock is not an insured deposit and is not guaranteed by the FDIC, so you could lose some or all of your investment.

Corporate Information

Our principal executive offices are located at 400 Galleria Parkway, Suite 1900, Atlanta, Georgia 30339 and our telephone number at that address is (678) 396-4605. Our website address is www.coastalstatesbank.com. The information contained on our website is not a part of, or incorporated by reference into, this prospectus.

THE OFFERING

Common stock offered by us	1,700,000 shares of our voting common stock.
Common stock offered by the Selling Shareholders	900,000 shares of our voting common stock. Shares of non-voting common stock offered by the selling shareholders will automatically convert into voting common stock upon transfer.
Underwriters’ option to purchase additional shares of common stock

We have granted the underwriters an option to purchase up to 390,000 shares of our voting common stock to cover over-allotments, if any. The Company intends to provide certain selling shareholders the opportunity to sell up to 390,000 additional shares of common stock to satisfy the underwriters' option in lieu of the Company issuing additional shares. Shares of non-voting common stock offered by the selling shareholders pursuant to this option, if any, will automatically convert into voting common stock upon transfer.

Common stock outstanding after completion of this offering	11,974,271 shares (or 12,364,271 shares if the underwriters exercise their option to purchase additional shares from us in full).
Use of proceeds

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $33.7 million (or approximately $41.9 million if the underwriters exercise their option to purchase additional shares from us in full), based on the assumed initial public offering price of $22.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. We intend to use the net proceeds of the offering for working capital and general corporate purposes, which may include, without limitation, supporting our organic growth, funding opportunistic strategic acquisitions, funding branch expansion, and repaying indebtedness, and which could include contributing a significant portion of such proceeds to the Bank. See “Use of Proceeds.”

Dividend policy

We have not historically paid dividends on our common stock. Our board of directors will make any determination whether or not to pay dividends in the future based upon our financial condition, results of operations, capital and regulatory restrictions and other relevant factors. See “Dividend Policy.”

Listing and NYSE trading symbol

We have applied to list our common stock on the NYSE under the symbol “COSO.” We believe that upon the completion of this offering, we will meet the standards for listing our common stock on the NYSE, and the completion of this offering is contingent upon such listing.

Directed Stock Program

At our request, the underwriters have reserved up to 7.0% of the shares of our common stock being offered by us under this prospectus for sale, at the initial public offering price, to our directors, officers, principal shareholders, employees, business associates, and related persons who have expressed an interest in purchasing our common stock in this offering. We will offer these shares to the extent permitted under applicable regulations in the United States through a directed stock program. See the section entitled “Underwriting—Directed Stock Program.”

Risk factors

Investing in our common stock involves certain risks. See “Risk Factors,” beginning on page 32 of this prospectus, for a discussion of factors that you should carefully consider before investing in our common stock.

Unless otherwise indicated, all information in this prospectus relating to the number of shares of common stock to be outstanding immediately after the completion of this offering is based on 10,274,271 shares outstanding as of March 31, 2025 and:

•
assumes no exercise of the underwriters’ option to purchase up to 390,000 additional shares of common stock from us;
•
excludes 737,250 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $13.30 per share (715,625 options of which are exercisable) as of March 31, 2025;
•
excludes 194,650 shares of our common stock issuable upon the future vesting of 194,650 restricted stock units outstanding as of March 31, 2025; and
•
does not attribute to any director, officer, principal shareholder or related person any purchases of shares of our common stock in this offering, including through the directed stock program described in the section entitled “Underwriting— Directed Stock Program.”

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following table sets forth summary historical consolidated financial data for the Company as of the date and the periods presented. The selected balance sheet data as of December 31, 2024 and 2023 and the selected income statement data for the years ended December 31, 2024 and 2023 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected balance sheet data as of December 31, 2022, 2021 and 2020 and the selected income statement data for the years ended December 31, 2022, 2021 and 2020 have been derived from our audited consolidated financial statements not included in this prospectus. The selected balance sheet data as of March 31, 2025 and the selected income statement data as of March 31, 2025 and 2024 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The selected balance sheet data as of March 31, 2024 has been derived from our internal financial statements not included in this prospectus. Our historical results may not be indicative of our future performance. The selected historical consolidated financial information presented below contains financial measures that are not presented in accordance with accounting principles generally accepted in the United States and have not been audited. See “Non-GAAP Financial Measure Reconciliation." The selected financial data presented below should be read in conjunction with "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of and for the Three Months Ended
	March 31,		As of and for the Year Ended December 31,
	2025	2024	2024	2023	2022	2021	2020
(dollars in thousands except per share amounts)	(unaudited)		(audited)
Selected Operating Data:
Interest income	$30,024	$29,388	$123,649	$107,017	$66,583	$45,999	$37,677
Interest expense	13,265	14,003	58,327	42,723	9,622	4,754	5,766
Net interest income	16,759	15,385	65,322	64,294	56,961	41,245	31,911
Provision for credit losses	629	163	553	1,543	5,078	1,326	3,236
Noninterest income (loss)	1,881	(1,994)	4,514	8,594	7,190	11,196	6,424
Noninterest expense	11,419	10,251	42,068	39,850	35,241	35,649	26,878
Income before income tax expense	6,592	2,977	27,215	31,495	23,832	15,466	8,221
Income tax expense	1,542	548	5,311	7,017	5,642	3,144	1,853
Net income	5,050	2,429	21,904	24,478	18,190	12,322	6,368
Adjusted net income (1)	5,050	5,083	24,558	24,114	18,296	12,694	5,702
Share and Per Share Data:
Basic earnings per share	$0.49	$0.24	$2.15	$2.61	$2.09	$1.51	$0.80
Adjusted basic earnings per share (2)	$0.49	$0.51	$2.41	$2.57	$2.10	$1.56	$0.72
Diluted earnings per share	$0.47	$0.24	$2.09	$2.58	$2.05	$1.48	$0.80
Adjusted diluted earnings per share (2)	$0.47	$0.50	$2.35	$2.54	$2.07	$1.53	$0.71
Book value per share	$19.67	$16.91	$19.01	$16.36	$13.26	$14.52	$12.76
Tangible book value per share (3)	$19.17	$16.39	$18.51	$15.80	$12.64	$13.84	$12.08
Shares of common stock outstanding	10,274,271	10,245,496	10,270,146	9,539,929	8,959,374	8,604,735	7,993,653
Weighted average diluted shares outstanding	10,642,078	10,222,681	10,470,633	9,504,685	8,853,544	8,323,712	7,986,952
Selected Balance Sheet Data:
Total assets	$2,190,391	$2,050,951	$2,098,712	$2,028,599	$1,835,478	$1,611,657	$1,147,532
Securities available-for-sale, at fair value (4)	325,478	334,970	335,267	354,796	366,120	293,225	119,557
Gross loans held for investment	1,472,232	1,403,551	1,409,443	1,418,425	1,298,603	938,116	702,518
Loans held for sale	187,481	111,020	174,033	82,125	44,500	81,453	113,481
Allowance for credit losses	17,104	15,774	17,118	15,465	12,362	8,148	7,041
Goodwill and other intangible assets	6,199	6,408	6,386	6,463	6,867	7,564	6,322
Deposits	1,937,693	1,749,484	1,834,802	1,750,657	1,548,646	1,424,117	891,552
Other borrowings	20,738	96,686	41,725	88,672	140,678	44,587	146,036
Total Shareholders' equity	202,104	173,228	195,232	156,043	118,797	124,934	101,988

(1) We calculate our adjusted net income as net income excluding items that are not part of core business operations, net of income taxes, which incorporate impacts to noninterest income and noninterest expense. This measure helps management and users of the financial statements to understand how core business operations are performing. This is a non-GAAP financial measure. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption "SUMMARY HISTORICAL FINANCIAL INFORMATION—Non-GAAP Financial Measure Reconciliation."

(2) This is a non-GAAP financial measure. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption "SUMMARY HISTORICAL FINANCIAL INFORMATION—Non-GAAP Financial Measure Reconciliation."

(3) We calculate tangible book value per common share as total shareholders' equity less goodwill and other intangibles, excluding mortgage servicing rights, divided by the outstanding number of our shares of common stock at the end of the relevant period. Tangible book value per common share is a non-GAAP financial measure, and, as we calculate tangible book value per common share, the most comparable GAAP measure is book value per common share. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption "SUMMARY HISTORICAL FINANCIAL INFORMATION—Non-GAAP Financial Measure Reconciliation."

(4) We did not have securities held to maturity in any of the years presented.

	As of and for the Three Months Ended
	March 31,		As of and for the Year Ended December 31,
	2025	2024	2024	2023	2022	2021	2020
(dollars in thousands)	(unaudited)		(audited)
Performance Ratios:
Pre-tax pre-provision net revenue (PPNR) (6)	$7,221	$3,140	$27,768	$33,038	$28,910	$16,792	$11,457
Return on average assets (ROAA) (5)	0.97%	0.48%	1.05%	1.26%	1.07%	0.94%	0.67%
Adjusted return on average assets (Adj. ROAA) (5)(6)	0.97	1.00	1.18	1.24	1.08	0.96	0.60
Return on average equity (5)	10.25	5.85	12.13	17.97	15.50	10.98	6.58
Adjusted return on average equity (5)(6)	10.25	12.24	13.60	17.70	15.59	11.31	5.89
Return on average tangible common equity (ROATCE) (5)(6)	10.52	6.04	12.49	18.72	16.29	11.52	6.97
Adjusted return on average tangible common equity (Adj. ROATCE) (5)(6)	10.52	12.64	14.00	18.44	16.38	11.87	6.24
Net interest rate spread (5)(7)	2.67	2.42	2.48	2.76	3.28	3.10	3.29
Net interest margin (5)(8)	3.38	3.21	3.29	3.46	3.53	3.28	3.54
Efficiency ratio (9)	61.26	76.55	60.24	54.67	54.93	67.98	70.11
Efficiency ratio, as adjusted (10)	61.26	60.82	57.39	55.03	54.72	66.02	71.68
Noninterest income to average total assets (5)	0.36	(0.39)	0.22	0.44	0.42	0.85	0.68
Noninterest income to total revenue (11)	10.09	8.73	10.89	11.21	11.21	18.89	14.65
Noninterest expense to average total assets (5)	2.19	2.03	2.02	2.04	2.08	2.71	2.83
Average interest-earning assets to average interest-bearing liabilities	126.31	127.01	127.70	130.73	143.00	145.55	138.83
Average equity to average total assets	9.46	8.21	8.65	6.99	6.93	8.53	10.18
Asset Quality Data:
Net charge-offs to average LHFI (5)	0.00%	0.00%	0.01%	0.05%	0.08%	0.03%	0.02%
Net charge-offs to total average loans (5)	0.00	0.00	0.01	0.05	0.08	0.02	0.02
Total allowance for credit losses to total LHFI	1.16	1.12	1.21	1.09	0.95	0.87	1.00
Total allowance for credit losses to total loans	1.03	1.04	1.08	1.03	0.92	0.80	0.86
Total allowance for credit losses to nonperforming loans	117.11	406.23	114.07	356.50	153.01	228.04	201.52
Nonperforming loans to gross LHFI	0.99	0.28	1.06	0.31	0.62	0.38	0.50
Nonperforming assets to total assets	0.70	0.19	0.76	0.21	0.44	0.26	0.38
Adjusted nonperforming assets to total assets (6)	0.49	0.05	0.53	0.08	0.43	0.25	0.38
Balance Sheet Ratios:
Loan-to-deposit ratio	85.65%	86.57%	86.30%	85.71%	86.73%	71.59%	91.53%
Noninterest bearing deposits to total deposits	15.52	18.37	16.51	18.59	27.41	30.38	25.73
Capital Ratios:
Tangible common equity to tangible assets (12)	9.01%	8.21%	9.08%	7.45%	6.19%	7.42%	8.45%
Tier 1 leverage ratio (13)	10.62	9.97	10.64	9.94	8.97	8.25	9.15
Common equity tier 1 ratio (13)	11.55	11.51	12.07	11.52	9.99	10.94	11.46
Tier 1 risk-based capital ratio (13)	11.55	11.51	12.07	11.52	9.99	10.94	11.46
Total risk-based capital ratio (13)	12.52	12.43	12.97	12.36	10.77	11.63	12.34
Other:
Number of branches	11	10	11	10	10	9	7
Number of full-time equivalent employees	180	175	180	163	143	129	98

(5) Represents annualized March 31, 2025 and 2024 data.

(6) This is a non-GAAP financial measure. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption "SUMMARY HISTORICAL FINANCIAL INFORMATION—Non-GAAP Financial Measure Reconciliation."

(7) Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the periods.

(8) Net interest margin represents net interest income as a percent of average interest-earning assets for the periods.

(9) The efficiency ratio represents noninterest expense divided by sum of net interest income and noninterest income.

(10) The efficiency ratio, as adjusted, represents noninterest expense divided by the sum of net interest income and noninterest income, excluding net of tax, gains or losses on available-for-sale securities, gain on hedge termination, Merger expenses and bargain purchase gain. This is a non-GAAP financial measure. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption "SUMMARY HISTORICAL FINANCIAL INFORMATION—Non-GAAP Financial Measure Reconciliation."

(11) We calculate revenue as net interest income plus noninterest income, excluding net of tax, gains or losses on available-for-sale securities, gain on hedge termination bargain purchase gain and Merger expenses. This is a non-GAAP financial measure. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption "SUMMARY HISTORICAL FINANCIAL INFORMATION—Non-GAAP Financial Measure Reconciliation."

(12) We calculate tangible common equity as total shareholders' equity less goodwill and other intangibles, excluding mortgage servicing rights, we calculate tangible assets as total assets less goodwill and other intangibles, excluding mortgage servicing rights. This is a non-GAAP financial measure. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption "SUMMARY HISTORICAL FINANCIAL INFORMATION—Non-GAAP Financial Measure Reconciliation."

(13) Ratios are for Coastal States Bank only.

Non-GAAP Financial Measure Reconciliation

Our accounting and reporting policies conform to GAAP and the prevailing practices in the banking industry. However, we also evaluate our performance based on certain additional non-GAAP metrics. Tangible book value per share and the ratio of tangible equity to tangible assets are not financial measures recognized under GAAP and, therefore, are considered non-GAAP financial measures.

Our management, banking regulators, many financial analysts and other investors use these non-GAAP financial measures to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions. Tangible equity, tangible assets, tangible book value per share or related measures should not be considered in isolation or as a substitute for total shareholders’ equity, total assets, book value per share or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate tangible equity, tangible assets, tangible book value per share and any other related measures may differ from that of other companies reporting measures with similar names. Management uses these non-GAAP measures because it believes they may provide useful supplemental information for evaluating our operations and performance over periods of time, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP measures may also provide users of our financial information with a meaningful measure for assessing our financial results and credit trends, as well as a comparison to financial results for prior periods. These non-GAAP measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies.

The following table reconciles, as of the dates set forth below, shareholders’ equity (on a GAAP basis) to tangible equity and total assets (on a GAAP basis) to tangible assets and calculates our tangible book value per share.

	As of and for the Three Months Ended
	March 31,		As of and for the Year Ended December 31,
	2025	2024	2024	2023	2022	2021	2020
(dollars in thousands)	(unaudited)		(audited)
Tangible Common Equity:
Total shareholders' equity	$202,104	$173,228	$195,232	$156,043	$118,797	$124,934	$101,988
Less: Goodwill and intangibles	(6,199)	(6,408)	(6,386)	(6,463)	(6,867)	(7,564)	(6,322)
Adjusted for: Mortgage servicing rights	1,093	1,121	1,237	1,125	1,302	1,736	899
Tangible common equity	$196,998	$167,941	$190,083	$150,705	$113,232	$119,106	$96,565
Common share outstanding	10,274,271	10,245,496	10,270,146	9,539,929	8,959,374	8,604,735	7,993,653
Book value per common share	$19.67	16.91	$19.01	$16.36	$13.26	$14.52	$12.76
Tangible book value per common share	19.17	16.39	18.51	15.80	12.64	13.84	12.08
Tangible Assets:
Total assets	$2,190,391	$2,050,951	$2,098,712	$2,028,599	$1,835,478	$1,611,657	$1,147,532
Less: goodwill and intangibles	(6,199)	(6,408)	(6,386)	(6,463)	(6,867)	(7,564)	(6,322)
Adjusted for: Mortgage servicing rights	1,093	1,121	1,237	1,125	1,302	1,736	899
Tangible assets	$2,185,285	$2,045,664	$2,093,563	$2,023,261	$1,829,913	$1,605,829	$1,142,109
Tangible common equity to tangible assets	9.01%	8.21%	9.08%	7.45%	6.19%	7.42%	8.45%

The efficiency ratio, as adjusted, is a non-GAAP measure of expense control relative to adjusted revenue. We calculate the efficiency ratio, adjusted, by dividing total noninterest expenses, as determined under GAAP but excluding merger related expenses, by the sum of total net interest income and total noninterest income, each as determined under GAAP, but excluding net gains or losses on the sale of securities and other nonrecurring income sources, if applicable, from this calculation, which we refer to below as adjusted revenue. We believe that this provides one reasonable measure of core expenses relative to core revenue.

For the noninterest income to total revenue ratio, we calculate revenue as net interest income plus noninterest income but excluding net gains or losses on the sale of securities and other nonrecurring income sources, if applicable, from this calculation, which we refer to below as adjusted revenue. We believe that this provides one reasonable measure of core noninterest income relative to core total revenue.

The following table reconciles our efficiency ratio, as adjusted, and noninterest income to total revenue ratio for the periods set forth below.

	As of and for the Three Months Ended
	March 31,		As of and for the Year Ended December 31,
	2025	2024	2024	2023	2022	2021	2020
(dollars in thousands)	(unaudited)		(audited)
GAAP-based efficiency ratio	61.26%	76.55%	60.24%	54.67%	54.93%	67.98%	70.11%
Net interest income	$16,759	$15,385	$65,322	$64,294	$56,961	$41,245	$31,911
Noninterest income (loss)	1,881	(1,994)	4,514	8,594	7,190	11,196	6,424
Adjusted for:
Loss (gain) on sale of AFS securities (1)	-	3,465	3,465	517	-	59	(948)
Gain on hedge termination	-	-	-	(992)	-
Bargain purchase gain	-	-	-	-	-	(1,649)	-
Adjusted revenue	$18,640	$16,856	$73,301	$72,413	$64,151	$50,851	$37,387
Total noninterest expense	11,419	10,251	42,068	39,850	35,241	35,649	26,878
Less: Merger expenses	-	-	-	-	139	2,076	78
Adjusted noninterest expense	$11,419	$10,251	$42,068	$39,850	$35,102	$33,573	$26,800
Efficiency ratio, as adjusted	61.26%	60.82%	57.39%	55.03%	54.72%	66.02%	71.68%
Noninterest income to total revenue	10.09%	8.73%	10.89%	11.21%	11.21%	18.89%	14.65%

(1) 2024 consists of loss on sale of available-for-sale securities due to non-routine strategic portfolio restructuring.

Management will often make adjustments to our results of operations when completing analysis of our operations in order to exclude certain items that we do not consider to be indicative of our core banking operations. For the tables below, net income is adjusted to remove Merger related expenses as well as gains or losses on sales of securities and other nonrecurring income sources, if applicable. While we acknowledge that these items are likely to recur in future periods, they are not considered to be indicative of our core banking operations, and therefore, management often excludes them from our analysis of our return on average assets and our return on average equity to better understand our core operating performance.

The following table reconciles our adjusted net income, adjusted basic earnings per share, and adjusted diluted earnings per share, as adjusted, for the periods set forth below.

	As of and for the Three Months Ended
	March 31,		As of and for the Year Ended December 31,
	2025	2024	2024	2023	2022	2021	2020
(dollars in thousands)	(unaudited)		(audited)
Net income	$5,050	$2,429	$21,904	$24,478	$18,190	$12,322	$6,368
Average common shares outstanding - basic	10,273,125	10,043,951	10,198,298	9,383,559	8,707,535	8,144,215	7,963,767
Basic earnings per share	$0.49	$0.24	$2.15	$2.61	$2.09	$1.51	$0.80
Average common shares outstanding - diluted	10,642,078	10,222,681	10,470,633	9,504,685	8,853,544	8,323,712	7,986,952
Diluted earnings per share	$0.47	$0.24	$2.09	$2.58	$2.05	$1.48	$0.80
Net income	$5,050	$2,429	$21,904	$24,478	$18,190	$12,322	$6,368
Adjusted for:
Loss (gain) on sale of AFS securities, net of tax (1)	-	2,654	2,654	396	-	45	(726)
Gain on hedge termination, net of tax	-	-	-	(760)	-
Bargain purchase gain, net of tax	-	-	-	-	-	(1,263)	-
Merger expenses, net of tax	-	-	-	-	106	1,590	60
Adjusted net income	$5,050	$5,083	$24,558	$24,114	$18,296	$12,694	$5,702
Adjusted basic earnings per share	$0.49	$0.51	$2.41	$2.57	$2.10	$1.56	$0.72
Adjusted diluted earnings per share	$0.47	$0.50	$2.35	$2.54	$2.07	$1.53	$0.71

(1) 2024 consists of loss on sale of available-for-sale securities due to non-routine strategic portfolio restructuring.

The following table reconciles our adjusted net income and return on average assets, as adjusted, for the periods set forth below.

	As of and for the Three Months Ended
	March 31,		As of and for the Year Ended December 31,
	2025	2024	2024	2023	2022	2021	2020
(dollars in thousands)	(unaudited)		(audited)
Net income	$5,050	$2,429	$21,904	$24,478	$18,190	$12,322	$6,368
Average assets	2,111,196	2,034,863	2,087,253	1,949,077	1,693,351	1,315,760	951,264
Return on average assets	0.97	0.48%	1.05%	1.26%	1.07%	0.94%	0.67%
Net income	$5,050	$2,429	$21,904	$24,478	$18,190	$12,322	$6,368
Adjusted for:
Loss (gain) on sale of AFS securities, net of tax (1)	-	2,654	2,654	396	-	45	(726)
Gain on hedge termination, net of tax	-	-	-	(760)	-
Bargain purchase gain, net of tax	-	-	-	-	-	(1,263)	-
Merger expenses, net of tax	-	-	-	-	106	1,590	60
Adjusted net income	$5,050	$5,083	$24,558	$24,114	$18,296	$12,694	$5,702
Average assets	2,111,196	2,034,863	2,087,253	1,949,077	1,693,351	1,315,760	951,264
Adjusted return on average assets (2)	0.97%	1.00%	1.18%	1.24%	1.08%	0.96%	0.60%

(1) 2024 consists of loss on sale of available-for-sale securities due to non-routine strategic portfolio restructuring.

(2) Represents annualized March 31, 2025 and 2024 data.

The following table reconciles our adjusted net income and return on average equity, as adjusted, for the periods set forth below.

	As of and for the Three Months Ended
	March 31,		As of and for the Year Ended December 31,
	2025	2024	2024	2023	2022	2021	2020
(dollars in thousands)	(unaudited)		(audited)
Net income	$5,050	$2,429	$21,904	$24,478	$18,190	$12,322	$6,368
Average shareholders' equity	199,763	167,016	180,628	136,219	117,378	112,211	96,844
Return on average shareholders' equity	10.25	5.85	12.13%	17.97%	15.50%	10.98%	6.58%
Net income	$5,050	$2,429	$21,904	$24,478	$18,190	$12,322	$6,368
Adjusted for:
Loss (gain) on sale of AFS securities, net of tax (1)	-	2,654	2,654	396	-	45	(726)
Gain on hedge termination, net of tax	-	-	-	(760)	-
Bargain purchase gain, net of tax	-	-	-	-	-	(1,263)	-
Merger expenses, net of tax	-	-	-	-	106	1,590	60
Adjusted net income	$5,050	$5,083	$24,558	$24,114	$18,296	$12,694	$5,702
Average shareholders' equity	199,763	167,016	180,628	136,219	117,378	112,211	96,844
Adjusted return on average shareholders' equity (2)	10.25%	12.24%	13.60%	17.70%	15.59%	11.31%	5.89%

(1) 2024 consists of loss on sale of available-for-sale securities due to non-routine strategic portfolio restructuring.

(2) Represents annualized March 31, 2025 and 2024 data.

The following table reconciles net income (on a GAAP basis), as of the dates set forth below, to the calculation of the pre-tax, pre-provision net revenue ("PPNR"). PPNR is calculated by adjusting for the income tax expense and the provision for credit losses to the net income.

	As of and for the Three Months Ended
	March 31,		As of and for the Year Ended December 31,
	2025	2024	2024	2023	2022	2021	2020
(dollars in thousands)	(unaudited)		(audited)
Net income (GAAP-based)	$5,050	$2,429	$21,904	$24,478	$18,190	$12,322	$6,368
Plus:
Income tax expense	1,542	548	5,311	7,017	5,642	3,144	1,853
Provision for credit losses	629	163	553	1,543	5,078	1,326	3,236
Pre-tax, pre-provision net revenue	$7,221	$3,140	$27,768	$33,038	$28,910	$16,792	$11,457

The following table reconciles, as of the dates set forth below, the calculation of the return on average equity (on a GAAP basis) to the calculation of the return on average tangible equity and the calculation of the adjusted return on average tangible equity.

	As of and for the Three Months Ended
	March 31,		As of and for the Year Ended December 31,
	2025	2024	2024	2023	2022	2021	2020
(dollars in thousands)	(unaudited)		(audited)
Net income	$5,050	$2,429	$21,904	$24,478	$18,190	$12,322	$6,368
Average shareholders' equity	199,763	167,016	180,628	136,219	117,378	112,211	96,844
Return on average shareholders' equity	10.25%	5.85%	12.13%	17.97%	15.50%	10.98%	6.58%
Average Tangible Common Equity:
Average shareholders' equity	$199,763	$167,016	$180,628	$136,219	$117,378	$112,211	$96,844
Less: Average goodwill and intangibles	(6,328)	(6,446)	(6,372)	(6,772)	(7,340)	(6,372)	(6,316)
Adjusted for: Average mortgage servicing rights	1,198	1,134	1,133	1,324	1,647	1,146	794
Average tangible common equity	$194,633	$161,704	$175,389	$130,771	$111,685	$106,985	$91,322
Return on average tangible common shareholders' equity (1)	10.52%	6.04%	12.49%	18.72%	16.29%	11.52%	6.97%
Net income	$5,050	$2,429	$21,904	$24,478	$18,190	$12,322	$6,368
Adjusted for:
Loss (gain) on sale of AFS securities, net of tax (1)	-	2,654	2,654	396	-	45	(726)
Gain on hedge termination, net of tax	-	-	-	(760)	-
Bargain purchase gain, net of tax	-	-	-	-	-	(1,263)	-
Merger expenses, net of tax	-	-	-	-	106	1,590	60
Adjusted net income	$5,050	$5,083	$24,558	$24,114	$18,296	$12,694	$5,702
Average tangible common equity	194,633	161,704	175,389	130,771	111,685	106,985	91,322
Adjusted return on average tangible common equity (2)	10.52%	12.64	14.00%	18.44%	16.38%	11.87%	6.24%

(1) 2024 consists of loss on sale of available-for-sale securities due to non-routine strategic portfolio restructuring.

(2) Represents annualized March 31, 2025 and 2024 data.

The following table reconciles, as of the dates set forth below, the calculation of the nonperforming assets to total assets ratio (on a GAAP basis) and the calculation of the adjusted nonperforming assets to total assets ratio. Adjusted nonperforming assets to total assets ratio is calculated by adjusting for the guaranteed portions of nonaccrual loans from the total nonperforming assets.

	As of and for the Three Months Ended
	March 31,		As of and for the Year Ended December 31,
	2025	2024	2024	2023	2022	2021	2020
(dollars in thousands)	(unaudited)		(audited)
Total nonperforming assets	$15,370	$3,883	$15,870	$4,338	$8,079	$4,213	$4,304
Total assets	2,190,391	2,050,951	2,098,712	2,028,599	1,835,478	1,611,657	1,147,532
GAAP-based nonperforming assets to total assets	0.70%	0.19%	0.76%	0.21%	0.44%	0.26%	0.38%
Total nonperforming assets	$15,370	$3,883	$15,870	$4,338	$8,079	$4,213	$4,304
Adjusted for:
Guaranteed portions of nonaccrual loans	4,692	2,817	4,811	2,689	218	226	-
Adjusted total nonperforming assets	$10,678	$1,066	$11,059	$1,649	$7,861	$3,987	$4,304
Total assets	$2,190,391	$2,050,951	$2,098,712	$2,028,599	$1,835,478	$1,611,657	$1,147,532
Adjusted nonperforming assets to total assets	0.49%	0.05%	0.53%	0.08%	0.43%	0.25%	0.38%

RISK FACTORS

Investing in our common stock involves a significant degree of risk. The material risks and uncertainties that management believes affect us are described below. Before investing in our common stock, you should carefully read and consider the risk factors described below as well as the other information included in this prospectus. Any of these risks, if they are realized, could have a material adverse effect on our business, financial condition, results of operations, and consequently, the value of our common stock. In any such case, you could lose all or a portion of your original investment. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also adversely affect us. Further, to the extent that any of the information in this prospectus constitutes forward-looking statements, the risk factors below are cautionary statements identifying important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. See “Cautionary Note Regarding Forward-Looking Statements.”

RISKS RELATED TO ECONOMIC CONDITIONS

Changes and instability in economic conditions, geopolitical matters and financial markets, including a contraction of economic activity, could adversely impact our business, results of operations and financial condition.

Our success depends, to a certain extent, upon global, domestic and local economic and political conditions, as well as governmental monetary policies. Our traditional community banking operations primarily serve individuals, businesses and municipalities in the Lowcountry of South Carolina, Savannah, and the Atlanta MSA. Conditions such as changes in interest rates, money supply, levels of employment and other factors beyond our control may have a negative impact on economic activity. Any contraction of economic activity, including an economic recession, particularly any economic slowdown in the Lowcountry, Savannah or the Atlanta MSA, may adversely affect our asset quality, deposit levels and loan demand and, therefore, our earnings. Changes in trade policies by the United States or other countries, such as tariffs or retaliatory tariffs, may cause inflation which could impact the prices of products sold by our borrowers to repay their loans.

Interest rates are highly sensitive to many factors that are beyond our control, including global, domestic and local economic conditions and the policies of various governmental and regulatory agencies and, specifically, the Federal Reserve. Although interest rates increased significantly in 2022 and through the first half of 2023 as the Federal Reserve attempted to slow economic growth and counteract rising inflation, the Federal Reserve lowered the federal funds rate in September, November and December of 2024. The interest rate path is less certain for 2025 and any further reduction in rates is likely contingent upon improving inflationary conditions. Further changes in interest rates and monetary policy are dependent upon the Federal Reserve’s assessment of economic data as it becomes available.

The Federal Reserve may maintain higher interest rates to counteract persistent inflationary price pressures, which could push down asset prices and weaken economic activity. A deterioration in economic conditions in the United States and our markets could result in an increase in loan delinquencies and non-performing assets, decreases in loan collateral values and a decrease in demand for our products and services, all of which, in turn, would adversely affect our business, financial condition and results of operations. Conversely, lower interest rates may reduce our realized yield on variable rate loans and investment securities and on new loans and securities, which would reduce our interest income and cause downward pressure on net interest income and net interest margin. A significant reduction in our net interest income could have a material adverse impact on our capital, financial condition and results of operations. The Company cannot predict the nature of timing of future changes in monetary, economic, or other policies, or the effect that changes will have on the Company’s business activities, financial condition and results of operations.

Recessionary conditions and economic factors could result in heightened credit risk and increases in our level of nonperforming loans which could adversely impact our results of operations and financial condition.

As a result of the economic and geopolitical factors discussed above, we also face heightened credit risk, among other forms of risk. As we have a significant amount of real estate loans, decreases in real estate values could adversely affect the value of property used as collateral, which, in turn, can adversely affect the value of our loan and investment portfolios. Credit performance over the medium- and long-term is susceptible to economic and market forces and therefore forecasts remain uncertain. Instability and uncertainty in the commercial and residential real estate markets, as well as in the broader commercial and retail credit markets, could have a material adverse effect on our financial condition and results of operations.

CREDIT RISK

We are exposed to higher credit and concentration risk from our commercial real estate, commercial and industrial and commercial construction lending.

Our credit risk and credit losses can increase if our loans become concentrated to borrowers engaged in the same or similar activities or to borrowers who as a group may be uniquely or disproportionately affected by economic or market conditions. As of March 31, 2025 and December 31, 2024, approximately 61.8% and 61.3%, respectively, of our loan portfolio consisted of commercial loans, including commercial and industrial, commercial construction and commercial real estate mortgage loans.

Most of our commercial business and commercial real estate loans are made to small to medium sized businesses. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities and have a heightened vulnerability to economic conditions. Additionally, these loans may increase concentration risk as to industry or collateral securing our loans. If general economic conditions in the market areas in which we operate negatively impact this customer sector, our results of operations and financial condition may be adversely affected. Further, the deterioration of borrowers' businesses may hinder their ability to repay their loans with the Company, which could have a material adverse effect on our financial condition and results of operations.

Regulatory requirements affecting our loans secured by commercial real estate could limit our ability to leverage our capital and adversely affect our growth and profitability.

The federal bank regulatory agencies have indicated their view that banks with high concentrations of loans secured by commercial real estate are subject to increased risk and should hold higher capital than regulatory minimums to maintain an appropriate cushion against loss that is commensurate with the perceived risk. Because a significant portion of our loan portfolio is dependent on commercial real estate, a change in the regulatory capital requirements applicable to us as a result of these policies could limit our ability to leverage our capital, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our decisions regarding credit risk could be inaccurate and our allowance for credit losses may be inadequate, which could have a material adverse effect on our business, financial condition, results of operations and future prospects.

Our earnings are affected by our ability to make loans, and thus we could sustain significant loan losses and consequently significant net losses if we incorrectly assess (i) the creditworthiness of our borrowers resulting in loans to borrowers who fail to repay their loans in accordance with the loan terms or (ii) the value of the collateral securing the repayment of their loans, or we fail to detect or respond to a deterioration in our loan quality in a timely manner. Management makes various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans.

We maintain an allowance for credit losses that we consider adequate to absorb losses inherent in the loan portfolio based on our assessment of the information available. In determining the size of our allowance for credit losses, we rely on an analysis of our loan portfolio based on historical loss experience, current conditions, reasonable and supportable forecasts, and other pertinent information. The determination of the appropriate level of the allowance for credit losses involves a high degree of subjectivity and judgment and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. We cannot be certain that our allowance will be adequate over time to cover credit losses in our portfolio because of unanticipated adverse changes in the economy, market conditions or events adversely affecting specific customers, industries or markets, or borrowers repaying their loans. We target small and medium-sized businesses as loan customers. Because of their size, these borrowers may be less able to withstand competitive or economic pressures than larger borrowers in periods of economic weakness. Also, as we expand into new markets, our determination of the size of the allowance could be understated due to our lack of familiarity with market-specific factors. We believe our allowance for credit losses is adequate, but if the credit quality of our customer base or their debt service behavior materially decreases, if the risk profile of a market, industry or group of customers declines or weakness in the real estate markets and other economics were to arise, or if our allowance for credit losses on loans is not adequate, our business, financial condition, including our liquidity and capital, and results of operations could be materially adversely affected.

Our allowance for credit losses as of March 31, 2025, was $17.1 million, or 1.16% of total gross loans held-for-investment. Our allowance for credit losses as of December 31, 2024, was $17.1 million, or 1.21% of total gross loans held-for-investment. If our assumptions are inaccurate, we may incur loan losses in excess of our current allowance for credit losses and be required to make material additions to our allowance for credit losses, which could have a material adverse effect on our business, financial condition, results of operations and prospects. However, even if our assumptions are accurate, federal and state regulators periodically review our allowance for credit losses and could require us to materially increase our allowance for credit losses or recognize further loan charge-offs based on judgments different than those of our management. Any material increase in our allowance for credit losses or loan charge-offs as required by these regulatory agencies could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our largest loan relationships currently make up a significant percentage of our total loans held-for-investment portfolio.

As of March 31, 2025, our 10 largest loans held for investment totaled $148.9 million of loans outstanding, or approximately 10.1% of our total LHFI portfolio. As of December 31, 2024, our 10 largest loans held for investment totaled $141.4 million of loans outstanding, or approximately 10.0% of our total LHFI portfolio. Each of the loans associated with these relationships has been underwritten in accordance with our underwriting policies and limits. The concentration risk associated with having a small number of relatively large loan relationships is that, if one or more of these relationships were to become delinquent or suffer default, we could be at risk of material losses. The allowance for credit losses may not be adequate to cover losses associated with any of these relationships, and any loss or increase in the allowance could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may have more credit risk and higher credit losses to the extent loans are concentrated by location or industry of the borrowers or collateral.

Our credit risk and credit losses could increase if our loans are concentrated to borrowers engaged in the same or similar activities or to borrowers who as a group may be uniquely or disproportionately affected by economic or market conditions. Deterioration in economic conditions, housing conditions and commodity and real estate values in certain states or locations could result in materially higher credit losses if loans are concentrated in those locations. Our two largest industry concentrations within our LHFI portfolio are Senior Housing and Marine loans. As of March 31, 2025, our loan portfolio had $245.3 million and $284.3 million of Senior Housing and Marine loans which represented approximately 16.7% and 19.3% of the LHFI portfolio, respectively. As of December 31, 2024, our loan portfolio had $234.1 million and $263.7 million of Senior Housing and Marine loans which represented approximately 16.6% and 18.6% of the LHFI portfolio, respectively. Our loans that are collateralized by watercraft or by real estate located in coastal geographies are also subject to disproportionate risk caused by hurricanes and other natural disasters.

In our Senior Housing loan portfolio, the ability of many of our borrowers to repay their loans is dependent, in part, on the receipt of payments and reimbursements under government contracts for services provided. Accordingly, our clients and their ability to service debt may be adversely impacted by the financial health of state or federal payors and the ability of governmental entities, some of which may experience budgetary stress, to make payments for services previously provided. Additionally, across the healthcare industry, structural changes to the government reimbursement model, including Medicare and Medicaid, may negatively impact performance for managed care facilities as borrowers adapt to these changes, which could impact their ability to service debt.

We are subject to environmental liability risk associated with our lending activities.

In the course of our business, we may purchase real estate, or we may foreclose on and take title to real estate. Although we have policies and procedures that require us to perform an environmental review before initiating any foreclosure action on nonresidential real property, these reviews may not be sufficient to detect all potential environmental hazards. As a result, we could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination or may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. Any significant environmental liabilities could have a material adverse effect on our business, financial condition, results of operations and prospects.

LIQUIDITY AND FUNDING RISKS

Liquidity is essential to our business model and a lack of liquidity, or an increase in the cost of liquidity, could materially impair our ability to fund our operations and jeopardize our results of operation, financial condition and cash flows.

Liquidity represents an institution’s ability to provide funds to satisfy demands from depositors, borrowers and other creditors by either converting assets into cash or accessing new or existing sources of incremental funds. Liquidity risk arises from the possibility that we may be unable to satisfy current or future funding requirements and needs. Deposit levels may be affected by several factors, including rates paid by competitors, general interest rate levels, returns available to customers on alternative investments, general economic and market conditions, customer concerns about the safety and soundness of our bank, whether real or perceived, or the U.S. banking system in general and other factors. Loan repayments are a relatively stable source of funds but are subject to the borrowers’ ability to repay loans, which can be adversely affected by a number of factors including changes in general economic conditions, adverse trends or events affecting business industry groups or specific businesses, declines in real estate values or markets, business closings or lay-offs, inclement weather, natural disasters and other factors. Furthermore, loans generally are not readily convertible to cash.

We anticipate we will continue to rely primarily on deposits, loan repayments, and cash flows from our investment securities to provide liquidity. However, from time to time, secondary sources may be used to augment our primary funding sources. Such secondary sources may include FHLBA advances, brokered deposits, repurchase agreements, secured and unsecured federal funds lines of credit from correspondent banks, Federal Reserve borrowings and/or accessing the equity or debt capital markets. The availability of these secondary funding sources is subject to broad economic conditions, to regulation and to investor assessment of our financial strength and, as such, the cost of funds may fluctuate significantly and/or the availability of such funds may be restricted, thus impacting our net interest income, our immediate liquidity and/or our access to additional liquidity. Additionally, if we fail to remain “well-capitalized,” our ability to utilize brokered deposits may be restricted.

An inability to maintain or raise funds (including the inability to access secondary funding sources) in amounts necessary to meet our liquidity needs would have a substantial negative effect, individually or collectively, on our liquidity. Our access to funding sources in amounts adequate to finance our activities, or on terms attractive to us, could be impaired by factors that affect us specifically or the financial services industry in general. For example, factors that could detrimentally impact our access to liquidity sources include our financial results, a decrease in the level of our business activity due to a market downturn or adverse regulatory action against us, a reduction in our credit rating, any damage to our reputation, counterparty availability, changes in the activities of our business partners, changes affecting our loan portfolio or other assets, or any other event that could cause a decrease in depositor or investor confidence in our creditworthiness and business. Our access to liquidity could also be impaired by factors that are not specific to us, such as general business conditions, interest rate fluctuations, severe volatility or disruption of the financial markets or negative views and expectations about the prospects for the financial services industry as a whole, or legal, regulatory, accounting, and tax environments governing our funding transactions. In addition, our ability to raise funds is strongly affected by the general state of the U.S. and world economies and financial markets as well as the policies and capabilities of the U.S. government and its agencies, and may remain or become increasingly difficult due to economic and other factors beyond our control. Any such event or failure to manage our liquidity effectively could affect our competitive position, increase our borrowing costs and the interest rates we pay on deposits, limit our access to the capital markets, or cause us to sell investment securities and incur losses from those sales, any or all of which could have a material adverse effect on our results of operations or financial condition.

The proportion of our deposit account balances that exceed FDIC insurance limits may expose us to enhanced liquidity risk in times of financial distress.

Uninsured deposits historically have been viewed by the FDIC as less stable than insured deposits. According to statements made by the FDIC staff and the leadership of the federal banking agencies, customers with larger uninsured deposit account balances often are small- and mid-sized businesses that rely upon deposit funds for payment of operational expenses and, as a result, are more likely to closely monitor the financial condition and performance of their depository institutions. As a result, in the event of financial distress, uninsured depositors historically have been more likely to withdraw their deposits.

If a significant portion of our deposits were to be withdrawn within a short period of time such that additional sources of funding would be required to meet withdrawal demands, we may be unable to obtain funding at favorable terms, which may have an adverse effect on our net interest margin. Moreover, obtaining adequate funding to meet our deposit obligations may be more challenging during periods of elevated prevailing interest rates, such as the present period. Our ability to attract depositors during a time of actual or perceived distress or instability in the marketplace may be limited. Further, interest rates paid for borrowings generally exceed the interest rates paid on deposits. This spread may be exacerbated by higher prevailing interest rates. In addition, because our investment securities lose value when interest rates rise, after-tax proceeds resulting from the sale of such assets may be diminished during periods when interest rates are elevated. Under such circumstances, we may be required to access funding from sources such as the Federal Reserve’s discount window in order to manage our liquidity risk.

INTEREST RATE RISKS

We are subject to interest rate risk, which could adversely affect our profitability.

Our profitability, like that of most financial institutions, depends to a large extent on our net interest income, which is the difference between our interest income on interest earning assets, such as loans and investment securities, and our interest expense on interest-bearing liabilities, such as deposits and borrowings. We have positioned our balance sheet to perform adequately in both a higher or lower interest rate environment, but this may not remain true in the future. Our interest sensitivity profile was somewhat asset sensitive as of March 31, 2025 and December 31, 2024, generally meaning that our net interest income would decrease more from falling interest rates than from increasing interest rates. Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Federal Reserve. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and securities and the interest we pay on deposits and borrowings, but such changes could also affect our ability to originate loans and obtain or retain deposits, customer demand for loans, the fair value of our financial assets and liabilities, and the average duration of our assets. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, our net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings. Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, an increase in interest rates could also have a negative impact on our results of operations by reducing the ability of borrowers to repay their current loan obligations. These circumstances could not only result in increased loan defaults, foreclosures and charge-offs, but also necessitate further increases to the allowance for credit losses which could have a material adverse effect on our business, results of operations, financial condition and prospects.

A flat or inverted yield curve may reduce our net interest margin and adversely affect our loan and investment portfolios.

The yield curve is a reflection of interest rates applicable to short and long-term debt. The yield curve is steep when short-term rates are much lower than long term rates; it is flat when short-term rates and long-term rates are nearly the same; and it is inverted when short-term rates exceed long-term rates. Historically, the yield curve is usually upward sloping. However, the yield curve can be relatively flat or inverted, which has happened several times in the past few years. A flat or inverted yield curve, which tends to decrease net interest margin, would adversely impact our lending businesses and investment portfolio.

OPERATIONAL RISKS

We could experience losses due to competition with other financial institutions and non-banks.

We face substantial competition in all areas of our operations from a variety of different competitors, both within and beyond our principal markets, many of which are larger and may have more financial resources. Such competitors primarily include national, regional, and internet banks within the various markets in which we operate. We also face competition from many other types of financial institutions, including, without limitation, thrifts, credit unions, finance companies, brokerage firms, insurance companies, and other financial intermediaries, such as online lenders and banks. The financial services industry could become even more competitive as a result of legislative and regulatory changes and continued consolidation. In addition, as customer preferences and expectations continue to evolve, technology has lowered barriers to entry and made it possible for nonbanks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can.

Our ability to compete successfully depends on a number of factors, including, among other things:

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the ability to develop, maintain, and build upon long-term customer relationships based on top quality service, high ethical standards, and safe, sound assets;
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the ability to expand our market position;
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the scope, relevance, and pricing of products and services offered to meet customer needs and demands;
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the rate at which we introduce new products and services relative to our competitors; and
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customer satisfaction with our level of service.

Failure to perform in any of these areas could significantly weaken our competitive position, which could adversely affect our growth and profitability, which, in turn, could have a material adverse effect on our financial condition and results of operations.

We may not be able to overcome the integration and other risks associated with any future acquisitions, which could have an adverse effect on our ability to implement our business strategy.

In the ordinary course of business, we routinely evaluate and pursue acquisition opportunities that we believe complement our activities and have the ability to enhance our profitability and provide attractive risk-adjusted returns. We intend to continue to routinely evaluate and pursue such acquisition opportunities. Our future acquisition activities could be material to our business and involve a number of risks, including the following:

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intense competition from other banking organizations and other acquirers for potential merger candidates;
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market pricing for desirable acquisitions resulting in returns that are less attractive than we have traditionally sought to achieve;
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incurring time and expense associated with identifying and evaluating potential acquisitions and negotiating potential transactions, resulting in our attention being diverted from the operation of our existing business;
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using inaccurate estimates and judgments to evaluate credit, operations, management and market risks with respect to the target institution or assets;
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potential exposure to unknown or contingent liabilities of banks and businesses we acquire, including consumer compliance issues;
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the time and expense required to integrate the operations and personnel of the combined businesses;
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experiencing higher operating expenses relative to operating income from the new operations;
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losing key employees and customers;
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reputational issues if the target’s management does not align with our culture and values;

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significant problems relating to the conversion of the financial and customer data of the target;
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integration of acquired customers into our financial and customer product systems;
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risks of impairment to goodwill; or
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regulatory timeframes for review of applications may limit the number and frequency of transactions we may be able to consummate.

Depending on the condition of any institution or assets or liabilities that we may acquire, that acquisition may, at least in the near term, adversely affect our capital and earnings and, if not successfully integrated with our organization, may continue to have such effects over a longer period. We may not be successful in overcoming these risks or any other problems encountered in connection with pending or potential acquisitions, and any acquisition we may consider will be subject to prior regulatory approval. Our inability to overcome these risks could have an adverse effect on our ability to implement our business strategy, which, in turn, could have an adverse effect on our business, financial condition and results of operations.

Failure to keep pace with technological change could adversely affect our business.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services including those related to or involving artificial intelligence, machine learnings, blockchain and other distributed ledger technologies. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success depends, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on our business and, in turn, our financial condition and results of operations.

New lines of business or new products and services may subject us to additional risk.

From time to time, we may implement new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. We may invest significant time and resources in these efforts. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved, and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business and/or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business and/or new products or services could have a material adverse effect on our business and, in turn, our financial condition and results of operations.

Our residential mortgage warehouse lending program is subject to various risks that could adversely impact our results of operations and financial condition.

The Company has a nationwide residential mortgage warehouse division, MBF, which provides short term funding to non-bank mortgage loan originators. Short-term funding is provided via a purchase and sale of originated single-family mortgages. Under this form of warehousing, MBF purchases individual notes directly from our clients. Substantially all single-family mortgage loans we originate through MBF have a secondary market takeout at the time of origination. We take physical possession of the notes and allonges and the loans typically remain on our balance sheet for approximately 8-10 days. At March 31, 2025 and December 31, 2024, we had 84 and 83 approved MBF client originators, respectively. Of these MBF client originators, 59 and 53 had mortgages purchased by CSB at March 31, 2025 and December 31, 2024, respectively. At March 31, 2025 and they had purchase limits in varying amounts from $2 million to $30 million, for an aggregate amount of $536 million. At March 31, 2025, there was $187.5 million in loans held for sale outstanding, compared to $174.0 million and $82.1 million outstanding at December 31, 2024 and 2023, respectively.

There are numerous risks associated with residential mortgage warehouse lending, which include, without limitation, (i) credit risks relating to the mortgage loans that are purchased from our clients, (ii) the risk of intentional misrepresentation or fraud by any of these mortgage bankers, (iii) changes in the market value of mortgage loans originated by the mortgage banker, the sale of which is the expected source of repayment to the Company, (iv) unsalable or impaired mortgage loans originated, which could lead to decreased collateral value and the failure of a purchaser of the mortgage loan to purchase the loan from the Company, and (v) the volatility of mortgage loan originations.

SBA lending and other government guaranteed lending is an important part of our business. These lending programs are dependent upon the federal government, and we face specific risks associated with originating SBA and other government guaranteed loans.

Our SBA lending program is dependent upon the federal government. As an SBA Preferred Lender, we enable our clients to obtain SBA loans without being subject to the potentially lengthy SBA approval process necessary for lenders that are not SBA Preferred Lenders. The SBA periodically reviews the lending operations of participating lenders to assess, among other things, whether the lender exhibits prudent risk management. When weaknesses are identified, the SBA may request corrective actions or impose enforcement actions, including revocation of the lender’s Preferred Lender status. If we lose our status as a Preferred Lender, we may lose some or all of our customers to lenders who are SBA Preferred Lenders, and as a result we could experience a material adverse effect on our financial results. Any changes to the SBA program, including changes to the level of guarantee provided by the federal government on SBA loans, may also have a material adverse effect on our business.

We anticipate that gains on the sale of loans will comprise a meaningful component of our revenue in 2025. We sell the guaranteed portion of some of our SBA 7(a) loans in the secondary market. These sales have resulted in premium income for us at the time of sale and created a stream of future servicing income. We may not be able to continue originating these loans or selling them in the secondary market. Furthermore, even if we are able to continue originating and selling SBA 7(a) loans in the secondary market, we might not continue to realize premiums upon the sale of the guaranteed portion of these loans. When we sell the guaranteed portion of our SBA 7(a) loans, we incur credit risk on the non-guaranteed portion of the loans, and if a customer defaults on a loan, we recognize a loss and/or recovery related to the non-guaranteed portion. However, if the SBA establishes that a loss on an SBA guaranteed loan is attributable to significant technical deficiencies in the manner in which the loan was originated, funded or serviced by us, the SBA may seek recovery of the principal loss related to the deficiency from us, which could materially adversely affect our business, results of operations and financial condition.

In addition, we make loans through various programs of the United States Department of Agriculture (“USDA”). A typical SBA 7(a) loan carries a 75% guarantee while USDA guarantees range from 60% to 80% depending on loan size and type. We expect to continue to sell a large proportion of the USDA loans that we originate in the secondary market as they become eligible for sale. The origination and sale of these loans are subject to similar risks associated with the origination and sale of SBA 7(a) loans as described above. The laws, regulations and standard operating procedures that are applicable to SBA and USDA loan products may change at any time. Because government regulation greatly affects the business and financial results of our organization, changes in the laws, regulations and procedures applicable to SBA and USDA loans could adversely affect our ability to operate profitably.

Fraud is a major, and increasing, operational risk for us and all banks.

Deposit and loan fraud continue to be major sources of fraud attempts and loss. The sophistication and methods used to perpetrate fraud continue to evolve as technology changes. In addition to cybersecurity risk, new technologies have made it easier for bad actors to obtain and use client personal information, mimic signatures and otherwise create false documents that look genuine. The industry fraud threat continues to evolve, including but not limited to card fraud, check fraud, social engineering and phishing attacks for identity theft and account takeover. Additionally, the use of artificial intelligence could exacerbate many of these risks. Our anti-fraud measures are both preventive and, when necessary, responsive; however, some level of fraud loss is unavoidable, and the risk of a major loss cannot be eliminated.

Our internal controls may be ineffective.

Management regularly reviews and updates our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the controls are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations, and financial condition.

Failure to achieve and maintain an effective internal control environment could prevent us from accurately reporting our financial results, preventing or detecting fraud or providing timely and reliable financial information pursuant to our reporting obligations, which could result in a material weakness in our internal controls over financial reporting and the restatement of previously filed financial statements and could have a material adverse effect on our business, financial condition and results of operations. Further, ineffective internal controls could cause our investors to lose confidence in our financial information, which could affect the trading price of our common stock.

We may not be able to attract and retain skilled people.

Our success depends, in large part, on our ability to attract and retain skilled people. Competition for the best people in most activities engaged in by us can be intense, and we may not be able to hire sufficiently skilled people or to retain them. The unexpected loss of services of one or more of our key personnel could have a material adverse impact on our business because of their skills, knowledge of our markets, years of industry experience, and/or the difficulty of promptly finding qualified replacement personnel.

Loss of key employees may disrupt relationships with certain customers.

Our business is primarily relationship-driven in that many of our key employees have extensive customer relationships. Loss of a key employee with such customer relationships may lead to the loss of business if the customers were to follow that employee to a competitor or otherwise choose to transition to another financial services provider. While we believe our relationship with our key personnel is good, we cannot guarantee that all of our key personnel will remain with our organization. Loss of such key personnel could result in the loss of some of our customers.

Our business continuity plans or data security systems could prove to be inadequate, resulting in Cyberattacks, other data or security breaches or a material interruption in, or disruption to, our business and a negative impact on our results of operations.

We rely heavily on communications and information systems to conduct our business. Our daily operations depend on the operational effectiveness of our technology to accurately track and record our assets and liabilities. Any failure, interruption, or breach in security of our computer systems or outside vendor technology could result in failures or disruptions in general ledger, deposit, loan, customer relationship management, and other systems leading to inaccurate financial records. While we have disaster recovery and other policies and procedures designed to prevent or limit the effect of any failure, interruption, or security breach of our information systems, there can be no assurance that any such failures, interruptions, or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions, or security breaches of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our results of operations.

Cybersecurity risks for lenders have significantly increased in recent years, in part, because of the proliferation of new technologies, the use of the internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of computer hackers, organized crime, terrorists, and other external parties, including foreign state actors. We, our clients and loan applicants, regulators and other third parties have been subject to, and are likely to continue to be the target of, cyberattacks. These cyberattacks could include computer viruses, malicious or destructive code, phishing attacks, denial of service or information, improper access by team members or third-party vendors or other security breaches that have or could in the future result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information of ours, our team members, our clients and loan applicants or of third parties, or otherwise materially disrupt our or our clients’ and loan applicants’ or other third parties’ network access or business operations.

Cyberattacks on local and state government databases and offices, including the rising trend of ransomware attacks, also expose us to the risk of losing access to critical data and the ability to provide services to our clients. These attacks can cause havoc and have at times led title insurance underwriters to prohibit us from issuing policies, and to suspend closings, on properties located in the affected counties or states.

In addition, the Bank provides its customers the ability to bank online and through mobile banking. The secure transmission of confidential information over the internet is a critical element of online and mobile banking. While we use qualified third-party vendors to test and audit our network, our network could become vulnerable to unauthorized access, computer viruses, phishing schemes, and other security issues. The Bank may be required to spend significant capital and other resources to alleviate problems caused by security breaches or computer viruses. To the extent that the Bank’s activities or the activities of its customers involve the storage and transmission of confidential information, security breaches and viruses could expose the Bank to claims, litigation, and other potential liabilities. Any inability to prevent security breaches or computer viruses could also cause existing customers to lose confidence in the Bank’s systems and could adversely affect its reputation and its ability to generate deposits.

Additionally, we outsource the processing of our core data system, as well as other systems such as online banking, to third party vendors. Prior to establishing an outsourcing relationship, and on an ongoing basis thereafter, management monitors key vendor controls and procedures related to information technology, which includes reviewing reports of service auditor’s examinations. If our third-party vendor encounters difficulties or if we have difficulty in communicating with such third party, it will significantly affect our ability to adequately process and account for customer transactions, which would significantly affect our business operations.

We are dependent upon outside third parties for the processing and handling of our records and data.

We rely on software developed by third-party vendors to process various transactions. In some cases, we have contracted with third parties to run their proprietary software on our behalf. These systems include, but are not limited to, general ledger, payroll, employee benefits, loan and deposit processing, and securities portfolio accounting. While we perform a review of controls instituted by the applicable vendors over these programs in accordance with industry standards and perform our own testing of user controls, we must rely on the continued maintenance of controls by these third-party vendors, including safeguards over the security of customer data. In addition, we maintain, or contract with third parties to maintain daily backups of key processing outputs in the event of a failure on the part of any of these systems. Nonetheless, we may incur a temporary disruption in our ability to conduct business or process transactions, or incur damage to our reputation, if the third-party vendor fails to adequately maintain internal controls or institute necessary changes to systems. Such a disruption or breach of security may have a material adverse effect on our business.

A security breach related to use of third-party software or systems, or the loss or corruption of confidential customer information could adversely affect our ability to provide timely and accurate financial information in compliance with legal and regulatory requirements. Any such failures could result in sanctions from regulatory authorities, significant reputational harm and a decrease in our customers’ confidence in us. Additionally, security breaches or the loss, theft or corruption of customer information such as social security numbers, credit card numbers, or other information could result in customer losses, litigation, regulatory sanctions, losses in revenue, increased costs and reputational harm. Our ability to recoup our losses may be limited legally or practically in many situations.

We may be adversely affected by the soundness of other financial institutions.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services companies are interrelated as a result of trading, clearing, counterparty, and other relationships. We have exposure to different industries and counterparties, and through transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, and other institutional clients. Our transactions with other financial institutions expose us to credit risk in the event of a default of a counterparty. The soundness of many financial services companies may be closely interrelated as a result of credit, trading, clearing and other relationships between such financial services companies. As a result, defaults by, or even rumors or questions about, one or more financial services companies, or the financial services industry generally, can lead, and have led, to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. These losses or defaults could have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices insufficient to recover the full amount of the loan or derivative exposure due to us. Any such losses could materially and adversely affect our results of operations or earnings.

LEGAL AND REGULATORY RISKS

Our industry is highly regulated, and the regulatory framework, together with any future legislative or regulatory changes, may have a materially adverse effect on our operations.

The banking industry is highly regulated and supervised under both federal and state laws and regulations that are intended primarily for the protection of depositors, customers, the public, the banking system as a whole or the FDIC Deposit Insurance Fund, or DIF, not for the protection of our shareholders and creditors. We are subject to regulation and supervision by the Federal Reserve, and our Bank is subject to regulation and supervision by the Federal Reserve and the SCBFI. Compliance with these laws and regulations can be difficult and costly, and changes to laws and regulations can impose additional compliance costs. The Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd Frank Act, which imposed significant regulatory and compliance changes on financial institutions, is an example of this type of federal law. The laws and regulations applicable to us govern a variety of matters, including permissible types, amounts and terms of loans and investments we may make, the maximum interest rate that may be charged, the amount of reserves we must hold against deposits we take, the types of deposits we may accept and the rates we may pay on such deposits, maintenance of adequate capital and liquidity, changes in control of us and our Bank, transactions between us and our Bank, handling of nonpublic information, restrictions on dividends and establishment of new offices. We must obtain approval from our regulators before engaging in certain activities, and there is risk that such approvals may not be granted, either in a timely manner or at all. These requirements may constrain our operations, and the adoption of new laws and changes to or repeal of existing laws may have an adverse effect on our business, financial condition and results of operations. Also, the burden imposed by those federal and state regulations may place banks in general, including our Bank in particular, at a competitive disadvantage compared to their non-bank competitors. Compliance with current and potential regulation, as well as supervisory scrutiny by our regulators, may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital, and limit our ability to pursue business opportunities in an efficient manner by requiring us to expend significant time, effort and resources to ensure compliance and respond to any regulatory inquiries or investigations. Our failure to comply with any applicable laws or regulations, or regulatory policies and interpretations of such laws and regulations, could result in sanctions by regulatory agencies, civil money penalties or damage to our reputation, all of which could have an adverse effect on our business, financial condition and results of operations.

Applicable laws, regulations, interpretations, enforcement policies and accounting principles have been subject to significant changes in recent years, and may be subject to significant future changes. Additionally, federal and state regulatory agencies may change the manner in which existing regulations are applied. We cannot predict the substance or effect of pending or future legislation or regulation or changes to the application of laws and regulations to us. Future changes may have an adverse effect on our business, financial condition and results of operations.

In addition, given the current economic and financial environment, regulators may elect to alter standards or the interpretation of the standards used to measure regulatory compliance or to determine the adequacy of liquidity, risk management or other operational practices for financial service companies in a manner that impacts our ability to implement our strategy and could affect us in substantial and unpredictable ways, and could have an adverse effect on our business, financial condition and results of operations. Furthermore, the regulatory agencies have broad discretion in their interpretation of laws and regulations and their assessment of the quality of our loan portfolio, securities portfolio and other assets. Based on our regulators’ assessment of the quality of our assets, operations, lending practices, investment practices, capital structure or other aspects of our business, we may be required to take additional charges or undertake, or refrain from taking, actions that could have an adverse effect on our business, financial condition and results of operations.

See the discussion below at “Supervision and Regulation” for an additional discussion of the extensive regulation and supervision to which the Company and the Bank are subject.

Monetary policies and regulations of the Federal Reserve could have an adverse effect on our business, financial condition and results of operations.

Our earnings and growth are affected by the policies of the Federal Reserve. An important function of the Federal Reserve is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

Federal and state banking agencies periodically conduct examinations of our business, including for compliance with laws and regulations, and our failure to comply with any supervisory actions to which we are or become subject as a result of such examinations may adversely affect us.

Federal and state regulators periodically examine our business and may require us to remediate adverse examination findings or may take enforcement action against us.

The Federal Reserve and the SCBFI periodically examine our business, including our compliance with laws and regulations. If, as a result of an examination, the Federal Reserve or the SCBFI were to determine that our financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of our operations had become unsatisfactory, or that we were in violation of any law or regulation, they may take a number of different remedial actions as they deem appropriate. These actions may include requiring us to remediate any such adverse examination findings.

In addition, these agencies have the power to take enforcement action against us to enjoin “unsafe or unsound” practices, to require affirmative action to correct any conditions resulting from any violation of law or regulation or unsafe or unsound practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to direct the sale of subsidiaries or other assets, to limit dividends and distributions, to restrict our growth, to assess civil money penalties against us or our officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is imminent risk of loss to depositors, to terminate our deposit insurance and place our Bank into receivership or conservatorship. Any regulatory enforcement action against us could have an adverse effect on our business, financial condition and results of operations.

We are subject to stringent capital requirements, which could have an adverse effect on our operations.

Federal regulations establish minimum capital requirements for insured depository institutions, including minimum risk-based capital and leverage ratios, and define “capital” for calculating these ratios. The capital rules require bank holding companies and banks to maintain a common equity Tier 1 capital to risk-weighted assets ratio of at least 7.0% (a minimum of 4.5% plus a capital conservation buffer of 2.5%), a Tier 1 capital to risk-weighted assets ratio of at least 8.5% (a minimum of 6.0% plus a capital conservation buffer of 2.5%), a total capital to risk-weighted assets ratio of at least 10.5% (a minimum of 8.0% plus a capital conservation buffer of 2.5%), and a leverage ratio of Tier 1 capital to total consolidated assets of at least 4.0%. An institution’s failure to exceed the capital conservation buffer with common equity Tier 1 capital would result in limitations on an institution’s ability to make capital distributions and discretionary bonus payments. In addition, for an insured depository institution to be “well-capitalized” under the banking agencies’ prompt corrective action framework, it must have a common equity Tier 1 capital ratio of at least 6.5%, Tier 1 capital ratio of at least 8.0%, a total capital ratio of at least 10.0%, and a leverage ratio of at least 5.0%, and must not be subject to any written agreement, order or capital directive, or prompt corrective action directive issued by its primary federal or state banking regulator to meet and maintain a specific capital level for any capital measure.

We operate under the Federal Reserve’s Small Bank Holding Company Policy Statement, which exempts from the Federal Reserve’s risk-based capital and leverage rules bank holding companies with assets of less than $3.0 billion that are not engaged in significant nonbanking activities, do not conduct significant off-balance sheet activities and that do not have a material amount of debt or equity securities registered with the SEC. Historically, the Federal Reserve has not usually deemed a bank holding company ineligible for application of this policy statement solely because its common stock is registered under the Exchange Act. However, there can be no assurance that the Federal Reserve will continue this practice, and as a result this offering may result in the loss of our status as a small bank holding company for these purposes.

Any new or revised standards adopted in the future may require us to maintain materially more capital, with voting common equity as a more predominant component, or manage the configuration of our assets and liabilities to comply with formulaic capital requirements. We may not be able to raise additional capital at all, or on terms acceptable to us. Failure to maintain capital to meet current or future regulatory requirements could have an adverse effect on our business, financial condition and results of operations.

We are subject to numerous “fair and responsible banking” laws and other laws and regulations designed to protect consumers, and failure to comply with these laws could lead to a wide variety of sanctions.

The Equal Credit Opportunity Act, or ECOA, the Fair Housing Act and other fair lending laws and regulations, including state laws and regulations, prohibit discriminatory lending practices by financial institutions. The Federal Trade Commission Act prohibits unfair or deceptive acts or practices, and the Dodd-Frank Act prohibits unfair, deceptive, or abusive acts or practices by financial institutions. The U.S. Department of Justice federal and state banking agencies, and other federal and state agencies, including the Consumer Financial Protection Bureau, or CFPB, are responsible for enforcing these fair and responsible banking laws and regulations. Smaller banks, including the Bank, are subject to rules promulgated by the CFPB but continue to be examined and supervised by federal banking agencies for compliance with federal consumer protection laws and regulations. Accordingly, CFPB rulemaking has the potential to have a significant impact on the operations of the Bank.

A challenge to an institution’s compliance with fair and responsible banking laws and regulations could result in a wide variety of sanctions, including damages and civil money penalties, injunctive relief, restrictions on mergers and acquisitions activity, restrictions on expansion, and restrictions on entering new business lines. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private litigation, including through class action litigation. Such actions could have an adverse effect on our business, financial condition and results of operations.

We are subject to laws regarding the privacy, information security and protection of personal information and any violation of these laws or another incident involving personal, confidential, or proprietary information of individuals could damage our reputation and otherwise adversely affect our business.

Our business requires the collection and retention of large volumes of customer data, including personally identifiable information, or PII, in various information systems that we maintain and in those maintained by third party service providers. We also maintain important internal company data such as PII about our employees and information relating to our operations. We are subject to complex and evolving laws and regulations governing the privacy and protection of PII of individuals (including customers, employees, and other third parties). For example, our business is subject to the GLB Act, which, among other things: (i) imposes certain limitations on our ability to share nonpublic PII about our customers with nonaffiliated third parties; (ii) requires that we provide certain disclosures to customers about our information collection, sharing and security practices and afford customers the right to “opt out” of any information sharing by us with nonaffiliated third parties (with certain exceptions); and (iii) requires that we develop, implement and maintain a written comprehensive information security program containing appropriate safeguards based on our size and complexity, the nature and scope of our activities, and the sensitivity of customer information we process, as well as plans for responding to data security breaches. Various federal and state banking regulators and states have also enacted data breach notification requirements with varying levels of individual, consumer, regulatory or law enforcement notification in the event of a security breach.

Ensuring that our collection, use, transfer and storage of PII complies with all applicable laws and regulations can increase our costs. Furthermore, we may not be able to ensure that customers and other third parties have appropriate controls in place to protect the confidentiality of the information that they exchange with us, particularly where such information is transmitted by electronic means. If personal, confidential or proprietary information of customers or others were to be mishandled or misused (in situations where, for example, such information was erroneously provided to parties who are not permitted to have the information, or where such information was intercepted or otherwise compromised by third parties), we could be exposed to litigation or regulatory sanctions under privacy and data protection laws and regulations. Concerns regarding the effectiveness of our measures to safeguard PII, or even the perception that such measures are inadequate, could cause us to lose customers or potential customers and thereby reduce our revenues. Accordingly, any failure or perceived failure to comply with applicable privacy or data protection laws and regulations may subject us to inquiries, examinations and investigations that could result in requirements to modify or cease certain operations or practices or in significant liabilities, fines or penalties, and could damage our reputation and otherwise adversely affect our business, financial condition and results of operations.

We are a bank holding company and are dependent upon the Bank for cash flow, and the Bank’s ability to make cash distributions is restricted.

We are a bank holding company with no material activities other than activities incidental to holding the common stock of the Bank. Our principal source of funds to pay distributions on our common stock and service any of our obligations, other than further issuances of securities, is dividends received from the Bank. Furthermore, the Bank is not obligated to pay dividends to us, and any dividends paid to us would depend on the earnings or financial condition of the Bank, various business considerations and applicable law and regulation. As is generally the case for banking institutions, the profitability of the Bank is subject to the fluctuating cost and availability of money, changes in interest rates and economic conditions in general. In addition, various federal and state statutes and regulations limit the amount of dividends that the Bank may pay to the Company without regulatory approval. Moreover, we have pledged all of the stock of the Bank as collateral for a revolving commercial line of credit. If we were to default on this line of credit, the lender of such line of credit could foreclose on the Bank's stock and we would lose our principal asset.

The Bank is our principal asset, and all of the Bank’s outstanding stock has been pledged to secure the Line of Credit to the Company from an unrelated lender.

The Bank accounts for substantially all of our consolidated assets and earnings. The Company has a $24 million revolving line of credit from ServisFirst Bank. This revolving line of credit matures December 2025, and is it is secured by the Company’s pledge of all of the Bank’s outstanding common stock. An uncured default by the Company under the revolving line of credit or the Company’s inability to repay or refinance the revolving line of credit when it is due, could result in the Company’s loss of the Bank stock that has been pledged as collateral.

The Federal Reserve may require us to commit capital resources to support the Bank.

The Federal Reserve requires a bank holding company to act as a source of financial and managerial strength to its subsidiary banks and to commit resources to support its subsidiary banks. Under the “source of strength” doctrine that was codified by the Dodd-Frank Act, the Federal Reserve may require a bank holding company to make capital injections into a subsidiary bank at times when the bank holding company may not be inclined to do so and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. Accordingly, we could be required to provide financial assistance to the Bank if it experiences financial distress.

A capital injection may be required at a time when our resources are limited, and we may be required to borrow the funds or raise capital to make the required capital injection. Any loan by a bank holding company to its subsidiary bank is subordinate in right of payment to deposits and certain other indebtedness of such subsidiary bank. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the holding company’s general unsecured creditors, including the holders of any note obligations. Thus, any borrowing by a bank holding company for the purpose of making a capital injection to a subsidiary bank may become more difficult and expensive relative to other corporate borrowings.

We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The BSA, the Patriot Act, and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and to file reports such as suspicious activity reports and currency transaction reports. We are required to comply with these and other anti-money laundering requirements. Our federal and state banking regulators, FinCEN, and other government agencies are authorized to impose significant civil money penalties for violations of anti-money laundering requirements. We are also subject to increased scrutiny of compliance with the regulations issued and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or OFAC, which is responsible for helping to ensure that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various Executive Orders and Acts of Congress. If our program is deemed deficient, we could be subject to liability, including fines, civil money penalties and other regulatory actions, which may include restrictions on our business operations and our ability to pay dividends, restrictions on mergers and acquisitions activity, restrictions on expansion, and restrictions on entering new business lines. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have significant reputational consequences for us. Any of these circumstances could have an adverse effect on our business, financial condition and results of operations.

Our Bank’s FDIC deposit insurance premiums and assessments may increase.

Our Bank’s deposits are insured by the FDIC up to legal limits and, accordingly, our Bank is subject to insurance assessments based on our Bank’s average consolidated total assets less its average tangible equity. Our Bank’s regular assessments are determined by its CAMELS composite rating (a supervisory rating system developed to classify a bank’s overall condition by taking into account capital adequacy, assets, management capability, earnings, liquidity and sensitivity to market and interest rate risk), taking into account other factors and adjustments. In order to maintain a strong funding position and the reserve ratios of the DIF required by statute and FDIC estimates of projected requirements, the FDIC has the power to increase deposit insurance assessment rates and impose special assessments on all FDIC-insured financial institutions. Any future increases or special assessments could reduce our profitability and could have an adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR COMMON STOCK

The trading history of our common stock is characterized by low trading volume. The value of your common stock may be subject to sudden decreases due to the volatility of the price of our common stock.

Although our common stock is currently quoted on the OTCQX Best Market operated by the OTC Markets Group, it trades infrequently. We cannot predict the extent to which investor interest in us and additional shares outstanding will lead to a more active trading market in our common stock or how liquid that market might become. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of willing buyers and sellers of our common stock at any given time, which presence is dependent upon the individual decisions of investors, over which we have no control.

The market price of our common stock may be highly volatile and subject to wide fluctuations in response to numerous factors, including, but not limited to, the factors discussed in other risk factors and the following:

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actual or anticipated fluctuations in our operating results;
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changes in interest rates;
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changes in the legal or regulatory environment in which we operate;
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press releases, announcements or publicity relating to us or our competitors or relating to trends in our industry;
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changes in expectations as to our future financial performance, including financial estimates or recommendations by securities analysts and investors;
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future issuances of our common stock;
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changes in economic conditions in our marketplace, general conditions in the United States economy, financial markets or the banking industry; and
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other developments affecting our competitors or us.

These factors may adversely affect the trading price of our common stock, regardless of our actual operating performance, and could prevent you from selling your common stock at or above the price at which you purchased shares. In addition, the stock markets, from time to time, experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of our common stock, regardless of our trading performance.

An active, liquid trading market for our common stock may not develop, and you may not be able to sell your common stock at or above the public offering price, or at all.

Our common stock is currently quoted on the OTCQX Best Market operated by the OTC Markets Group under the trading symbol “COSO.” We have applied to list our voting common stock on the NYSE under the symbol “COSO.” We believe that upon the completion of this offering, we will meet the standards for listing our common stock on the NYSE, and the completion of this offering is contingent upon such listing. If an active trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. The public offering price for our common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell your common stock at or above the public offering price or at any other price or at the time that you would like to sell. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to expand our business by using our common stock as consideration acquisitions.

The price of our common stock could be volatile following this offering.

The market price of our common stock following this offering may be volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include, among other things:

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general economic conditions and overall market fluctuations;
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actual or anticipated fluctuations in our quarterly or annual operating results;
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changes in accounting standards, policies, guidance, interpretations or principles;
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the public reaction to our press releases, our other public announcements and our filings with the SEC;
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changes in financial estimates and recommendations by securities analysts following our stock, or the failure of securities analysts to cover our common stock after this offering;

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changes in our ability to meet the estimates of securities analysts;
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the operating and stock price performance of other comparable companies;
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the trading volume of our common stock;
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new technology used, or services offered, by competitors;
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changes in business, legal or regulatory conditions, or other developments affecting the financial services industry, participants in our industry, and publicity regarding our business or any of our significant customers or competitors; and
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future sales of our common stock by us, directors, executives and significant shareholders, including the sale of our common stock by our existing shareholders who are not subject to the lock-up agreements described in “Underwriting.”

The realization of any of the risks described in this “Risk Factors” section could have a material adverse effect on the market price of our common stock and cause the value of your investment to decline. In addition, the stock market experiences extreme volatility that has often been unrelated to the operating performance of particular companies. These types of broad market fluctuations may adversely affect investor confidence and could affect the trading price of our common stock over the short, medium or long term, regardless of our actual performance. If the market price of our common stock reaches an elevated level following this offering, it may materially and rapidly decline. In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted securities class action litigation. If we were to be involved in a class action lawsuit, we could incur substantial costs and it could divert the attention of our management team and have a material adverse effect on our business, financial condition and results of operations.

Our management will have broad discretion as to the use of proceeds from this offering, and we may not use the proceeds effectively.

We are not required to apply any portion of the net proceeds of this offering for any particular purpose. We intend to use the net proceeds to us from this offering for working capital and general corporate purposes, which may include, without limitation, supporting our organic growth, funding opportunistic strategic acquisitions, funding branch expansion, and repaying indebtedness, which could include contributing a significant portion of such proceeds to the Bank. However, our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of this offering. At March 31, 2025, our total shareholders’ equity was $202.1 million and our total return on average common equity was 10.25%, as annualized, for the three months ended March 31, 2025. We expect our total shareholders’ equity to be approximately $235.8 million upon completion of the offering, based on the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus and shareholders’ equity as of March 31, 2025. A portion of the proceeds from this offering are expected to be used to provide additional capital as a cushion against minimum regulatory capital requirements, which may tend to reduce our return on equity as opposed to if such proceeds were used for further growth. Our shareholders may not agree with the manner in which our management chooses to allocate and invest the net proceeds. If we do not invest or apply the net proceeds from this offering in ways that enhance shareholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

The reduced disclosures and relief from certain other significant disclosure requirements that are available to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not “emerging growth companies.” These exemptions include the following:

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not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
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less extensive disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
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exemptions from the requirements to hold non-binding advisory votes on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, even if we comply with the greater obligations of public companies that are not emerging growth companies immediately after this offering, we may avail ourselves of the reduced requirements applicable to emerging growth companies from time to time in the future, so long as we are an emerging growth company.

We will remain an emerging growth company for up to five years, though we may cease to be an emerging growth company earlier under certain circumstances, including if, before the end of such five years, we are deemed to be a large accelerated filer under the rules of the SEC (which depends on, among other things, having a market value of common stock held by non-affiliates in excess of $700 million).

We are also a smaller reporting company, as defined in the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a smaller reporting company, which would allow us to continue taking advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. In addition, for so long as we continue to qualify as a non-accelerated filer, we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions. If investors were to find our securities less attractive as a result of our election, we may have difficulty raising in this offering and future offerings and the market price of our securities may be more volatile.

The obligations associated with being a public company will require significant resources and management attention, which may divert from our business operations.

As a result of this offering, we will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition with the SEC. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. As a result, we will incur significant legal, accounting and other expenses that we did not previously incur. We anticipate that these costs will materially increase our general and administrative expenses. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our strategic plan, which could prevent us from successfully implementing our growth initiatives and improving our business, results of operations and financial condition.

As an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain temporary exemptions from various reporting requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and an exemption from the requirement to obtain an attestation from our auditors on management’s assessment of our internal control over financial reporting. When these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with them. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

You will incur immediate dilution as a result of this offering.

If you purchase our common stock in this offering, you will pay more for your shares than the net tangible book value per share immediately following consummation of this offering. As a result, you will incur immediate dilution of $3.23 per share representing the difference between the offering price of $22.50, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and our net tangible book value per share as of March 31, 2025, as adjusted after this offering, of $19.27 per share of common stock. This represents 14.4% dilution from the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus. Accordingly, if we were to be liquidated at our book value immediately following this offering, you would not receive the full amount of your investment. See section titled “Dilution” for additional information.

Our dividend policy may change without notice and any payment of dividends in the future is subject to the discretion of our Board of Directors.

The holders of our common stock will receive cash dividends if and when declared by our board of directors out of legally available funds. Any future determination relating to the payment of dividends will be made at the discretion of our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects, regulatory restrictions, and other factors that our board of directors may deem relevant.

Our principal business operations are conducted through our subsidiary, Coastal States Bank. Cash available to pay dividends to our shareholders is derived in part from dividends paid by Coastal States Bank to us. The ability of Coastal States Bank to pay dividends to us, as well as our ability to pay dividends to our shareholders, will continue to be subject to, and limited by, certain legal and regulatory restrictions. Further, any lenders making loans to us may impose financial covenants that may be more restrictive with respect to dividend payments than the regulatory requirements.

If equity research analysts do not publish research or reports about our business, or if they do publish such reports but issue unfavorable commentary or downgrade our common stock, the price and trading volume of our common stock could decline.

The trading market for our common stock could be affected by whether equity research analysts publish research or reports about us and our business. We cannot predict at this time whether any other research analysts will publish research and reports on us and our common stock. If one or more equity analysts do cover us and our common stock and publish research reports about us, the price of our stock could decline if one or more securities analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business. If any of the analysts who elect to cover us downgrades our stock, our stock price could decline rapidly. If any of these analysts ceases coverage of us, we could lose visibility in the market, which in turn could cause our common stock price or trading volume to decline and our common stock to be less liquid.

If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our common stock could decline.

If our existing shareholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decrease significantly. The perception in the public market that our existing shareholders might sell shares of common stock could also depress our market price. Based on the number of shares of our common stock outstanding as of March 31, 2025, upon completion of this offering, we will have 11,974,271 shares of our common stock outstanding, or 12,364,271 shares if the underwriters exercise in full their option to purchase additional shares from us. Our directors, executive officers and certain other officers, collectively representing 10.44% of our common shares outstanding upon completion of this offering, or 10.11% if the underwriters exercise in full their option to purchase additional shares from the Company, will be subject to the lock-up agreements described in “Underwriting” and the Rule 144 holding period requirements described in “Shares Eligible for Future Sale.” After the lock-up periods have expired and the holding periods have elapsed, approximately 5,492,254 additional shares of our outstanding common stock (excluding any shares that our directors or executive officers may purchase through the directed stock program and any exercisable options or warrants, and assuming that the underwriters do not exercise their option to purchase additional shares) will be eligible for sale in the public market. In addition, the underwriters may, at any time and without notice, release all or a portion of the shares subject to lock-up agreements. The market price of shares of our common stock may drop significantly when the restrictions on resale by our existing shareholders lapse. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities and could result in a decline in the value of the shares of our common stock purchased in this offering.

Following the completion of this offering, we also intend to file a registration statement on Form S-8 under the Securities Act covering the 260,000 shares of our common stock that have been reserved for future issuance under our equity incentive plan. Accordingly, subject to certain vesting requirements, shares registered under that registration statement will be available for sale in the open market by persons other than our executive officers and directors and after the lock-up agreements expire by our executive officers and directors.

A future issuance of stock could dilute the value of our common stock.

We may sell additional shares of common stock, or securities convertible into or exchangeable for such shares, in subsequent public or private offerings. Upon completion of this offering, there will be 11,974,271 shares of our common stock issued and outstanding, or 12,364,271 shares if the underwriters exercise in full their option to purchase additional shares from us. Future issuance of any new shares could cause further dilution in the value of our outstanding shares of common stock. We cannot predict the size or timing of future issuances of our common stock, or securities convertible into or exchangeable for such shares, or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock.

Our common stock is subordinate to our existing and future indebtedness.

Shares of our common stock are equity interests and do not constitute indebtedness. As such, our common stock ranks junior to all our customer deposits and indebtedness, and other non-equity claims on us, with respect to assets available to satisfy claims. In addition, the shares of common stock rank junior to the noteholders of the $15,000,000 in subordinated debt that we issued in September 2020.

We may issue shares of preferred stock in the future which adversely affect holders of our common stock and depress the price of our common stock.

Our Articles of Incorporation authorize us to issue up to 10,000,000 shares of one or more series of preferred stock. Our board of directors has the authority to determine the preferences, limitations and relative rights of shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our shareholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium over the market price, and materially adversely affect the market price and the voting and other rights of the holders of our common stock.

Our Articles of Incorporation and Bylaws, and certain banking laws applicable to us, could have an antitakeover effect that decreases our chances of being acquired, even if our acquisition is in our shareholders’ best interests.

Our Articles of Incorporation and our Bylaws could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial by our shareholders. Furthermore, with certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring 10% or more (5% or more if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our Company without prior notice or application to and the approval of the Federal Reserve. Accordingly, prospective investors must comply with these requirements, if applicable, in connection with any purchase of shares of our common stock. Collectively, provisions of our Articles of Incorporation and Bylaws and other statutory and regulatory provisions may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our shareholders receiving a premium over the market price for their common stock. Moreover, the combination of these provisions effectively inhibits certain business combinations, which, in turn, could adversely affect the market price of our common stock.

An investment in our common stock is not an insured deposit and is not guaranteed by the FDIC, so you could lose some or all of your investment.

An investment in our common stock is not a deposit account or other obligation of the Bank and, therefore, is not insured against loss or guaranteed by the FDIC, any other deposit insurance fund or by any other governmental, public or private entity. An investment in our common stock is inherently risky for the reasons described herein. As a result, if you acquire our common stock, you could lose some or all of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “strive,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

A number of important factors could cause our actual results to differ materially from those indicated in these forward-looking statements, including those factors identified in “Risk Factors” or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or the following:

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business and general economic conditions, particularly those affecting the financial services industry either nationally or within our primary market areas;
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the occurrence of significant natural disasters, including hurricanes;
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our ability to successfully execute our business strategy to achieve profitable growth;
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our ability to implement and adapt to changes our business strategies;
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our ability to manage growth and to increase operating efficiency;
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our ability to access cost-effective funding in the future;
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our ability to successfully manage our credit risk and the sufficiency of our allowance for credit losses (“ACL”);
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the adequacy of our reserves (including ACL), including the appropriateness of our methodology for calculating such reserves;
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factors that may impact the performance of our loan portfolio, including real estate values and liquidity in our primary service market areas, the financial health of our borrowers and the success of various projects that we finance;
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inflation and changes in the interest rate environment that can reduce our margins or reduce the fair value of the financial instruments due to changes in consumer spending, borrowing and savings habits;
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our ability to attract and maintain business banking relationships with well-qualified businesses, real estate developers and investors with proven track records in the market areas that we serve;
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our ability to retain our existing customers and attract and retain new customers relationships;
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our focus on small and mid-sized businesses;
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our capital requirements as an insured depository institution;
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concentration of our loan portfolio in real estate loans, changes in the prices, values and sales volumes of commercial and residential real estate;
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credit and lending risks associated with our construction and development, commercial real estate, commercial and industrial, residential real estate and SBA loan portfolios;
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a breach in security of our information systems, including the occurrence of a cyber-attack incidents or a deficiencies in cyber security;
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political instability or civil unrest and/or acts of war or terrorism;
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changes or new fiscal and monetary policies of the federal government and its agencies;
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our ability to comply with consumer protection laws, including the CRA and fair lending laws;
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our ability to comply with various governmental and regulatory requirements, including supervisory actions by federal and state banking agencies;
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other economic, competitive, governmental, regulatory and operational factors affecting our operations, pricing, products and services described elsewhere in this prospectus.

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changes in the quality or composition of our loan or investment portfolios;
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our hedging strategies to mitigate risks associated with changes in interest rates;
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our dependence on third-party service providers;
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inaccuracies or other failures from the use of models, including the failure of assumptions and estimates, as well as differences in, and changes to, economic, market and credit conditions;
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continued or increasing competition and innovation from other financial institutions, credit unions, and non-bank financial services companies, many of which are subject to different regulations than we are;
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our ability to attract and retain skilled people;
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changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the FASB, the SEC or the Public Company Accounting Oversight Board;
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risks related to potential acquisitions;
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changes in the scope and cost of FDIC insurance and other coverage;
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risks related to environmental, social and governance (“ESG”) strategies and initiatives, the scope and pace of which could alter the Company’s reputation and shareholder, associate, customer and third-party affiliations;
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restraints on the ability of the Bank to pay dividends to us, which could limit our liquidity;
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our ability to maintain adequate internal controls over financial reporting;
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potential claims, damages, penalties, fines, costs and reputational damage resulting from pending or future litigation, regulatory proceedings and enforcement actions;
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the makeup of our asset mix and investments;
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our ability to manage our growth;
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our ability to increase our operating efficiency;
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the risk that balance sheet, revenue growth, and loan growth expectations may differ from actual results;
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a deterioration of the credit rating for U.S. long-term sovereign debt, actions that the U.S. government may take to avoid exceeding the debt ceiling, and uncertainties surrounding the federal budget and economic policy, including the impact of tariffs and trade policies; and
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other risks and factors identified in this Form S-1 under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section herein.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus. Because of these risks and other uncertainties, our actual future results, performance or achievement, or industry results, may be materially different from the results indicated by the forward-looking statements in this prospectus. In addition, our past results of operations are not necessarily indicative of our future results. These forward-looking statements represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. However, the events and circumstances reflected in the forward-looking statements may not be achieved or occur. For example, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Any forward-looking statement speaks only as of the date on which it is made, and except as required by applicable law, we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

These statements are inherently uncertain, and we cannot guarantee future results, performance or achievements. You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, performance and events and circumstances may be materially different from what we expect. See the section entitled “Where You Can Find More Information.”

USE OF PROCEEDS

Based on an initial public offering price per share of $22.50, which is the midpoint of the price range set forth on the cover page of this prospectus, we estimate that the net proceeds to us from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $33.7 million (or approximately $41.9 million if the underwriters exercise their option to purchase additional shares from us in full). We will not receive any proceeds from the sale of shares of common stock by the selling shareholders.

Each $1.00 increase (decrease) in the assumed public offering price of $22.50 per share would increase (decrease) the net proceeds to us from this offering by approximately $1.6 million (or approximately $1.9 million if the underwriters exercise their option to purchase additional shares from us in full).

Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of our common stock offered by us would increase or decrease the net proceeds that we receive from this offering by approximately $21.0 million, assuming no change in the assumed initial public offering price and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds to us from this offering for working capital and general corporate purposes, which may include, without limitation, supporting our organic growth, funding opportunistic strategic acquisitions, funding branch expansion, and repaying indebtedness, and which could include contributing a significant portion of such proceeds to the Bank. We have not specifically allocated the amount of net proceeds to us that will be used for these purposes and our management will have broad discretion over how these proceeds are used. We are conducting this offering at this time because we believe that it will allow us to better execute our growth strategy. In the ordinary course of business, we routinely evaluate potential acquisition opportunities for other financial institutions or establish new banking branches, particularly in the communities that we believe provide attractive risk-adjusted returns. Our management will retain broad discretion to allocate the net proceeds of this offering, and the precise amounts and timing of our use of the proceeds will depend upon market conditions, among other factors. We will not receive any proceeds from the sale of shares of common stock by the selling shareholders.

CAPITALIZATION

The following table shows our capitalization, including regulatory capital ratios, on a consolidated basis, as of March 31, 2025:

•
on an actual basis; and
•
on an as adjusted basis after giving effect to the sale and issuance by us of 1,700,000 shares of our common stock in this offering at an assumed initial public offering price of $22.50 per share (the midpoint of the price range set forth on the front cover page of this prospectus), after deducting underwriting discounts and estimated offering expenses payable by us.

The “as adjusted” information below is illustrative only and our capitalization following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read the following table in conjunction with the sections titled “Summary Historical Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of March 31, 2025
		As
	Actual	Adjusted
(in thousands of dollars except share and per share amounts)	(unaudited)
Shareholders' Equity:
Preferred stock, $1 par value per share, 10,000,000 shares authorized; none issued or outstanding	$-	$-
Voting common stock, $1 par value per share, 50,000,000 shares authorized; 8,102,242 shares outstanding; 10,702,242 shares outstanding, as adjusted	8,102	10,702
Non-voting common stock, $1 par value per share, 10,000,000 shares authorized; 2,172,029 shares outstanding; 1,272,029 shares outstanding, as adjusted	2,172	1,272
Capital surplus	158,997	191,032
Retained earnings	47,044	47,044
Accumulated other comprehensive loss	(14,211)	(14,211)
Total shareholders' equity	$202,104	$235,839
Capital Ratios (1):
Tier 1 capital to average assets	10.62%	11.43%
Tier 1 capital to risk-weighted assets	11.55%	12.42%
Total capital to risk-weighted assets	12.52%	13.39%
Common equity tier 1 capital to risk-weighted assets	11.55%	12.42%
Per Share Data:
Book value per share	$19.67	$19.70
Tangible book value per share (2)	$19.17	$19.27

(1) Ratios are for Coastal States Bank only. Assumes $17.0 million of net proceeds from the offering is contributed to the Bank.

(2) We calculate tangible book value per common share as total shareholders' equity less goodwill and other intangibles, excluding mortgage servicing rights, divided by the outstanding number of our shares of common stock at the end of the relevant period. Tangible book value per common share is a non-GAAP financial measure, and, as we calculate tangible book value per common share, the most comparable GAAP measure is book value per common share. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption "SUMMARY HISTORICAL FINANCIAL INFORMATION—Non-GAAP Financial Measure Reconciliation."

Each $1.00 increase (decrease) in the assumed initial public offering price of $22.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the as-adjusted amount of each of cash and cash equivalents, additional paid-in capital, total shareholders’ equity and total capitalization, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $1.6 million. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of our common stock offered by us would increase (decrease) the as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total shareholders’ equity and total capitalization by approximately $21.0 million, assuming no change in the assumed initial public offering price and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The outstanding share information in the table above excludes as of March 31, 2025:

▪
737,250 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $13.30 per share (715,625 options of which are exercisable) as of March 31, 2025; and
▪
194,650 shares of our common stock issuable upon the future vesting of 194,650 restricted stock units outstanding as of March 31, 2025.

DILUTION

If you invest in our common stock in this offering, your ownership interest will experience immediate book value dilution to the extent the public offering price per share exceeds our net tangible book value per share immediately after this offering. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding.

As at March 31, 2025, our net tangible book value was $197.0 million, or $19.17 per share, based on the number of shares outstanding as of such date. After giving effect to our sale of shares in this offering at an assumed public offering price of $22.50 per share, which is the midpoint of the price range on the cover page of this prospectus, and after deducting 6.75% underwriting discounts and estimated offering expenses, our as adjusted net tangible book value at March 31, 2025, would have been approximately $230.7 million, or $19.27 per share. Therefore, under those assumptions this offering would result in an immediate increase of $0.10 in the net tangible book value per share to our existing shareholders, and immediate dilution of $3.23 in the net tangible book value per share to investors purchasing shares in this offering.

The following table illustrates this dilution on per share:

Assumed initial public offering price per share		$22.50
Net tangible book value per share at March 31, 2025	$19.17
Increase in net tangible book value per share attributable to this offering	$0.10
As adjusted tangible book value per share after this offering		$19.27
Dilution in net tangible book value per share to new investors		$3.23

If the underwriters exercise their option to purchase additional shares from us in full, the as adjusted net tangible book value after giving effect to this offering would be $19.32 per share. This represents an increase in net tangible book value of $0.15 per share to existing shareholders and dilution of $3.18 per share to new investors.

A $1.00 increase (or decrease) in the assumed public offering price of $22.50 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, would increase (or decrease) our net tangible book value by $1.6 million, or $19.40 per share, and the dilution to new investors by $4.10 per share, assuming no change to the number of shares offered by us as set forth on the cover of this prospectus, and after deducting underwriting discounts and estimated expenses.

The following table sets forth information regarding the shares issued to, and consideration paid by, our existing shareholders and the shares to be issued to, and consideration to be paid by, investors in this offering at an assumed public offering price of $22.50 per share, which is the midpoint of the price range on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us. This information is presented on an as adjusted basis as of March 31, 2025, after giving effect to our sale of 1,700,000 shares of our common stock in this offering (assuming the underwriters do not exercise their option to purchase additional shares from us) at an assumed initial public offering price of $22.50 per share, which is the midpoint of the price range on the cover of this prospectus.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing shareholders as of March 31, 2025	10,274,271	85.80%	$169,271	81.57%	$16.48
New investors in this offering	1,700,000	14.20%	38,250	18.43%	22.50
Total	11,974,271	100.00%	$207,521	100.00%	$17.33

Assuming no shares are sold to existing shareholders in this offering and using the number of shares of common stock outstanding as of March 31, 2025, sales of shares of our common stock by the selling shareholders in this offering would reduce the number of shares of common stock held by existing shareholders to 9,374,271, or approximately 78.29% of the total shares of our common stock outstanding after this offering, and will result in new investors holding shares, or approximately 21.71% of the total shares of our common stock after this offering.

After giving effect to the sale of shares in this offering by the selling shareholders and us, if the underwriters’ option to purchase additional shares from us is exercised in full, our existing shareholders would own approximately 75.82% and our new investors would own approximately 24.18% of the total number of shares of our common stock outstanding after this offering.

The dilution information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering to be determined at pricing. To the extent we issue any additional stock options or any outstanding stock options are exercised, or we issue any other securities or convertible debt in the future, investors will experience further dilution.

The number of shares of our common stock to be outstanding after this offering is based upon 10,274,271 shares of our common stock as of March 31, 2025, and does not include:

▪
737,250 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $13.30 per share (715,625 options of which are exercisable) as of March 31, 2025; and
▪
194,650 shares of our common stock issuable upon the future vesting of 194,650 restricted stock units outstanding as of March 31, 2025.

DIVIDEND POLICY

Holders of our common stock are only entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for dividends. We have not paid any cash dividends on our capital stock since inception, and we do not intend to pay cash dividends for the foreseeable future.

Any future determination to pay cash dividends on our common stock will be made by our board of directors and will depend on a number of factors, including:

▪
our historical and projected financial condition, liquidity and results of operations;
▪
our capital levels and requirements;
▪
statutory and regulatory prohibitions and other limitations;
▪
any contractual restriction on our ability to pay cash dividends, including pursuant to the terms of any of our credit agreements or other borrowing arrangements;
▪
our business strategy;
▪
tax considerations;
▪
any acquisitions or potential acquisitions that we may examine;
▪
general economic conditions;
▪
and other factors deemed relevant by our board of directors.

As a Georgia corporation, we may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in our Articles of Incorporation, or unless, after payment of the dividend, we would not be able to pay our debts when they become due in the usual course of our business or our total assets would be less than the sum of our total liabilities.

We are also subject to certain restrictions on the payment of cash dividends as a result of banking laws, regulations and policies. The FRB has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the FRB’s policy provides that dividends should be paid only to the extent that the company’s new income for the past two years is sufficient to fund the dividends and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The FRB has the authority to prohibit a bank holding company from paying dividends if such payment is deemed to be an unsafe or unsound practice.

Because we are a bank holding company, we are dependent upon the payment of dividends by the Bank to us as our principal source of funds to pay cash dividends in the future, if any, and to make other payments. the Bank is also subject to various legal, regulatory and other restrictions on its ability to pay dividends and make other distributions and payments to us. A South Carolina state member bank does not generally require approval by the SCBFI prior to paying any dividend. The FRB generally does not require the approval of bank dividends so long as the dividend is in an amount equal to its year-to-date net income plus the prior two years’ net income.

The SCBFI and the FRB have the authority to prohibit the Bank from paying dividends if such payment is deemed to be an unsafe or unsound practice. In addition, as a depository institution the deposits of which are insured by the FDIC, the Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due to the FDIC or if in the FDIC’s opinion, the payment of dividends would constitute an unsafe or unsound practice. The Bank currently is not (and never has been) in default under any of its obligations to the FDIC. To pay a cash dividend, a state member bank must also maintain an adequate capital conservation buffer under the regulatory capital rules.

MARKET FOR THE COMMON STOCK

Existing shares of our common stock are currently quoted on the OTCQX Best Market operated by the OTC Markets Group, Inc. (the “OTCQX”) under the symbol “COSO". As of May 31, 2025, there were approximately 524 holders of record of our common stock.

We have applied to list our voting common stock on the NYSE under the symbol “COSO.” We believe that upon the completion of this offering, we will meet the standards for listing our common stock on the NYSE, and the completion of this offering is contingent upon such listing.

The following table shows the high and low bid quotations for CoastalSouth Bancshares, Inc. common stock for each full quarterly period within the two most recent fiscal years and any subsequent interim period. There may also have been transactions at prices other than those shown during that time. The market for our common stock is sporadic and at times very limited. The quotations provided below are for the over-the-counter market, which reflect interdealer prices without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Fiscal Year Ending December 31, 2025	High	Low
Second Quarter (to June 23, 2025)	$21.25	$19.35
First Quarter	22.58	20.50

Fiscal Year Ending December 31, 2024	High	Low
Fourth Quarter	$22.00	$19.68
Third Quarter	21.54	16.85
Second Quarter	17.55	15.80
First Quarter	17.80	15.25

Fiscal Year Ending December 31, 2023	High	Low
Fourth Quarter	$15.75	$14.35
Third Quarter	16.00	14.30
Second Quarter	17.48	14.35
First Quarter	18.00	15.50

Equity Compensation Plan Information

The following table sets forth the information as of March 31, 2025 with respect to shares of common stock that may be issued under the Company’s equity compensation plans:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column (a))
Plan Category	(a)(1)	(b)	(c)(2)
Equity compensation plans approved by security holders	737,250	$13.30	11,000
Total at March 31, 2025	737,250	$13.30	11,000

(1) Reflects outstanding stock options granted under our 2017 Omnibus Incentive Plan.

(2) Reflects shares available for future awards under our 2017 Omnibus Incentive Plan, all of which may be issued pursuant to grants of full-value stock awards. In April of 2025, the Board and our shareholders approved the CoastalSouth Bancshares, Inc. Omnibus Incentive Plan (the "Omnibus Plan"), which reserved an additional 260,000 shares of our common stock for issuance under the Omnibus Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the “Summary Historical Financial Information” and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risk, uncertainties and assumptions. Certain risks, uncertainties and other factors, including but not limited to those set forth under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors,” and elsewhere in this prospectus, may cause actual results to differ materially from those projected in the forward-looking statements. We assume no obligation to update any of these forward-looking statements.

Overview

We are a bank holding company headquartered in Atlanta, Georgia. We currently operate 11 retail banking branches in three primary markets, including the Lowcountry of South Carolina, Savannah, Georgia, and metro Atlanta, Georgia. CSB also operates four specialty lines of business each of which operates on a national platform, including Senior Housing, Marine Lending, Government Guaranteed Lending, and Mortgage Banker Finance. The deposits of CSB are insured by the FDIC. CSM, a wholly owned subsidiary of CSB, is a mortgage company focused on originating and selling residential mortgages to investors, some of which are retained in the portfolio.

The following discussion and analysis is intended to assist readers in their analysis and understanding of our consolidated financial statements and summary historical financial information appearing in this prospectus and should be read in conjunction therewith. This discussion and analysis presents our financial condition and results of operations on a consolidated basis, unless otherwise specified.

Public Company Costs

Following the completion of this offering, we expect to incur additional costs associated with operating as a public company, hiring additional personnel, enhancing technology and expanding our capabilities. We expect that these costs will include legal, regulatory, accounting, investor relations and other expenses that we generally did not incur as a private company. The Sarbanes-Oxley Act, as well as rules adopted by the SEC, the Federal Reserve and national securities exchanges, require public companies to implement specified corporate governance practices that are currently inapplicable to us as a private company. In addition, due to regulatory changes in the banking industry and the implementation of new laws, rules and regulations, we expect to experience higher regulatory compliance costs. These additional rules and regulations will increase our legal, regulatory, accounting and financial compliance costs and will require devotion of additional resources from our management team.

Critical Accounting Estimates

Our accounting and reporting policies are in accordance with GAAP and conform to general practices within the banking industry. Application of these principles requires management to make estimates, assumptions or judgments that affect the amounts reported in the financial statements and the accompanying notes. These estimates are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates or judgments. Estimates, assumptions or judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon future events. Carrying assets and liabilities at fair value results in more financial statement volatility. The fair values and the information used to record the valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources.

Certain policies inherently have a greater reliance on the use of estimates, assumptions or judgments and as such, have a greater possibility of producing results that could be materially different than originally reported. We have identified the determination of our ACL, fair value measurements, stock-based compensation, and income taxes to be the accounting areas that require the most subjective or complex judgments, estimates and assumptions, and where changes in those judgments, estimates and assumptions (based on new or additional information, changes in the economic environment and/or market interest rates, etc.) could have a significant effect on our financial statements. Therefore, we consider these policies, discussed below, to be critical accounting estimates and discuss them directly with the Audit Committee of our Board.

Our most significant accounting policies are presented in Note 1 of the accompanying consolidated financial statements as of December 31, 2024. These policies, along with the disclosures presented in the other notes to the consolidated financial statements and in this MD&A, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

Allowance for Credit Losses

The ACL represents management’s current estimate of credit losses for the remaining estimated life of financial instruments, with particular applicability on our balance sheet to loans held-for-investment and unfunded loan commitments. Estimating the amount of the ACL requires significant judgment and the use of estimates related to historical experience, current conditions, reasonable and supportable forecasts, and the value of collateral on collateral-dependent loans. The loan portfolio also represents the largest asset type on our consolidated balance sheet. Credit losses are charged against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for credit losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

There are many factors affecting the ACL; some are quantitative, while others require qualitative judgment. Although management believes its process for determining the allowance adequately considers the potential factors that could potentially result in credit losses, the process includes subjective elements and is susceptible to significant change. To the extent actual outcomes are worse than management estimates, additional provision for credit losses could be required that could adversely affect our earnings or financial position in future periods.

Additional information on the loan portfolio and ACL can be found in the sections of MD&A titled “Loans,” “Allowance for Credit Losses on Loans,” “Allowance for Credit Losses for Unfunded Commitments,” and “Nonperforming Loans.” Note 1 to the consolidated financial statements included in this prospectus includes additional information on accounting policies related to the ACL.

Fair Value Measurements

ASC 820 defines fair value as the price that would be received to sell a financial asset, or paid to transfer a financial liability in an orderly transaction between market participants at the measurement date. The degree of management judgment involved in determining the fair value of assets and liabilities is dependent upon the availability of quoted market prices or observable market parameters. For financial instruments that trade actively and have quoted market prices or observable market parameters, there is minimal subjectivity involved in measuring fair value. When observable market prices and parameters are not available, management judgment is necessary to estimate fair value.

The fair values for AFS securities are generally based upon quoted market prices or observable market prices for similar instruments. Management utilizes a third-party pricing service to assist with determining the fair value of our securities portfolio. The pricing service uses observable inputs when available including benchmark yields, reported trades, broker-dealer quotes, issuer spreads, benchmark securities, bids and offers. These values take into account recent market activity as well as other market observable data such as interest rate, spread and prepayment information.

The Company’s derivative financial instruments, which are interest rate contracts, are valued using a discounted cash flow method that incorporates current market interest rates. We use derivative financial instruments primarily to manage our interest rate risk.

From time to time, we may record assets at fair value on a nonrecurring basis, usually as a result of the write-downs of individual assets due to impairment or to value real estate or property obtained through foreclosure or repossession. In particular, nonaccrual loans may be carried at the fair value of collateral if repayment is expected solely from the collateral. Although management believes its processes for determining the fair value of collateral-dependent loans are appropriate, the processes require management judgment and assumptions and the value of such assets at the time they are revalued or divested may be significantly different from management’s determination of fair value.

In addition, changes in market conditions may reduce the availability of quoted prices or observable date. See Note 17 of our consolidated financial statements as of December 31, 2024, included elsewhere in this prospectus, for a complete discussion of fair value of financial assets and liabilities and their related measurement practices.

Stock-Based Compensation

We grant restricted stock units and stock options to purchase our common stock to certain key officers/employees and directors. The benefits provided under all of these plans are subject to ASC Topic 718, Compensation — Stock Compensation (“ASC 718"). Stock options are for a fixed number of shares with an exercise price equal to the fair value of the shares at the grant date. The fair value of stock options is determined using the Black-Scholes model which can be affected by our stock price, as well as the input of other subjective assumptions. These assumptions include, but are not limited to, the expected term of stock options and stock price volatility of a peer group of similar financial institutions. Our stock options have characteristics significantly different from those of traded options, and changes in the assumptions can materially affect the fair value estimates.

The fair value of restricted stock units when granted is the fair value of our stock on the grant date as quoted on OTCQX. Stock-based compensation expense is recognized in the Consolidated Statements of Operations on a straight-line basis over the vesting period. For nonqualified stock options, as compensation expense is recognized, a deferred tax asset is recorded that represents an estimate of the future tax deduction from exercise. At the time that stock-based awards are exercised, cancelled, or expire, we may be required to recognize an adjustment to income tax expense. For incentive stock options, we do not recognize an income tax benefit related to compensation expense in the period incurred or when exercised, unless there is a disqualifying disposition.

We have made a company-wide accounting policy election to account for forfeitures of our stock-based awards as they occur.

Income Taxes

We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance may be established. We consider the determination of this valuation allowance to be a critical accounting policy because of the need to exercise significant judgment in evaluating the amount and timing of recognition of deferred tax liabilities and assets, including projections of future taxable income. These judgments and estimates are reviewed on a continual basis as regulatory and business factors change. See Note 9 of our consolidated financial statements as of December 31, 2024, included elsewhere in this prospectus, for additional information.

The JOBS Act contains provisions that, among other things, reduce certain reporting and other regulatory requirements for qualifying public companies. As an “emerging growth company,” we have elected under the JOBS Act to retain the ability to delay the adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. However, at December 31, 2024, and 2023, we have adopted all new accounting standards that could affect the comparability of our financial statements to those of other public entities. In the event we choose in the future to delay adoption of future accounting pronouncements applicable to public companies, our consolidated financial statements as of a particular date and for a particular period in the future may not be comparable to the financial statements as of such date and for such period of a public company situated similarly to us that is neither an emerging growth company nor an emerging growth company that has opted out of the extended transition period. Such financial statements of the other company may be prepared in conformity with new or revised accounting standards then applicable to public companies, but not to private companies, while, if we are then in the extended transition period, our consolidated financial standards would not be prepared in conformity with such new or revised accounting standards. Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act.

Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act, (ii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), (iii) provide more extensive disclosures regarding our executive compensation arrangements, including a “compensation discussion and analysis” section and all of the disclosures required under the Dodd-Frank Act, (iv) hold nonbinding advisory votes on executive compensation or golden parachute arrangements. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

Results of Operations — Comparison of Results of Operations for the three months ended March 31, 2025 and 2024

The following discussion of our results of operations compares the three months ended March 31, 2025 and 2024. We reported net income for the three months ended March 31, 2025 of $5.1 million compared to net income of $2.4 million for the three months ended March 31, 2024. The increase of $2.6 million was primarily attributable to repositioning of approximately $2.7 million, net of tax, of the AFS securities portfolio in the comparable quarter in 2024.

Net Interest Income

The following table presents, for the periods indicated, information about: (i) weighted average balances, the total dollar amount of interest income from interest-earning assets and the resultant average yields; (ii) average balances, the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rates; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. The income and yield from non-taxable investment securities was not adjusted for tax equivalency.

	Three Months Ended March 31,
	2025			2024
	Average	Interest and	Yield /	Average	Interest and	Yield /
(dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Cash and due from banks	$22,725	$135	2.41%	$21,135	$141	2.68%
Federal funds sold	88,478	963	4.41	69,554	994	5.75
Investment securities	335,254	3,800	4.60	354,537	3,661	4.15
Loans:
Loans held for sale	136,849	2,819	8.35	71,239	1,540	8.69
Gross loans held for investment	1,428,405	22,307	6.33	1,408,451	23,052	6.58
Total earning assets	2,011,711	30,024	6.05	1,924,916	29,388	6.14
Noninterest-earning assets	99,485			109,947
Total assets	$2,111,196			$2,034,863
Interest-bearing liabilities:
Demand deposits	$196,017	$333	0.69%	$174,268	$170	0.39%
Money market deposits	561,060	4,338	3.14	572,157	5,166	3.63
Savings deposits	35,145	43	0.50	39,659	49	0.50
Time deposits	774,634	8,116	4.25	631,073	7,208	4.59
Total interest-bearing deposits	1,566,856	12,830	3.32	1,417,157	12,593	3.57
Borrowings	25,764	435	6.85	98,415	1,410	5.76
Total interest-bearing liabilities	$1,592,620	$13,265	3.38%	$1,515,572	$14,003	3.72%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	$293,387			$321,419
Other noninterest-bearing liabilities	25,426			30,856
Total noninterest-bearing liabilities	318,813			352,275
Shareholders' equity	199,763			167,016
Total liabilities and shareholders' equity	$2,111,196			$2,034,863
Net interest income		$16,759			$15,385
Net interest spread			2.67%			2.42%
Net interest margin			3.38%			3.21%

Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest rates. The following tables set forth the effects of changing interest rates and volumes on our net interest income during the periods indicated. The information is provided with respect to (i) effects on interest income attributable to changes in volume (change in volume multiplied by prior rate) and (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume). Change applicable to both volumes and rate have been allocated to volume.

	Three Months Ended March 31, 2025 Compared to Three Months Ended March 31, 2024
	Increase (Decrease) Due to Change in:
(dollars in thousands)	Volume	Yield/Rate	Total Change
Earning Assets:
Cash and due from banks	$226	$(232)	$(6)
Federal funds sold	3,680	(3,711)	(31)
Investment securities	(6,243)	6,382	139
Loans:
Loans held for sale	2,249	(970)	1,279
Gross loans held for investment	13,300	(14,045)	(745)
Total earning assets	$13,212	$(12,576)	$636
Interest-bearing liabilities:
Demand deposits	$(1,905)	$2,068	$163
Money market deposits	10,386	(11,214)	(828)
Savings deposits	(5)	(1)	(6)
Time deposits	9,610	(8,702)	908
Total interest-bearing deposits	$18,086	$(17,849)	$237
Borrowings	(5,247)	4,272	(975)
Total interest-bearing liabilities	$12,839	$(13,577)	$(738)
Net interest income	$373	$1,001	$1,374

Net interest income for the three months ended March 31, 2025 was $16.8 million compared to $15.4 million for the three months ended March 31, 2024, an increase of $1.4 million, or 8.9%. This increase was primarily due to an increase in the average balance of our total interest-earning assets coupled with a decrease in the average rate paid on interest-bearing liabilities. The increase in the average balance for the interest-earning assets was primarily due to an increase in average loans outstanding. The yield on total earning assets and interest-bearing liabilities decreased by 9 and 34 basis points, respectively, during the same period.

Total interest income for the three months ended March 31, 2025 was $30.0 million compared to $29.4 million for the three months ended March 31, 2024, an increase of $636 thousand, or 2.2%. This increase was primarily due to growth in our loans portfolio albeit with lower yields.

Interest and fees on LHFI were $22.3 million for the three months ended March 31, 2025 compared to $23.1 million for the three months ended March 31, 2024, a decrease of $745 thousand, or 3.2%. This decrease was primarily attributable to a decrease in yield albeit with an increase in average LHFI by $20.0 million or 1.4%. The yield on gross LHFI decreased by 25 basis points compared to the same period in 2024. Interest and fees on LHFS were $2.8 million for the three months ended March 31, 2025 compared to $1.5 million for the three months ended March 31, 2024. This increase was primarily due to an increase in the average balance of LHFS outstanding although the yield decreased by 34 basis points compared to the same period in 2024.

Interest income on investment securities was $3.8 million for the three months ended March 31, 2025 compared to $3.7 million for the three months ended March 31, 2024. This increase was primarily due to the fact that the yield on investment securities increased by 45 basis points albeit with a decrease in the average balance during the period.

Interest expense for the three months ended March 31, 2025 was $13.3 million compared to $14.0 million for the three months ended March 31, 2024. This decrease was primarily attributable to a 34 basis point decrease in the average yield on overall total interest-bearing liabilities, primarily in money market deposit accounts as the rates were adjusted to align with the market. Average borrowings outstanding decreased from March 31, 2024 to March 31, 2025 by $72.7 million, or 73.8%, while the yield increased by 109 basis points during the same period. This decrease was due to decreased costs of funding as management adjusted funding strategies in order to capture lower market rates.

Net interest margin for the three months ended March 31, 2025 and 2024 was 3.38% and 3.21%, respectively. Net interest margin and net interest income are influenced by internal and external factors. Internal factors include balance sheet changes on both volume and mix and pricing decisions, and external factors include changes in market interest rates, competition and the shape of the interest rate yield curve. This decrease in our net interest margin is primarily due to the decrease in yield on total earning assets, offset by a decrease in yield for total interest-earning liabilities as discussed above.

Provision for Credit Losses

Provision for credit losses for the three months ended March 31, 2025 was $629 thousand compared to $163 thousand for the three months ended March 31, 2024, an increase of $466 thousand. This increase was primarily attributed to additional provision related to production of new LHFI and loan commitments, offset by a reduction on the reserve for one collateral-dependent nonaccrual loan. Our allowance for credit losses as a percentage of gross LHFI at March 31, 2025 and 2024 was 1.16% and 1.12%, respectively.

Noninterest Income

Noninterest income for the three months ended March 31, 2025 was $1.9 million, an increase of $3.9 million or 194.3%, compared to a loss of $2.0 million for the three months ended March 31, 2024. This increase was primarily due to nonrecurring losses on AFS securities during the three months ended March 31, 2024, as discussed elsewhere.

The following table sets forth the various components of our noninterest income for the periods indicated:

	Three Months Ended March 31,
(dollars in thousands)	2025	2024	Increase (decrease)
Noninterest income:
Bank-owned life insurance	$440	$296	$144	48.6%
Gain on sale of government guaranteed loans	-	320	(320)	(100.0)
Interchange and card fee income	266	216	50	23.1
Income from mortgage originations	221	238	(17)	(7.1)
Service charges on deposit accounts	211	211	-	0.0
Losses on sale of available-for-sale securities	-	(3,465)	3,465	(100.0)
Other noninterest income	743	190	553	291.1
Total noninterest income (loss)	$1,881	$(1,994)	$3,875	194.3%

BOLI income increased by $144 thousand to $440 thousand for the three months ended March 31, 2025 compared to $296 thousand for the three months ended March 31, 2024. This increase was primarily attributable to a higher yield on BOLI during the current period.

There were no sales of government guaranteed loans during the three months ended March 31, 2025. Gain on sale of government guaranteed loans were $320 thousand for the same period during 2024. The Company did not have any sales of these types of loans during the three months ended March 31, 2025, as the $8.3 million of SBA 7a loan commitments closed during the quarter were multi-disbursement facilities and are not able to be sold until a future period.

Interchange and card fee income increased by $50 thousand to $266 thousand for the three months ended March 31, 2025 compared to $216 thousand for the three months ended March 31, 2024. This increase was attributable to interchange fees from debit cardholder transactions conducted through a payment network. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are earned on a daily basis.

Mortgage banking related income decreased by $17 thousand to $221 thousand for the three months ended March 31, 2025 compared to $238 thousand for the three months ended March 31, 2024. This decrease was primarily due to slightly lower secondary market mortgage production which is comprised primarily of activity related to the sale of consumer mortgage loans as well as loan origination fees such as closing charges, document review fees, application fees, other loan origination fees, and loan processing fees.

Service charges on deposit accounts remained flat at $211 thousand for the three months ended March 31, 2025 and 2024. These service charges are mostly comprised of wire, NSF, and overdraft fees.

There were no sales of AFS securities and therefore, no gains or losses on sale of AFS securities during the three months ended March 31, 2025. During the three months ended March 31, 2024, losses on sale of AFS securities were $3.5 million which were principally due to AFS portfolio strategic repositioning.

Other noninterest income increased by $553 thousand to $743 thousand for the three months ended March 31, 2025 compared to $190 thousand for the three months ended March 31, 2024. The Company recognized income from a SBIC partnership investment during the three months ended March 31, 2025 of $438 thousand related to the sale of one of the underlying fund investments.

Noninterest Expense

Noninterest expense for the three months ended March 31, 2025 was $11.4 million compared to $10.3 million for the three months ended March 31, 2024, an increase of $1.2 million, or 11.4%. This increase was primarily in salaries and employee benefits coupled with Other noninterest expense.

The following table sets forth the major components of our noninterest expense for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31,
(dollars in thousands)	2025	2024	Increase (decrease)
Noninterest expense:
Salaries and employee benefits	$6,694	$6,047	$647	10.7%
Occupancy and equipment	788	743	45	6.1
Other professional services	693	691	2	0.3
Software and other technology expense	703	666	37	5.6
Data processing	624	526	98	18.6
Regulatory assessment	361	293	68	23.2
Marketing and advertising	233	179	54	30.2
Other noninterest expense	1,323	1,106	217	19.6
Total noninterest expense	$11,419	$10,251	$1,168	11.4%

Salaries and employee benefits expense for the three months ended March 31, 2025 was $6.7 million compared to $6.0 million for the three months ended March 31, 2024, an increase of $647 thousand, or 10.7%. This increase was attributable to hiring new employees with skills and experience necessary to support our strategic goals and annual salary adjustments. The average number of full-time equivalent employees was 180 for the three months ended March 31, 2025 compared to 175 for the three months ended March 31, 2024.

Occupancy and equipment expense for the three months ended March 31, 2025 was $788 thousand compared to $743 thousand for the three months ended March 31, 2024, an increase of $45 thousand, or 6.1%. This increase was primarily due to new leases and rental increments, property taxes and depreciation, and upkeep related to the properties.

Other professional services expense for the three months ended March 31, 2025 was $693 thousand compared to $691 thousand for the three months ended March 31, 2024, an increase of $2 thousand, or 0.3%. Other professional services expense remained relatively flat from the comparable period.

Software and technology expense for the three months ended March 31, 2025 was $703 thousand compared to $666 thousand for the three months ended March 31, 2024, an increase of $37 thousand, or 5.6%. This expense was primarily comprised of our information technology services, software licenses and maintenance and commensurate with the Company growth.

Data processing expense for the three months ended March 31, 2025 was $624 thousand compared to $526 thousand for the three months ended March 31, 2024, an increase of $98 thousand, or 18.6%. Data processing expense increased due to increased wire and account processing volumes and other processing costs commensurate with Company growth.

FDIC insurance and regulatory assessment expense for the three months ended March 31, 2025 was $361 thousand compared to $293 thousand for the three months ended March 31, 2024, an increase of $68 thousand, or 23.2%. This increase was primarily attributable to a reduction in the expense accrual in the three months ended March 31, 2024 based on changes the Bank's asset mix and growth rates.

Marketing and advertising expense for the three months ended March 31, 2025 was $233 thousand compared to $179 thousand for the three months ended March 31, 2024, an increase of $54 thousand, or 30.2%. This increase was primarily attributable to higher marketing and advertising expense during the three months ended March 31, 2025 as compared to the same period last year. Marketing and advertising expense is included in Other noninterest expenses in our Company’s Consolidated Statements of Operations.

Other noninterest expenses, excluding marketing and advertising expense, for the three months ended March 31, 2025 were $1.3 million compared to $1.1 million for the three months ended March 31, 2024, an increase of $217 thousand, or 19.6%. This increase was primarily attributable to an Other real estate owned writedown, board of directors fees, and general and administrative expense; offset by a net decrease in Other noninterest expense categories. Included in Other expenses for the three months ended March 31, 2025 and 2024 were directors’ fees of $176 thousand and $79 thousand, respectively.

Income Tax Expense

Income tax expense for the three months ended March 31, 2025 and 2024 was $1.5 million and $548 thousand, respectively. Effective tax rates were 23.4% and 18.4% for the three months ended March 31, 2025 and 2024, respectively. The increase in effective tax rate compared to the three months ended March 31, 2024 was due to lower recognition of solar tax credits during the three months ended March 31, 2025. We had a net deferred tax asset of $17.1 million and $18.9 million at March 31, 2025 and 2024, respectively.

Overall Return

The Company has and continues to consistently improve profitability due to success in our growth strategies to expand our balance sheet by sourcing and acquiring new customer relationships, and, as a result, growing quality loans, as well as a strong deposits base, coupled with a strong net interest margin during the periods indicated in the table below.

The following table sets forth our return on total average assets, return on tangible assets, return on tangible common equity (non-GAAP), and return on average shareholders’ equity:

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2025	2024	2024	2023
	(unaudited) (1)		(audited)
Return on Average:
Total assets (2)	0.97%	0.48%	1.05%	1.26%
Tangible common equity (2), (3)	10.52%	6.04%	12.49%	18.72%
Shareholders' equity (2)	10.25%	5.85%	12.13%	17.97%

(1) Represents annualized March 31, 2025 and 2024 data.

(2) Results for the three months ended March 31, 2024 and the year ended December 31, 2025 were impacted by losses on sale of AFS securities due to portfolio restructuring discussed elsewhere.

(3) This is a Non-GAAP financial measure. See the section entitled "Non-GAAP Financial Measures Reconciliation" for a reconciliation of non-GAAP measures to their most comparable GAAP measures.

Results of Operations — Comparison of Results of Operations for the Years Ended December 31, 2024 and 2023

The following discussion of our results of operations compares the years ended December 31, 2024 and 2023. We reported net income for the year ended December 31, 2024 of $21.9 million compared to net income of $24.5 million for the year ended December 31, 2023. The decrease of $2.6 million was primarily attributable to the loss on the sale of AFS during 2024 of approximately $2.7 million, net of tax, due to an AFS portfolio strategic repositioning.

Net Interest Income

The following table presents, for the periods indicated, information about: (i) weighted average balances, the total dollar amount of interest income from interest-earning assets and the resultant average yields; (ii) average balances, the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rates; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. The income and yield from non-taxable investment securities was not adjusted for tax equivalency.

	For the Years Ended December 31,
	2024			2023
	Average	Interest and	Yield /	Average	Interest and	Yield /
(dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Cash and due from banks	$20,546	$534	2.60%	$17,866	$295	1.65%
Federal funds sold	69,490	3,751	5.40	73,301	4,083	5.57
Investment securities	352,681	16,046	4.55	352,089	11,304	3.21
Loans:
Loans held for sale	123,310	10,272	8.33	55,286	5,087	9.20
Gross loans held for investment	1,418,022	93,046	6.56	1,358,308	86,248	6.35
Total earning assets	1,984,049	123,649	6.23	1,856,850	107,017	5.76
Noninterest-earning assets	103,204			92,227
Total assets	$2,087,253			$1,949,077
Interest-bearing liabilities:
Demand deposits	$179,495	$816	0.45%	$168,072	$372	0.22%
Money market deposits	598,621	22,349	3.73	565,284	16,527	2.92
Savings deposits	38,074	189	0.50	42,939	216	0.50
Time deposits	651,974	30,089	4.62	584,983	22,185	3.79
Total interest-bearing deposits	1,468,164	53,443	3.64	1,361,278	39,300	2.89
Borrowings	85,505	4,884	5.71	59,061	3,423	5.80
Total interest-bearing liabilities	$1,553,669	$58,327	3.75%	$1,420,339	$42,723	3.01%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	$323,949			$358,650
Other noninterest-bearing liabilities	29,007			33,869
Total noninterest-bearing liabilities	352,956			392,519
Shareholders' equity	180,628			136,219
Total liabilities and shareholders' equity	$2,087,253			$1,949,077
Net interest income		$65,322			$64,294
Net interest spread			2.48%			2.76%
Net interest margin			3.29%			3.46%

Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest rates. The following tables set forth the effects of changing interest rates and volumes on our net interest income during the periods indicated. The information is provided with respect to (i) effects on interest income attributable to changes in volume (change in volume multiplied by prior rate) and (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume). Change applicable to both volumes and rate have been allocated to volume.

	For the Year Ended December 31, 2024, Compared to the Year Ended December 31, 2023
	Increase (Decrease) Due to Change in:
(dollars in thousands)	Volume	Yield/Rate	Total Change
Earning Assets:
Cash and due from banks	$70	$169	$239
Federal funds sold	(206)	(126)	(332)
Investment securities	27	4,715	4,742
Loans:
Loans held for sale	5,667	(482)	5,185
Gross loans held for investment	3,918	2,880	6,798
Total earning assets	$9,476	$7,156	$16,632
Interest-bearing liabilities:
Demand deposits	$52	$392	$444
Money market deposits	1,245	4,577	5,822
Savings deposits	(24)	(3)	(27)
Time deposits	3,092	4,812	7,904
Total interest-bearing deposits	$4,365	$9,778	$14,143
Borrowings	1,510	(49)	1,461
Total interest-bearing liabilities	$5,875	$9,729	$15,604
Net interest income	$3,601	$(2,573)	$1,028

Net interest income for the year ended December 31, 2024 was $65.3 million compared to $64.3 million for the year ended December 31, 2023, an increase of $1.0 million, or 1.6%. This increase was primarily due to an increase in the average balance of our total interest-earning assets and better yields on interest-earning assets; offset by an increase in the average rate paid on interest-bearing liabilities. The increase in the average balance for the interest-earning assets was primarily due to an increase in average loans outstanding. The yield on total earning assets and interest-bearing liabilities increased by 47 and 74 basis points, respectively, during the same period.

Total interest income for the year ended December 31, 2024 was $123.6 million compared to $107.0 million for the year ended December 31, 2023, an increase of $16.6 million, or 15.5%. This increase was primarily due to growth in our loans portfolio and rate increases during 2024.

Interest and fees on LHFI were $93.0 million for the year ended December 31, 2024 compared to $86.2 million for the year ended December 31, 2023, an increase of $6.8 million, or 7.9%. This increase was primarily attributable to an increase in average LHFI by $59.7 million or 4.4%. The yield on gross LHFI increased by 21 basis points during the period. Interest and fees on LHFS were $10.3 million for the year ended December 31, 2024 compared to $5.1 million for the year ended December 31, 2023. This increase was primarily due to an increase in the average balance of LHFS outstanding while the yield decreased by 87 basis points.

Interest income on investment securities was $16.0 million for the year ended December 31, 2024 compared to $11.3 million for the year ended December 31, 2023. This increase was primarily due to the fact that the yield on investment securities increased by 134 basis points as a result of repositioning the portfolio in the first quarter of 2024. The average balance remained steady during the period.

Interest expense for the year ended December 31, 2024 was $58.3 million compared to $42.7 million for the year ended December 31, 2023. This increase was primarily attributable to the 74 basis point increase in the average yield on overall total interest-bearing liabilities, primarily in interest-bearing liabilities categories due to a higher rates environment. Average borrowings outstanding increased from December 31, 2023 to December 31, 2024 by $26.4 million, or 44.8%, while the yield decreased by 8 basis points during the period.

Net interest margin for the years ended December 31, 2024 and 2023 was 3.29% and 3.46%, respectively. Net interest margin and net interest income are influenced by internal and external factors. Internal factors include balance sheet changes on both volume and mix and pricing decisions, and external factors include changes in market interest rates, competition and the shape of the interest rate yield curve. This decrease in our net interest margin is primarily due to the decrease in yield on total earning assets, offset by a decrease in yield for total interest-earning liabilities as discussed above.

Provision for Credit Losses

Provision for credit losses for the year ended December 31, 2024 was $553 thousand compared to $1.5 million for the year ended December 31, 2023, a decrease of $1.0 million. This decrease was primarily attributed to changes in economic conditions and changes in loan volume, offset with increases in risks of Senior Housing loans. Our allowance for credit losses as a percentage of gross LHFI at December 31, 2024 and 2023 was 1.21% and 1.09%, respectively.

Noninterest Income

Noninterest income for the year ended December 31, 2024 was $4.5 million, a decrease of $4.1 million or 47.5%, compared to $8.6 million for the year ended December 31, 2023. This decrease was primarily in losses on AFS securities discussed elsewhere, BOLI and gain on hedge termination in 2023.

The following table sets forth the various components of our noninterest income for the periods indicated:

	For the Years Ended December 31,
(dollars in thousands)	2024	2023	Increase (decrease)
Noninterest income:
Bank-owned life insurance	$1,664	$2,680	$(1,016)	(37.9)%
Gain on sale of government guaranteed loans	1,818	1,360	458	33.7
Interchange and card fee income	868	1,045	(177)	(16.9)
Gain on hedge termination	-	992	(992)	(100.0)
Income from mortgage originations	1,204	912	292	32.0
Service charges on deposit accounts	846	755	91	12.1
Losses on sale of available-for-sale securities	(3,465)	(517)	(2,948)	570.2
Other noninterest income	1,579	1,367	212	15.5
Total noninterest income	$4,514	$8,594	$(4,080)	(47.5)%

BOLI income decreased by $1.0 million to $1.7 million for the year ended December 31, 2024 compared to $2.7 million for the year ended December 31, 2023. This decrease was primarily attributable to the BOLI restructuring that occurred in 2023.

Gain on sale of government guaranteed loans increased by $458 thousand to $1.8 million for the year ended December 31, 2024 compared to $1.4 million for the same period during 2023. The Company increased the volume as the premium on government guaranteed loans improved during 2024.

Interchange and card fee income decreased by $177 thousand to $868 thousand for the year ended December 31, 2024 compared to $1.0 million for the year ended December 31, 2023. This decrease was attributable to interchange fees from debit cardholder transactions conducted through a payment network. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are earned on a daily basis.

There were no hedging relationships terminated during the year ended December 31, 2024. Gain on hedge termination during the year ended December 31, 2023 was $992 thousand.

Mortgage banking related income increased by $292 thousand to $1.2 million for the year ended December 31, 2024 compared to $912 thousand for the year ended December 31, 2023. This increase was primarily due to higher mortgage production, which is comprised primarily of activity related to the sale of consumer mortgage loans as well as loan origination fees such as closing charges, document review fees, application fees, other loan origination fees, and loan processing fees.

Service charges on deposit accounts increased by $91 thousand to $846 thousand for the year ended December 31, 2024 compared to $755 thousand for the year ended December 31, 2023. This increase is attributable to higher number of NSF and overdraft fees charged during 2024.

Losses on sale of AFS securities were $3.5 million for the year ended December 31, 2024 compared to $517 thousand for the year ended December 31, 2023. This increase of $2.9 million in losses on sale of AFS securities was principally due to AFS portfolio strategic repositioning in 2024.

Other noninterest income increased by $212 thousand to $1.6 million for the year ended December 31, 2024 compared to $1.4 million for the year ended December 31, 2023. The largest component of other non-interest income consists primarily of SBA loan servicing fees. SBA loan servicing fees decreased by $44 thousand during the year ended December 31, 2024 compared to the same period in 2023.

Noninterest Expense

Noninterest expense for the year ended December 31, 2024 was $42.1 million compared to $39.9 million for the year ended December 31, 2023, an increase of $2.2 million, or 5.6%. This increase was primarily in salaries and employee benefits coupled with Other noninterest expense.

The following table sets forth the major components of our noninterest expense for the years ended December 31, 2024 and 2023:

	For the Years Ended December 31,
(dollars in thousands)	2024	2023	Increase (decrease)
Noninterest expense:
Salaries and employee benefits	$26,187	$24,573	$1,614	6.6%
Occupancy and equipment	2,995	2,921	74	2.5
Other professional services	2,046	2,721	(675)	(24.8)
Software and other technology expense	2,742	2,334	408	17.5
Data processing	2,213	2,080	133	6.4
Regulatory assessment	1,291	1,479	(188)	(12.7)
Marketing and advertising	859	740	119	16.1
Other expenses	3,735	3,002	733	24.4
Total noninterest expense	$42,068	$39,850	$2,218	5.6%

Salaries and employee benefits expense for the year ended December 31, 2024 was $26.2 million compared to $24.6 million for the year ended December 31, 2023, an increase of $1.6 million, or 6.6%. This increase was attributable to hiring new employees with skills and experience necessary to support our strategic goals and annual salary adjustments. The average number of full-time equivalent employees was 180 for the year ended December 31, 2024 compared to 163 for the year ended December 31, 2023.

Occupancy and equipment expense for the year ended December 31, 2024 was $3.0 million compared to $2.9 million for the year ended December 31, 2023, an increase of $74 thousand, or 2.5%. This increase was primarily due to new leases and rental increments, property taxes and depreciation, and upkeep related to the properties.

Other professional services expense for the year ended December 31, 2024 was $2.0 million compared to $2.7 million for the year ended December 31, 2023, a decrease of $675 thousand, or 24.8%. This decrease was primarily in loan workout related expenses, general corporate legal fees and outside professional services.

Software and technology expense for the year ended December 31, 2024 was $2.7 million compared to $2.3 million for the year ended December 31, 2023, an increase of $408 thousand, or 17.5%. This expense was primarily comprised of our information technology services, software licenses and maintenance and commensurate with the Company growth.

Data processing expense for the year ended December 31, 2024 was approximately $2.2 million compared to $2.1 million for the year ended December 31, 2023, an increase of $133 thousand, or 6.4%. Data processing expense increase was in line with the Company growth.

FDIC insurance and regulatory assessment expense for the year ended December 31, 2024 was $1.3 million compared to $1.5 million for the year ended December 31, 2023, a decrease of $188 thousand, or 12.7%. This decrease was primarily attributable to increases in capital and changes in asset mix and asset growth rates from 2023 to 2024.

Marketing and advertising expense for the year ended December 31, 2024 was $859 thousand compared to $740 thousand for the year ended December 31, 2023, an increase of $119 thousand, or 16.1%. This increase was primarily attributable to higher marketing and advertising expense during 2024. Marketing and advertising expense is included in Other expenses in our Company’s Consolidated Statements of Operations.

Other expenses, excluding marketing and advertising expense, for the year ended December 31, 2024 were $3.7 million compared to $3.0 million for the year ended December 31, 2023, an increase of $733 thousand, or 24.4%. This increase was primarily attributable to lower release of the SBA Contingency Reserve in 2024 compared to 2023; offset by a net decrease in Other expenses categories. Included in Other expenses for the years ended December 31, 2024 and 2023 were directors’ fees of approximately $318 thousand in each fiscal year.

Income Tax Expense

Income tax expense for the years ended December 31, 2024 and 2023 was $5.3 million and $7.0 million, respectively. Effective tax rates were 19.5% and 22.3% for the years ended December 31, 2024 and 2023, respectively. The decrease in effective tax rate compared to 2023 was due to a higher acquisition of tax credits in 2024. We had a net deferred tax asset of $18.1 million and $21.2 million at December 31, 2024 and 2023, respectively.

Overall Return

The Company has and continues to consistently improve profitability due to success in our growth strategies to expand our balance sheet by sourcing and acquiring new customer relationships, and as a result, growing quality loans, as well as a strong deposits base, coupled with a strong net interest margin during the periods indicated in the table below.

The following table sets forth our return on total average assets, return on tangible assets, return on tangible common equity (non-GAAP), and return on average shareholders’ equity:

	As of and for the Year Ended December 31,
	2024	2023
	(audited)
Return on Average:
Total assets (1)	1.05%	1.26%
Tangible common equity (1), (2)	12.49%	18.72%
Shareholders' equity (1)	12.13%	17.97%

(1) Results for the year ended December 31, 2024 were impacted by losses on sale of AFS securities due to portfolio restructuring discussed elsewhere.

(2) This is a Non-GAAP financial measure. See the section entitled "Non-GAAP Financial Measures Reconciliation" for a reconciliation of non-GAAP measures to their most comparable GAAP measures.

Financial Condition

The following discussion of our financial condition compares as of March 31, 2025 with December 31, 2024; and a comparison for the year ended December 31, 2024 with the year ended December 31, 2023.

Total Assets

Total assets increased $91.7 million, or 4.4%, to $2.2 billion at March 31, 2025 compared to $2.1 billion at December 31, 2024. The increasing trend in total assets was primarily attributable to an increase in gross LHFI and LHFS, driven by strong demand for our loan products in our markets and the success of our growth initiatives to grow our loans portfolio, coupled with an increase in cash and cash equivalents.

Total assets increased $70.1 million, or 3.5%, to $2.1 billion at December 31, 2024 compared to $2.0 billion at December 31, 2023. The increasing trend in total assets was primarily attributable to an increase in LHFS, driven by increased mortgage warehouse lending activities related to modestly improved market interest rates for mortgage loans and the addition of new MBF clients.

Loans

Loans represent the largest portion of our earning assets, substantially greater than the securities portfolio or any other of our asset category.

Average loans were 77.8% and 77.7% of average earning assets as of March 31, 2025 and December 31, 2024, respectively. Therefore, the quality and diversification of our loan portfolio is an important consideration when reviewing our financial condition. The Company has established systematic procedures for approving and monitoring loans that vary depending on the size and nature of the loan and applies these procedures in a disciplined manner. Total gross loans of $1.7 billion at March 31, 2025 represent an increase of $76.2 million or 4.8% as compared to December 31, 2024.

Average loans were 77.7% and 76.1% of average earning assets for the years ended December 31, 2024 and 2023, respectively. Total gross loans of $1.6 billion at December 31, 2024 represent an increase of $82.9 million or 5.5% as compared to December 31, 2023.

LHFS are comprised of loans acquired through mortgage warehouse lending activities and origination of mortgage loans. We act as a warehouse lender by purchasing loans originated by third-party mortgage originators and selling these loans to other third-party investors. We also originate mortgage loans with customers through CSM and sell these loans to third-party investors. LHFS at March 31, 2025 were $187.5 million compared to $174.0 million at December 31, 2024. At December 31, 2024, LHFS were $174.0 million compared to $82.1 million at December 31, 2023.

Gross LHFI increased $62.8 million, or 4.5%, to $1.5 billion as of March 31, 2025 compared to $1.4 billion at December 31, 2024. There was a higher market demand for our commercial and retail loans products during three months ended March 31, 2025 from December 31, 2024, as the Company experienced strong loan demand.

Gross LHFI remained relatively flat at approximately $1.4 billion as of December 31, 2024 and 2023. There was lower market demand for our commercial and retail loans products during 2024 as compared to 2023.

The Company engages in a full complement of lending activities, including CRE loans, construction loans, C&I, and consumer purpose loans. Our loan portfolio has concentrations of over 10% of LHFI in income producing CRE, senior housing, marine vessels loans, and residential mortgages with the remaining balance in other categories within commercial and retail loans categories.

The following table presents the balance and associated percentage of each major category in our loan portfolio as of the dates presented:

			As of December 31,
	As of March 31, 2025		2024		2023
(dollars in thousands)	Amount	% of Total	Amount	% of Total	Amount	% of Total
Commercial loans
Acquisition, development, and construction	$76,453	5.2%	$72,520	5.2%	$124,406	8.8%
Income producing CRE	352,693	24.0	321,558	22.8	264,043	18.6
Owner-occupied CRE	90,204	6.1	94,573	6.7	92,007	6.5
Senior housing	245,292	16.7	234,081	16.6	250,593	17.7
Commercial and industrial	145,784	9.8	141,626	10.0	139,795	9.8
Total commercial loans	$910,426	61.8%	$864,358	61.3%	$870,844	61.4%
Retail loans
Marine vessels	$284,305	19.3%	$263,657	18.6%	$266,197	18.8%
Residential mortgages	176,794	12.0	174,099	12.4	146,220	10.3
Cash value life insurance LOC	80,503	5.5	86,844	6.2	112,457	7.9
Other consumer	20,204	1.4	20,485	1.5	22,707	1.6
Total retail loans	$561,806	38.2%	$545,085	38.7%	$547,581	38.6%
Gross loans held for investment	$1,472,232	100.0%	$1,409,443	100.0%	$1,418,425	100.0%
Allowance for credit losses	(17,104)		(17,118)		(15,465)
Total loans held for investment, net	$1,455,128		$1,392,325		$1,402,960

The Company has established policy for managing concentration limits in the loan portfolio for commercial real estate, senior housing, and marine lending, among other loan types. All loan types are within established limits. We use underwriting guidelines to assess the borrowers’ historical cash flow to determine debt service, and we further stress test the debt service under higher interest rate scenarios. Financial and performance covenants are used in commercial lending agreements to allow us to react to a borrower’s deteriorating financial condition, should that occur.

The following tables presents the maturity distribution of our loans as of March 31, 2025, December 31, 2024 and December 31, 2023. The tables show the distribution of such loans between those loans with predetermined (fixed) interest rates and those with variable (floating) interest rates:

	As of March 31, 2025
	Due in One Year or Less		Due after One Year Through Five Years		Due after Five Years Through Fifteen Years		Due after Fifteen Years
(dollars in thousands)	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Total
Commercial loans
Acquisition, development, and construction	$500	$47,598	$59	$21,882	$-	$1,708	$-	$4,706	$76,453
Income producing CRE	20,033	5,971	162,911	104,694	9,229	30,504	1,145	18,206	352,693
Owner-occupied CRE	2,677	352	39,153	3,796	9,938	9,074	1,249	23,965	90,204
Senior housing	-	96,892	976	147,424	-	-	-	-	245,292
Commercial and industrial	5,307	24,347	40,702	24,822	29,509	20,215	19	863	145,784
Total commercial loans	$28,517	$175,160	$243,801	$302,618	$48,676	$61,501	$2,413	$47,740	$910,426
Retail loans
Marine vessels	$3,535	$-	$-	$-	$29,363	$723	$220,240	$30,444	$284,305
Residential mortgages	4,679	283	4,910	713	18,340	4,479	91,921	51,469	176,794
Cash value life insurance LOC	-	20,919	-	59,582	-	2	-	-	80,503
Other consumer	925	374	1,492	-	10,654	109	6,329	321	20,204
Total retail loans	$9,139	$21,576	$6,402	$60,295	$58,357	$5,313	$318,490	$82,234	$561,806
Gross loans held for investment	$37,656	$196,736	$250,203	$362,913	$107,033	$66,814	$320,903	$129,974	$1,472,232

	As of December 31, 2024
	Due in One Year or Less		Due after One Year Through Five Years		Due after Five Years Through Fifteen Years		Due after Fifteen Years
(dollars in thousands)	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Total
Commercial loans
Acquisition, development, and construction	$564	$45,304	$58	$22,037	$8	$504	$-	$4,045	$72,520
Income producing CRE	17,239	2,296	164,845	77,491	9,926	29,328	1,151	19,282	321,558
Owner-occupied CRE	3,320	1,997	38,783	3,597	9,767	9,039	1,254	26,816	94,573
Senior housing	-	84,577	981	148,523	-	-	-	-	234,081
Commercial and industrial	3,281	24,302	38,945	27,426	28,920	17,856	19	877	141,626
Total commercial loans	$24,404	$158,476	$243,612	$279,074	$48,621	$56,727	$2,424	$51,020	$864,358
Retail loans
Marine vessels	$3,292	$-	$-	$-	$25,295	$737	$204,177	$30,156	$263,657
Residential mortgages	2,398	368	4,084	2,114	8,194	15,042	6,902	134,997	174,099
Cash value life insurance LOC	-	15,850	-	70,994	-	-	-	-	86,844
Other consumer	1,028	363	1,584	7	11,648	121	5,397	337	20,485
Total retail loans	$6,718	$16,581	$5,668	$73,115	$45,137	$15,900	$216,476	$165,490	$545,085
Gross loans held for investment	$31,122	$175,057	$249,280	$352,189	$93,758	$72,627	$218,900	$216,510	$1,409,443

	As of December 31, 2023
	Due in One Year or Less		Due after One Year Through Five Years		Due after Five Years Through Fifteen Years		Due after Fifteen Years
(dollars in thousands)	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Total
Commercial loans
Acquisition, development, and construction	$703	$55,348	$14,995	$37,272	$5,752	$376	$7,672	$2,288	$124,406
Income producing CRE	7,377	4,314	136,926	20,634	27,097	29,848	1,165	36,682	264,043
Owner-occupied CRE	4,538	43	34,234	4,289	12,075	8,103	1,267	27,458	92,007
Senior housing	-	87,164	10,296	153,133	-	-	-	-	250,593
Commercial and industrial	1,365	18,508	29,727	30,345	42,161	16,773	20	896	139,795
Total commercial loans	$13,983	$165,377	$226,178	$245,673	$87,085	$55,100	$10,124	$67,324	$870,844
Retail loans
Marine vessels	$4,693	$-	$-	$-	$21,374	$240	$210,105	$29,785	$266,197
Residential mortgages	2,161	105	6,748	185	12,823	4,335	77,975	41,888	146,220
Cash value life insurance LOC	-	7,281	-	105,176	-	-	-	-	112,457
Other consumer	1,456	493	695	1,024	1,270	6,592	5,945	5,232	22,707
Total retail loans	$8,310	$7,879	$7,443	$106,385	$35,467	$11,167	$294,025	$76,905	$547,581
Gross loans held for investment	$22,293	$173,256	$233,621	$352,058	$122,552	$66,267	$304,149	$144,229	$1,418,425

The following is a discussion of the Company's segments and classes of LHFI:

Commercial Loans

As of March 31, 2025, our total commercial loans comprised of $910.4 million, or 61.8%, of loans, compared to $864.4 million, or 61.3% of loans, as of December 31, 2024. Our total commercial loans balances increased by $46.1 million at March 31, 2025 compared to December 31, 2024.

As of December 31, 2024, our total commercial loans comprised of $864.4 million or 61.3%, of loans, compared to $870.8 million, or 61.4% of loans, as of December 31, 2023. Our total commercial loans balances decreased modestly by $6.5 million at December 31, 2024 compared to December 31, 2023.

Following below are our principal commercial loans portfolio categories:

Acquisition, Development, and Construction – ADC loans include both loans and credit lines for the purpose of purchasing, carrying, and developing land into residential subdivisions or various types of commercial developments, such as industrial, hospitality, warehouse, retail, office, and multi-family. This category also includes loans and credit lines for construction of residential developments, multi-family buildings, and commercial buildings. The Company generally engages in ADC lending primarily in local markets served by its branches, and through our homebuilder finance and government guaranteed lending lines of business. The Company recognizes that risks are inherent in the financing of commercial real estate development and construction. These risks include location, market conditions and price volatility, change in interest rates, demand for developed land, lots and buildings, desirability of features and styling of completed developments and buildings, competition from other developments and builders, traffic patterns, remote work patterns, governmental jurisdiction, tax structure, availability of utilities, roads, public transportation and schools, availability of permanent financing for homebuyers, zoning, environmental restrictions, lawsuits, economic and business cycle, labor, and reputation of the builder or developer.

Each ADC loan is underwritten to address: (i) the desirability of the project, its market viability and projected absorption period; (ii) the creditworthiness of the borrower and the guarantor as to liquidity, cash flow and assets available to ensure performance of the loan; (iii) equity contribution to the project; (iv) the developer’s experience and success with similar projects; and (v) the value of the collateral. ADC loans are inspected periodically to ensure that the project is on schedule and eligible for requested draws. Inspections may be performed by construction inspectors hired by the Company or by appropriate loan officers and are conducted periodically to monitor the progress of a particular project. These inspections may also include discussions with project managers and engineers. Rising interest rates and the potential for slowing economic conditions could negatively impact borrowers’ and guarantors’ ability to repay their debt which could make more of the Company’s loans collateral-dependent.

The following table presents the balance and associated percentage of each category in our ADC loan portfolio as of the dates presented:

			As of December 31,
	As of March 31, 2025		2024		2023
(dollars in thousands)	Amount	% of Total	Amount	% of Total	Amount	% of Total
ADC Loans by Type
Residential Builder	$55,766	72.9%	$57,597	79.4%	$76,583	61.6%
Other	15,871	20.8	12,682	17.5	8,746	7.0
Restaurant	1,424	1.9	1,393	1.9	4,791	3.9
Office	3,392	4.4	848	1.2	-	0.0
Hospitality	-	-	-	0.0	19,694	15.8
Multifamily	-	-	-	0.0	11,778	9.5
Retail	-	-	-	0.0	2,814	2.2
Total ADC loans	$76,453	100.0%	$72,520	100.0%	$124,406	100.0%

As of March 31, 2025, our ADC loans comprised of $76.5 million, or 5.2%, of loans, compared to $72.5 million, or 5.2% of loans, as of December 31, 2024. Our ADC loans balances increased $3.9 million or 5.4% since December 31, 2024 due to funding of construction projects and new production, offset with loans moving from construction to permanent status and paydowns.

As of December 31, 2024, our ADC loans comprised of $72.5 million, or 5.2%, of loans, compared to $124.4 million, or 8.8% of loans, as of December 31, 2023. Our ADC loans balances decreased $51.9 million or 41.7% since December 31, 2023 due to lower demand in our markets and payoffs of the ADC loans and completion of construction projects resulting in the reclassification of loans from ADC to income producing CRE.

Income Producing CRE – Income producing CRE loans include loans to finance income-producing commercial and multifamily properties. Lending in this category is generally limited to properties located in the Company’s market area with only limited exposure to properties located elsewhere but owned by in-market borrowers. Loans in this category include loans for neighborhood retail centers, medical and professional offices, single retail stores, warehouses and apartments leased generally to local businesses and residents. The underwriting of these loans takes into consideration the occupancy, rental rates, and local market demand as well as the financial health of the borrower. The primary risk associated with loans secured with income producing property is the inability of that property to produce adequate cash flow to service the debt. High unemployment, significant increases to interest rates, generally weak economic conditions and/or an oversupply in the market may result in our customers having difficulty achieving adequate occupancy and/or rental rates. Payments on such loans are often dependent on successful operation or management of the properties. The Company's income producing CRE portfolio is diverse, with exposure spread across multiple real estate purposes.

The following table presents the balance and associated percentage of each category in our income producing CRE loan portfolio as of the dates presented:

			As of December 31,
	As of March 31, 2025		2024		2023
(dollars in thousands)	Amount	% of Total	Amount	% of Total	Amount	% of Total
Income Producing CRE by Type
Hospitality	$124,035	35.2%	$114,591	35.6%	$95,848	36.3%
Retail	72,709	20.6	72,051	22.4	71,153	27.0
Office	64,391	18.3	59,464	18.5	52,685	20.0
Multifamily	31,843	9.0	31,649	9.8	15,667	5.9
Other	29,643	8.4	17,745	5.5	10,238	3.9
Industrial	16,085	4.6	14,652	4.6	4,338	1.6
Restaurant	12,304	3.5	11,406	3.6	14,114	5.3
Medical	1,683	0.4	-	0.0	-	0.0
Total income producing CRE loans	$352,693	100.0%	$321,558	100.0%	$264,043	100.0%

As of March 31, 2025, our income producing CRE loans comprised of $352.7 million, or 24.0%, of loans, compared to $321.6 million, or 22.8% of loans, as of December 31, 2024. The weighted average original or renewal LTV of income producing CRE loans with an outstanding balance of greater than $500 thousand, which makes up over 95% of the CRE balances, was 62.1% and 63.0% as of March 31, 2025 and December 31, 2024, respectively. Our income producing CRE loans balances increased $31.1 million or 9.7% since December 31, 2024 due to a steady demand in our markets and the reclassification of certain ADC loans to this category that completed construction during the period.

As of December 31, 2024, our income producing CRE loans comprised of $321.6 million, or 22.8%, of loans, compared to $264.0 million, or 18.6% of loans, as of December 31, 2023. The weighted average original or renewal LTV of income producing CRE loans with an outstanding balance of greater than $500 thousand, which makes up over 95% of the CRE balances, was 63.0% and 63.3% as of December 31, 2024 and 2023, respectively. Our income producing CRE loans balances increased $57.5 million or 21.8% since December 31, 2023 due to a steady demand in our markets coupled with fewer competitors actively pursuing income producing CRE loans and the reclassification of certain ADC loans to this category that completed construction during the year.

Owner-Occupied CRE – Owner-occupied CRE loans include loans secured by business facilities to finance business operations, equipment and owner-occupied facilities primarily for small and medium-sized enterprises. These include both lines of credit and term loans which are amortized over the useful life of the assets financed. Personal guarantees, if applicable, are generally required for these loans. The Company recognizes that risk from economic cycles, pandemics, government regulation, supply chain disruptions, product innovations or obsolescence, operational errors, lawsuits, natural disasters, losses due to theft or embezzlement, health or loss of key personnel, or competitive situations may adversely affect the scheduled repayment of business loans.

The following table presents the balance and associated percentage of each category in our owner-occupied CRE loan portfolio as of the dates presented:

			As of December 31,
	As of March 31, 2025		2024		2023
(dollars in thousands)	Amount	% of Total	Amount	% of Total	Amount	% of Total
Owner-occupied CRE by Type
Office	$39,702	44.0%	$43,546	46.0%	$44,667	48.6%
Restaurant	23,243	25.8	23,641	25.0	19,376	21.1
Other	11,265	12.5	12,158	12.9	11,409	12.4
Medical	6,819	7.6	8,464	9.0	9,048	9.8
Retail	4,038	4.5	3,136	3.3	3,339	3.6
Industrial	5,137	5.6%	3,628	3.8	4,168	4.5
Total owner-occupied CRE loans	$90,204	100.0%	$94,573	100.0%	$92,007	100.0%

As of March 31, 2025, our owner-occupied CRE loans comprised of $90.2 million, or 6.1%, of loans, compared to $94.6 million, or 6.7% of loans, as of December 31, 2024. The weighted average original or renewal LTV of owner-occupied CRE loans with an outstanding balance of greater than $500 thousand, which makes up over 72% of the balances, was 76.8% and 76.1% as of March 31, 2025 and December 31, 2024, respectively. Our owner-occupied CRE loans balances decreased $4.4 million or 4.6% since December 31, 2024 as competition remains fierce for this loan type.

As of December 31, 2024, our owner-occupied CRE loans comprised of $94.6 million, or 6.7%, of loans, compared to $92.0 million, or 6.5% of loans, as of December 31, 2023. The weighted average original or renewal LTV of owner-occupied CRE loans with an outstanding balance of greater than $500 thousand, which makes up over 72% of the balances, was 76.1% and 79.8% as of December 31, 2024 and 2023, respectively. Our owner-occupied CRE loans balances increased $2.6 million or 2.8% since December 31, 2023 as competition remains fierce for this loan type.

Senior Housing – Senior housing loans support senior adults facilities, generally restricted for adults over the age of 55 years old. These types of loans include senior apartments, independent living communities, assisted living and memory care communities, nursing homes or skilled nursing facilities, and continuing care retirement communities. The Company recognizes that risk from high resident turnover, pandemics, government regulation, operator risk, increases in acuity, availability and cost of qualified staffing resources, technology risk, and other risks such as liability, insurance, reimbursement and regulatory changes may impact repayment of these loans. Underwriting focuses primarily on operator quality and business operations rather than income producing CRE property quality metrics.

As of March 31, 2025, our Senior housing loans comprised of $245.3 million or 16.7%, of loans, compared to $234.1 million, or 16.6% of loans as of December 31, 2024. The weighted average original or renewal LTV of Senior housing loans was 64.1% and 62.4% as of March 31, 2025 and December 31, 2024, respectively. Our Senior housing loans balances increased $11.2 million or 4.8% since December 31, 2024 as we were able to close loans on two facilities. During the period ended March 31, 2025, we received a pay-off on one loan previously rated substandard. The Company continues to monitor its concentration of Senior housing loans by conducting active quarterly surveillance over the operations and financial performance of each of its Senior housing loans.

As of December 31, 2024, our Senior housing loans comprised of $234.1 million or 16.6%, of loans, compared to $250.6 million, or 17.7% of loans as of December 31, 2023. The weighted average original or renewal LTV of Senior housing loans was 62.4% and 64.4% as of December 31, 2024 and 2023, respectively. Our Senior housing loans balances decreased $16.5 million or 6.6% since December 31, 2023 as the Company monitored its concentration of Senior housing loans.

Commercial and Industrial – C&I loans are loans and lines of credit to finance business operations, equipment and other non-real estate collateral primarily for small and medium-sized enterprises. These include both lines of credit and term loans which are amortized over the useful life of the assets financed. Personal and/or corporate guarantees are generally obtained where available and prudent. The Company recognizes that risk from economic cycles, commodity prices, pandemics, government regulation, supply-chain disruptions, product innovations or obsolescence, operational errors, lawsuits, natural disasters, losses due to theft or embezzlement, health or loss of key personnel or competitive situations may adversely affect the scheduled repayment of business loans.

As of March 31, 2025, our C&I loans comprised of $145.8 million, or 9.8% of loans, compared to $141.6 million, or 10.0% of loans, as of December 31, 2024. Our C&I loans balances have increased $4.2 million or 2.9% since December 31, 2024 due to increased production and demand.

As of December 31, 2024, our C&I loans comprised of $141.6 million, or 10.0% of loans, compared to $139.8 million, or 9.8% of loans, as of December 31, 2023. Our C&I loans balances have increased modestly by $1.8 million or 1.3% since December 31, 2023 due to a lower production and demand.

Retail Loans

As of March 31, 2025, our total retail loans comprised of $561.8 million, or 38.2% of loans, compared to $545.1 million, or 38.7% of loans, as of December 31, 2024. Our total retail loans balances increased $16.7 million or 3.1% since December 31, 2024 due to better production and demand for our retail products, especially marine loans.

As of December 31, 2024, our total retail loans comprised of $545.1 million, or 38.7% of loans, compared to $547.6 million, or 38.6% of loans, as of December 31, 2023. Our total retail loans balances decreased $2.5 million or 0.5% since December 31, 2023 due to a lower production and demand our retail products.

Following below are our principal retail loans portfolio categories:

Residential Mortgages – Residential mortgages are first or second-lien loans secured by a primary residence or second home. This category includes permanent mortgage financing, construction loans to individual consumers, and home equity lines of credit. The loans are generally secured by properties located within the local market area of the Bank's retail footprint which originates and services the loan. These loans are underwritten in accordance with the Company’s general loan policies and procedures which require, among other things, proper documentation of each borrower’s financial condition, satisfactory credit history, and property value. In addition to loans originated through the Company’s branches, the Company originates and services residential mortgages sold in the secondary market which are underwritten and closed pursuant to investor and agency guidelines. Significant and rapid declines in real estate values can result in residential mortgage loan borrowers having debt levels in excess of the current market value of the collateral.

As of March 31, 2025, our residential mortgage loans comprised of $176.8 million, or 12.0% of loans, compared to $174.1 million, or 12.4% of loans, as of December 31, 2024. Our residential mortgage loans balances increased $2.7 million or 1.5% since December 31, 2024 due to continued demand for our residential mortgage products.

As of December 31, 2024, our residential mortgage loans comprised of $174.1 million, or 12.4% of loans, compared to $146.2 million, or 10.3% of loans, as of December 31, 2023. Our residential mortgage loans balances increased $27.9 million or 19.1% since December 31, 2023 due to continued demand for our residential mortgage products.

We originate residential mortgage loans to sell on the secondary market and also to hold for investment. During the three months ended March 31, 2025 and for the year ended December 31, 2024, we originated $19.0 million and $86.0 million, respectively, and sold $8.6 million and $49.5 million, respectively, in home mortgage loans.

During the year ended December 31, 2024, we originated $86.0 million and sold $49.5 million in home mortgage loans. During the year ended December 31, 2023, we originated $77.7 million and sold $35.7 million in home mortgage loans.

Marine Vessels – Marine vessel loans are a type of consumer loan used to finance the purchase of a boat or another marine craft. Functioning similarly to auto loans and personal loans, these installment loans come with a repayment term, fixed monthly payments and variable-or-fixed interest rates. These loans are underwritten in accordance with the Company’s general loan policies and procedures and are generally secured with title or preferred ships' mortgage on the marine vessel. The Company recognizes that risk from economic cycles, pandemics, government regulation, natural disasters, losses due to theft, or changes to customer's ability to meet the scheduled repayment of marine vessel.

As of March 31, 2025, our marine vessels loans comprised of $284.3 million or 19.3%, of loans, compared to $263.7 million, or 18.6% of loans, as of December 31, 2024. Our marine vessels loans balances increased $20.6 million or 7.8% since December 31, 2024 due to continued demand for our marine vessels loans product.

As of December 31, 2024, our marine vessels loans comprised of $263.7 million or 18.6%, of loans, compared to $266.2 million, or 18.8% of loans, as of December 31, 2023. Our marine vessels loans balances decreased $2.5 million or 1.0% since December 31, 2023 due to lower demand for our marine vessels loans product.

Cash Value Life Insurance Line of Credit – Cash value life insurance encompasses multiple types of life insurance that contain a cash value account. This cash value component typically earns interest or other investment gains and grows tax deferred. CVLI loans are generally lines of credit secured by cash value life insurance of the debtor and can be originated for personal or business purposes. Upon the delinquency of the loan or lapse of an insurance policy premium payment, the Company pursues liquidation of the policy cash value in order to satisfy the loan.

As of March 31, 2025, our CVLI loans comprised of $80.5 million, or 5.5% of loans, compared to $86.8 million, or 6.2% of loans, as of December 31, 2024. Our CVLI loans balances decreased $6.3 million or 7.3% since December 31, 2024 due to paydowns outpacing new production or advances on existing lines.

As of December 31, 2024, our CVLI loans comprised of $86.8 million, or 6.2% of loans, compared to $112.5 million, or 7.9% of loans, as of December 31, 2023. Our CVLI loans balances decreased $25.6 million or 22.8% since December 31, 2023 due to higher interest rates which have softened demand for the product.

As of March 31, 2025, our other consumer loans comprised of $20.2 million, or 1.4% of loans, compared to $20.5 million, or 1.5% of loans, as of December 31, 2024. Our other consumer loans balances decreased $281 thousand or 1.4% since December 31, 2024, with no significant change to the portfolio.

As of December 31, 2024, our other consumer loans comprised of $20.5 million, or 1.5% of loans, compared to $22.7 million, or 1.6% of loans, as of December 31, 2023. Our other consumer loans balances decreased $2.2 million or 9.8% since December 31, 2023 due to higher interest rates which have softened demand for the product.

Internally Assigned Grades on LHFI

The Company utilizes an internal loan classification system for the Commercial portfolio that is updated to perpetually grade loans according to certain credit quality indicators. These credit quality indicators include, but are not limited to, recent credit performance, delinquency, liquidity, cash flows, debt coverage ratios, collateral type and LTV ratio. The Company determines its risk rating classification of the Retail lending portfolio based on nonaccrual and delinquency status in accordance with the Uniform Retail Credit Classification guidance and industry norms. See Note 3 to the consolidated financial statements.

The following tables provides details of the Company’s loan and lease portfolio by segment, class, and internally assigned grade at March 31, 2025, December 31, 2024 and December 31, 2023:

	As of March 31, 2025
(dollars in thousands)	Pass	Special mention	Substandard	Total
Commercial loans
Acquisition, development, and construction	$76,453	$-	$-	$76,453
Income producing CRE	352,281	-	412	352,693
Owner-occupied CRE	83,711	-	6,493	90,204
Senior housing	208,922	24,814	11,556	245,292
Commercial and industrial	141,202	-	4,582	145,784
Retail loans (1)
Marine vessels	284,305	-	-	284,305
Residential mortgages	176,633	-	161	176,794
Cash value life insurance LOC	80,503	-	-	80,503
Other consumer	20,204	-	-	20,204
Total	$1,424,214	$24,814	$23,204	$1,472,232

(1) Retail loans are not risk rated, but are classified as performing or nonperforming. Performing loans are presented in the Pass category and nonperforming loans are in the Substandard category.

	As of December 31, 2024
(dollars in thousands)	Pass	Special mention	Substandard	Total
Commercial loans
Acquisition, development, and construction	$72,520	$-	$-	$72,520
Income producing CRE	321,146	-	412	321,558
Owner-occupied CRE	87,906	-	6,667	94,573
Senior housing	190,084	25,025	18,972	234,081
Commercial and industrial	136,878	36	4,712	141,626
Retail loans (1)
Marine vessels	263,657	-	-	263,657
Residential mortgages	173,834	-	265	174,099
Cash value life insurance LOC	86,844	-	-	86,844
Other consumer	20,442	-	43	20,485
Total	$1,353,311	$25,061	$31,071	$1,409,443

(1) Retail loans are not risk rated, but are classified as performing or nonperforming. Performing loans are presented in the Pass category and nonperforming loans are in the Substandard category.

	As of December 31, 2023
(dollars in thousands)	Pass	Special mention	Substandard	Total
Commercial loans
Acquisition, development, and construction	$124,406	$-	$-	$124,406
Income producing CRE	263,504	79	460	264,043
Owner-occupied CRE	85,582	432	5,993	92,007
Senior housing	214,229	25,491	10,873	250,593
Commercial and industrial	134,681	102	5,012	139,795
Retail loans (1)
Marine vessels	266,008	-	189	266,197
Residential mortgages	145,874	-	346	146,220
Cash value life insurance LOC	112,457	-	-	112,457
Other consumer	22,707	-	-	22,707
Total	$1,369,448	$26,104	$22,873	$1,418,425

(1) Retail loans are not risk rated, but are classified as performing or nonperforming. Performing loans are presented in the Pass category and nonperforming loans are in the Substandard category.

Pass rated loans were 96.7% of total LHFI at March 31, 2025 as compared to 96.0% at December 31, 2024. Special mention rated loans were 1.7% of total LHFI at March 31, 2025 as compared to 1.8% at December 31, 2024. Substandard loans were 1.6% of total LHFI at March 31, 2025 as compared to 2.2% at December 31, 2024. The primary cause of the decrease in substandard loans during the three months ended March 31, 2025 was the payoff of one Senior housing relationship. The Company continues to monitor these loans, and where covenant defaults have occurred, obtain additional cash collateral to cure the default.

Pass rated loans were 96.0% of total LHFI at December 31, 2024 as compared to 96.5% at December 31, 2023. Special mention rated loans were 1.8% of total LHFI at December 31, 2024 and 2023. Substandard loans were 2.2% of total LHFI at December 31, 2024 as compared to 1.6% at December 31, 2023. The primary cause of the increase in special mention and substandard loans during the comparative periods is continued pressure on Senior housing loans due to increased operating costs and increased debt service in the current interest rate environment leading to decreased debt service coverage.

Nonperforming Loans

Loans are considered past due or delinquent when the contractual principal or interest due in accordance with the terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment. Loans are placed on nonaccrual status when it becomes probable that interest is not fully collectable generally when the loan becomes 90 days past due. Once loans are placed on nonaccrual status, previously accrued but unpaid interest is reversed from interest income, and the accrual of interest income is suspended. Future payments received are applied to the principal balance of the loan. If and when borrowers demonstrate the sustained ability to repay such loans in accordance with the loan’s contractual terms, the loan may be returned to accrual status. Loans which become 90 days past due are reviewed for collectability of principal. Principal amounts deemed uncollectible are charged off against the provision for credit losses on loans, unless such loans are in the process of modification, collection through repossession, or foreclosure. Certain consumer loans are not placed on nonaccrual but are monitored and charged-off at 120 days past due.

Real estate we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as other real estate owned until sold and is recorded at the lower of cost or fair value, minus estimated costs to sell. Subsequent to foreclosure, losses resulting from the periodic revaluation of the property are charged to loss on OREO, net and a new carrying value is established. Any gains or losses realized at the time of disposal or subsequent write-downs are reflected in the Consolidated Statements of Operations. Expenses to maintain such assets are included in net cost of operation of OREO.

Nonperforming loans include loans 90 days or more past due and still accruing and loans accounted for on a nonaccrual basis. Nonperforming assets consist of nonperforming loans in addition to OREO.

The following table sets forth the allocation of our nonperforming assets among our different asset categories as of the dates presented:

	As of March 31,		As of December 31,
(dollars in thousands)	2025	2024	2024	2023
Nonaccrual loans (1)	$14,599	$3,849	$14,957	$4,338
Past due loans 90 days and still accruing	6	34	49	-
Total nonperforming loans	14,605	3,883	15,006	4,338
Other real estate owned	765	-	864	-
Total nonperforming assets	$15,370	$3,883	$15,870	$4,338
Nonperforming loans to gross LHFI	0.99%	0.28%	1.06%	0.31%
Nonperforming assets to total assets	0.70%	0.19%	0.76%	0.21%
Allowance for credit losses to total LHFI	1.16%	1.12%	1.21%	1.09%

(1) Nonaccrual loans include balances of approximately $4.7 million, $4.8 million, and $2.7 million that are covered by government guarantees for March 31, 2025, December 31, 2024 and December 31, 2023, respectively.

Nonperforming loans were $14.6 million and $15.0 million at March 31, 2025 and December 31, 2024, respectively. The modest decrease in nonperforming loans from December 31, 2024 to March 31, 2025 was primarily due to payments collected during the period.

Nonperforming loans were $15.0 million and $4.3 million at December 31, 2024 and 2023, respectively. The increase in nonperforming loans from December 31, 2023 to December 31, 2024 was primarily due to the migration of one senior housing loan and one commercial relationship into nonaccrual status.

The following table sets forth the major classifications of nonaccrual loans for the periods presented:

	As of March 31,	As of December 31,
(dollars in thousands)	2025	2024	2023
Commercial loans
Income producing CRE	$412	$412	$460
Owner-occupied CRE	3,348	3,425	3,079
Senior housing	6,487	6,570	-
Commercial and industrial	4,191	4,285	264
Retail loans
Marine vessels	-	-	189
Residential mortgages	161	265	346
Total nonaccrual loans	$14,599	$14,957	$4,338

Allowance for Credit Losses on Loans

The ACL on loans is a valuation allowance estimated at each balance sheet date in accordance with GAAP that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. The ACL represents management's best estimate of credit losses expected over the life of the loan, adjusted for expected contractual payments and the impact of prepayment expectations. ACL is not required for LHFS and is only recorded for LHFI.

The Company estimates the ACL on loans based on the underlying loans’ amortized cost basis, which is the amount at which the financing receivable is originated or acquired, adjusted for applicable accretion or amortization of premium, discount, and net deferred fees or costs, collection of cash, and charge-offs. In the event that collection of principal becomes uncertain, the Company has policies in place to reverse accrued interest in a timely manner. It is the Company's policy to write off uncollectible interest receivable of LHFI when it is considered uncollectible, which is generally when an asset is placed on nonaccrual and exclude it from the ACL.

Expected credit losses are reflected in the ACL through a charge to Provision for credit losses. When the Company deems all or a portion of a loan to be uncollectible the appropriate amount is written off and the ACL is reduced by the same amount. Loans are charged off against the ACL when management believes the collection of the principal is unlikely. Subsequent recoveries of previously charged off amounts, if any, are credited to the ACL when received. See Note 1 of our consolidated financial statements as of December 31, 2024, included elsewhere in this prospectus, for additional information regarding ACL policy.

The allowance for credit losses on loans remained steady at $17.1 million as of March 31, 2025 similar to the balance at December 31, 2024. There was a modest increase in the commercial loans portfolio which was offset by a decrease in the retail loans portfolio.

The allowance for credit losses on loans was $17.1 million at December 31, 2024 compared to $15.5 million at December 31, 2023, an increase of $1.7 million, or 10.7% primarily attributed to increased risks in the Senior Housing portfolio, offset by improved economic conditions and decreased risks in CRE lending as a significant portion of construction loans reached completion during 2024.

Analysis of the Allowance for Credit Losses on Loans. The following table provides an analysis of the ACL on loans and net charge-offs for the periods presented:

	As of	As of and for the Year Ended December 31,
(dollars in thousands)	March 31, 2025	2024	2023
Allowance for credit losses on loans at end of period (1)	$17,104	$17,118	$15,465
Loans balances:
Total loans held for investment, end of period	$1,472,232	$1,409,443	$1,418,425
Average loans held for investment	$1,428,405	$1,418,022	$1,358,308
Net charge-offs to average LHFI	0.00%	0.01%	0.05%
Allowance for credit losses on loans to total LHFI (1)	1.16%	1.21%	1.09%
Nonaccrual loans as a percentage of end of period loans	0.01%	1.06%	0.31%
Allowance for credit losses on loans to nonaccrual loans at end of period (1)	117.16%	114.45%	356.50%
Allowance for credit losses on loans to total nonperforming loans at end of period (1)	117.11%	114.07%	356.50%

(1) Excludes allowance for credit losses for unfunded loans commitments.

At March 31, 2025, the ACL on loans totaled $17.1 million, or 1.16% of loans, compared to $17.1 million, or 1.21% of loans, at December 31, 2024. The decrease in the ACL on loans as a percentage of loans compared to December 31, 2024 was primarily attributed to additional collateral valued for one Senior housing collateral-dependent loan, production mix, and updates to macroeconomic variable forecasts.

At December 31, 2024, the ACL on loans totaled $17.1 million, or 1.21% of loans, compared to $15.5 million, or 1.09% of loans, at December 31, 2023. The increase in the ACL on loans as a percentage of loans compared to December 31, 2023 was primarily attributed to increased risks in the Senior Housing portfolio, offset by improved economic conditions and decreased risks in CRE lending as a significant portion of construction loans reached completion during 2024.

For the three months ended March 31, 2025, our net charge-off ratio as a percentage of average loans, as annualized, was 0.00%, compared to 0.01% for the year ended December 31, 2024.

For the year ended December 31, 2024, our net charge-off ratio as a percentage of average loans was 0.01%, compared to 0.05% for the year ended December 31, 2023. Originating and maintaining high quality loans is a top priority for the management.

As of March 31, 2025, our ratio of nonperforming assets to total assets was 0.70%, compared to 0.76% as of December 31, 2024. The decrease was due to balance sheet growth since December 31, 2024.

As of December 31, 2024, our ratio of nonperforming assets to total assets was 0.76%, compared to 0.21% as of December 31, 2023. The increase was due to an increase in nonaccrual loans coupled with loan growth from December 31, 2023.

The following table allocates the allowance for credit losses on loans by loan category for the periods presented:

			As of December 31,
	As of March 31, 2025		2024		2023
(dollars in thousands)	Amount	% of Loans in each category to total loans	Amount	% of Loans in each category to total loans	Amount	% of Loans in each category to total loans
Commercial loans
Acquisition, development, and construction	$1,337	5.2%	$1,188	5.2%	$3,318	8.8%
Income producing CRE	6,619	24.0	5,867	22.8	5,067	18.6
Owner-occupied CRE	595	6.1	543	6.7	628	6.5
Senior housing	4,149	16.7	4,576	16.6	1,342	17.7
Commercial and industrial	842	9.8	751	10.0	1,079	9.8
Total commercial loans	$13,542	61.8%	$12,925	61.3%	$11,434	61.4%
Retail loans
Residential mortgages	$1,309	12.0	$1,688	12.4	$2,167	10.3
Marine vessels	1,801	19.3	2,015	18.6	1,277	18.8
Cash value life insurance LOC	79	5.5	88	6.2	122	7.9
Other consumer	373	1.4	402	1.5	465	1.6
Total retail loans	$3,562	38.2%	$4,193	38.7%	$4,031	38.6%
Total allowance for credit losses on loans	$17,104	100.0%	$17,118	100.0%	$15,465	100.0%

Allowance for Credit Losses for Unfunded Commitments

The Company records an ACL for unfunded loan commitments, unless the commitments to extend credit are unconditionally cancelable, through a charge to provision for credit losses in the Company’s Consolidated Statements of Operations. The ACL for unfunded commitment exposures is estimated by loan segment at each balance sheet date under the CECL model using the same methodologies as portfolio loans, taking into consideration the likelihood that funding will occur. The ACL for unfunded commitments is included in Other liabilities on the Company’s Consolidated Balance Sheets.

As of March 31, 2025, the ACL for unfunded commitments was $3.3 million compared to $2.7 million at December 31, 2024. The increase in the ACL for unfunded commitments was primarily due to production of new loan commitments.

As of December 31, 2024, the ACL for unfunded commitments was $2.7 million compared to $3.9 million at December 31, 2023. The decrease in the ACL for unfunded commitments was primarily due to changes in economic factors.

It is management's policy to maintain the ACL at a level adequate for risks inherent in the loan portfolio. The FRB and SCBFI also review the ACL as an integral part of their examination process. Based on information currently available, management believes that our ACL is adequate. However, the loan portfolio can be adversely affected if economic conditions or the real estate market in our market areas were to weaken. The effect of such events, although uncertain at this time, could result in an increase in the level of nonperforming loans and increased loan losses, which could adversely affect our future growth and profitability. No assurance of the ultimate level of credit losses can be given with any certainty.

Net Charge-offs

The following table summarizes net charge-offs to average loans for each of the periods presented:

	As of March 31, 2025			As of December 31, 2024			As of December 31, 2023
(dollars in thousands)	Average Loans	Net Charge-offs (Recoveries)	Net Charge-offs to Average Loans (1)	Average Loans	Net Charge-offs (Recoveries)	Net Charge-offs to Average Loans	Average Loans	Net Charge-offs (Recoveries)	Net Charge-offs to Average Loans
Commercial loans
Acquisition, development, and construction	$72,235	$-	0.00%	$110,569	$-	0.00%	$100,300	$-	0.00%
Income producing CRE	325,135	-	0.00%	260,325	-	0.00%	240,152	65	0.03%
Owner-occupied CRE	85,067	-	0.00%	97,900	(53)	-0.05%	102,161	-	0.00%
Senior housing	238,755	-	0.00%	243,235	-	0.00%	264,001	-	0.00%
Commercial and industrial	160,233	1	0.00%	144,395	82	0.06%	115,460	323	0.28%
Retail loans
Residential mortgages	269,582	(2)	0.00%	275,236	36	0.01%	139,333	156	0.11%
Marine vessels	173,809	-	0.00%	170,354	(15)	-0.01%	244,850	5	0.00%
Cash value life insurance LOC	82,904	-	0.00%	94,428	47	0.05%	129,652	-	0.00%
Other consumer	20,685	16	0.31%	21,580	(1)	0.00%	22,399	160	0.71%
	$1,428,405	$15	0.00%	$1,418,022	$96	0.01%	$1,358,308	$709	0.05%

(1) Represents annualized March 31, 2025 data.

Net charge-offs were $15 thousand and $96 thousand as of March 31, 2025 and December 31, 2024, respectively. These net charge-offs related to various small loans across multiple categories in each period.

Net charge-offs were $96 thousand and $709 thousand as of December 31, 2024 and 2023, respectively. Charge-offs were higher in the previous year due to write-offs of loans acquired from the Cornerstone Bank acquisition. These charge-offs were primarily related to SBA loans where the guarantee was not honored by the SBA. The Company carried a contingency reserve related to these items that was recorded at acquisition, and it was released in non-interest expense at the time that these loans were charged-off, effectively neutralizing the impact of the losses on overall earnings.

Deposits

Deposits represent our Bank’s primary source of funds. We gather deposits primarily through our branch locations and targeting new deposits relationships by our bankers. We offer a variety of deposit products including demand deposits accounts, interest-bearing products, savings accounts, and certificate of deposits. We put continued effort into gathering noninterest demand deposits accounts through marketing to our existing and new loan customers, customer referrals, and expansion into new markets. As the Company wins new loan customers and targets new deposit relationships with competitive rates on interest bearing accounts, our bankers are focused on ensuring that we win the entire relationship, including operating accounts, so that we can preserve our attractive mix of deposits.

Total deposits increased $102.9 million, or 5.6%, to $1.94 billion at March 31, 2025 compared to $1.83 billion at December 31, 2024. As of March 31, 2025, 15.5% of total deposits were comprised of noninterest-bearing deposits accounts and 84.5% of interest-bearing deposit accounts compared to 16.5% and 83.5% as of December 31, 2024, respectively. These increases were due to a continued result of pursuing and winning new relationships as well as maintaining our existing relationships.

Total deposits increased $84.1 million, or 4.8%, to $1.83 billion at December 31, 2024 compared to $1.75 billion at December 31, 2023. As of December 31, 2024, 16.5% of total deposits were comprised of noninterest-bearing deposits accounts and 83.5% of interest-bearing deposit accounts compared to 18.6% and 81.4% as of December 31, 2023, respectively. These increases were due to a continued result of our expanding branch network as well as winning new relationships.

At March 31, 2025, we had total brokered deposits of $287.6 million, or 14.8% of total deposits, compared to $275.3 million, or 15.0% of total deposits, at December 31, 2024.

At December 31, 2024, we had total brokered deposits of $275.3 million, or 15.0% of total deposits, compared to $225.3 million, or 12.9% of total deposits, at December 31, 2023. We use brokered deposits, subject to certain limitations and requirements, as a source of funding to support our asset growth and augment the deposits generated from our branch network, which are our principal source of funding. Our level of brokered deposits varies from time to time depending on competitive interest rate conditions and other factors and tends to increase as a percentage of total deposits when the brokered deposits are less costly than issuing internet certificates of deposit or borrowing from the Federal Home Loan Bank of Atlanta.

At March 31, 2025, our uninsured deposits were $699.7 million, or 36.1% of total deposits, compared to $667.4 million, or 36.4% of total deposits, at December 31, 2024.

At December 31, 2024, our uninsured deposits were $667.4 million, or 36.4% of total deposits, compared to $625.3 million, or 35.7% of total deposits, at December 31, 2023.

The following table summarizes our average deposit balances and weighted average rates as of the dates presented:

			As of December 31,
	As of March 31, 2025		2024		2023
(dollars in thousands)	Average Balance	Weighted Average Rate(1)	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate
Noninterest-bearing demand deposits	$293,387	− %	$323,949	− %	$358,650	− %
Interest-bearing demand deposits	196,017	0.69	179,495	0.45	168,072	0.22
Money market deposits	561,060	3.14	598,621	3.73	565,284	2.92
Savings deposits	35,145	0.50	38,074	0.50	42,939	0.50
Certificates of deposits	774,634	4.25	651,974	4.62	584,983	3.79
Total interest-bearing deposits	$1,566,856	3.32%	$1,468,164	3.64%	$1,361,278	2.89%
Total deposits	$1,860,243	2.80%	$1,792,113	2.98%	$1,719,928	2.28%

(1) Annualized weighted average rate for March 31, 2025.

The following tables set forth the maturity of time deposits as of March 31, 2025, December 31, 2024 and December 31, 2023:

	As of March 31, 2025 Maturity Within:
(dollars in thousands)	Three Months	Three to Six Months	Six to Twelve Months	After Twelve Months	Total
Time deposits ($250,000 or less)	$219,406	$155,334	$182,754	$70,157	$627,651
Time deposits (more than $250,000)	75,672	58,339	32,886	965	167,862
Total time deposits	$295,078	$213,673	$215,640	$71,122	$795,513

	As of December 31, 2024 Maturity Within:
(dollars in thousands)	Three Months	Three to Six Months	Six to Twelve Months	After Twelve Months	Total
Time deposits ($250,000 or less)	$262,984	$131,891	$195,501	$3,234	$593,610
Time deposits (more than $250,000)	51,978	79,043	33,600	970	165,591
Total time deposits	$314,962	$210,934	$229,101	$4,204	$759,201

	As of December 31, 2023 Maturity Within:
(dollars in thousands)	Three Months	Three to Six Months	Six to Twelve Months	After Twelve Months	Total
Time deposits ($250,000 or less)	$308,870	$69,695	$129,555	$4,574	$512,694
Time deposits (more than $250,000)	47,701	30,675	51,414	314	130,104
Total time deposits	$356,571	$100,370	$180,969	$4,888	$642,798

Commercial Mortgage Servicing Rights

As of March 31, 2025, December 31, 2024 and December 31, 2023, we serviced $112.0 million, $120.4 million and $107.5 million, respectively, of SBA and USDA loans for others. The size of this loan servicing portfolio has grown over the last few years as we consistently originated and sold portions of these loans that we originate while retaining loan servicing rights. Activity for commercial mortgage servicing rights was as follows:

	As of March 31,	Years Ended December 31,
(dollars in thousands)	2025	2024	2023
Balance, beginning of period	$1,237	$1,125	$1,302
Additions	-	426	367
Disposals	-	-	-
Other changes(1)	(144)	(314)	(544)
Balance, end of period	$1,093	$1,237	$1,125

(1) Comprised of amortization.

Our commercial mortgage servicing rights are included in intangible assets on our consolidated balance sheets and are reported net of amortization and impairment, if any.

Other Borrowings

The Company utilizes FHLBA advances as a supplementary funding source to finance our operations. These FHLBA advances are collateralized by securities owned by the Company and held in safekeeping by the FHLBA, FHLBA stock owned by the Company, and certain qualifying loans secured by real estate, including residential mortgage loans, home equity lines of credit and commercial real estate loans.

At March 31, 2025 and December 31, 2024, we had a maximum borrowing capacity from the FHLBA of $174.1 million and $162.8 million, respectively. As of March 31, 2025, we had no FHLBA advances outstanding. At December 31, 2024, we had $15.0 million of FHLBA advances outstanding.

At December 31, 2024 and 2023, we had a maximum borrowing capacity from the FHLBA of $162.8 million and $148.0 million, respectively. We had $15.0 million and $50.0 million of FHLBA advances outstanding as of December 31, 2024 and 2023, respectively.

As of March 31, 2025 and December 31, 2024, the Company had approximately $6.0 million and $12.0 million, respectively, of a line of credit outstanding, net of debt costs, with a maximum commitment availability of $24.0 million at March 31, 2025 and December 31, 2024.

The Company had approximately $12.0 million, and $24.0 million of a line of credit outstanding, net of debt costs, as of December 31, 2024 and 2023, respectively, with a maximum commitment availability of $24.0 million at December 31, 2024 and 2023.

In addition, the Company had approximately $14.7 million of subordinated debt, net of debt costs, as of March 31, 2024, December 31, 2024, and December 31, 2023.

Investment Portfolio

The securities portfolio is the second largest component of our interest earning assets. The portfolio serves the following purposes: (i) to optimize the Bank’s income consistent with the investment portfolio’s liquidity and risk objectives; (ii) to balance market and credit risks of other assets and the Bank’s liability structure; (iii) to profitably deploy funds which are not needed to fulfill loan demand, deposit redemptions or other liquidity purposes; and (iv) provide collateral which the Bank is required to pledge against public funds.

We classify our securities as either available-for-sale or held-to-maturity at the time of purchase. Investment securities not classified as either held-to-maturity or trading are classified as available-for-sale. All of the securities in our investment portfolio were classified as available-for-sale as of March 31, 2025, December 31, 2024, and December 31, 2023. Investment securities available-for-sale are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of AOCI in the Consolidated Statements of Comprehensive Income. Monthly adjustments are made to reflect changes in the fair value of our available-for-sale securities.

Securities available-for-sale consist primarily of U.S. Treasuries, municipal obligations, mortgage-backed securities, asset-backed securities, and corporate debt securities. No issuer of the available-for-sale securities comprised more than ten percent of our shareholders’ equity as of March 31, 2025, December 31, 2024, and December 31, 2023, except FHLMC, FNMA, Ginnie Mae, and U.S. Treasury within those periods.

The following table summarizes the fair value of the available-for-sale securities portfolio as of the dates presented:

	As of March 31,			As of December 31,
	2025			2024			2023
(dollars in thousands)	Amortized Cost	Fair Value	Unrealized Gain (Loss)	Amortized Cost	Fair Value	Unrealized Gain (Loss)	Amortized Cost	Fair Value	Unrealized Gain (Loss)
U.S. Treasuries	$5,991	$5,688	$(303)	$5,990	$5,612	$(378)	$53,954	$52,008	$(1,946)
Municipal obligations	61,845	53,597	(8,248)	61,401	53,071	(8,330)	71,160	62,884	(8,276)
Mortgage-backed securities	184,694	171,951	(12,743)	181,242	166,092	(15,150)	166,112	149,336	(16,776)
Asset-backed securities	34,394	34,431	37	46,775	46,940	165	55,874	55,664	(210)
Corporate debt securities	60,360	59,811	(549)	64,264	63,552	(712)	37,520	34,904	(2,616)
Total available for sale securities	$347,284	$325,478	$(21,806)	$359,672	$335,267	$(24,405)	$384,620	$354,796	$(29,824)

Certain securities have fair values less than amortized cost and, therefore, contain unrealized losses. At December 31, 2024, we evaluated securities available-for-sale which had an unrealized loss to determine whether the decline in the fair value below the amortized cost basis (impairment) is due to credit-related factors or noncredit-related factors. Any impairment that is not credit related is recognized in other comprehensive income, net of applicable taxes. Credit-related impairment is recognized as an ACL on the balance sheet, limited to the amount by which the amortized cost basis exceeds the fair value with a charge to earnings. We do not intend to sell these securities, and it is not more likely than not that we will be required to sell them before recovery of the amortized cost basis, which may be at maturity.

The following table sets forth certain information regarding contractual maturities and the weighted average yields of our investment securities as of March 31, 2025 and December 31, 2024. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, considering the expected life of each security. The weighted average yield for each maturity range was computed using the amortized cost of each security within the applicable maturity range. The yield on non-taxable investments was not adjusted for tax equivalency.

	As of March 31, 2025
	Due in One Year or Less		Due after One Year Through Five Years		Due after Five Years Through Ten Years		Due after Ten Years
(dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
U.S. Treasuries	$-	-%	$5,991	1.03%	$-	-%	$-	-%
Municipal obligations	-	-	8,310	1.90	23,781	2.16	29,754	2.37
Mortgage-backed securities	-	-	27,612	2.98	14,262	4.06	142,820	3.43
Asset-backed securities	-	-	-	-	17,309	5.87	17,085	5.69
Corporate debt securities	2,473	10.00	17,030	7.56	37,816	5.63	3,041	5.58
Total available for sale securities	$2,473	10.00%	$58,943	3.96%	$93,168	4.55%	$192,700	3.50%

	As of December 31, 2024
	Due in One Year or Less		Due after One Year Through Five Years		Due after Five Years Through Ten Years		Due after Ten Years
(dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
U.S. Treasuries	$-	-%	$5,990	1.03%	$-	-%	$-	-%
Municipal obligations	-	-	6,339	1.68	24,310	2.20	30,752	2.37
Mortgage-backed securities	-	-	27,823	3.05	14,257	4.13	139,162	3.40
Asset-backed securities	-	-	-	-	23,367	6.06	23,408	6.24
Corporate debt securities	2,449	10.00	22,443	6.55	36,332	5.56	3,040	5.58
Total available for sale securities	$2,449	10.00%	$62,595	3.97%	$98,266	4.64%	$196,362	3.61%

We utilize interest rate swaps agreements for some of our securities available-for-sale as part of our asset-liability management strategy to help mitigate its interest rate risk.

As of March 31, 2025 and December 31, 2024, the carrying amount of our hedged securities available for sale related to cumulative basis adjustment for the fair value hedges was $23.1 million and $22.6 million, respectively.

As of December 31, 2024 and 2023, the carrying amount of our hedged securities available for sale related to cumulative basis adjustment for the fair value hedges was $22.6 million and $22.8 million, respectively.

Liquidity

The term liquidity refers to the measure of our ability to meet cash flow requirements of our depositors and borrowers, while at the same time meeting our operational, capital, and strategic cash flow needs, all at a reasonable cost. We continuously monitor our liquidity position to ensure that assets and liabilities are managed in a manner that will meet all short-term and long-term cash requirements. We manage our liquidity position to meet the daily cash flow needs of customers, while maintaining an appropriate balance between assets and liabilities in order to meet the return on investment objectives of our shareholders.

The Bank’s Asset and Liability Committee as well as the Credit and Risk Committee of the Board of Directors are the primary groups responsible for monitoring the Bank’s liquidity position. We have identified various liquidity metrics and ratios, including the volatile funds ratio, non-core funding dependency ratio and loan to deposit ratio that these committees use to monitor the Bank’s liquidity position. Further, these groups are also responsible for reviewing and monitoring the stress testing of the Bank's overall liquidity under multiple liquidity stress scenarios. As of December 31, 2024, the Bank was in compliance with all internal policies and guidelines.

Our liquidity position is supported by management of our liquid assets and access to alternative sources of funds. Our liquid assets include cash, interest-bearing deposits in correspondent banks, federal funds sold, and fair value of unpledged investment securities. Other available sources of liquidity include wholesale deposits, and additional borrowings from correspondent banks, FHLBA advances, and the Federal Reserve discount window.

Our short-term and long-term liquidity requirements are primarily met through cash flow from operations, redeployment of prepaying and maturing balances in our loan and investment portfolios, and new customer deposits. Other alternative sources of funds will supplement these primary sources to the extent necessary to meet additional liquidity requirements on either a short-term or long-term basis.

As part of our liquidity management strategy, we open federal funds lines with our correspondent banks. As of March 31, 2025 and December 31, 2024, we had $69.5 million of unsecured federal funds lines with no amounts advanced.

As of December 31, 2024 and 2023, we had $69.5 million and $55.5 million, respectively, of unsecured federal funds lines with no amounts advanced.

As of March 31, 2025 and December 31, 2024, we had access to the Federal Reserve’s discount window in the amount of $30.2 million and $30.4 million, respectively. There were no borrowings outstanding as of March 31, 2025 and December 31, 2024 for the Federal Reserve’s discount window. We had pledged investment securities at March 31, 2025 and December 31, 2024 totaling $8.7 million and $8.5 million, respectively, as collateral for federal funds purchased. In addition, we also had pledged investment securities at March 31, 2025 and December 31, 2024, totaling $31.8 million and $32.1 million, respectively, as collateral at the FRB.

As of December 31, 2024 and 2023, we had access to the Federal Reserve’s discount window in the amount of $30.4 million and $184.1 million, respectively. Of the $184.1 million unused lines of credit from the Federal Reserve Bank of Richmond for 2023, $143.4 million was available under the BTFP and $40.7 million from the discount window, both fully secured by investment securities. There were no borrowings outstanding as of December 31, 2024 and 2023 for the Federal Reserve’s discount window. We had pledged investment securities at December 31, 2024 and 2023 totaling $8.5 million and $10.1 million, respectively, as collateral for federal funds purchased. In addition, we also had pledged investment securities at December 31, 2024 and 2023, totaling $32.1 million and $174.1 million, respectively, as collateral at the FRB.

At March 31, 2025, we had no outstanding advances from the FHLBA while at December 31, 2024, we had $15.0 million, outstanding advances from the FHLBA. Based on the values of collateral pledged, we had $166.1 million and $141.8 million as of March 31, 2025 and December 31, 2024, respectively, of additional borrowing availability with the FHLBA. We had no pledged investment securities at March 31, 2025 or December 31, 2024 pledged as collateral for the FHLBA advances. We also maintain relationships in the capital markets with brokers to issue certificates of deposit and money market accounts.

At December 31, 2024 and 2023, we had $15.0 million and $50.0 million, respectively, of outstanding advances from the FHLBA. Based on the values of collateral pledged, we had $141.8 million and $98.0 million as of December 31, 2024 and 2023, respectively, of additional borrowing availability with the FHLBA. We had no pledged investment securities at December 31, 2024 or December 31, 2023 pledged as collateral for the FHLBA advances. We also maintain relationships in the capital markets with brokers to issue certificates of deposit and money market accounts.

Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the Federal Banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct adverse material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios. These include a CET1 risk-based capital ratio, a Tier 1 risk-based capital ratio, which includes CET1 and additional Tier 1 capital, and a total risk-based capital ratio, which includes Tier 1 and Tier 2 capital. CET1 is primarily comprised of the sum of common stock instruments and related surplus net of treasury stock plus retained earnings less certain adjustments and deductions, including with respect to goodwill, intangible assets, mortgage servicing assets, and deferred tax assets subject to temporary timing differences. Additional Tier 1 capital is primarily comprised of noncumulative perpetual preferred stock. Tier 2 capital consists of instruments disqualified from Tier 1 capital, including qualifying subordinated debt and a limited amount of loan loss reserves up to a maximum of 1.25% of risk-weighted assets, subject to certain eligibility criteria. The capital rules also define the risk-weights assigned to assets and off-balance sheet items to determine the risk-weighted asset components of the risk-based capital rules, including, for example, certain “high volatility” commercial real estate, past due assets, structured securities, and equity holdings.

The Bank is also required to maintain capital at a minimum level based on total assets, which is known as the Tier 1 leverage ratio. The leverage capital ratio is the ratio of Tier 1 capital to quarterly average assets net of goodwill, certain other intangible assets, and certain required deduction items require the Bank to maintain:

(i) a minimum leverage ratio of Tier 1 capital to average total assets, after certain adjustments, of 4.0%,

(ii) a minimum ratio of Tier 1 capital to risk-weighted assets of 6.0%,

(iii) a minimum ratio of total-capital to risk-weighted assets of 8.0% and,

(iv) a minimum ratio of CET1 to risk-weighted assets of 4.5%.

In addition, the capital rules require a capital conservation buffer of 2.5% above each of the minimum risk-based capital ratio requirements (CET1, Tier 1, and total capital), comprised of CET1, which is designed to absorb losses during periods of economic stress. These buffer requirements must be met for a bank or bank holding company to be able to pay dividends, engage in share buybacks, or make discretionary bonus payments to executive management without restriction.

Prompt Corrective Action — The Federal Banking agencies have broad powers with which to require companies to take prompt corrective action to resolve problems of insured depository institutions that do not meet minimum capital requirements. The law establishes five capital categories for this purpose:

(i) well-capitalized;

(ii) adequately capitalized;

(iii) undercapitalized;

(iv) significantly undercapitalized; and

(v) critically undercapitalized.

To be well-capitalized, the Bank must maintain at least the following capital ratios:

•
6.5% CET1 to risk-weighted assets;
•
8.0% Tier 1 capital to risk-weighted assets;

•
10.0% Total capital to risk-weighted assets; and
•
5.0% Tier 1 leverage ratio.

The table below summarizes the capital requirements applicable to the Bank in order to be considered “well-capitalized” from a regulatory perspective, as well as the Bank’s capital ratios as of March 31, 2025, December 31, 2024 and December 31, 2023. Because the Company is a small bank holding company under the guidelines of the Federal Reserve and is not required to report consolidated capital ratios for regulatory purposes, capital ratios are presented for the Bank only.

The Bank exceeded all regulatory capital requirements and was considered to be “well-capitalized” as of the dates reflected per the table below.

There have been no conditions or events since March 31, 2025 that management believes would change this classification.

	Ratio at March 31,	Ratio at December 31,		Regulatory Capital Ratio Requirements	Regulatory Capital Ratio Requirements including Capital Conservation Buffer	Minimum Requirements for "Well Capitalized" Depository Institution
	2025	2024	2023
Coastal States Bank
Total capital (to risk-weighted assets)	12.52%	12.97%	12.36%	8.00%	10.50%	10.00%
Tier 1 capital (to risk-weighted assets)	11.55%	12.07%	11.52%	6.00%	8.50%	8.00%
CETI capital (to risk-weighted assets)	11.55%	12.07%	11.52%	4.50%	7.00%	6.50%
Tier 1 leverage	10.62%	10.64%	9.94%	4.00%	4.00%	5.00%

Contractual Obligations

The following tables contain supplemental information regarding our total contractual obligations at March 31, 2025, December 31, 2024 and December 31, 2023:

	Payments Due at March 31, 2025
(dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	After Five Years	Total
Deposits without a stated maturity	$1,142,180	$-	$-	$-	$1,142,180
Time deposits	724,391	70,787	335	-	795,513
Other borrowings (1)	6,000	-	-	15,000	21,000
Operating lease liabilities	955	1,595	1,324	1,165	5,039
Total contractual obligations	$1,873,526	$72,382	$1,659	$16,165	$1,963,732

(1) $6 million due within one year includes a gross revolving commercial line of credit outstanding, and $15 million due after five years represents gross subordinated debt outstanding.

	Payments Due at December 31, 2024
(dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	After Five Years	Total
Deposits without a stated maturity	$1,075,601	$-	$-	$-	$1,075,601
Time deposits	754,997	3,850	354	-	759,201
Other borrowings (1)	27,000	-	-	15,000	42,000
Operating lease liabilities	987	1,642	1,380	1,302	5,311
Total contractual obligations	$1,858,585	$5,492	$1,734	$16,302	$1,882,113

(1) $27 million due within one year includes a gross revolving commercial line of credit of $12 million and an FHLB of Atlanta advance of $15 million outstanding; $15 million due after five years represents gross subordinated debt outstanding.

	Payments Due at December 31, 2023
(dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	After Five Years	Total
Deposits without a stated maturity	$(642,797)	$-	$-	$-	$(642,797)
Time deposits	638,371	3,651	776	-	642,798
Other borrowings (1)	50,000	24,000	-	15,000	89,000
Operating lease liabilities	1,075	1,790	1,304	1,107	5,276
Total contractual obligations	$46,649	$29,441	$2,080	$16,107	$94,277

(1) $50 million due within one year is for FHLB of Atlanta advance outstanding, $24 million due within one to three years pertains to gross revolving commercial line of credit outstanding, $15 million due after five years represent gross subordinated debt outstanding.

We believe that we will be able to meet our contractual obligations as they come due through the maintenance of adequate cash levels. We expect to maintain adequate cash levels through profitability, loan and securities repayment and maturity activity and continued deposit gathering activities. We have in place various borrowing mechanisms for both short-term and long-term liquidity needs.

Off-Balance Sheet Arrangements

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Company’s exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments.

Letters of credit are conditional commitments issued to guarantee a customer’s performance to a third party and have essentially the same credit risk as other lending facilities. Collateral held for commitments to extend credit and letters of credit varies but may include accounts receivable, inventory, property, plant, equipment and income-producing commercial properties.

The following table summarizes the Bank’s off-balance-sheet financial instruments as of the dates presented:

	March 31,	December 31,
(dollars in thousands)	2025	2024	2023
Commitments to extend credit	$477,635	$460,840	$410,698
Letters of credit	1,203	1,223	501
Total	$478,838	$462,063	$411,199

The Company has invested capital in a limited partnership to obtain renewable energy tax credits generated by solar power projects. The following table summarizes the tax credit investment and equity investment as of March 31, 2025, December 31, 2024 and December 31, 2023:

(dollars in thousands)	Balance Sheet Location	March 31, 2025	December 31, 2024	December 31, 2023
Carrying amount	Other assets	$2,611	$2,666	$783
Amount of future funding commitments not included in carrying amount	N/A	4,721	2,721	2,462

Quantitative and Qualitative Disclosures about Market Risk

Market Risk

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates, and equity prices. The Company’s market risk is composed primarily of interest rate risk inherent in the normal course of lending and deposit-taking activities. We are also exposed to market risk in our investing activities.

Interest Rate Risk Management

Net interest income is our most significant component of earnings and we consider interest rate risk to be our most significant market risk. Our net interest income results from the difference between the yields we earn on our interest-earning assets, primarily loans and investments, and the rates that we pay on our interest-bearing liabilities, primarily deposits and borrowings. When interest rates change, the yields we earn on our interest-earning assets and the rates we pay on our interest-bearing liabilities do not necessarily move in tandem with each other because of the difference between their maturities and repricing characteristics and which can negatively impact net interest income.

Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Federal Reserve. Changes in monetary policy, including changes in interest rates, influence not only the interest we receive on loans and investments and the amount of interest we pay on deposits and borrowings, but such changes could also affect the average duration of our loan portfolio, investment securities and other interest-earning assets.

Our goal is to structure our asset/liability composition to maximize net interest income while managing interest rate risk so as to minimize the adverse impact of changes in interest rates on net interest income and capital in either a rising or declining interest rate environment. Profitability is affected by fluctuations in interest rates. A sudden and substantial change in interest rates may impact our earnings adversely because the interest rates of the underlying assets and liabilities do not change at the same speed, to the same extent or on the same basis.

One of the tools management uses to estimate and manage the sensitivity of net interest revenue to changes in interest rates is an asset/liability simulation model. Resulting estimates are based upon multiple assumptions for each scenario, including loan and deposit re-pricing characteristics and the rate of prepayments. The ALCO periodically reviews the assumptions for reasonableness based on historical data and future expectations; however, actual net interest revenue may differ from model results. The primary objective of the simulation model is to measure the potential change in net interest revenue over time using multiple interest rate scenarios. The base scenario assumes rates remain flat and is the scenario to which all others are compared, in order to measure the change in net interest revenue. Policy limits are based on immediate rate shock scenarios which is compared to the base scenario. Other scenarios analyzed may include ramped rate shocks, delayed rate shocks, yield curve steepening or flattening, or other variations in rate movements. While the primary policy scenarios focus on a 12-month time frame, longer time horizons are also modeled.

Our policy is based on the 12-month impact on net interest revenue of interest rate shocks. Our shock scenario assumes rates immediately change the full amount at the scenario onset. The following table presents our interest sensitivity position at the dates indicated.

	Net Interest Income Sensitivity
	12 Month Projection
(Shock in basis points)	-200	-100	+100	+200
March 31, 2025	(7.49)%	(4.01)%	4.76%	8.94%
December 31, 2024	(5.32)%	(2.88)%	4.10%	7.28%
December 31, 2023	(7.18)%	(3.50)%	3.35%	6.60%
December 31, 2022	(10.01)%	(4.85)%	4.63%	9.13%

There has been no significant change in the Company's estimated net interest income sensitivity position from December 31, 2024. From a net interest income perspective, the Company generally has an asset sensitive rate position. With the current inverted interest rate yield curve, modeling of net interest income in changing rate environments presents particular challenges. A flat or inverted interest rate yield curve is an unfavorable interest rate environment for many financial institutions, including the Bank, as short-term interest rates generally drive our deposit pricing and longer-term interest rates generally drive loan pricing. When these rates converge or invert, the profit spread we realize between loan yields and deposit rates narrows, which pressures our NIM.

Economic Value of Equity

We also compute amounts by which the net present value of our assets and liabilities (economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. This model uses a discounted cash flow analysis to measure the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumptions that the yield curve increases or decreases instantaneously, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.

The following table sets forth the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the yield curve at the dates indicated.

	Economic Value of Equity Sensitivity
(Shock in basis points)	-200	-100	+100	+200
March 31, 2025	(5.62)%	(2.39)%	1.05%	(0.33)%
December 31, 2024	(3.51)%	(1.13)%	(0.19)%	(2.22)%
December 31, 2023	(3.49)%	(1.06)%	(1.03)%	(4.33)%
December 31, 2022	(6.60)%	(2.29)%	0.34%	(1.84)%

As previously noted, these assumptions are inherently uncertain, and actual results may differ from simulated results. The current interest rate path is less certain for 2025 and further rate decreases are contingent upon improving inflationary conditions. Further changes to interest rates and monetary policy are dependent upon the Federal Reserve's assessment of economic data as it becomes available. We would expect net interest income to decline somewhat in a decreasing interest rate environment and to increase in an increasing interest rate environment, as our model reflects that interest-earning assets reprice faster than interest-bearing deposits which is attributable to assumed deposit betas and repricing lags as there is continued strong market competition for core deposits.

CoastalSouth Bancshares, Inc.

We are a bank holding company and we conduct all of our material business operations through the Bank. As a result, the discussion and analysis above relates to activities primarily conducted at the Bank level.

BUSINESS

Overview

CoastalSouth Bancshares, Inc. is a bank holding company headquartered in Atlanta, Georgia. Through our wholly owned subsidiary, Coastal States Bank, a South Carolina state-chartered commercial bank, we offer a full range of banking products and services designed for businesses, real estate professionals, and consumers looking for a deep and meaningful relationship with their bank.

Today, we have a community banking presence in some of the fastest growing and most business-friendly markets in the country, namely the Lowcountry of South Carolina (Hilton Head Island, Bluffton, and Beaufort), nearby Savannah, Georgia, and the Atlanta, Georgia market.

In addition to our traditional community banking operations, we operate four specialty lines of business that provide scalability and diversification:

•
Senior Housing - focuses on lending to operators across the spectrum of senior care, with an emphasis on assisted living;
•
Marine Lending - focuses on consumer loans primarily to high-net-worth borrowers secured by yachts and high-end sport fishing vessels;
•
Government Guaranteed Lending - focuses on origination of small business and other loans guaranteed by the SBA and USDA; and
•
Mortgage Banker Finance - focuses on mortgage warehouse lending to mortgage originators.

By combining the relationship-based focus of a community bank with our specialty lines of business, we believe we can capitalize on the substantial growth opportunities available in our markets, particularly given the scarcity of community banks between $1.5 billion and $5.0 billion in total assets.

Our management team, comprised of 12 senior officers, has more than 200 years of combined experience in building and operating high performing banking franchises in our markets. Messrs. Stone and Valduga, along with other members of our management team, have deep and relevant experience with community bank acquisitions, having completed 16 acquisitions since 2010 (including at two CSB and 14 at a prior institution).

We believe the experience of our management team, the strength of our markets, the scalability of our business, and the scarcity of community banks like CSB in our markets will continue to fuel our financial success and drive strong shareholder returns.

Our Component Parts: Understanding Our Business and Our Performance

We believe that our historical success, and our expectations for continued strong future performance, centers on our ability to combine our traditional community banking operations with our four high-performing, specialty lines of business. This concept of integrated and relational component parts can be used to understand the makeup of our lines of business, our growth strategies, our performance ratios, and the ways our Company drives value for both our current and prospective shareholders.

Our Community Bank & Our Specialty Lines of Business

Our community bank is our first component part and the foundation of our Company. Through our community bank, we focus on commercial and retail clients doing business and/or residing in our local markets. We define our local markets as the communities, and surrounding areas, in which our branches are located. Today, our community bank operates in the vibrant markets of the Lowcountry of South Carolina, as well as the nearby Savannah, Georgia market. Our community bank also operates in the Atlanta, Georgia market, the largest MSA by population in the southeast region of the U.S. Community banking has been a core competency of CSB since our inception in 2004, driving attractively priced core deposit funding that supports growth in all of our specialty lines of business, while providing granular commercial and small business lending opportunities.

We supplement our community bank with four additional component parts, or specialty lines of business, which include Senior Housing, Marine Lending, Government Guaranteed Lending, and Mortgage Banker Finance. These specialty lines of business, described in greater detail below, serve our clients across the Southeast and the U.S. without reliance on client sourcing within our community banking markets. We have grown these businesses over many years following our Recapitalization, through the hiring of highly experienced relationship managers, and with a focus on scalability, profitability, and strong credit quality. Each of these component parts is time tested and led by CSB team members with long and successful pedigrees in their respective fields. We utilize conservative underwriting methodologies and careful risk selection to deliver attractive risk-adjusted returns. As supplements to our community bank, these four specialty lines of business help to drive our earnings results and our capacity to grow earnings through efficient asset generation, while serving to diversify our balance sheet from both product and geographic perspectives. Although historically focused on asset generation, we expect that each of our lines of business can and will provide a meaningful source of deposit generation going forward.

Total Loans

	As of December 31:								As of March 31:
($'s in thousands)	2017	2018	2019	2020	2021	2022	2023	2024	2025
Community Bank	$261,388	$312,618	$356,074	$523,553	$641,306	$776,697	$819,610	$842,441	$863,438
Specialty Lines of Business
Senior Housing Lending	$6,000	$36,363	$80,533	$100,391	$164,767	$249,974	$250,593	$234,081	$245,292
Marine Lending	-	17,219	13,144	53,434	68,798	203,039	266,197	263,657	284,305
Government Guaranteed Lending	638	10,546	18,575	25,140	63,245	68,893	82,025	69,264	79,197
Mortgage Banker Finance	34,128	32,641	81,243	113,481	81,453	44,500	82,125	174,033	187,481
Total Specialty Lines of Business	$40,766	$96,769	$193,495	$292,446	$378,263	$566,406	$680,940	$741,035	$796,275

Total Loans	$302,154	$409,387	$549,569	$815,999	$1,019,569	$1,343,103	$1,500,550	$1,583,476	$1,659,713

Our Three Growth Strategies

We believe in the importance of community banking within the framework of the larger financial services sector and as a pivotal aspect of a vibrant economy. However, fundamental pressures have emerged over time related to the profitability of the financial services industry, broadly, and community banking, specifically. These pressures include compressing net interest margins and rising operating costs (which costs are related to items such as technology, regulatory compliance, and personnel, to name a few).

Due to these industry-wide profitability pressures, we believe the capacity to deliver robust balance sheet growth is a necessary attribute of a successful bank that produces attractive shareholder returns and performance metrics (as described on page 4). Our three component parts of growth - organic growth, acquisitive growth, and business line growth - effectively serve to drive our balance sheet growth and earnings results.

The organic growth of our community bank stems from our ability to attract and expand client relationships, bringing core deposit balances, sourced through our branch system and local communities, and commercial loan balances sourced through our commercial bankers working in our Lowcountry, Savannah and Atlanta MSA markets. We supplement our organic growth with carefully selected and financially disciplined acquisitions of other community banks, a strategy our executive team has successfully implemented at CSB and prior companies. Our third growth strategy refers to both our scalable generation of assets and revenue through our four specialty lines of business (outside of our community bank), as well as our proven ability to establish new specialty lines of business over time while carefully balancing and driving the profitability of our existing lines of business. By way of example, we launched our Senior Housing and our Government Guaranteed Lending business lines in 2017 shortly after our Recapitalization, and later launched our Marine Lending business in 2022 after aggregating a portfolio of loans that were originated by the team that we eventually hired to lead this business. Our Mortgage Banker Finance business line was in existence prior to our Recapitalization, and our management team has overseen its development and expansion since 2017.

We believe our ability to produce both earnings and balance sheet expansion across these three component parts of our growth strategy, while avoiding over-reliance on any single growth strategy, helps us drive profitability and effectively manage risk.

Our Focal Financial Metrics

We believe connections exist between the production of returns on average assets and average tangible common equity and our four focal financial metrics: (1) net interest margin, (2) credit metrics, (3) balance sheet and income statement growth, and (4) careful management of expenses as evidenced by our efficiency ratio. We believe the achievement of successful results in each component part is critical to both protecting the value of our bank, particularly during times of stress, and driving growth in shareholder value. When working in concert, these financial metrics have the potential to deliver strong results. When success in any single metric comes at the expense of another metric, the achievement of returns on average assets and average tangible common equity can be challenging.

As illustrated in the financial table below, we produced increasing returns on average assets and average tangible common equity, as well as increasing returns on average assets and returns on average tangible common equity when adjusted for non-recurring items, as measured over the last five years. We assess both GAAP returns and adjusted returns (non-GAAP), which remove the impact of certain non-recurring items, such as losses on sales of available for sale securities (as described on page 28).

Selected Financial Performance Metrics

	As of December 31:					As of March 31:
	2020	2021	2022	2023	2024	2024	2025
Return on Average Assets (ROAA)	0.67%	0.94%	1.07%	1.26%	1.05%	0.48%	0.97%
Adjusted ROAA (1)	0.60%	0.96%	1.08%	1.24%	1.18%	1.00%	0.97%
Return on Average Equity (ROAE)	6.58%	10.98%	15.50%	17.97%	12.13%	5.85%	10.25%
Adjusted ROAE (1)	5.89%	11.31%	15.59%	17.70%	13.60%	12.24%	10.25%
Return on Average Tangible Common Equity (ROATCE) (1)	6.97%	11.52%	16.29%	18.72%	12.49%	6.04%	10.52%
Adjusted ROATCE (1)	6.24%	11.87%	16.38%	18.44%	14.00%	12.64%	10.52%

(1) See the section entitled "Non-GAAP Financial Measures Reconciliation" for a reconciliation of non-GAAP measures to their most comparable GAAP measures.

We believe we have succeeded in producing these returns over this five-year period by focusing on: (1) delivering a net interest margin above 3.28% throughout this timeframe, (2) maintaining low levels of net charge-offs, with aggregate net charge-offs totaling only $2.0 million, or an annual average of 4 basis points of LHFI, (3) producing five-year compounded annual growth rates in total loans of 23.6%, deposits of 25.0%, revenue of 13.7%, net income of 53.1%, adjusted net income (non-GAAP) of 63.3%, fully diluted earnings per share of 42.2%, adjusted fully diluted earnings per share (non-GAAP) of 51.8%, book value per share of 10.4%, and tangible book value per share (non-GAAP) of 11.2%, and (4) managing our expenses as shown by an adjusted efficiency ratio (non-GAAP) of less than 60% over the last three years. See the section entitled “Non-GAAP Financial Measure Reconciliation” for a reconciliation of non-GAAP measures to their most comparable GAAP measures. We believe our ability to produce results related to each of our focal financial metrics without sacrificing results in any particular measure helps us manage risk.

Growth of Selected Financial Metrics

	For the Years Ended December 31:						For the Periods Ended March 31:
($'s in thousands, except per share data)	2020	2021	2022	2023	2024	5-Year CAGR	2024	2025
Balance Sheet Metrics
Gross LHFI	$702,518	$938,116	$1,298,603	$1,418,425	$1,409,443	24.7%	$1,403,551	$1,472,232
Total Loans (HFI + HFS)	815,999	1,019,569	1,343,103	1,500,550	1,583,476	23.6%	1,514,571	1,659,713
Deposits	891,552	1,424,117	1,548,646	1,750,657	1,834,802	25.0%	1,749,484	1,937,693
Performance Metrics
Revenue	38,335	52,441	64,151	72,888	69,836	13.7%	13,391	18,640
Adjusted Revenue (1)	37,387	50,851	64,151	72,413	73,301	15.2%	16,856	18,640
Net Income	6,368	12,322	18,190	24,478	21,904	53.1%	2,429	5,050
Adjusted Net Income (1)	5,702	12,694	18,296	24,114	24,558	63.3%	5,083	5,050
Diluted EPS	$0.80	$1.48	$2.05	$2.58	$2.09	42.2%	$0.24	$0.47
Adjusted Diluted EPS (1)	$0.71	$1.53	$2.07	$2.54	$2.35	51.8%	$0.50	$0.47
Book Value per Share	$12.76	$14.52	$13.26	$16.36	$19.01	10.4%	$16.91	$19.67
Tangible Book Value per Share (1)	$12.08	$13.84	$12.64	$15.80	$18.51	11.2%	$16.39	$19.17

(1) See the section entitled "Non-GAAP Financial Measures Reconciliation" for a reconciliation of non-GAAP measures to their most comparable GAAP measures.

While the above-mentioned financial metrics comprise our primary focal measures, we take great care to monitor and balance the management of other financial metrics, including, but not limited to:

•
our yields on earning assets and costs of funding (which impact our net interest margin);
•
our sources, levels, and growth of our non-interest income;
•
metrics related to our balance sheet composition, such as the ratio of our loans to our deposits, our liquidity ratios, and our non-core funding levels;
•
our operating leverage measures; and
•
our asset liability sensitivity measures.

Our Competitive Advantage - Our Non-Financial Value Drivers

We believe our non-financial value drivers are our competitive advantage. Much like our Focal Financial Measures, these non-financial attributes combine to help enhance our franchise value and drive returns for our shareholders.

Management

Our management team, which is led by our President, Chief Executive Officer, and Director, Stephen Stone, has significant experience building and operating community banks in our markets while creating value for the shareholders of these companies. Our Chief Financial Officer and Chief Operating Officer, Tony Valduga, has worked alongside Mr. Stone for the past 14 years at both Community & Southern Bank and CSB.

Following an initial capitalization of Community & Southern Bank in 2010, Messrs. Stone and Valduga, as members of the executive management team, grew Community & Southern to $4.4 billion in assets through a combination of organic growth strategies, acquisitions and introduction of business lines, similar to the three growth strategies described above. Community & Southern was sold in 2016 to a bank currently known as Bank OZK for a deal value of approximately $800 million. As leaders of our Company, Messrs. Stone and Valduga, along with the other members of our management team, have presided over our Recapitalization in 2017, the execution of two bank acquisitions, the growth of our four specialty lines of business, as described above, and the growth of our balance sheet to $2.2 billion in assets.

In addition to Messrs. Stone and Valduga, our team of senior officers and business line leaders are equally focused on risk management as a fundamental governor of our expansion and the achievement of top tier profitability metrics, all while achieving our growth targets. Our leadership team has broad experience in critical tasks such as: 1) sourcing and executing acquisitions and other strategic transactions, 2) building a comprehensive risk management infrastructure, 3) hiring teams of bankers, 4) building specialty lines of business, 5) deploying new technology, 6) managing our balance sheet from interest rate risk, credit risk, liquidity, and capital perspectives, 7) instilling a common culture throughout our organization, 8) expanding into new markets and, 9) maintaining open and collaborative relationships with our regulators. Based on these skill sets and experiences, we believe our current leadership team has the capacity to more than double the asset size of our Company in the future.

We believe our management team’s long tenure of working together in our markets provides a strong familiarity with each other and with the markets we serve. Our management team is highly engaged in business development and community service initiatives, and they have proven to be proficient in recruiting talented bankers to join CSB, based, in part, on our reputation for developing high-performing and successful teams.

Markets

The markets encompassing our branch footprint include the major Southeast MSAs of Atlanta, Savannah, and Hilton Head. Within these three vibrant markets, we house our 11 community bank branches: five are in our Lowcountry Region, including two on Hilton Head Island, two in Bluffton, and one in Beaufort, SC; one is in Savannah; and five are in the Atlanta MSA, including Sandy Springs, Alpharetta, Cumming, Dawsonville, and in Cobb County near The Battery. We also view our markets in a more broadly defined geographic area to include the states of Georgia and South Carolina. We have grown to become one of the largest remaining independent bank holding companies headquartered in these two states through our progress in building a balance sheet of $2.2 billion in assets and due to merger activity in our markets reducing the number of our locally headquartered competitors as larger buyers located outside of our markets have acquired these banks.

The demographic strengths of our markets, including the size of these markets (as measured by population and numbers of operating businesses) and the growth attributes of these markets (as measured by the historical and projected population and economic growth), provides meaningful opportunities for CSB to aggregate clients and support our balance sheet and earnings growth goals.

Market Demographics
		2025 - 2030		2025 - 2030
		Projected	Median HH	Projected
	MSA	Pop. Change	Income	HHI Change
	Population	(%)	($)	(%)

Atlanta-Sandy Springs-Roswell, GA	6,421,346	4.4%	87,947	7.7%
Savannah, GA	436,057	6.2%	73,273	5.1%
Hilton Head Island-Bluffton-Port Royal, SC	240,270	7.8%	86,076	10.1%

Market Weighted Average		6.3%	86,360	8.9%

Nationwide Average		2.4%	78,770	8.8%

Source: Demographic data is provided by Claritas based primarily on 2020 U.S. Census data; for non-census year data, Claritas uses samples and projections to estimate the demographic data.

We believe our Bank is poised to benefit from the demographic and business attributes of our three current markets based on our deposit market share position. The Atlanta MSA is the largest MSA in the southeast region of the U.S. as measured by population, while the populations of the Savannah and Hilton Head Island MSAs are expected to grow at rates more than double that of the U.S., according to the U.S. Census Bureau. Based on information provided by the FDIC as of June 30, 2024, we ranked as the largest headquartered bank by deposits in the Hilton Head Island-Bluffton-Port Royal MSA (the “Hilton Head MSA”), controlling 14.3% of total market deposits in the Hilton Head MSA.

Culture and Differentiated Brand

The culture we have developed, which permeates all our client interactions and operational functions, provides continuity of purpose and a guide for our team members’ activities across our Bank. We are committed to hiring client facing team members with extensive experience in the local communities we serve and a willingness to embrace our client-focused approach to doing business. We encourage clear and open communications between our team members, as well as between our clients and our team members. Our team members view the bedrock responsibilities of their roles in serving our clients as providing exceptional service while identifying and implementing innovative solutions to our clients’ financial services needs. We believe our culture gives us a significant advantage in hiring productive team members from other banks and attracting clients from other financial institutions.

At CSB, we believe our Company builds strength through relationships. We exist to build meaningful relationships with our team members, our clients, and our communities. Our mission is to: 1) provide tailored advice and banking solutions to our clients to help them achieve financial success, 2) provide our team members the opportunity to achieve personal, professional, and financial success, and 3) make a positive impact on our communities. We believe that by focusing on the five core values described below we can create meaningful relationships between our team members, between our Bank and our clients, and between our Bank and our communities. Each of these relationships is critical to our financial success and supports our capacity to drive shareholder value. Our five core values include: character, commitment, trust, service, and community.

Our company motto, “Local. And proud of it.”, is representative of our brand in the markets we serve. We believe this motto speaks to our commitment to relationships and communities. We believe our team members embrace their standing as local bankers in their communities, striving to develop deep and meaningful relationships with their clients. We believe our relationship-oriented approach to banking resonates with our team members and our clients. Additionally, by nurturing a high-performance culture where success is rewarded and recognized, we believe we are well positioned to attract talented bankers to join our Company.

The culture we have built at CSB also focuses on our communities and our standing as a trusted financial resource to the members of our communities. We encourage our team members to get involved in their communities outside of their work at our Company, as an example, through involvement in community, charitable and non-profit organizations.

Following our Recapitalization in 2017, we established the CSB Community Commitment, a donor advised fund administered through the Community Foundation of the Lowcountry. The CSB Community Commitment is funded by our team members and our Board, and it is overseen by an advisory board comprised of CSB team members from every region and every level throughout the Bank. Over 65% of our team members contributed to the CSB Community Commitment in 2024 and our goal is to increase the participation level to 75% in 2025. The CSB Community Commitment provides direct financial support to charitable organizations in our markets, with a particular emphasis on veterans and childhood development.

Our Company History and Milestones

We were organized in 2004 in Hilton Head Island, South Carolina with a mission to create a locally owned and operated community bank. Members of the founding management team and board of directors recognized the value and importance a local community bank can provide to clients and communities within its markets. Through locally-sourced loans and deposits and expansion of our branch footprint in the Lowcountry of South Carolina, CSB grew to become the largest community bank operating in Beaufort County, South Carolina, with “community banks” defined as banks with assets less than $10 billion.

In 2017, we completed our Recapitalization. The proceeds from the Recapitalization allowed us to redeem high cost preferred stock issued through the U.S. Treasury’s TARP in the aftermath of the economic downturn during 2007 through 2009 (the "Great Recession"), which TARP preferred stock was utilized to stabilize our capital position as the United States and local economies recovered. Upon closing of the Recapitalization and redemption of the TARP preferred stock, our Board of Directors adopted our strategic plan focused the three-pronged growth strategy described above.

As a result, we grew total assets from $413.5 million in assets as of December 31, 2016 to $2.2 billion in assets as of March 31, 2025 through the successful execution of our organic growth strategy, opportunistic community bank acquisitions, and introduction of specialty lines of business. We have demonstrated positive credit improvements since the years following the Great Recession, reducing non-performing assets from 3.09% of our assets at December 31, 2016 to 0.70% of our assets at March 31, 2025 and our ratio of non-performing assets excluding guaranteed loans to total assets (non-GAAP) was 0.49% at March 31, 2025. We have driven returns on our average assets and average tangible common equity (non-GAAP) from losses of (0.04)% and (0.31)% for the year ended December 31, 2018, respectively, to 1.16% and 13.36%, for the last twelve months ended March 31, 2025, respectively. See the section entitled “Non-GAAP Financial Measure Reconciliation” for a reconciliation of non-GAAP measures to their most comparable GAAP measures. Since our Recapitalization, we executed two acquisitions—Foothills Community Bank in 2018 and Cornerstone Bank in 2021—to help build our community banking presence in our Atlanta market. Additionally, as of March 31, 2024, we have hired 34 commercial bankers since December 31, 2017. We view the hiring of commercial bankers focused on loan originations and deposit gathering as a subset of our acquisitive growth strategy and have sourced many of these bankers following the acquisitions of other banks in our markets.

Additional Detail Regarding Our Community Bank and Our Lines of Business

In addition to our community bank, we operate four specialty lines of business. Each of these specialty lines of business operates on a national basis within the United States. The operation of specialty lines of business such is prevalent in larger regional or national banks, but less frequently part of product offerings of smaller banks with assets less than $10 billion. While the inclusion of these specialty lines of business is less common in a community bank of our asset size, we have developed a strong track record of performance and risk management.

We have built each of these four specialty lines of business through the hiring of experienced managers, business producers, and support personnel, in many cases known to us from previous financial institutions. While we have enjoyed success through organic growth and development of our specialty lines of business, in the future, we may consider acquisitions of additional lines of business on a stand alone basis or as part of the acquisition of whole banks.

A key tenet to our approach to building our specialty lines of business is that we “do not dabble”. Prior to launching any new line of business, we assess attributes of the potential new line of business, including our expected ability to scale the business, our profitability expectations for the new line of business, the historical and expected credit profile of the business, the manner in which a new line of business complements or enhances our current lines of business and our community bank, compliance requirements associated with the business, operational capacity for our Company to manage the business, and, our comfort with the leadership of the new line of business.

Our Community Bank

We view our community bank geographically through the lens of three separate markets: 1) the Lowcountry, 2) Savannah, and 3) the Atlanta MSA. Within these three vibrant markets, we house our 11 community bank branches.

Since 2017, we have grown from four bank branches to eleven. Five of these locations are de novo, opened by us as opposed to having been purchased through our two bank acquisitions. Our de novo branches look and operate differently than many traditional bank branches. Recognizing that client interactions, particularly with commercial clients, continue to migrate from in person to digital communications and transaction execution, our branches are designed to function as more than a transaction hub. In lieu of a traditional teller line, we rely upon a smaller open office design staffed by bankers cross-trained to perform a variety of functions. Our branches typically house three to four full time employees, which differs from historical banking models whereby large numbers of employees occupy large bank facilities. In our branches with comparatively less square footage per branch, the balance of our space is devoted to our commercial banking team members and their support staff.

For the three months ended March 31, 2025, and for the year ended December 31, 2024, loan commitment originations for the Community Bank were $126.5 million and $375.5 million, respectively, with a weighted average coupon at origination of 7.23% and 8.32%, respectively. At March 31, 2025 and December 31, 2024, total Community Bank deposits, which excludes Correspondent Banking deposits, were $1.58 billion and $1.45 billion, respectively, with an average of $144.0 million and $131.8 million, respectively, per branch.

Source: S&P Capital IQ Pro

Our Hilton Head Presence

According to the FDIC's Summary of Deposits as of June 30, 2024, in the Hilton Head MSA, we rank third in deposits behind only Wells Fargo & Co. and SouthState Corp., two banks headquartered outside of South Carolina with assets over $50 billion. In addition, the fourth, fifth and sixth ranked banks by deposits are comprised of banks larger than $500 billion in assets. The seventh ranked bank by deposits in the Hilton Head MSA, a community bank like us with less than $10 billion in assets, holds less than one third of our total deposits in the market controlling a market share of only 3.7% as compared to our 14.3% market share. We believe the strength of our deposit rankings as compared to both larger banks and community banks under $10 billion in assets positions us well to compete for clients desiring a strong locally controlled bank.

Our Savannah Presence

We opened a de novo branch in the Savannah MSA in 2020. Notwithstanding that this branch opened during COVID-19 lockdowns, it has grown to hold over $70 million in deposits in four years. However, this represents less than a 1% market share of deposits based on FDIC's Summary of Deposits as of June 30, 2024. The Savannah MSA holds over $10.1 billion in deposits as of June 30, 2024, providing us with a significant opportunity to continue to build deposit market share. We believe recent consolidation within the community banking space in Savannah will provide attractive client acquisition opportunities.

Source: S&P Capital IQ Pro

Source: S&P Capital IQ Pro

Our Atlanta Presence

Similar to Savannah, but on a far larger scale, our Atlanta MSA franchise holds a small percentage of total deposits, representing only 0.3% of the $230.7 billion total deposit market according to the FDIC Summary of Deposits as of June 30, 2024. We believe our growing deposit franchise in the Atlanta MSA, totaling $760 million in deposits as of June 30, 2024, will continue to benefit from the overall size of this market and our standing as one of the largest remaining independent banks in Georgia and South Carolina, and from the expected continued consolidation of our larger competitors in the market. Likewise, consolidation within the community banking space, as seen in the chart on page 8, has left CSB positioned as one of the few remaining community banks in Atlanta between $1.5 - $5.0 billion in assets.

Senior Housing Lending

Our Senior Housing business line is focused on lending across the spectrum of senior care, with an emphasis on assisted living. We focus on low leverage lending to experienced operators with strong track records. Our national platform provides a larger screening pool from which to source opportunities that meet our strict underwriting standards. The portfolio has experienced zero net charge-offs since inception in 2017. For the year ended December 31, 2024, the average LTV ratio at origination within this portfolio was approximately 63.5% with a WAC at origination of 8.27%. As of December 31, 2024, the weighted average LTV of our Senior Housing portfolio was 62.4%. The senior housing industry has experienced some financial pressure since 2020 due to the impact of COVID-19, rising interest rates, and inflationary pressure on expenses. However, the mid- to long-term demographic trends in the U.S. cause us to believe this line of business will continue to provide attractive growth opportunities while maintaining our high level of credit-based selectivity.

Our Senior Housing team is comprised of veterans of the senior housing business. Our line of business leader has more than three decades of experience in this industry, as does our senior credit officer for this portfolio. Our Chief Executive Officer and Chief Operating Officer worked with our Senior Housing leadership at the bank they led prior to our Recapitalization, amounting to decades of experience working with our Senior Housing leadership team. Given the significant experience of this team, we have taken special care to plan for eventual succession management. Our current managing director of senior housing was hired in 2018 from a highly successful Southeastern regional bank and has worked side by side with our line of business leader on every deal since joining CSB.

Our Senior Housing portfolio is one of the most closely monitored portfolios in the Bank. Our team performs both regulatory and financial monitoring on the entire portfolio each quarter. Key financial metrics such as NOI, occupancy, and DSC are measured and financial covenants are tested each quarter.

Senior Housing Lending as of December 31:
($'s in thousands)	2020	2021	2022	2023	2024
Period End Balance	$100,391	$164,767	$249,974	$250,593	$234,081
Annual Originations	33,713	122,275	122,431	16,713	73,726
# of Loans Originated	8	12	13	3	5
Loan to Value at Origination	67.2%	67.0%	61.9%	62.1%	63.5%
Year to Date Effective Yield	5.41%	4.87%	5.61%	8.58%	8.63%
Annual Net Charge-Offs	$-	$-	$-	$-	$-

Although deposit generation was not a primary focus of our Senior Housing team prior to 2025, given our deep relationships with our clients and the operating nature of their business, we generally require the operating account for each of our clients, as well as any reserve accounts. Likewise, for construction loans, we will generally require that equity be held at CSB prior to funding. Over time, we expect the deposit contribution from the Senior Housing business line to continue to increase.

Marine Lending

In 2022, we hired a team of bankers to lead our Marine Lending line of business. Our line Marine Lending leader and senior underwriter within Marine Lending have more than five decades of cumulative consumer lending experience. We operate a correspondent lending model within our Marine Lending business, whereby we originate direct super-prime consumer loans, defined as having a primary borrower with a strong repayment history and evidence of prior recreational ownership at the time of origination, through a network of twelve national correspondent lenders. Similar to the leadership of our Senior Housing business line, our Chief Executive Officer and Chief Operating Officer worked with our Marine Lending leadership at the bank they led prior to our Recapitalization, amounting to decades of experience working with our Marine Lending leadership team. This included our purchase of certain loans from this team from 2018 to 2021 prior to their onboarding at our Bank.

The primary collateral supporting loans we originate in this line of business are comprised primarily of high-end yachts and sport fishing vessels. The loans are primarily made to high net worth clients with attractive, super-prime credit scores (averaging 808 for the year ended December 31, 2024) at time of origination. In addition, our Marine Lending business focuses on “lifestylers,” or those borrowers with at least 5 years of boat ownership experience of large vessels. As of December 31, 2024, we had $263.7 million of loans in our Marine Lending loan portfolio. For the year ended December 31, 2024, our average loan size in the portfolio at origination was $370 thousand and the average loan-to-value at time of origination was approximately 76.6%. Since inception, we have repossessed three vessels due to non-payment of borrowers’ loans out of 939 originations from the launch of the business through December 31, 2024, while net charge-offs in this portfolio since inception have totaled $41 thousand.

Marine Lending (1) as of December 31:
($'s in thousands)	2022	2023	2024
Period End Balance	$203,039	$266,197	$263,657
Annual Originations	112,840	123,482	73,612
Loan to Value at Origination	58.6%	61.6%	76.6%
Origination FICO	765	810	808
Debt to Income Ratio at Origination	23.2%	20.6%	22.9%
Year to Date Effective Yield	3.34%	4.14%	4.82%
Weighted Average Coupon at Origination	5.26%	7.47%	7.16%
Annual Net Charge-Offs	$-	$5	$36

(1) 2022 information is from launch of CSB Marine line of business in June 2022.

Like Senior Housing, prior to 2025, our Marine Lending line of business was not focused on deposit generation. However, given the financial strength of our Marine Lending clients, we believe there is ample opportunity for us to win deposit business from them. Later this year, we plan to launch a deposit account specifically targeted at this client base.

Government Guaranteed Lending

Our GGL line of business focuses on the origination of loans through the SBA programs, including 7(a) loans and 504 loans, designed to support credit origination to small businesses, as well as loans guaranteed by the USDA. Our GGL team is currently comprised of a managing director, a national sales manager, each with over 30 years of SBA lending experience, as well as seven business development officers. CSB has earned the distinction from the SBA as a Preferred Lender under the SBA’s 7(a) program, which designation allows a bank to make final credit decisions on SBA-guaranteed loans.

GGL as of December 31:
($'s in thousands)	2020	2021	2022	2023	2024
Period End Balance	$25,140	$63,245	$68,893	$82,025	$69,264
Annual Originations (1)	23,269	58,888	28,121	42,743	22,252
Sold Volume	13,775	25,018	19,227	20,304	25,362
Gain on Sale Income	1,263	2,920	1,877	1,360	1,818
Average Net Premium	9.17%	11.67%	9.76%	6.70%	7.17%
Annual Net Charge-Offs	0	-15	1,042	401	-98
Annual Net Charge-Offs, less Offset from SBA Contingency Reserve (2)	0	-15	-82	120	-98

(1) In 2024, originations of $20.9 million were associated with a USDA Senior Housing loan. The loan is reported in the Senior Housing origination volume.

(2) Gross charge-offs of $1,124 and $281 were fully offset through releases from the SBA contingency reserve in noninterest expense for the period ended December 31, 2022 and 2023, respectively. The SBA contingency reserve was established in conjunction with the acquisition of Cornerstone Bancshares, Inc. in 2021 to capture potential risk of government guarantees not being honored. When SBA repairs or denials occurred on these acquired loans, they were reported as charge-offs; however, the offsetting release from the contingency reserve resulted in no economic loss to the Company.

Our GGL loan portfolio is comprised of diverse types of loans. We lend for various construction, commercial real estate, and commercial and industrial purposes.

GGL by Loan Type as of December 31:
($'s in thousands)	2020	2021	2022	2023	2024
Acquisition, development, and construction	$1,791	$9,470	$7,985	$2,288	$4,045
Income producing CRE	6,864	15,939	19,977	38,948	21,002
Owner-occupied CRE	10,030	28,064	32,362	24,606	27,057
Commercial and industrial	6,455	9,772	8,569	16,183	17,160
Total	$25,140	$63,245	$68,893	$82,025	$69,264

Although deposit generation was not a primary focus of our GGL team prior to 2025, given the operating nature of our clients' businesses, we believe there is ample opportunity to develop full banking relationships with this client base. Our suite of deposit products and treasury management services are well suited to meet the needs of these types of businesses.

Mortgage Banker Finance

Our MBF business line provides warehouse lending services to single family mortgage originators across the country. Our program is structured as a purchase and sale of originated single family mortgages, as opposed to traditional warehouse lines of credit. Under this form of warehousing, MBF purchases individual notes directly from our clients, which clients typically include independent mortgage bankers that we have carefully vetted and underwritten. Substantially all single family mortgage loans we originate through MBF have a secondary market commitment to purchase the mortgage at time of origination. We take physical possession of the mortgage notes and allonges and the loans typically remain on our balance sheet for approximately eight to ten calendar days prior to sale.

Recently, the mortgage warehouse lending sector within the broad financial services sector has experienced changes, with certain larger regional banks with assets greater than $10 billion choosing to exit this business line. This reduction of competition has created an opportunity for our Company to deepen our relationships with existing mortgage originators while also adding new originators. Our single family loan originations through MBF are comprised of a mix of purchase loans and refinance loans, defined as loans made for newly purchased homes and loans made to refinance existing debt on a current home, respectively. Our non-reliance on either of these two loan types, along with the addition of new mortgage originators, has helped us maintain the volumes of our originations in our MBF business, even as many other participants in the single family mortgage lending industry have experienced reductions in origination volumes.

Mortgage Banker Finance as of December 31:
($'s in thousands)	2020	2021	2022	2023	2024
Period End Balance	$113,481	$81,453	$44,500	$82,125	$174,033
Year to Date Average Balance	105,040	99,778	49,823	55,286	123,310
Year to Date Effective Yield	5.55%	5.54%	7.58%	9.20%	8.33%
# of MBF Client Originators	65	68	64	67	83

Our MBF team has historically been focused on generating deposit relationships with our MBF clients. In addition to pledge accounts required from many of our clients, our team has focused on building both interest bearing and non-interest bearing accounts. As of December 31, 2024, MBF client deposits totaled $29.1 million and had a weighted average rate of 0.69%.

Demographic Data

Home to more than 6.4 million people in 2024, the Atlanta MSA experienced the fourth-largest population increase of all MSAs in the nation – an increase of roughly 775,000 people from 2011 to 2021. Atlanta is a major business hub of the southeast, home to 31 of America’s largest corporations (Fortune 1000), including 17 ranked in the Fortune 500, as well as more than 200 of the nation’s fastest-growing private companies (Inc. 5000). Major companies headquartered in the Atlanta MSA include Delta Air Lines Inc., Home Depot Inc., United Parcel Service Inc., The Coca-Cola Company, and The Southern Company. The Atlanta MSA is home to many colleges and universities, including Georgia Institute of Technology, Emory University and Kennesaw State University. Population growth in the Atlanta MSA is expected to exceed 5.19% from 2025 to 2030 based on information provided by Claritas(5).

In close geographic proximity to our bank headquarters in Hilton Head, the Savannah MSA is home to the third busiest, and fastest growing container port in the U.S. The Savannah area benefits from a diverse mix of industry and services, a history of sustainable population growth, and a moderate tax structure that combine to help grow and sustain the regional economy. Today, the population of the Savannah MSA is more than 436,000, with an expected growth rate of 6.18% in the next 5 years(5). Major manufacturing business and other international companies, drawn in part to the scale of Savannah’s container port, such as Hyundai Motor Company and Gulfstream Aerospace Corporation, house significant operations in the Savannah MSA. Georgia Southern University and The Savannah College of Art and Design have major campuses in the Savannah MSA, providing a strong pool of graduates for potential hiring for businesses operating in the market. In addition, the historic downtown area of the city of Savannah, a popular tourism destination in the Southeastern United States, drew 17.7 million visitors in 2023 and has received recognition for both its business and cultural richness, including “Best Cities in the US” (#3) by Travel + Leisure, July 2024.

The Lowcountry of South Carolina, recognized as one of the east coast’s premier leisure and retirement destinations, present us with large and economically vibrant markets from which to source core deposit clients and commercial borrowers. Today, the Hilton Head MSA is home to more than 240,000 residents and, from 2020 to 2025, grew by 11.28% and is one of the fastest growing MSA's in the Southeast. Over the next five years, the Hilton Head MSA's population is expected to continue to outpace other markets population growth with 7.84% growth from 2025 to 2030 based on information provided by Claritas. Household Income is expected to increase by 10.14% during that time(5). In 2023, Hilton Head drew 2.98 million visitors. Hilton Head Island has been recognized as one of the "25 Best Island Beaches in the World" (#13) by Conde Nast Traveler, as well as the "Best Island in the U.S." Travel and Leisure has also recognized Hilton Head Island as the "3rd Best Island in the continental U.S." In addition to its award winning beaches, Hilton Head is also known for its abundance of golf courses, and is home to the RBC Heritage Golf Tournament at Harbour Town Golf Links.

Competition

The banking industry is highly competitive and we face strong competition from many other financial institutions. Our principal competitors are commercial and community banks, credit unions, savings and loan associations, mortgage banking firms and online mortgage lenders and consumer finance companies, including large national financial institutions that operate in our market. Our profitability depends in large part upon our continued ability to successfully compete with these institutions for lending opportunities, deposit funds, financial products, bankers and potential acquisition targets.

We conduct business through 11 branch locations in the Hilton Head MSA, the Savannah MSA, and the Atlanta MSA. Many other commercial and community banks, savings institutions, credit unions and other financial institutions maintain a physical presence in our market areas and some maintain only a virtual presence. Many of these competitors are larger than us, have significantly more resources, greater brand recognition and more extensive and established branch networks or geographic footprints than we do, and may be able to attract customers more effectively than we can. Because of their scale, many of these competitors can be more aggressive than we can on loan and deposit pricing, and may better afford and make broader use of media advertising, support services and electronic technology than we do. Also, many of our non-bank competitors have fewer regulatory constraints and may have lower cost structures. To offset these competitive disadvantages, we concentrate marketing efforts in the local markets we service with local advertisements, and personal contacts, and we depend on our reputation as having greater personal service, consistency, flexibility and the ability to make credit and other business decisions quickly.

Risk Management

We believe risk management plays a critical role in the success of any bank. We view a focus on risk management as the responsibility of every CSB team member. As CSB has grown to our current asset size of $2.2 billion at March 31, 2025, we continue to emphasize maintaining robust internal controls and compliance functions across all aspects of our business. Following our

5) Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. S&P Global Market Intelligence performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

Recapitalization, we made significant investments in risk management personnel, systems and third-party advisors to ensure that the Company remains well positioned to support our growth. Our management team has worked closely with, and maintains strong working relationships with, each of our regulators. Our team has extensive experience working with the Federal Reserve, the FDIC, and state banking regulators, in particular, the South Carolina Commissioner of Banking and the Georgia Department of Banking and Finance.

We prioritize the maintenance of an effective risk management culture, which we believe begins with our board of directors. The Credit and Risk Committee and Audit Committee of our board of directors reviews our exposure to strategic risk, reputation risk, credit risk, market risk, liquidity risk, legal and regulatory compliance risk, operations and technology (including cybersecurity) risk, as well as the Company’s strategies to monitor, control, and mitigate these risks.

We believe that credit risk is one of the most critical risks for any financial institution. As a result of our disciplined underwriting standards and procedures, we have achieved balance sheet growth to $2.2 billion in assets at March 31, 2025 from $413.5 million at December 31, 2016 while maintaining credit quality ratios that we believe underscore our focus on credit risk management. Our nonperforming assets to total assets ratio was 0.70% as of March 31, 2025, however, approximately $4.7 million or 32.1% of the nonaccrual loan balance is covered by government guarantees. Excluding nonaccrual loans covered by government guarantees, this ratio equates to 0.49% as of March 31, 2025. Our ACL on Loans, excluding unfunded commitments, represented 117.11% of our nonperforming loans as of March 31, 2025, and 172.5% of our nonperforming loans excluding loans covered by government guarantees as of March 31, 2025. Net charge-offs to average loans held-for-investment for the last twelve months ending March 31, 2025 were 0.01% and this ratio has averaged 0.04% over the past five years ended December 31, 2024. We believe these results highlight our unwavering focus on credit.

Our credit culture is guided by the following principles:

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Ensure CSB team members have both the experience and expertise in their respective field;
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Focus on our clients’ experience;
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Underwriting and credit risk management processes tailored to each of our products and niche lines of business;
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Centralized credit underwriting and segregated reporting of credit and lending teams;
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Limited individual credit approval limits;
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Utilization of regional credit officers and line of business credit officers with specific lending authority, allowing for localized analysis, specialized knowledge, and decision making;
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Commitment to maintaining portfolio diversification;
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Sophisticated portfolio monitoring and analysis and establishment of sub-portfolio limits that we review regularly and adjust in response to changes in our lending strategy and market conditions; and
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Proactive problem asset management focused on getting our clients back on track or, when necessary, exiting relationships and minimizing losses.

The role of our board of directors in our risk oversight is consistent with our leadership structure, with our President and Chief Executive Officer and the other members of management team having responsibility for assessing and managing our risk exposure, and our board of directors and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systemic and effective approach for identifying, managing and mitigating risks throughout our operations.

The Audit Committee of our board of directors is responsible for overseeing risks associated with financial matters (particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting). The Compensation Committee of our board of directors has primary responsibility for risks and exposures associated with our compensation policies, plans and practices, regarding both executive compensation and our compensation structure generally. In particular, our Compensation Committee, in conjunction with our President and Chief Executive Officer and other members of our management, as appropriate, reviews our incentive compensation arrangements to ensure these programs are consistent with applicable laws and regulations, including safety and soundness requirements, and do not encourage imprudent or excessive risk-taking by our employees. The Governance and Nominating Committee of our board of directors oversees risks associated with the independence of our board of directors and potential conflicts of interest.

Properties

Our principal executive offices are located at 400 Galleria Parkway, Suite 1900, Atlanta, Georgia 30339, and we operate 11 additional retail banking branches across Georgia and South Carolina. We also maintain two additional support offices in Florida and North Carolina. We own our branch locations in Hilton Head Island, South Carolina, one of our two locations in Bluffton, South Carolina, Dawsonville, Georgia, Cumming, Georgia, and Savannah Georgia. All other branch and office locations are leased, with the leases expiring at various dates from 2025 through 2035. We believe these facilities and additional or alternative space available to us are adequate to meet our needs for the foreseeable future.

Human Capital

To facilitate talent attraction and retention, we strive to create an inclusive, safe and healthy workplace with opportunities for our employees to grow and develop in their careers, supported by strong compensation, benefits and health and welfare programs.

Employee Profile

As of March 31, 2025, we had 179 full-time employees and 1 part-time employee. None of our employees are covered by a collective bargaining agreement. We consider our relationship with our employees to be good and have not experienced interruptions of operations due to labor disagreements.

Compensation and Benefits

We provide a competitive compensation and benefits program to help meet the needs of our employees. In addition to salaries, these programs include annual bonus opportunities, a 401(k) plan with an employer matching contribution, healthcare and insurance benefits, flexible spending accounts, paid time off, parental and family leave and a team member assistance program.

Learning and Development

We invest in the growth and development of our employees by providing a multi-dimensional approach to learning that empowers, intellectually grows, and professionally develops our colleagues. In particular, we facilitate the educational and professional development of our employees through support to attend conferences and obtain licenses and certifications while employed by us.

Legal Proceedings

From time to time, we are a party to various litigation matters incidental to the conduct of our business. We do not believe that any currently pending legal proceedings will have a material adverse effect on our business, financial condition or results of operations.

Corporate Information

Our principal executive offices are located at 400 Galleria Parkway, Suite 1900, Atlanta, Georgia 30339 and our telephone number at that address is (678) 396-4605. Our website address is www.coastalstatesbank.com. The information contained on our website is not a part of, or incorporated by reference into, this prospectus.

SUPERVISION AND REGULATION

General

The Bank is incorporated under the laws of the state of South Carolina. It is a member of the Federal Reserve and its deposits are insured under the DIF of the FDIC up to applicable legal limits. The lending, investment, deposit-taking, and other business authority of the Bank is governed primarily by state and federal law and regulations and the Bank is prohibited from engaging in any operations not authorized by such laws and regulations. The Bank is subject to extensive regulation, supervision and examination by, and the enforcement authority of, the SCBFI and FRB, and to a lesser extent by the FDIC, as its deposit insurer. The Bank is also subject to federal financial consumer protection and fair lending laws and regulations of the CFPB, though, because it has less than $10 billion in total consolidated assets, the FRB and SCBFI are responsible for examining and supervising the Bank’s compliance with these laws. The regulatory structure establishes a comprehensive framework of activities in which a state member bank may engage and is primarily intended for the protection of depositors, customers and the DIF. The regulatory structure gives the regulatory agencies extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

The Company is a bank holding company, due to its control of the Bank, and is therefore subject to the requirements of the BHCA, and regulation and supervision by the FRB. The Company files reports with and is subject to periodic examination by the FRB. Any change in the applicable laws and regulations could have a material adverse impact on the Company and the Bank and their operations and the Company’s shareholders.

The following is a summary of some of the laws and regulations applicable to the Bank and the Company. The summary is not intended to be exhaustive and is qualified in its entirety by reference to the actual laws and regulations.

Bank Regulation

Lending Standards and Guidance

State commercial banks have authority to originate and purchase any type of loan, including commercial, commercial real estate, residential mortgages or consumer loans. Aggregate loans by a state commercial bank to any single borrower or group of related borrowers are generally limited to 10% of the Bank’s unimpaired capital and may be extended to 15% of the Bank’s unimpaired capital with approval by two-thirds vote of the directors of the Bank.

The federal banking agencies adopted uniform regulations prescribing standards for extensions of credit that are secured by liens or interests in real estate or made for the purpose of financing permanent improvements to real estate. Under these regulations, all insured depository institutions, such as the Bank, must adopt and maintain written policies establishing appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards (including LTV limits) that are clear and measurable, loan administration procedures, and documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the federal bank regulators’ Interagency Guidelines for Real Estate Lending Policies that have been adopted.

The FDIC, the Office of the Comptroller of the Currency and the FRB have also jointly issued the “Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices” (the “CRE Guidance”). The CRE Guidance, which addresses land development, construction, and certain multi-family loans, as well as commercial real estate loans, does not establish specific lending limits but rather reinforces and enhances these agencies’ existing regulations and guidelines for such lending and portfolio management. Specifically, the CRE Guidance provides that a bank has a concentration in CRE lending if (1) total reported loans for construction, land development, and other land represent 100% or more of total risk-based capital; or (2) total reported loans secured by multi-family properties, non-farm non-residential properties (excluding those that are owner-occupied), and loans for construction, land development, and other land represent 300% or more of total risk-based capital and the bank’s commercial real estate loan portfolio has increased 50% or more during the prior 36 months. If a concentration is present, management must employ heightened risk management practices that address key elements, including board and management oversight and strategic planning, portfolio management, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, and maintenance of increased capital levels as needed to support the level of commercial real estate lending.

Federal Deposit Insurance

The Bank is a member of the Deposit Insurance Fund, which is administered by the FDIC. The Bank’s deposit accounts are insured by the FDIC, generally up to a maximum of $250,000 per depositor per account type.

The FDIC uses a risk-based assessment system that imposes insurance premiums as determined by multiplying an insured bank’s assessment base by its assessment rate. A bank’s deposit insurance assessment base is generally equal to its total assets minus its average tangible equity during the assessment period. For a depository institution that has been insured for more than five years and that has total consolidated assets of less than $10 billion, such as the Bank, the FDIC determines the assessment rate within a range of base assessment rates based on the bank’s CAMELS composite rating, taking into account other factors and adjustments. The CAMELS rating system is a supervisory rating system developed to classify a bank’s overall condition by taking into account capital adequacy, assets, management capability, earnings, liquidity and sensitivity to market and interest rate risk. The FDIC has the authority to increase insurance assessments. A significant increase in insurance premiums would have an adverse effect on the operating expenses and results of operations of the Bank. We cannot predict what deposit insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not know of any practice, condition or violation that might lead to termination of deposit insurance at the Bank.

Capitalization

The FRB regulations require state member banks, such as the Bank, to meet several minimum capital standards: a common equity Tier 1 (CET1) capital to risk-based assets ratio, a Tier 1 capital to risk-based assets ratio, a total capital to risk-based assets ratio and a Tier 1 capital to total assets leverage ratio.

The capital standards require the maintenance of a CET1 risk-based capital ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio of at least 4.5%, 6% and 8%, respectively, and a Tier 1 leverage ratio of at least 4% CET1 capital consists primarily of common shareholders’ equity and related surplus, plus retained earnings, less any amounts of goodwill, other intangible assets, and other items required to be deducted. Tier 1 capital consists primarily of CET1 and additional Tier 1 capital. Additional Tier 1 capital generally includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital primarily includes capital instruments and related surplus meeting specified requirements and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for credit losses limited to a maximum of 1.25% of risk-weighted assets. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, a bank’s assets, including certain off-balance-sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests), are multiplied by a risk weight factor assigned by the regulations based on perceived risks inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one-to-four-family residential mortgages, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans or are in nonaccrual status and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of CET1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements. The Bank’s capital conservation buffer was greater than 2.5% of risk-weighted assets at March 31, 2025.

As a result of the Economic Growth Act, banking regulatory agencies adopted a revised definition of “well capitalized” for financial institutions and holding companies with assets of less than $10 billion and that are not determined to be ineligible by their primary federal regulator due to their risk profile (a “Qualifying Community Bank”). The new definition expanded the ways that a Qualifying Community Bank may meet its capital requirements and be deemed “well capitalized.” The new rule establishes a CBLR equal to the tangible equity capital divided by the average total consolidated assets of 9%.

A Qualifying Community Bank that meets the CBLR is considered to be well capitalized and to have met generally applicable leverage capital requirements, generally applicable risk-based capital requirements, and any other capital or leverage requirements to which such financial institution or holding company is subject. The Bank did not elect into the CBLR framework at March 31, 2025 as the Bank’s capital exceeded all applicable requirements to qualify as "well capitalized."

Safety and Soundness Standards

Each federal banking agency, including the FRB, has adopted guidelines establishing general standards relating to, among other things, internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings, compensation, fees and benefits and information security standards. In general, the guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired, and require appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal shareholder. The Federal Reserve also has issued guidance on risks banks may face from third-party relationships (e.g., relationships under which the third-party provides services to the bank). The guidance generally requires the

Bank to perform adequate due diligence on the third-party, appropriately document the relationship, and perform adequate oversight and auditing, in order to the limit the risks to the Bank.

Prompt Corrective Regulatory Action

Federal law requires that federal bank regulatory authorities take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For these purposes, the statute establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

As described above, the Bank has not elected to follow the CBLR, so the generally applicable prompt corrective action requirements remain applicable to the Bank. Under prompt corrective action requirements, insured depository institutions are required to meet the following in order to qualify as “well capitalized:” (1) a CET1 risk-based capital ratio of 6.5%; (2) a Tier 1 risk-based capital ratio of 8%; (3) a total risk-based capital ratio of 10% and (4) a Tier 1 leverage ratio of 5%. The Bank was classified as well capitalized at March 31, 2025.

State member banks that have insufficient capital are subject to certain mandatory and discretionary supervisory measures. For example, a bank that is “undercapitalized” (i.e., fails to comply with any regulatory capital requirement) is subject to growth, capital distribution (including dividend) and other limitations, and is required to submit a capital restoration plan; a holding company that controls such a bank is required to guarantee that the bank complies with the restoration plan. If an undercapitalized institution fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” A “significantly undercapitalized” bank is subject to additional restrictions. State member banks deemed by the FRB to be “critically undercapitalized” also may not make any payment of principal or interest on certain subordinated debt, extend credit for a highly leveraged transaction, or enter into any material transactions outside the ordinary course of business after 60 days of obtaining such status, and are subject to the appointment of a receiver or conservator within 270 days after obtaining such status.

Dividends

The principal source of the Company’s cash revenue is dividends from the Bank. There are various legal and regulatory provisions that limit the amount of dividends the Bank can pay to the Company without regulatory approval. Under the South Carolina Code of Laws state-chartered banks are authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the SCBFI provided that the bank received a composite rating of one or two at the last examination conducted by the State or Federal regulatory authority. All other cash dividends require the specific approval the SCBFI. Moreover, an institution’s failure to exceed the capital conservation buffer set forth in the capital rules with CET1 capital would result in limitations on an institution’s ability to make capital distributions and discretionary bonus payments. In addition, an insured depository institution is generally prohibited from making capital distributions, including paying dividends, or paying management fees to a holding company, if the institution would thereafter be undercapitalized. Finally, it is prohibited for a depository institution to pay dividends on its capital stock if it is in default of its payment of deposit insurance assessments to the FDIC.

Transactions with Affiliates and Insiders

Sections 23A and 23B of the Federal Reserve Act govern transactions between an insured depository institution and its affiliates, which includes the Company. The FRB has adopted Regulation W, which implements and interprets Sections 23A and 23B, in part by codifying prior FRB interpretations.

An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. A subsidiary of a bank that is not also a depository institution or a “financial subsidiary” under federal law is not treated as an affiliate of the bank for the purposes of Sections 23A and 23B; however, the FRB has the discretion to treat subsidiaries of a bank as affiliates on a case-by-case basis. Section 23A limits the extent to which a bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of the bank’s capital stock and surplus. There is an aggregate limit of 20% of the bank’s capital stock and surplus for such transactions with all affiliates. The term “covered transaction” includes, among other things, the making of a loan to an affiliate, a purchase of assets from an affiliate, the issuance of a guarantee on behalf of an affiliate and the acceptance of securities of an affiliate as collateral for a loan. All such transactions are required to be on terms and conditions that are consistent with safe and sound banking practices and no transaction may involve the acquisition of any “low quality asset” from an affiliate unless certain conditions are satisfied. Certain covered transactions, such as loans to or guarantees on behalf of an affiliate, must be secured by collateral in amounts ranging from 100 to 130 percent of the loan amount, depending upon the type of collateral. In addition, Section 23B requires that any covered transaction (and specified other transactions) between a bank and an affiliate must be on terms and conditions that are substantially the same, or at least as favorable, to the bank, as those that would be provided to a non-affiliate.

A bank’s loans to its executive officers, directors, any owner of more than 10% of its stock (each, an “insider”) and certain entities affiliated with any such person (an insider’s “related interest”) are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and the FRB’s Regulation O. The aggregate amount of a bank’s loans to any insider and the insider’s related interests may not exceed the loans-to-one-borrower limit applicable to state member banks. Aggregate loans by a bank to its insiders and insiders’ related interests may not exceed 15% of the bank’s unimpaired capital and unimpaired surplus plus an additional 10% of unimpaired capital and surplus in the case of loans that are fully secured by readily marketable collateral, or when the aggregate amount on all of the extensions of credit outstanding to all of these persons would exceed the bank’s unimpaired capital and unimpaired surplus. With certain exceptions, such as education loans and certain residential mortgages, a bank’s loans to its executive officers may not exceed the greater of $25,000 or 2.5% of the bank’s unimpaired capital and unimpaired surplus, but in no event more than $100,000. Regulation O also requires that any loan to an insider or a related interest of an insider be approved in advance by a majority of the board of directors of the bank, with any interested director not participating in the voting, if the loan, when aggregated with any existing loans to that insider or the insider’s related interests, would exceed the higher of $25,000 or 5% of the bank’s unimpaired capital and surplus. Generally, such loans must be made on substantially the same terms as and follow credit underwriting procedures that are no less stringent than, those that are prevailing at the time for comparable transactions with other persons and must not involve more than a normal risk of repayment. An exception is made for extensions of credit made pursuant to a benefit or compensation plan of a bank that is widely available to employees of the bank and that does not give any preference to insiders of the bank over other employees of the bank. South Carolina state code further requires that any loan to an officer or director be approved by two-thirds vote of the whole Board of Directors.

Enforcement

The SCBFI and the FRB have extensive enforcement authority over state member banks to correct unsafe or unsound practices and violations of law or regulation. Such authority includes the issuance of cease and desist orders, assessment of civil money penalties and removal of officers and directors. The FRB may also appoint a conservator or receiver for a state member bank under specified circumstances, such as where (i) the bank’s assets are less than its obligations to creditors, (ii) the bank is likely to be unable to pay its obligations or meet depositors’ demands in the normal course of business, or (iii) a substantial dissipation of bank assets or earnings has occurred due to a violation of law of regulation or unsafe or unsound practices. Separately, the Commissioner of Banking of the SCBFI also has the authority to appoint a receiver or liquidator of any state-chartered bank under specified circumstances, including where (i) the bank is conducting its business in an unauthorized or unsafe manner, (ii) the bank has suspended payment of its obligations, or (iii) the bank cannot with safety and expediency continue to do business.

Federal Reserve System

Under federal law and regulations, the Bank is required to maintain sufficient liquidity to ensure safe and sound banking practices. Regulation D, promulgated by the Federal Reserve Board, imposes reserve requirements on all depository institutions, including the Bank, which maintain transaction accounts or non-personal time deposits. Demand deposit accounts, NOW accounts, and certain other types of accounts that permit payments or transfers to third parties fall within the definition of transaction accounts and are subject to Regulation D reserve requirements, as are any nonpersonal time deposits. However, effective March 26, 2020, the Federal Reserve Board reduced reserve requirement ratios to zero, thereby effectively eliminating the requirements. The Federal Reserve Board took that action due to a change in its approach to monetary policy; it has indicated that it has no plans to re-impose reserve requirements but could in the future if conditions warrant.

Examinations and Assessments

The Bank is required to file periodic reports with and is subject to periodic examination by the SCBFI and FRB. Federal and state regulations generally require periodic on-site examinations for all depository institutions. The Bank is required to pay an annual assessment to the SCBFI to fund the agency's operations.

Community Reinvestment Act

Under the CRA, the Bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the FRB, in connection with its examination of the Bank, to assess our record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by the Bank, including applications to establish branches and acquire other financial institutions. The CRA requires the FDIC to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. The Bank’s most recent FDIC CRA rating was “Satisfactory.”

On October 24, 2023, the FDIC and other federal bank regulatory agencies issued a final rule to strengthen and modernize the CRA regulations. The changes are designed to encourage banks to expand access to credit, investment and banking services in low- and moderate-income communities, adapt to changes in the banking industry including mobile and internet banking, provide greater clarity and consistency in the application of the CRA regulations and tailor CRA evaluations and data collection to bank size and type. Under the final rule, banks with assets of greater than $2 billion as of December 31 in both of the prior two calendar years will be a “large bank.” The agencies will evaluate large banks under four tests: a retail lending test, a retail services and products test, a community development financing test, and a community development services test. The applicability date for the majority of the provisions in the CRA regulations is January 1, 2026, and additional requirements will be applicable on January 1, 2027. The final rules have been subject to an injunction since March 29, 2024. The effective dates will be extended for each day the injunction remains in place, pending the resolution of the lawsuit.

USA PATRIOT Act and Money Laundering

The Bank is subject to BSA regulation, which incorporates several laws, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act and related regulations. The USA PATRIOT Act gives the federal government powers to address money laundering and terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. By way of amendments to the BSA, Title III of the USA PATRIOT Act implemented measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act.

Among other things, Title III of the USA PATRIOT Act and the related regulations require:

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Establishment of anti-money laundering compliance programs that includes policies, procedures, and internal controls; the designation of a BSA officer; a training program; and independent testing;
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Filing of certain reports to Financial Crimes Enforcement Network and law enforcement that are designated to assist in the detection and prevention of money laundering and terrorist financing activities;
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Establishment of a program specifying procedures for obtaining and maintaining certain records from customers seeking to open new accounts, including verifying the identity of customers;
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In certain circumstances, compliance with enhanced due diligence policies, procedures and controls designed to detect and report money-laundering, terrorist financing and other suspicious activity;
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Monitoring account activity for suspicious transactions; and
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A heightened level of review for certain high-risk customers or accounts.

The USA PATRIOT Act also includes prohibitions on correspondent accounts for foreign shell banks and requires compliance with record keeping obligations with respect to correspondent accounts of foreign banks.

The bank regulatory agencies have increased the regulatory scrutiny of the BSA and anti-money laundering programs maintained by financial institutions. Significant penalties and fines, as well as other supervisory orders may be imposed on a financial institution for non-compliance with these requirements. In addition, for financial institutions engaging in a merger transaction, federal bank regulatory agencies must consider the effectiveness of the financial institution’s efforts to combat money laundering activities. The Bank has adopted policies and procedures to comply with these requirements.

Privacy and Cybersecurity Laws

The Bank is subject to a variety of federal and state privacy laws, which govern the collection, safeguarding, sharing and use of customer information, and require that financial institutions have in place policies regarding information privacy and security. For example, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and practices for sharing nonpublic information with third parties, provide advance notice of any changes to the policies and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties. It also requires banks to safeguard personal information of consumer customers. The federal banking regulators regularly issue guidance regarding cybersecurity intended to enhance cyber risk management standards among financial institutions. As a result, financial institutions, like the Bank, are expected to establish multiple lines of defense and to ensure their risk management processes address the risk posed by potential threats to the institution. A financial institution’s management is expected to maintain sufficient processes to effectively respond and recover the institution’s operations after a cyber-attack. A financial institution is also expected to develop appropriate processes to enable recovery of data and business operations if a critical service provider of the institution falls victim to this type of cyber-attack. On November 18, 2021, the federal banking agencies issued a new rule effective in 2022 that requires banks to notify their primary federal regulator within 36 hours of a “computer-security incident” that rises to the level of a “notification incident.” In addition, effective in December 2023, the SEC issued a new rule that requires registrants to disclose material cybersecurity incidents within four business days. In addition, effective in December 2023, the SEC enhanced and standardized the disclosure obligations related to a registrant's cybersecurity risk management, strategy, and governance. Our information security protocols are designed in part to adhere to the requirements of bank regulatory guidance and these enhanced SEC disclosure requirements. State regulators have also been increasingly active in implementing privacy and cybersecurity standards and regulations. Recently, several states have adopted regulations requiring certain financial institutions to implement cybersecurity programs and providing detailed requirements with respect to these programs, including data encryption requirements. Many states have also recently implemented or modified their data breach notification and data privacy requirements. We expect this trend of state-level activity in those areas to continue and are continually monitoring developments in the states in which our clients are located.

Consumer Protection Laws

While consumer lending is not currently a significant focus of our business, we are subject to numerous laws and regulations intended to protect consumers, in addition to those discussed above, when lending or offering deposit products to consumers. These laws include, among others: the Truth in Lending Act, Truth in Savings Act, Electronic Funds Transfer Act, Expedited Funds Availability Act, Equal Credit Opportunity Act, Fair and Accurate Credit Transactions Act, Fair Housing Act, Fair Credit Reporting Act, Fair Debt Collection Act, the GLB Act, Home Mortgage Disclosure Act, Right to Financial Privacy Act, Real Estate Settlement Procedures Act, laws regarding unfair and deceptive acts and practices and usury laws. Additionally, the Dodd-Frank Act created the CFPB, which has authority to issue regulations prohibiting unfair, deceptive or abusive acts or practices.

Holding Company Regulation

General

The Company, as a bank holding company controlling the Bank, is subject to regulation and supervision by the FRB under the BHCA. The Company is periodically examined by and required to submit reports to the FRB and must comply with the FRB’s rules and regulations. Among other things, the FRB has authority to restrict activities by a bank holding company that are deemed to pose a serious risk to the subsidiary bank.

Permissible Activities

A bank holding company is generally prohibited from engaging in non-banking activities, or acquiring direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the FRB to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the FRB has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings and loan association whose direct and indirect activities are limited to those permitted for bank holding companies.

The Gramm-Leach-Bliley Act of 1999 authorized a bank holding company that meets specified conditions, including being “well capitalized” and “well managed,” to opt to become a “financial holding company” and thereby engage in a broader array of financial activities than previously permitted. Such activities can include insurance underwriting and investment banking. A “financial holding company” may engage in a broader array of financial activities than permitted a typical bank holding company. Such activities can include insurance underwriting and investment banking. The Company has not elected “financial holding company” status.

Capital

Bank holding companies are subject to consolidated regulatory capital requirements, which have historically been similar to, though less stringent than, those of the for the Bank. Federal legislation, however, required the FRB to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. As a result, consolidated regulatory capital requirements identical to those applicable to the subsidiary banks generally apply to bank holding companies. However, the FRB has provided a “Small Bank Holding Company” exception to its consolidated capital requirements, and subsequent legislation and the related issuance of regulations by the FRB have increased the threshold for the exception to $3.0 billion of consolidated assets. Consequently, bank holding companies such as the Company with less than $3.0 billion of consolidated assets are not subject to the consolidated holding company capital requirements unless otherwise directed by the FRB.

Source of Strength

The FRB has issued regulations requiring that all bank holding companies serve as a source of strength to their subsidiary depository institutions by providing financial, managerial and other support in times of an institution’s distress.

Dividends and Stock Repurchases

The FRB has issued a policy statement regarding the payment of dividends by holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall supervisory financial condition. Separate regulatory guidance provides for prior consultation with FRB staff concerning dividends in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate or earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized.

The regulatory guidance also states that a bank holding company should consult with FRB supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the bank holding company is experiencing financial weaknesses or the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred.

There is a separate requirement that a bank holding company give the FRB prior written notice of any purchase or redemption of then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The FRB may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, FRB order or directive, or any condition imposed by, or written agreement with, the FRB. There is an exception to this approval requirement for well-capitalized bank holding companies that meet certain other conditions.

These regulatory policies may affect the ability of the Company to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Acquisition of Control of the Company

Under the Change in Bank Control Act, no person may acquire control of a bank holding company such as the Company unless the FRB has prior written notice and has not issued a notice disapproving the proposed acquisition. In evaluating such notices, the FRB takes into consideration such factors as the financial resources, competence, experience and integrity of the acquirer, the future prospects the bank holding company involved and its subsidiary bank and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the company’s directors, or a determination by the regulator that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a bank holding company’s voting stock constitutes a rebuttable presumption of control under the regulations under certain circumstances including where, as will be the case with the Company, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

Emerging Growth Company Status and Smaller Reporting Company Status

We are an emerging growth company under the JOBS Act. For as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to public companies. These exemptions include, but are not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As an emerging growth company, we will also not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors audit our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Such an election is irrevocable during the period a company is an emerging growth company.

We will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of the completion of this offering; (ii) the first fiscal year after our annual gross revenues are $1.235 billion (adjusted for inflation) or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million at the end of the second quarter of that fiscal year. We expect to lose our status as an emerging growth company at the end of the fifth year after the expected completion date of this offering.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act. Smaller reporting companies may take advantage many of the same exemptions from disclosure requirements as emerging growth companies, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We will remain a smaller reporting company until the end of the fiscal year in which (1) we have a public common equity float of more than $250 million, or (2) we have annual revenues for the most recently completed fiscal year of more than $100 million and a public common equity float or public float of more than $700 million. We also would not be eligible for status as a smaller reporting company if we become an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

MANAGEMENT

The following table sets forth certain information regarding our executive officers as of the date of this prospectus.

Name	Position(s) with the Company	Age
Stephen R. Stone	President & Chief Executive Officer	49
Anthony P Valduga	Chief Financial Officer & Chief Operating Officer	47
C. Bradley Turner	Chief Credit Officer	49
Lauren M. Hemby	Chief Accounting Officer	41

The following is a brief description of the background and experience of each of our executive officers. No executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other executive officer or with any of our directors. There are no arrangements or understandings between any of the executive officers and any other person pursuant to which he or she was selected as an executive officer.

Stephen R. Stone. Mr. Stone is the President and Chief Executive Officer of CoastalSouth Bancshares, Inc. and Coastal States Bank. Prior to joining the Bank in 2017, he previously served as the Chief Strategy Officer and General Counsel of Community & Southern Bank. He is a Member of the Boards of Directors of COSO, CSB, and Coastal States Mortgage, Inc., as well as a Member of the Board of Directors of The Buckhead Coalition. Mr. Stone is a graduate of the University of Virginia, and he received his Juris Doctor from the Washington College of Law at American University, cum laude. We believe that Mr. Stone is qualified to serve on our board of directors due to his extensive knowledge of the banking industry and strong leadership skills, which provide the board with invaluable insight and guidance into the business and regulatory requirements of today’s banking environment.

Anthony P. Valduga. Mr. Valduga serves as the Chief Financial Officer and Chief Operating Officer of Coastal States Bank. Prior to joining the Bank in 2017, Mr. Valduga was the CFO of Community & Southern Holdings, Inc. and Community & Southern Bank. Mr. Valduga led the finance function to include treasury, financial profitability and analysis, shared-loss accounting and reporting, regulatory & investor reporting, tax and overall general accounting functions. Mr. Valduga helped lead efforts around all M&A, to include the successful acquisition and integration of 3 failed banks purchased out of receivership from the FDIC, 3 branch acquisitions, and 3 open bank acquisitions. Prior to joining Community & Southern, Mr. Valduga was with PricewaterhouseCoopers, LLP for 11 years. Mr. Valduga was a leader within the Firm’s Banking and Capital Markets practice and had expertise in advising both public and private financial institutions on a wide range of issues including mergers & acquisitions, public offerings and filings, FDIC-assisted transaction accounting, integration and compliance, and other complex finance and accounting related matters. Mr. Valduga earned his Bachelor of Science in Management from the Georgia Institute of Technology.

C. Bradley Turner. Mr. Turner serves as Chief Credit Officer of Coastal States Bank and brings 26 years of experience in various credit and lending roles. Before joining the Bank in 2017, Mr. Turner spent six years in an executive leadership role for a national government guaranteed lending team, providing oversight for underwriting, documentation, and portfolio management with an emphasis on superior credit quality. Prior to that, Mr. Turner worked with RBC Bank (USA), a southeastern based regional bank, as a regional credit officer overseeing various portfolios across the bank’s footprint. Mr. Turner holds a bachelor’s degree in industrial relations from the University of North Carolina at Chapel Hill.

Lauren M. Hemby. Ms. Hemby serves as the Chief Accounting Officer of Coastal States Bank and brings over 18 years of experience in accounting, finance and regulatory compliance. Prior to joining Coastal States Bank in 2017, Ms. Hemby worked in various roles at both Community & Southern Bank and SunTrust Bank, where she managed the financial aspects of mergers and acquisitions activity, accounting policy, and led a variety of other accounting, finance, and regulatory areas. Ms. Hemby also worked at PricewaterhouseCoopers, LLP, where she served clients in the firm’s financial services assurance practice, including banks, insurance companies, real estate investors, and employee benefit plans. She holds both bachelor’s and master’s degrees in Accountancy from Wake Forest University.

BOARD OF DIRECTORS

Our board of directors currently consists of 11 members. The following table sets forth certain information regarding our current directors. Each member of our board of directors also serves as a member of the Bank’s board of directors.

Name	Position(s) with the Company	Age	Director Since	Audit Committee	Compensation Committee	Credit & Risk Committee	Nominating & Corporate Governance Committee
James S. MacLeod	Chairman	77	2003
Patrick M. Frawley	Vice Chairman	74	2017		Member	Chair
John G. Aldridge, Jr.	Director	56	2024				Member
L. Scott Askins	Director	55	2021			Member	Member
Ernst W. Bruderer	Director	72	2003	Member			Chair
Mark A. Griffith	Director	69	2012	Chair		Member
Boris M. Gutin	Director	50	2017	Member		Member
Michael B. High	Director	76	2017	Member	Member
James N. Richardson, Jr.	Director	80	2003		Member		Member
Stephen R. Stone	President, CEO and Director	49	2017
Joseph V. Topper, Jr.	Director	70	2017		Chair		Member

The following is a brief discussion of the business and banking background and experience of our directors, except for Stephen R. Stone, as his business experience is described above in the Management section. The director biographies also contain information regarding the person’s experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director. No director has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers. There are no arrangements or understandings between any of the directors and any other person pursuant to which he or she was selected as a director except as disclosed below.

James S. MacLeod. Mr. MacLeod serves as Chairman of the board of directors of CoastalSouth Bancshares, Inc. and Coastal States Bank. He has a 53-year career in mortgage finance and is a founder of CoastalSouth Bancshares, Inc. and Coastal States Bank, where he has served in various positions since 2003. Prior to his affiliation with Coastal States Bank, Mr. MacLeod served as Executive Vice President at Mortgage Guaranty Insurance Corporation. He currently serves as the Chairman of the Board of Directors of the Medical University of South Carolina Foundation. He also serves as a Director at Coastal States Mortgage and as a Partner of Nexus Capital. Mr. MacLeod has a Bachelor of Science in Economics from the University of Tampa, a Master in City Planning from the Georgia Institute of Technology, and a Master of Science in Real Estate and Urban Affairs from Georgia State University. We believe Mr. MacLeod is qualified to serve on our board of directors due to his experience in operations, finance and management as well as his strong understanding of developments impacting our markets.

Patrick M. Frawley. Mr. Frawley serves as Vice-Chairman of the board of directors of Coastal South Bancshares, Inc. and Coastal States Bank. Mr. Frawley was the founder of Community & Southern Bank, a bank for which he served as the Chief Executive Officer before retiring in 2016. He has served in a variety of key regulatory roles with the Comptroller of the Currency and has held numerous positions with multinational banks. Mr. Frawley is a graduate of Campbell University and Louisiana State University’s School of Banking. We believe that Mr. Frawley is qualified to serve on our board of directors due to his background in leading growing strong community banking franchises, as well as the unique perspective on the challenges and opportunities for our organization he can offer based on his regulatory background.

John G. Aldridge, Jr. Mr. Aldridge is the Founder and Managing Partner of Aldridge | Pite, LLP, which was founded in 2009. Mr. Aldridge has founded, owned, operated and sold numerous companies involved in the real estate industry, including title companies, trustee companies, service of process companies, technology (as a service) companies and technology and business process consulting companies. He currently serves as a Director at Altisource Portfolio Solutions S.A. (NASDAQ: ASPS), Atlantic Closing & Escrow, and The First Tee of Metro Atlanta. He also sits on the Advisory Boards of Wrightwell and The Birdsey Group. Mr. Aldridge received his undergraduate degree from the University of North Carolina at Chapel Hill and his Juris Doctor from the Emory University School of Law. We believe Mr. Aldridge is qualified to serve on our board of directors due to his deep legal expertise, significant business acumen and complex understanding of the banking and real estate industries in each of CSB's core markets.

L. Scott Askins. Ms. Askins has over 20 years of C-Suite experience in private and public companies, with an extensive background in scaling disruptive technology companies and driving strategy to lead organic and acquisitive growth. She previously served as Vice President and Group Counsel for American Express and was General Counsel, Chief Compliance Officer, and Secretary for Kabbage, Inc. Ms. Askins is a graduate of Clemson University. She also received a Juris Doctor from the University of South Carolina School of Law and a Master of Laws in Taxation from the New York University School of Law. We believe Ms. Askins is qualified to serve on our board of directors due to her legal expertise and background serving as a senior executive with financial and technology organizations, which we believe will provide us with insight on how we enhance our digital delivery of our products and services.

Ernst W. Bruderer. Mr. Bruderer has an extensive background serving as CEO for various industries. He is the Chairman of the Executive Committee and a Member of the Board of Directors of SYNCO Properties in Charlotte, NC and Chairman Elect of The Global Network Foundation in Atlanta. He also is a founder of CoastalSouth Bancshares, Inc. and Coastal States Bank where he serves as the Chairman of the Nominating and Corporate Governance Committee. He volunteers as a Facilitator for the Central Eurasia Leadership Alliance and the Middle East Leadership Alliance, representing SIBF (Society of International Business Fellows). Mr. Bruderer has a Bachelor of Arts degree in Business and Economics from the University of St. Gall and a Juris Doctor from the University of Zurich. He also attended Post-Graduate LLM Classes at Georgetown Law School. We believe Mr. Bruderer is qualified to serve on our board of directors due to his extensive business and leadership experience.

Mark A. Griffith. Mr. Griffith is a retired Managing Director and Director of Real Estate for LNR Partners Europe Ltd. where he was responsible for operations and directing investments strategies across the U.K. and Western Europe before retiring in 2009. He also served as Vice President of three U.S. commercial real estate companies specializing in retail shopping centers and office building ownership, development, and management. Mr. Griffith attended Ohio University. We believe Mr. Griffith is qualified to serve on our board of directors due to his financial background and expertise in running and growing complex real estate operations.

Boris M. Gutin. Mr. Gutin has over 20 years of private equity investment experience. He currently is Co-Managing Partner of GCP Capital Partners, a middle-market private equity firm. Mr. Gutin has been at GCP Capital Partners for over 20 years. He previously was employed at American Securities Capital Partners and Goldman Sachs. He currently is a Member of the Board of Directors of MapleMark Bank, Mobilewalla, Alkeme Insurance, Transnetwork, Grasshopper Bank, Verita, and Gavnat. Mr. Gutin is a graduate of Johns Hopkins University and the Harvard Business School. We believe Mr. Gutin is qualified to serve on our board of directors due to his financial background and experience in investing in community banking institutions.

Michael B. High. Mr. High is a Partner of Patriot Financial Partners L.P. Prior to joining Patriot Financial Partners, Mr. High was a finance executive at a number of financial institutions including Harleysville National Corporation and Progress Financial Corporation. He currently is a Member of the Board of Directors of DR Bank and Alcar, Inc. Mr. High is a CPA (Inactive) and a graduate of The Pennsylvania State University. We believe Mr. High is qualified to serve on our board of directors due to his financial leadership background at a number of community banking institutions and his experience in investing in community banking institutions.

James N. Richardson, Jr. Mr. Richardson is Chairman and CEO of The Richardson Development Group whose holdings include Coligny Plaza, Windmill Harbour Company, the South Carolina Yacht Club, Windmill Harbour Real Estate, and restaurants, including Local Pie Hilton Head, Bluffton and New Riverside, Fish Coastal Seafood and Cool Delivery. He is Commissioner of the South Island Public Service District. Mr. Richardson is a graduate of Mars Hill College. We believe Mr. Richardson is qualified to serve on our board of directors due to his extensive business background and community involvement, which provides us with substantial insights for our business operations.

Joseph V. Topper, Jr. Mr. Topper has served as the Chief Executive Officer of Dunne Manning Inc. and Affiliates since 1992. He has 34 years of management experience in the wholesale and retail fuel distribution business. Mr. Topper is Chairman of the Board of CrossAmerica Partners LP, is a Member of the Board of Directors of PBS39 public television and is a Member of the Board of Pool Trust. He has been the past chair of trustees of Villanova University. He is a graduate of Villanova University, and he received a Master of Business Administration from Lehigh University. We believe that Mr. Topper is qualified to serve on our board of directors due to his extensive business experience and community involvement, which provides us with insight into the economic and business operations in our core markets.

Director Selection Process

Our board of directors seeks director candidates who uphold the highest standards, are committed to our values and are strong independent stewards of the long-term interests of shareholders. Our Nominating and Corporate Governance Committee (the “NCGC”) considers Board composition on an ongoing basis, with a focus on establishing a board of directors with the skills and experience required to effectively oversee the Company’s present and future operations and strategy. The NCGC and the Board seek a diverse group of directors with experience in banking and other aspects of business that are relevant to our businesses and operations.

The NCGC also oversees the director nomination process. In considering whether to nominate a director for election, the NCGC considers, among other things:

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Whether the director possesses personal and professional integrity, sound judgment, forthrightness and has sufficient time and energy to devote to the affairs of the Company;
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Whether the director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust;

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The extent of the director’s business and financial acumen and experience, especially in the financial services and products areas;
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Whether the director assists in achieving a mix of Board members that represents a diversity of background and experience;
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Whether the director would be considered a “financial expert” or “financially literate” as defined in applicable law;
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Whether the director, by virtue of particular technical expertise, experience or specialized skill relevant to the Company’s current or future business, will add specific value as a Board member, including business contacts, reputation, visibility, community involvement, regulatory experience, and independence;
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Whether the director is free from conflicts of interest with the Company; and
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Any factors related to the ability and willingness of a new director to serve, or an existing director to continue his/her service. Each of our director nominees has been recommended for election by the NCGC and approved for nomination by our Board.

Board Independence

Under the rules of the NYSE, independent directors must comprise a majority of our board of directors within a specified period of time after the completion of this offering. The rules of the NYSE, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors. Our board of directors has evaluated the independence of its members based upon the rules of the NYSE and the SEC. Applying these standards, our board of directors has determined that, with the exception of Mr. Stone, each of our current directors is an independent director, as defined under the applicable rules. Mr. Stone is not independent because he serves as an executive officer of CoastalSouth Bancshares, Inc. and Coastal States Bank.

Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. The board of directors of the Company has established standing committees, including an Audit Committee, Compensation Committee, a Nominating and Corporate Governance Committee and a Credit and Risk Committee. Each of these committees operates under a written charter, which governs its composition, responsibilities and operations. Our board of directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents.

Audit Committee. The Audit Committee assists the board of directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit and risk assessment function and the independent registered public accounting firm. Among other things, the Audit Committee:

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appoints, evaluates and determines the compensation of our independent registered public accounting firm;
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reviews and approves the scope of the annual audit, audit fees and financial statements;
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reviews disclosure controls and procedures, internal controls, internal audit function and corporate policies with respect to financial information;
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oversees investigations into complaints concerning financial matters, if any;
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reviews related party transactions as required; and
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annually reviews the Audit/Risk Committee charter and the committee’s performance.

The Audit Committee works closely with management as well as our independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from and receive appropriate funding to engage outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The Audit Committee is composed solely of members who satisfy the applicable independence and other requirements of the SEC and the NYSE for Audit Committees and our board of directors has determined that Mark Griffith qualifies as an “audit committee financial expert” under applicable SEC rules.

Compensation Committee. The Compensation Committee is responsible for discharging the board of directors’ responsibilities relating to compensation of the executives and directors. Among other things, the Compensation Committee:

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review and approve corporate performance goals and objectives relevant to the compensation of executive officers and other members of our management team;
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evaluate and approve compensation plans and programs proposed by management, as well as material modification or termination of existing plans and programs;
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establish policies with respect to equity compensation arrangements;
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reviews and oversees compensation and benefit plans;

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review and approve the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements (including, without limitation, perquisites and any other form of compensation) for executive officers and other members of our management team;
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recommends to the board of directors compensation for directors; and
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annually reviews the Compensation Committee charter and the committee’s performance.

The Compensation Committee is composed solely of members who satisfy the applicable independence requirements of the SEC and the NYSE.

Nominating and Corporate Governance Committee. The NCGC is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the NCGC is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our board of directors concerning governance matters. Among other things, the NCGC:

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identifies qualified individuals to be directors consistent with the criteria approved by the board of directors and recommending director nominees to the full board of directors;
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reviews the structure of the committees of the board of directors;
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periodically review and assess the Articles of Incorporation and Bylaws for the Company and its subsidiaries and recommends any changes to the Board as necessary;
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review and make recommendations to the Board regarding any material communications to the Company’s shareholders relating to matters overseen by the Committee;
•
develops the Company’s code of business conduct and ethics;
•
oversees the Company’s environmental, governance and corporate social responsibility efforts;
•
oversees management succession planning;
•
leads the board of directors in its annual performance review;
•
develops and recommends corporate governance guidelines;
•
and annually reviews the Corporate Governance and Nominating Committee’s charter and the committee’s performance.

The NCGC is composed solely of members who satisfy the applicable independence requirements of the SEC and the NYSE.

Credit and Risk Committee. The Credit and Risk Committee is responsible for discharging the board of directors’ responsibility in overseeing the enterprise-wide risk management practices of the Company, the Bank, and their respective subsidiaries, including management’s ability to assess and manage credit, market, interest rate, liquidity, reputation, strategic, legal, compliance, and operational risks (which includes information technology risk). Among other things, the Credit and Risk Committees:

•
oversees market, treasury, asset-liability and related financial management risk;
•
review reports and monitor management’s capital and liquidity management efforts;
•
provide general credit risk oversight, including the evaluation of the Company’s overall credit risk profile and whether the profile is within established policy limits;
•
oversee and review the Company’s independent credit and loan review function;
•
review and approval of individual loans that meet or exceed identified lending thresholds or legal lending limits and loans that may potentially implicate Regulation O of the Federal Reserve Board;
•
oversee and review various aspects of operations risk, including risks related to line of business operations, information technology and systems, data management and information security, and third-party and vendor-management risk;
•
oversee and review material legal or litigation risk; and
•
assist the board of directors’ in fulfilling its responsibilities relating to areas of risk identified by regulatory authorities, including areas of safety and soundness and compliance.

The Credit and Risk Committee is composed solely of members who satisfy the applicable independence requirements of the SEC and the NYSE.

EXECUTIVE COMPENSATION

As an emerging growth company under the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which permit us to limit reporting of executive compensation to our principal executive officer and our two other most highly compensated executive officers, which are referred to as our “named executive officers.”

The compensation reported in the Summary Compensation Table below is not necessarily indicative of how we will compensate our named executive officers in the future. We will continue to review, evaluate and modify our compensation framework to maintain a competitive total compensation package. As such, and as a result of our becoming a publicly traded company, the compensation program following this offering could vary from our historical practices.

Our named executive officers, or NEOs, which consist of our principal executive officer and the Company’s two other most highly compensated executive officers during the year ended December 31, 2024, are:

•
Stephen R. Stone, President and Chief Executive Officer;
•
Anthony P. Valduga, Chief Financial Officer & Chief Operating Officer; and
•
C. Bradley Turner, Chief Credit Officer.

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our named executive officers for the fiscal year ended December 31, 2024:

Name and Principal Position	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation	All Other Compensation (2)	Total Compensation
Stephen R. Stone
President & Chief Executive Officer	$576,118	$680,000	$328,300	$33,323	$1,617,741
Anthony P. Valduga
Chief Financial Officer & Chief Operating Officer	370,397	280,500	221,000	28,291	900,188
C. Bradley Turner
Chief Credit Officer	259,051	41,250	113,500	18,572	432,373

(1) The amounts reported here do not reflect the actual economic value realized by each named executive officer. In accordance with SEC rules, the Stock Awards column reflects the grant date fair value of restricted stock unit (RSU) awards, calculated in accordance with ASC 718. For additional information, see Note 13 in our consolidated financial statements included in this prospectus. The assumptions used in calculating the grant date fair value of the RSUs reported in this table are set forth in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation.”

(2) All Other Compensation for 2024 includes the following:

Name	Health and Welfare Reimbursement	401(k) Matching Contributions	Life Insurance	Cell Phone Reimbursement
Stephen R. Stone	$12,604	$17,250	$2,989	$480
Anthony P. Valduga	9,571	17,250	990	480
C. Bradley Turner	-	17,250	842	480

Narrative Disclosure to Summary Compensation Table

Base Salaries. Annual base salaries for Messrs. Stone, Valduga and Turner were $576,118, $370,397 and $259,051, respectively, for 2024, and are $620,458, $382,000 and $265,000, respectively, for 2025. The Compensation Committee reviews and establishes the base salary of Mr. Stone on an annual basis. The Compensation Committee relies upon compensation benchmarking provided by Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”) otherwise known as McLagan. Specifically, the Company reviews compensation data against other financial institutions between $2-5 billion in total assets.

Non-Equity Incentive Plan. Our named executive officers are eligible to receive an annual bonus, as described below.

•
The threshold, target, and maximum payout levels for our NEOs as a percentage of salary for the fiscal year ended December 31, 2024, as approved by the Compensation Committee, are set forth in the table below.

Name	Threshold (50% of Target)	Target (1)	Maximum (150% of Target)
Stephen R. Stone	30%	60%	90%
Anthony P. Valduga	30%	60%	90%
C. Bradley Turner	25%	50%	75%
(1)
Target bonus opportunities remained the same for 2025.
•
Each NEO’s annual cash incentive award opportunity for 2024 was based on a combination of corporate performance objectives (weighted 85%) and individual performance objectives (weighted 15%). The Compensation Committee selected adjusted earnings per share (EPS), core deposit growth and core loan growth (weighted 70%, 15% and 15%, respectively) as the corporate objectives for 2024 that would guide the Compensation Committee’s assessment of bank performance. Individual performance objectives were determined based on each NEO’s respective areas of responsibilities and key functions associated with their respective roles.
•
The Compensation Committee reviewed performance against the metrics described above and determined to award bonuses as reflected in the Non-Equity Incentive Plan column of the Summary Compensation table.

RSUs. In 2024, the Compensation Committee granted RSUs to the NEOs, which vest on the fifth anniversary of grant, subject to the NEO’s continued service on such date, as follows: Mr. Stone, 40,000; Mr. Valduga, 17,000; and Mr. Turner, 2,500. The Compensation Committee determined to increase the grant date value of RSUs granted in 2024 to more closely align the equity ownership of our named executive officers with those of our peers. In January 2025, the Compensation Committee granted RSUs to the NEOs having a grant date value that more closely resembled historical grants other than for 2024, as follows: Mr. Stone, 17,000; Mr. Valduga, 7,500; and Mr. Turner, 2,000. RSU awards were granted under, and pursuant to the terms and conditions of, the CoastalSouth Bancshares, Inc. 2017 Incentive Plan (the “2017 Plan”).

401(k) Plan. The Bank maintains defined contribution plan under which eligible employees may elect to defer a portion of their compensation and receive certain employer contributions (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan on the same terms as other eligible employees of the Bank. Eligible employees are immediately enrolled into the 401(k) Plan.

Under the 401(k) Plan, a participant may elect to defer, on a pretax basis, a portion of their eligible compensation. For 2024, the salary deferral contribution limit is $23,000, provided, however, that a participant over age 50 may contribute an additional $7,500 to the 401(k) Plan, for a total of $30,500. In addition to salary deferral contributions, the Bank makes matching contributions up to 5% of the participant’s compensation. A participant is immediately 100% vested in his or her salary deferral contributions. The participant will not vest on the Bank’s matching contribution until after 2 years of service with the Bank. Participants become vested in employer discretionary nonelective contributions to the 401(k) Plan pursuant to a six-year graded vesting schedule. Participants become vested in these contributions at a rate of 20% per year beginning in year two.

Health and Welfare Benefits. Our named executive officers are eligible to participate in the same benefit plans designed for all of our eligible full-time and part-time employees, including medical, dental, vision, disability and basic group life insurance coverage. In addition, pursuant to the terms of their employment agreements (which are described below), Mr. Stone and Mr. Valduga are entitled to be reimbursed for group health, dental, and welfare benefit plans offered by the Bank.

Perquisites. We provide our named executive officers with a limited number of perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Equity Incentive Plans

2017 Equity Incentive Plan. Our shareholders approved the 2017 Equity Incentive Plan to promote the success, and enhance the value of the Company by linking the personal interests of employees, officers, directors and consultants of the Company or any Affiliate to those Company shareholders and by providing such persons with an incentive for outstanding performance. The 2017 Equity Incentive Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. The 2017 Equity Incentive Plan is administered by the Compensation Committee of the Board of Directors of the Company. As of December 31, 2024, the 2017 Equity Incentive Plan had reserved up to 1,106,500 shares of common stock, which may be delivered pursuant to the exercise of stock options or restricted stock units. During 2024, Messrs. Stone, Valduga, and Turner each received a restricted stock unit award grant with a grant date fair value equal to $680,000, $280,500 and $41,250, respectively.

2025 Omnibus Incentive Plan. In April 2025, the Board and our shareholders approved the CoastalSouth Bancshares, Inc. Omnibus Incentive Plan (the “Omnibus Plan”) to promote the success, and enhance the value of the Company by linking the personal interests of employees, officers, directors and consultants of the Company or any affiliate to those of our shareholders and by providing such persons with an incentive for outstanding performance. The Omnibus Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. The following is a summary of the material terms of the Omnibus Plan.

Permissible Awards. The Omnibus Plan authorizes the granting of awards in any of the following forms:

•
options to purchase shares of our common stock, which may be designated under the tax code as nonstatutory stock options (which may be granted to all participants) or incentive stock options (which may be granted to officers and employees but not to consultants or non-employee directors);
•
stock appreciation rights, or SARs, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award agreement) between the fair market value per share of our common stock on the date of exercise over the base price of the award;
•
restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee;
•
restricted stock units, or RSUs, which represent the right to receive shares of our common stock (or an equivalent value in cash or other property, as specified in the award agreement) in the future, based upon the attainment of stated vesting criteria;
•
deferred stock units, or DSUs, which represent the right granted to receive shares of our common stock (or an equivalent value in cash or other property, as specified in the award agreement) at a future time as determined by the Compensation Committee, or as determined by the recipient within guidelines established by the Compensation Committee in the case of voluntary deferral elections;
•
performance awards, which are awards payable in cash or stock upon the attainment of specified performance goals (any award that may be granted under the Omnibus Plan may be granted in the form of a performance award);
•
other stock-based awards in the discretion of the Compensation Committee, including unrestricted stock grants; and
•
cash-based awards, including annual bonuses.

Dividend equivalent rights, which entitle the participant to payments in cash or property calculated by reference to the amount of dividends paid on the shares of stock underlying an award, may be granted with respect to awards other than options or SARs.

Authorized Shares. Subject to adjustment as provided in the Omnibus Plan, the aggregate number of shares of our common stock reserved and available for issuance pursuant to awards granted under the Omnibus Plan is 260,000, all of which may be granted as incentive stock options. In the event of a nonreciprocal transaction between us and our shareholders that causes the per share value of our common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the Omnibus Plan will be adjusted proportionately, and the Compensation Committee must make such adjustments to the Omnibus Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction.

Limit on Compensation Payable to Non-Employee Directors. With respect to any one calendar year, the aggregate compensation that may be granted to any non-employee director, including all meeting fees, cash retainers and retainers granted in the form of awards, may not exceed $100,000, or $125,000 in the case of a non-employee Chairman of the Board or Lead Director. For purposes of such limit, the value of awards will be determined based on the aggregate grant date fair value of all awards issued to the director in such year (computed in accordance with applicable financial accounting rules).

Limitations on Transfer; Beneficiaries. No award will be assignable or transferable by a participant other than by will or the laws of descent and distribution or, except in the case of an incentive stock option, pursuant to a domestic relations order that would satisfy section 414(p)(1)(A) of the Code if such section applied to an award under the Incentive Plan; provided, however, that the Compensation Committee may permit other transfers (other than transfers for value). A participant may, in the manner determined by the Compensation Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Acceleration of Vesting upon Death or Disability. Except as otherwise provided in the award certificate or any special Incentive Plan document governing an award, upon the termination of a participant’s service by reason of death or disability: (i) all of such participant’s outstanding options and stock appreciation rights will become fully exercisable; (ii) the time-based vesting restrictions on outstanding awards will lapse; and (iii) the payout opportunities attainable under all of that participant’s outstanding performance-based awards will be deemed to have been fully earned as of the date of termination as follows: (i) if the date of termination occurs during the first half of the applicable performance period, all relevant performance goals will be deemed to have been achieved at the “target” level, and (ii) if the date of termination occurs during the second half of the applicable performance period, the actual level of achievement of all relevant performance goals against target will be measured as of the end of the calendar quarter immediately preceding the date of termination, and (iii) in either such case, the awards will payout on a pro-rata basis, based on the length of time within the performance period that has elapsed prior to date of termination.

Discretionary Acceleration. Our Compensation Committee may, in its discretion, accelerate the vesting and/or payment of any awards for any reason. Our Compensation Committee may discriminate among participants or among awards in exercising such discretion.

Certain Transactions. Upon the occurrence or in anticipation of certain corporate events or extraordinary transactions, the Compensation Committee may also make discretionary adjustments to awards, including settling awards for cash, providing that awards will become fully vested and exercisable, providing for awards to be assumed or substituted, or modifying performance targets or periods for awards.

Termination and Amendment. The Omnibus Plan will terminate on April 24, 2035, the tenth anniversary of the date our shareholders approved the Omnibus Plan. Our board of directors or Compensation Committee may, at any time and from time to time, terminate or amend the Omnibus Plan, but if an amendment to the Omnibus Plan would constitute a material amendment requiring shareholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to shareholder approval. No termination or amendment of the Omnibus Plan may adversely affect any award previously granted under the Omnibus Plan without the written consent of the participant. Without the prior approval of our shareholders, and except as otherwise permitted by the anti-dilution provisions of the Omnibus Plan, the Omnibus Plan may not be amended to directly or indirectly reprice, replace or repurchase “underwater” options or SARs.

Our Compensation Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by our shareholders or otherwise permitted by the anti-dilution provisions of the Omnibus Plan, (i) the exercise price or base price of an option or SAR may not be reduced, directly or indirectly, (ii) an option or SAR may not be cancelled in exchange for cash, other awards, or options or SARS with an exercise price or base price that is less than the exercise price or base price of the original option or SAR, or otherwise, (iii) we may not repurchase an option or SAR for value (in cash or otherwise) from a participant if the current fair market value of the shares of our common stock underlying the option or SAR is lower than the exercise price or base price per share of the option or SAR, and (iv) the original term of an option or SAR may not be extended.

Prohibition on Repricing. As indicated above under “Termination and Amendment,” outstanding stock options and SARs cannot be repriced, directly or indirectly, without the prior consent of our shareholders. The exchange of an “underwater” option or stock appreciation right (i.e., an option or stock appreciation right having an exercise price or base price in excess of the current market value of the underlying stock) for cash or for another award would be considered an indirect repricing and would, therefore, require the prior consent of our shareholders.

Certain Federal Income Tax Effects. The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the Omnibus Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State and local income tax consequences are not discussed and may vary from locality to locality.

Nonstatutory Stock Options. There will be no federal income tax consequences to the optionee or to us upon the grant of a nonstatutory stock option under the Omnibus Plan. When the optionee exercises a nonstatutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of our common stock received upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. There typically will be no federal income tax consequences to the optionee or to us upon the grant or exercise of an incentive stock option. If the optionee holds the acquired option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

SARs. A participant receiving a SAR under the Omnibus Plan will not recognize income, and we will not be allowed a tax deduction, at the time the award is granted. When the participant exercises a SAR, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant, and we will be allowed a corresponding federal income tax deduction at that time.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of our common stock as of that date (less any amount he or she paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time. If the participant files an election under Section 83(b) of the tax code within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time. Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Section 83(b) election.

Restricted or Deferred Stock Units. A participant will not recognize income, and we will not be allowed a tax deduction, at the time a stock unit award is granted. When the participant receives or has the right to receive shares of common stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of our common stock or other property as of that date (less any amount he or she paid for the stock or property), and we will be allowed a corresponding federal income tax deduction.

Employment Agreements

We are party to executive employment agreements with each of our named executive officers, except for Mr. Turner.

Employment Agreement with Stephen R. Stone. The Company and the Bank are parties to an employment agreement with Stephen R. Stone, President and Chief Executive Officer of the Company and the Bank. The agreement has an initial three-year term and renews automatically every year for one year thereafter, unless notice of non-renewal is provided by either party. The agreement provides Mr. Stone’s base salary, currently $620,458 which may increase during the term of the employment agreement and may not be decreased unless the Bank faces exigent financial conditions. In addition to base salary, Mr. Stone is eligible to participate in the annual cash incentive plan and equity award plan (both of which are described above). The Bank will also reimburse Mr. Stone for the full cost for group health and dental plans as well as up to five hundred dollars ($500) per month towards participation in other welfare benefits plans offered by the Bank. Mr. Stone is also eligible to participate in all incentive, savings and retirement plans, practices, policies and programs available to the other senior officers of the Bank. All reasonable travel and other business expenses incurred by Mr. Stone in the performance of his duties are reimbursed by the Bank in accordance with its reimbursement policy, as amended from time to time.

Employment Agreement with Anthony P. Valduga. The Company and the Bank are parties to an employment agreement with Mr. Valduga. The agreement has an initial three-year term and renews automatically every year for one year thereafter, unless notice of non-renewal is provided by either party. The agreement provides Mr. Valduga’s base salary, currently $382,000 which may increase during the term of the employment agreement and may not be decreased unless the Bank faces exigent financial conditions. In addition to base salary, Mr. Valduga is eligible to participate in the Bank's annual cash incentive plan and equity award plan (both of which are described above). The Bank will also reimburse Mr. Valduga for the full cost for group health and dental plans as well as up to five hundred dollars ($500) per month towards participation in other welfare benefits plans offered by the Bank. Mr. Valduga is eligible to participate in all incentive, savings and retirement plans, practices, policies and programs available to the other senior officers of the Bank. All reasonable travel and other business expenses incurred by Mr. Valduga in the performance of his duties are reimbursed by the Bank in accordance with its reimbursement policy, as amended from time to time.

Outstanding Equity Awards at 2024 Fiscal Year End

The following table shows stock awards outstanding for each of our named executive officers as of December 31, 2024.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested(#)(2)	Market value of shares or units of stock that have not vested($)(3)
Stephen R. Stone	9/22/2017	75,000	-	13.00	9/22/2027
	5/1/2019	34,000	-	14.00	5/1/2029
	5/4/2020	10,000	-	9.02	5/4/2030
	10/21/2020	10,000	-	11.79	10/21/2030
	1/25/2022					2,475	54,304
	4/27/2023					17,000	372,997
	2/1/2024					40,000	877,640
Anthony P. Valduga	9/22/2017	75,000	-	13.00	9/22/2027
	5/1/2019	23,000	-	14.00	5/1/2029
	5/4/2020	7,500	-	9.02	5/4/2030
	10/21/2020	7,500	-	11.79	10/21/2030
	1/25/2022					1,650	36,203
	4/27/2023					13,000	285,233
	3/19/2024					17,000	372,997
C. Bradley Turner	9/22/2017	20,000	-	13.00	9/22/2027
	5/1/2019	5,000	-	14.00	5/1/2029
	5/4/2020	6,000	-	9.02	5/4/2030
	10/21/2020	6,000	-	11.79	10/21/2030
	4/28/2021	3,000	1,000	16.50	4/28/2031
	1/25/2022	1,500	1,500	16.94	1/25/2032
	4/27/2023					4,000	87,764
	3/19/2024					2,500	54,853

(1) Options granted in 2021 vest on April 29, 2025, subject to the NEO’s continued service on such date (with certain exceptions). For options granted in 2022, 750 options vested on January 25, 2025 and 750 options vest on January 25, 2026, subject to the NEO’s continued service on such date (with certain exceptions).

(2) RSUs granted in 2022 vested on January 25, 2025, RSUs granted in 2023 cliff vest on the third anniversary of the grant date, and RSUs granted in 2024 cliff vest on the fifth anniversary of the grant date and in each case subject to the NEO’s continued service on such date (with certain exceptions).

(3) Market value is calculated on the basis of $21.94 per share, which was the closing sales price for our common stock as reported on the OTCQX on December 31, 2024.

Potential Payments Upon Termination of Employment or Change in Control

Mr. Stone. Pursuant to Mr. Stone’s employment agreement, in the event of his termination by the Bank without cause (as defined in the agreement) or his resignation for good reason (as defined in the agreement) (in either case, a “qualifying termination”), Mr. Stone will receive a severance payment equal to 1.50 times the sum of (1) Mr. Stone’s base salary in effect as of the date of termination and (2) the average of his annual bonuses for the preceding 3 years. Mr. Stone would also receive an additional cash payment equal to the pro-rata portion of his annual cash bonus for the year during which his qualifying termination occurred. In addition, the Bank shall pay the excess cost of COBRA beyond what Mr. Stone would have to pay for such coverage under the Bank’s health and welfare plan until the earlier of (1) the date on which he first becomes eligible for health insurance with another employer, or (2) the period that Mr. Stone would be entitled to coverage under COBRA.

In the event of a qualifying termination upon or within 18 months of a change in control of the Company, the agreement provides that Mr. Stone will be entitled to a change in control severance payment equal to 2.99 times the sum of (1) Mr. Stones base salary in effect as of the date of termination and (2) the average of his annual bonuses for the preceding 3 years. The agreement provides that gross payments due to Mr. Stone in the event of a change in control will be reduced to avoid an excess parachute payment under Section 280G of the Code.

The agreement requires compliance with a one-year non-competition covenant inside certain restricted territories and a one-year non-solicitation covenant related to employees and customers.

Mr. Valduga. Pursuant to Mr. Valduga’s employment agreement, in the event of his termination by the Bank without cause (as defined in the agreement) or his resignation for good reason (as defined in the agreement) (in either case, a “qualifying termination”), Mr. Valduga will receive a severance payment equal to 1.50 times the sum of (1) Mr. Valduga’s base salary in effect as of the date of termination and (2) the average of his annual bonuses for the preceding 3 years. Mr. Valduga would also receive an additional cash payment equal to the pro-rata portion of his annual cash bonus for the year during which his qualifying termination occurred. In addition, the Bank shall pay the excess cost of COBRA beyond what Mr. Valduga would have to pay for such coverage under the Bank’s health and welfare plan until the earlier of (1) the date on which he first becomes eligible for health insurance with another employer, or (2) the period that Mr. Valduga would be entitled to coverage under COBRA.

In the event of a qualifying termination upon or within 18 months of a change in control of the Company, the agreement provides that Mr. Valduga will be entitled to a change in control severance payment equal to 2.99 times the sum of (1) Mr. Valduga’s base salary in effect as of the date of termination and (2) the average of his annual bonuses for the preceding 3 years. The agreement provides that gross payments due to Mr. Valduga in the event of a change in control will be reduced to avoid an excess parachute payment under Section 280G of the Code.

The agreement required compliance with a one-year non-competition covenant inside certain restricted territories and a one-year non-solicitation covenant related to employees and customers.

Mr. Turner. Mr. Turner participates in the Bank’s Executive Severance Plan (the “Executive Severance Plan”), which provides severance benefits to designated participants under certain circumstances, subject to the participant’s execution of a general release of claims and compliance with restrictive covenants. Pursuant to the Executive Severance Plan, in the event of Mr. Turner’s termination by the Bank without cause (as defined in the Executive Severance Plan) or his resignation for good reason (as defined in the Executive Severance Plan) (in either case, a “qualifying termination”), other than in connection with a change in control, Mr. Turner will receive severance in an amount equal to twenty-five percent (25%) of his annual base salary, payable in approximately equal installments over a 3-month period in accordance with the Bank’s regular payroll practices. If such qualifying termination occurs within twelve (12) months following a change in control, Mr. Turner will receive, instead, a lump sum payment equal to 1.5 times the sum of (i) his base salary in effect as of the date of termination and (ii) the average of his annual bonuses for the preceding three years, payable in a single lump sum within sixty (60) days following termination. The Executive Severance Plan requires compliance with a one-year non-competition covenant inside certain restricted territories and a one-year non-solicitation covenant related to employees and customers.

2017 Plan. Pursuant to the terms of the equity awards granted under the 2017 Plan, in the event of a change in control, all outstanding equity awards will become fully-vested and, in the case of option awards, exercisable.

2024 Director Compensation

The following table sets forth information regarding compensation paid, earned or awarded to each non-employee director during the year ended December 31, 2024 for service as a member of our Board and committees thereof, as well as for service on the Bank’s board of directors. Mr. Stone does not receive any additional compensation for service on our Board the Bank’s board of directors.

	Fees Earned
Name	Cash	Restricted Stock Awards (1)	Total
John G. Aldridge, Jr.	$19,313	$29,733	$49,046
L. Scott Askins	25,750	26,265	52,015
Ernst. W. Bruderer	29,750	26,265	56,015
Patrick M. Frawley (2)	30,750	26,265	57,015
Mark A. Griffith	29,750	26,265	56,015
Boris M. Gutin (3)	25,750	26,265	52,015
Michael B. High (3)	25,750	26,265	52,015
James N. Richardson, Jr.	25,750	26,265	52,015
James S. MacLeod (2)	43,250	41,715	84,965
Joseph V. Topper	29,750	26,265	56,015

(1) The amounts reported here do not reflect the actual economic value realized by each non-employee director. In accordance with SEC rules, the Stock Awards column reflects the grant date fair value of RSU awards, calculated in accordance with ASC 718. For additional information, see Note 13 in our consolidated financial statements included in this prospectus. The assumptions used in calculating the grant date fair value of RSUs reported in this table are set forth in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation.”

(2) As of December 31, 2024, Messrs. MacLeod and Frawley held 55,000 and 15,000 outstanding stock option awards, respectively.

(3) In connection with their appointment to our Board, we agreed to compensate each of Messrs. Gutin and High pursuant to the terms of our annual non-employee director compensation program. Due to certain internal policies and arrangements, Messrs. Gutin and High may not receive any direct compensation, either cash or equity, from boards of directors on which they serve; instead, any such payments are required to be made to GCP Capital Partners LLC and Patriot Financial Manager LP, respectively. Accordingly, the annual non-employee director compensation to which Messrs. Gutin and High would have been entitled is paid (including for tax purposes) to GCP Capital Partners LLC and Patriot Financial Manager LP, respectively.

Director Compensation Policy

The following table sets forth information for 2024 and 2025 regarding annual cash retainers, equity compensation and additional compensation paid based on the Director's chairperson responsibilities.

	2024	2025
Annual Cash Retainer (1)	$25,750	$58,830
Annual RSU Grant (2)	29,750	-
Chairperson of the Board	17,500	17,500
Audit Committee Chairperson	4,000	4,000
Compensation Committee Chairperson	4,000	4,000
Nominating and Corporate Governance Committee Chairperson	4,000	4,000
Credit and Risk Committee Chairperson	5,000	5,000

(1) The Chairman receives an additional annual cash retainer amount in 2025 totaling $19,600.

(2) The Chairman received an additional RSU grant in 2024 totaling $15,450.

We also offer reimbursements to our directors for their reasonable out-of-pocket expenses, including travel and lodging, incurred in attending meetings of our Board of Directors and Committees.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described in “Executive Compensation” above, the following is a description of transactions since January 1, 2023, to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than five percent of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.

Policies and Procedures Regarding Related Party Transactions

Transactions by the Company with related parties are subject to a formal written policy, as well as certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act and the FRB’s Regulation W (which govern certain transactions by Coastal States Bank with its affiliates) and the FRB's Regulation O (which governs certain loans by Coastal States Bank to its executive officers, directors and principal shareholders). We have adopted policies to comply with these regulatory requirements and restrictions.

In addition, we have adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and NYSE rules. Related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties of the Company include directors (including nominees for election as directors), executive officers, five percent shareholders and the immediate family members of these persons. In determining whether to approve a related party transaction, the board of directors will consider, among other factors, as it deems appropriate, the related party’s interest in the related party transaction, the approximate dollar value of the amount involved in the related party transaction, the approximate dollar value of the amount of the related party’s interests in the related party transaction without regard to the amount of any profit or loss, whether the related party transaction was undertaken in the ordinary course of business, whether the related party transaction with the related party is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party, the purpose of, and the potential benefits to the Company of, the related party transaction, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies, and any other information regarding the related party transaction or the related party in the context of the proposed related party transaction that would be material to investors in the light of the circumstances of the particular related party transaction. Upon completion of this offering, our Related Party Transaction Policy will be available on our website at www.coastalstatesbank.com. Information on, or accessible through, our website is not part of this prospectus.

Private Placements

Certain of our existing shareholders and related parties purchased shares of our common stock in a private placement that took place on March 31, 2023 and January 26, 2024.

With respect to the March 31, 2023 private placement, certain of our existing shareholders and related parties purchased an aggregate of 553,705 shares of our common stock for an aggregate price of approximately $8.9 million. The following table summarizes purchases by certain of our related parties in connection with this March 2023 private placement.

Shareholder	Total Purchase Price
Patriot Fund II	$1,500,000
GCP CoastalSouth	$2,000,000
Joseph V. Topper	$1,300,000
James S. MacLeod	$180,000
James N. Richardson, Jr.	$320,000

With respect to the January 26, 2024 private placement, certain of our existing shareholders and related parties purchased an aggregate of 701,442 shares of our common stock for an aggregate price of approximately $12.3 million. The following table summarizes purchases by certain of our related parties in connection with this January 2024 private placement.

Shareholder	Total Purchase Price
EJF Sidecar Fund Series LLC	$2,999,990
Joseph V. Topper	$350,000
James S. MacLeod	$200,008
James N. Richardson, Jr.	$500,010
John G. Aldridge, Jr.	$200,008

Banking Relationships and Related Party Transactions

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from the prohibition for loans made by federally insured financial institutions, such as Coastal States Bank, to their executive officers and directors in compliance with federal banking regulations. Applicable law and our written credit policies require that loans to insiders be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and must not involve more than the normal risk of repayment or present other unfavorable features. Loans to non- insider employees and other non-insiders are subject to the same requirements and underwriting standards and meet our normal lending guidelines, except that non-insider employees and other non-insiders may receive preferential interest rates and fees as an employee benefit. Loans to individual employees, directors and executive officers must also comply with our Bank’s statutory lending limits and regulatory requirements regarding lending limits and collateral. All extensions of credit to the related parties must be reviewed and approved by our Bank’s board of directors, and directors with a personal interest in any loan application are excluded from the consideration of such loan application. At March 31, 2025, all of our loans to directors and executive officers were made in compliance with our Regulation O policies and procedures, in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Coastal States Bank, and did not involve more than the normal risk of collectability or present other features unfavorable to us. These loans were performing according to their original terms at March 31, 2025, and were made in compliance with federal banking regulations.

At March 31, 2025, the aggregate amount of extensions of credit to our directors, executive officers, principal shareholders and their associates was $2.8 million, or approximately 1.36% of our total equity. At March 31, 2025, total unfunded commitments to these related parties were $4.0 million.

Directed Stock Program

At our request, the underwriters have reserved up to 119,000 shares of our common stock being offered by us under this prospectus for sale, at the initial public offering price, to our directors, officers, principal shareholders, employees, business associates, and related persons who have expressed an interest in purchasing our common stock in this offering. We will offer these shares to the extent permitted under applicable regulations in the United States through a directed stock program. See the section entitled “Underwriting—Directed Stock Program.”

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information about the beneficial ownership of our common stock as of March 31, 2025 and as adjusted to reflect the completion of the offering, for:

•
Each person know to us to be the beneficial owner of more than 5% of our common stock;
•
Each of our directors;
•
Each of our named executive officers;
•
All directors and executive officers as a group; and
•
each selling shareholder

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days of March 31, 2025. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to equity awards that are exercisable within 60 days of March 31, 2025 are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all our common stock shown as beneficially owned by the beneficial owner.

The percentage of beneficial ownership is based on 8,102,242 shares of voting common stock outstanding as of March 31, 2025, and 10,702,242 shares of voting common stock outstanding after the completion of this offering, assuming no exercise of the underwriters’ option to purchase additional shares of our common stock (or that the underwriter's option is exercised and satisfied by the selling shareholders), and 11,092,242 shares of voting common stock to be outstanding after the completion of this offering, assuming exercise in full of the underwriters’ option to purchase additional shares of our common stock from us. The following table does not reflect any shares of our common stock that our directors, officers or principal shareholders may purchase from us in this offering through the directed stock program described in the section entitled “Underwriting.”

Shares of non-voting common stock offered by the selling shareholders will automatically convert into voting common stock upon transfer.

Unless otherwise noted, the address for each shareholder listed on the table below is: c/o CoastalSouth Bancshares, Inc. 400 Galleria Parkway, Suite 1900, Atlanta, GA 30339.

	Shares Beneficially Owned as of March 31, 2025			Shares Beneficially Owned After the Offering
Name and Address of Beneficial Owner	Number of Shares	Percentage (1)	Shares to be Sold in the Offering	Number of Shares	Percent, assuming no exercise of underwriters' purchase option	Percent, assuming full exercise of underwriters' purchase option from the Company	Percent, assuming full exercise of underwriters' purchase option from Selling Shareholders
Directors: (2)
John G. Aldridge Jr	13,129	*	-	13,129	*	*	*
L. Scott Askins	11,665	*	-	11,665	*	*	*
Ernst. W. Bruderer (3)	45,131	*	-	45,131	*	*	*
Patrick M. Frawley (4)	93,899	1.16%	-	93,899	*	*	*
Mark A. Griffith (5)	89,794	1.11%	-	89,794	*	*	*
Boris M. Gutin (6)	7,284	*	-	7,284	*	*	*
Michael B. High (7)	100	*	-	100	*	*	*
James S. MacLeod (8)	246,251	3.02%	-	246,251	2.29%	2.21%	2.21%
James N. Richardson, Jr. (9)	152,263	1.88%	-	152,263	1.42%	1.37%	1.37%
Joseph V. Topper (10)	414,376	5.11%	-	414,376	3.87%	3.74%	3.74%

Executive Officers:
Stephen R. Stone (11)	251,815	3.06%	-	251,815	2.32%	2.24%	2.24%
Anthony P. Valduga (12)	223,438	2.72%	-	223,438	2.07%	1.99%	1.99%
C. Bradley Turner (13)	56,175	*	-	56,175	*	*	*
All directors and executive officers as a group (13 persons total)	1,605,320	18.98%	-	1,605,320	14.52%	14.02%	14.02%

5% Shareholders (other than above) and Selling Shareholders:
Patriot Financial Partners (14) Four Radnor Corporate Center 100 Matsonford Road Radnor, PA 19087	2,095,950	22.11%	350,000	1,745,950	14.89%	14.41%	11.56%
EJF Capital LLC (15) 2107 Wilson Blvd Arlington, VA 22201	1,141,838	13.37%	300,000	841,838	7.77%	7.50%	7.50%
GCP Capital Partners (16) 600 Lexington Avenue New York, NY 10022	1,068,652	12.64%	250,000	818,652	7.58%	7.31%	7.31%

* Indicates beneficial ownership less than 1%

(1) Based on 8,102,242 shares of our common voting as of March 31, 2025, except as otherwise noted in the footnotes for Patriot Financial Partners, GCP Capital Partners, and EJF Capital LLC.

(2) The address of each director and executive officer is: c/o CoastalSouth Bancshares, Inc. 400 Galleria Parkway, Suite 1900, Atlanta, GA 30339

(3) Shares beneficially owned include 35,848 shares held in a joint tenant account with Christina Bruderer.

(4) Includes 15,000 vested and unexercised options.

(5) Shares beneficially owned include 16,750 shares held by Patricia Ann Griffith as trustee of the Patricia Ann Griffith Revocable Trust, 35,865 shares held by Patricia Ann Griffith as trustee of the Griffith Family Trust, and 37,179 shares held by Mark Allan Griffith as trustee of the Mark Allan Griffith Revocable Trust.

(6) Boris M. Gutin currently serves as the representative of GCP CoastalSouth LLC and GCP Capital Partners LLC (collectively, “GCP”) on our Board of Directors. Mr. Gutin owns 7,284 shares, but does not beneficially own shares held by GCP.

(7) Michael B. High currently serves as the representative of the Patriot Financial Partners II Coastal SPV, LLC (“Patriot Fund II”) and Patriot Financial Manager L.P. (“Patriot Financial Manager”) on our Board of Directors. Mr. High owns 100 shares, but does not have voting or investment power over any shares held by the Patriot Funds II and Patriot Financial Manager or their affiliates and disclaims any beneficial ownership of such shares.

(8) Shares beneficially owned include 191,251 shares held by Srome LLC owned 100% by James S. MacLeod, and 55,000 vested and unexercised options held by James S. MacLeod.

(9) Shares beneficially owned include 43,372 shares held by National Financial Services LLC as custodian for James N. Richardson, Jr. IRA, and 108,891 shares held by James N. Richardson, Jr.

(10) Shares beneficially owned include 375,226 shares held by Dunne Manning Investments, LP (“DMI”). DMI’s voting and dispositive power is held by Dunne Manning GP, LLC. Joseph V. Topper, Jr. currently serves as the representative of DMI on our Board of Directors. Shares beneficially owned also include 7,900 shares held by Joseph V. Topper, Jr. and 31,250 shares held by The Topper Foundation.

(11) Shares beneficially owned include 4,830 shares held by UBS as custodian for Stephen R. Stone IRA, 117,985 held by Stephen R. Stone and 129,000 vested and unexercised options.

(12) Shares beneficially owned include 70,416 shares held in a joint tenant account with Ryan R. Valduga, 2,500 shares held by Ryan R. Valduga in an IRA, 27,924 held by Anthony P. Valduga in an IRA, 9,598 held by Anthony P. Valduga and 113,000 vested and unexercised options.

(13) Shares beneficially owned include 7,925 shares held by Etrade Financial as custodian for Cameron B. Turner IRA, 5,000 held by Cameron B. Turner and 43,250 vested and unexercised options.

(14) Patriot Fund II is the holder of record of 711,311 shares of voting common stock and 1,376,739 of non-voting common stock. Patriot Financial Manager is the holder of record of 7,900 shares of voting common stock. Patriot Fund II’s voting and dispositive power is held by Patriot Financial Partners II GP, L.P. (“Patriot II GP”), which is the general partner of Patriot Fund II and by Patriot Financial Partners II GP, LLC (“Patriot II LLC”), which is the general partner of Patriot II GP, and by W. Kirk Wycoff, Ira M. Lubert, and James J. Lynch who serve as the general partners of the funds and Patriot II GP and as the members of Patriot II LLC. Patriot Financial Manager’s voting and dispositive power is held by Patriot Financial Manager GP LLC (“Manager GP”) and by W. Kirk Wycoff, Ira M. Lubert and James J. Lynch who serve as members of Manager GP. Mr. Wycoff, Mr. Lubert, and Mr. Lynch each disclaim beneficial ownership of such shares of Voting Common Stock, except to the extent of their respective pecuniary interest in the funds. The ownership percentage assumes that all such shares of non-voting common stock have been converted into common stock.

(15) Shares beneficially owned include 192,676 shares of voting common stock held by EJF Financial Services Fund LP (“FSF”). Shares beneficially owned also include 510,735 shares of voting common stock and 438,427 shares of non-voting common stock held by EJF Sidecar Fund, Series LLC – Small Financial Equities Series (“SFES”). FSF’s voting and dispositive power is held by EJF Financial Services Fund GP, LLC (“FSF GP”), which is the General Partner of FSF, and SFES’ voting and dispositive power is held by EJF Capital LLC (“EJF”), which is the manager of SFES. EJF also serves as the sole member and manager of FSF GP. EJF’s voting and dispositive power is held by Neal Wilson and Emanuel Friedman, who serve as members and managers of EJF. Mr. Wilson and Mr. Friedman disclaim beneficial ownership of such shares of voting common stock, except to the extent of their respective pecuniary interests in SFES and FSF.

(16) GCP CoastalSouth LLC and GCP Capital Partners LLC (collectively, “GCP”) is the holder of record of 718,789 shares of voting common stock and 349,863 of non-voting common stock. GCP Capital Partners IV, L.P and GCP Capital Partners (Cayman) IV, L.P. own 98% and 2% respectively of GCP CoastalSouth LLC. GCP's voting and dispositive power is held by its general partner, GCP Managing Partner IV GP, and GCP's Investment Committee. The ownership percentage assumes that all such shares of non-voting common stock have been converted into common stock.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. The following description of our capital stock does not purport to be complete so you should refer to our Articles of Incorporation and Bylaws, which we have included as exhibits to the registration statement of which this prospectus is a part. We urge you to read these documents for a more complete understanding of the information contained in this section.

General

Our authorized capital stock consists of 70,000,000 shares, of which 50,000,000 shares are voting common stock, $1.00 par value per share (“voting common stock”) and 10,000,000 shares are non-voting common stock, $1.00 par value per share (“non-voting common stock,” and together with voting common stock, “common stock”), and 10,000,000 shares are preferred stock, $1.00 par value (“preferred stock”). As of March 31, 2025, 8,102,242 shares of our voting common stock were outstanding, 2,172,029 shares of our non-voting common stock were outstanding, and no shares of our preferred stock were designated or outstanding.

At March 31, 2025, there were 737,250 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average price of $13.30 per share (715,625 options of which are exercisable) and 194,650 shares of our common stock issuable upon the future vesting of 194,650 restricted stock units outstanding.

If all shares are sold in this offering, we anticipate that there will be 10,702,242 shares of our voting common stock, 1,272,029 shares of our non-voting common stock, and no shares of preferred stock outstanding upon the completion of this offering.

All of our outstanding shares of common stock are, and the shares of our common stock issued in this offering will be, fully paid and nonassessable.

Common Stock

Voting Common Stock

Voting Rights

Holders of our voting common stock are entitled to one vote per share on all matters requiring shareholder action, including the election of directors. Our Bylaws provide that a majority of the shares entitled to vote at a shareholders’ meeting, represented in person or by proxy, constitute a quorum. If a quorum exists, action on a matter by a voting group is approved if the votes cast within the voting group favoring the action exceeds the votes cast opposing the action, unless otherwise specified by law or our Articles of Incorporation and except for the election of directors, which will be determined by a plurality vote. There are no cumulative voting rights.

Liquidation Rights

In the event of liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of voting common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock or any other classes of shares having prior rights as to dividends, if any, then outstanding.

Dividends

Holders of our voting common stock may receive dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends, subject to any restrictions imposed by regulatory authorities and the payment of any preferential amounts to which any class of preferred stock or other classes of shares may be entitled. Our future dividend policy will be subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, financial condition, liquidity, and general business conditions. Our ability to pay dividends is subject to statutory and regulatory limitations applicable to us and our Bank. Please see “Dividend Policy” and “Supervision and Regulation – Holding Company Regulation – Dividends and Stock Repurchases” for a description of certain limitations and restrictions on the payment of dividends applicable to the Company.

Non-voting Common Stock

No Voting Rights

Holders of non-voting common stock do not have any voting rights, except as may otherwise from time to time be required by law.

Ranking

Shares of the non-voting common stock rank, with respect to the payment of dividends and distributions upon liquidation, dissolution, or winding-up:

•
pari passu with the voting common stock; and
•
subordinate and junior in right of payment and to all other securities of the Company which, by their respective terms, are senior to the non-voting common stock or voting common stock.

Dividends

Our non-voting common stock ranks pari passu with our voting common stock with respect to payment of dividends and distribution. Holders of non-voting common stock are entitled to receive dividends and distributions in the same per share amount as paid on the voting common stock. No dividends or distributions will be paid to voting common stock or any other class or series of capital stock ranking pari passu with the voting common stock (with respect to dividends or distributions) unless an identical dividend or distribution is paid, at the same time, to the non-voting common stock in an amount per share of non-voting common stock equal to the product of, (1) the per share dividend or distribution declared and paid in respect of each share of voting common stock and (2) the number of shares of voting common stock into which such share of non-voting common stock is then convertible.

No Redemption Rights

The shares of non-voting common stock are not redeemable at the option of the Company or holders of non-voting common stock at any time.

Conversion Rights

Subject to the restrictions and requirements provided in our Articles of Incorporation, a holder of non-voting common stock shall be permitted to convert shares of non-voting common stock into shares of voting common stock at any time or from time to time, provided that upon such conversion the holder, together with all affiliates of the holder, will not own or control in the aggregate more than 9.9% of the Company’s voting common stock (or of any class of voting securities issued by the Company). In any such conversion, each share of non-voting common stock will convert into one (1) share of voting common stock, subject to adjustment as provided in our Articles of Incorporation. Additionally, subject to the restrictions provided in our Articles of Incorporation, each share of non-voting common stock will automatically convert into one (1) share of voting common stock, without any further action on the part of any holder, subject to adjustment as provided in our Articles of Incorporation, on the date a holder of non-voting common stock transfers any shares of non-voting common stock to a non-affiliate of the holder.

Preemptive Rights

The holders of shares of the non-voting common stock have no preemptive rights under our Articles of Incorporation with respect to any shares of the Company’s capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how any such securities may be designated, issued, or granted.

Protective Provisions

As long as there are any shares of non-voting common stock issued and outstanding, the Company will not, (1) alter or change the rights, preferences, privileges or restrictions for the benefit of the holders of non-voting common stock, (2) increase or decrease the authorized number of shares of non-voting common stock, or (3) enter into any agreement, merger, or business consolidation, or engage in any other transaction, or take any action that would have the effect of changing any preference or any relative or other right provided for the benefit of holders of non-voting common stock.

If the Company repurchases shares of voting common stock, the Company must offer to repurchase shares of non-voting common stock pro rata based upon the then-applicable conversion ratio of non-voting common stock to voting common stock.

In the event of a capital reorganization of the voting common stock (other than a stock split, reverse stock split, or change of voting common stock into the same or a different number of shares of another class of stock) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person or corporation, the Company must make provision for the holders of non-voting common stock to receive, upon conversion of the non-voting common stock, the number of shares of stock or other securities or property of the Company, or of the successor company resulting from such transaction, that such holders would be entitled to receive upon conversion of their non-voting common stock to voting common stock in connection with such transaction.

Restrictions on Ownership of Company Common Stock

The ability of a third party to acquire our stock is also limited under applicable U.S. banking laws, and regulatory approval for the acquisition of our stock may be required under certain circumstances. The BHCA requires any bank holding company to obtain the approval of the FRB prior to acquiring more than 5% of our outstanding common stock. Any corporation or other company that becomes a holder of 25% or more of our outstanding common stock, or otherwise is deemed to control us under the BHCA, would be subject to regulation as a bank holding company under the BHCA. In addition, any person other than a bank holding company may be required to obtain prior approval of the FRB to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act. See the section entitled “Supervision and Regulation — Holding Company Regulation” for an additional description of these federal law restrictions on ownership of our common stock.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals

Our Bylaws provide that shareholders must provide advance notice of any proposal or nomination for election as a director which a shareholder desires to bring before a meeting of shareholders. Such requirements are in addition to any requirements under SEC Rule 14a-8 for shareholder proposals sought to be included in the Company’s proxy materials.

Preferred Stock

Our Articles of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock. The shares of preferred stock may be divided into and issued in one or more series, with such relative rights, preferences, and limitations as determined by the board of directors in its discretion. The board of directors is authorized to establish one or more series of preferred stock and to cause shares of preferred stock to be issued from time to time. At present, the Company has no shares of preferred stock outstanding.

Having shares of preferred stock available for issuance gives us flexibility in that it would allow us to avoid the expense and delay of calling a meeting of shareholders at the time the contingency or opportunity arises. Any issuance of preferred stock with voting rights or which is convertible into voting shares could adversely affect the voting power of the holders of common stock. Furthermore, the issuance of preferred stock could adversely affect the likelihood that such holders will receive dividend payments and payments upon liquidation. The shares of preferred stock that may be issued in the future may have other rights, including economic rights senior to our common stock, and, as a result, could have an adverse effect on the market value of our common stock.

Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their shares over our then-market price.

Transactions with Certain Investors

Registration Rights. In connection with the Recapitalization, we entered into a registration rights agreement with certain holders of the Company’s common stock (the “Registration Rights Agreement”). After July 28, 2021, certain shareholders who were parties to the Registration Rights Agreements that met certain ownership requirements (the “Qualified Holders”) had the right to request that the Company to file a registration statement with the SEC so that the Qualified Holders may resell their shares of common stock. Within sixty (60) days of the Company’s receipt of a request from a Qualified Holder to exercise its registration right, the Company’s board of directors shall determine whether it is in the best interest of the Company and its shareholders to file a registration statement with the SEC with respect to the common stock subject to the Qualified Holder’s request. In the event that the board of directors of the Company determines that it is in the best interest of the Company and its shareholders to file a registration statement, the Company must use its commercially reasonable efforts to cause each registration statement to be declared effective by the SEC as soon as practicable following the date of such determination.

Piggyback Rights. If the Company files a registration statement for a primary or secondary offer of its securities (other than a registration statement related to equity compensation plans or mergers and acquisitions), the Registration Rights Agreement requires the Company to give notice at least 15 business days prior to the anticipated registration statement filing date to holders of common stock who are parties to the Registration Rights Agreement, who may elect to have any of their securities that remain “Registrable Securities” included in a piggyback registration statement for resale. The Company must effect registration of all securities that any such holder requests to be included in the piggyback registration within 5 business days following the notice given by the Company. However, if the offering is underwritten, the number of shares to be sold by any such holders may be reduced upon recommendation of the managing underwriters.

Underwritten Shelf Offering. Holders of common stock who are parties to the Registration Rights Agreement are also entitled to certain Form S-3 registration rights. At any time when the Company has an effective registration statement on Form S-3, any such holder can request that we register the offer and sale of their shares of our common stock on a registration statement on Form S-3, so long as the anticipated gross proceeds of such offering will exceed $25 million. These Form S-3 registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances.

Registration Expenses. In any of the foregoing registration statements, the Company will pay the fees and expenses of such registration statements, including all registration and filing fees, printing expenses, trading market fees, fees and disbursements of counsel for the Company.

Preemptive Rights. In connection with the Recapitalization and pursuant to a subsequent Stock Purchase Agreement dated June 18, 2019 (the “2019 SPA”), certain shareholders of the Company generally have the right to purchase its pro rata share of any securities that we may issue in the future. In each case, such rights do not apply to certain transactions such as a mergers or issuances pursuant to an equity incentive plan approved by the board of directors (subject to certain limitations). The purchase right would be triggered as a result of this offering.

Board Representation and Information Rights. The Recapitalization also provided each of Patriot Fund II and GCP CoastalSouth LLC (“GCP CoastalSouth”) with the right to select one representative each to the Company and Bank boards of directors and one observer to attend the meetings of the Company and the Bank boards of directors as long as Patriot Partner Fund II and GCP CoastalSouth (and their affiliates) each own at least 50% of the shares of common stock that it purchased in the Recapitalization, or 4.9% or more of the voting common stock of the Company. The Company must recommend that its shareholders elect such board representative of Patriot Partner Fund II and GCP CoastalSouth at any shareholders’ meeting. In addition, certain shareholders of the Company who purchased shares in the Recapitalization or pursuant to the 2019 SPA have inspection rights for Company books and records and the right to certain information, including books and records and financial statements.

Anti-Takeover Provisions

Provisions of our Articles of Incorporation and Bylaws, and the GBCC and federal banking regulations applicable to us, may be deemed to have anti- takeover effects and may delay, defer or prevent a change of control of the Company and/or limit the price that certain investors may be willing to pay in the future for shares of our common stock. See the section entitled “Supervision and Regulation — Holding Company Regulation” for a description of the federal banking regulations applicable to us that may be deemed to have anti-takeover effects.

Authorized but Unissued Shares

The corporate laws and regulations applicable to us will enable our board of directors to issue, from time to time and at its discretion, but subject to the rules of any applicable securities exchange, any authorized but unissued shares of our common stock or preferred stock. Any such issuance of shares could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The ability of our board of directors to issue authorized but unissued shares of our common stock or preferred stock at its sole discretion may enable our board of directors to sell shares to individuals or groups who the board of directors perceives as friendly with management, which may make more difficult unsolicited attempts to obtain control of our organization. In addition, the ability of our board of directors to issue authorized but unissued shares of our capital stock at its sole discretion could deprive the shareholders of opportunities to sell their shares of common stock or preferred stock for prices higher than prevailing market prices.

Preferred Stock

Our Articles of Incorporation contains provisions that will permit our board of directors to issue, without any further vote or action by the shareholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Board Size and Vacancies

Pursuant to our Bylaws, our board of directors are authorized to have not less than five nor more than 15 directors, unless changed by resolution of our board of directors. Our board of directors will be able to increase the size of the board of directors between annual meetings and fill the vacancies created by the increase by a majority of the remaining directors.

No Cumulative Voting

Our Bylaws do not permit cumulative voting in the election of directors. In the absence of cumulative voting, the holders of a majority of the shares of our common stock may elect all of the directors standing for election, if they should so choose.

Special Meetings of Shareholders

For a special shareholders’ meeting to be called, our Bylaws require the Chairman of the board of directors, the Company’s Chief Executive Officer, or the holders of shares of at least 25% of the votes entitled to be cast on each issue proposed to be considered at such special meeting.

Advance Notice Procedures for Director Nominations and Shareholder Proposals

Our Bylaws includes an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors. Although this procedure does not give our board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, it may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedure is not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to our shareholders and us.

Amending our Bylaws

Our board of directors may amend our Bylaws, other than a bylaw enacted by shareholders which the board of directors is expressly not permitted to amend without shareholder approval.

Approval of Merger

Under the GBCC, most business combinations, including mergers, consolidations and sales of substantially all of the assets of a Georgia corporation, must be approved by the vote of the holders of at least a majority of the outstanding shares of common stock and any other affected class of stock of such corporation. The articles of incorporation or bylaws of a Georgia corporation may, but are not required to, set a higher standard for approval of such transactions. Our Articles of Incorporation and Bylaws do not set higher limits.

Federal Banking Laws

The BHCA, and Change in Bank Control Act, and Financial Institutions Code of Georgia impose notice, application and approvals and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect control of bank holding companies or banks, as applicable. These laws could delay or prevent an acquisition.

Other Matters

Under our Articles of Incorporation and Bylaws, the holders of our common stock have no preemptive or other subscription rights (except as otherwise disclosed herein) and there are no redemption, sinking fund or conversion privileges applicable to our common stock.

Listing

We have applied to list our voting common stock on the NYSE under the symbol “COSO.” We believe that upon the completion of this offering, we will meet the standards for listing our common stock on the NYSE, and the completion of this offering is contingent upon such listing.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been a limited public market for shares of our common stock. Shares of our common stock are currently quoted on the OTCQX Best market, under the symbol “COSO.” Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have 11,974,271 shares of common stock outstanding (or 12,364,271 shares if the underwriters exercise their option to purchase additional shares in full and we, rather than the selling shareholders, issue and sell the additional shares to the underwriters). Of these shares, 10,368,951 shares of our common stock (or 10,758,951 shares if the underwriters exercise their purchase option in full and we, rather than the selling shareholders, issue and sell the additional shares to the underwriters) sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, including those shares purchased from us by certain of our directors and officers through the directed stock program described in the section entitled “Underwriting.” The remaining 1,605,320 shares of our issued and outstanding common stock are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered under the Securities Act of 1933 or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act of 1933. As a result of the contractual 180-day lock-up period described below, 5,492,254 shares (excluding any shares that our directors or executive officers may purchase through the directed stock program and any exercisable options or warrants, and assuming that the underwriters do not exercise their option to purchase additional shares) will be available for sale in the public market only after 180 days from the date of this prospectus (generally subject to volume and other offering limitations).

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, the sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, the sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of the following:

•
1% of the number of shares of our common stock then outstanding, which will equal approximately 119,743 shares immediately after this offering (or approximately 123,642 shares if the underwriters exercise their purchase option in full and we, rather than the selling shareholders, issue and sell the additional shares to the underwriters); or
•
the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale and notice provisions of Rule 144 to the extent applicable.

Rule 701

Rule 701 under the Securities Act generally applies to stock options and restricted common stock granted by an issuer to its employees, directors, officers, consultants or advisors in connection with a compensatory stock or option plan or other written agreement before the issuer becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than our “affiliates,” as defined in Rule 144, without compliance with its current public information and minimum holding period requirement of Rule 144 and by “affiliates” under Rule 144 without compliance with its minimum holding period requirement.

Registration Statement on Form S-8

In connection with or as soon as practicable following the completion of this offering, we intend to file a registration statement with the SEC on Form S-8 to register approximately 991,250 shares of our common stock reserved for future issuance under our equity incentive plans, as described further under “Executive Compensation — Incentive Compensation Plans.” That registration statement will become effective upon filing and shares of common stock covered by such registration statement will be eligible for sale in the public market immediately after the effective date of such registration statement (unless held by affiliates) subject to the lock-up agreements described below.

Lock-up Agreements

We and each of our directors and executive officers and certain other shareholders, who will own in the aggregate approximately 5,492,254 shares, or approximately 45.9% of our common stock after the completion of this offering (excluding any shares that our directors or executive officers may purchase from us through the directed stock program and any exercisable options or warrants, and assuming that the underwriters do not exercise their option to purchase additional shares) have agreed, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Piper Sandler. See “Underwriting.” The underwriters do not have any present intention or arrangement to release any shares of our common stock subject to lock-up agreements prior to the expiration of the 180-day lock-up period.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock by Non-U.S. Holders (as defined below) that acquire our common stock in this offering and hold it as a capital asset. This discussion does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date of this prospectus. These authorities may change or be subject to differing interpretations at any time. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the statements made and the conclusions reached in the discussion below. There can be no assurance the IRS or a court will agree with our position discussed below regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock. We cannot assure you that a change in law will not significantly alter the tax considerations described in this discussion.

This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the alternative minimum tax and the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•
U.S. expatriates and former citizens or long-term residents of the United States or United States expatriated entities;
•
persons who have elected to mark securities to market or who hold our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•
banks, insurance companies, and other financial institutions;
•
brokers, dealers or traders in securities;
•
corporations that accumulate earnings to avoid U.S. federal income tax, controlled foreign corporations, and passive foreign investment companies;
•
foreign entities that are treated as stapled to a domestic entity pursuant to Code Section 269B;
•
persons who have acquired our common stock in connection with the exercise of employee stock options or otherwise as compensation for services;
•
tax-exempt organizations, pension plans, tax-qualified retirement plans, or governmental organizations; and
•
persons deemed to sell our common stock under the constructive sale provisions of the Code.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner and the activities of the partnership. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is for U.S. federal income tax purposes:

•
a non-resident alien;
•
a foreign corporation (or any other entity treated as a corporation for U.S. federal income tax purposes);
•
an estate, the income of which is not subject to U.S. federal income taxation regardless of its source; or

•
trust that does not have in effect a valid election under the U.S. Treasury Regulations, to be treated as a United States person and (i) no court within the United States is able to exercise primary supervision over the trust’s administration and (ii) no United States person has the authority to control all substantial decisions of that trust.

Distributions

Distributions of cash or property (other than certain stock distributions) on our common stock will generally constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will first constitute a tax-free return of capital to the extent of a Non-U.S. Holder’s adjusted tax basis in its common stock and thereafter capital gain, which is subject to the tax treatment described below in the section entitled “—Sale or Other Taxable Disposition.”

Subject to the discussion below in the sections entitled “–Information Reporting and Backup Withholding” and “–FATCA Withholding” and the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will generally be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive a reduced withholding rate, a Non-U.S. Holder must furnish a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate. A Non-U.S. Holder that holds our common stock through a financial institution or other agent will be required to provide appropriate documentation to the financial institution or other agent, which then will be required to provide certification to us or our paying agent either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced income tax treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, as provided by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates that also apply to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussion below under “–Information Reporting and Backup Withholding” and “–FATCA Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, as provided by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States);
•
the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•
we are or have been a U.S. real property holding corporation, or USRPHC for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder’s holding period for our common stock (the “relevant period”) and the Non-U.S. Holder (i) disposes of our common stock during a calendar year when our common stock is no longer regularly traded on an established securities market or (ii) owned (directly, indirectly and constructively) more than 5% of our common stock at any time during the relevant period.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates in the same manner as if such holder were a resident of the United States. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder for the year, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our United States real property interests as defined in the Code relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Gain from a disposition of our common stock described in the third bullet point above will be subject to tax generally as if the gain were effectively connected with the conduct of a trade or business in the United States, except that the “branch profits tax” will not apply.

Information Reporting and Backup Withholding

Payments of dividends on our common stock and the payment of the proceeds from the sale of our common stock effected at a U.S. office of a broker generally will not be subject to backup withholding and the payment of proceeds from the sale of our common stock effected at a U.S. office of a broker will generally not be subject to information reporting, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN or W-8BEN-E or other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with Treasury Regulations or otherwise establishes an exemption.

However, we are required to file information returns with the IRS in connection with any distribution on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Payment of the proceeds from the sale of our common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of our common stock by a Non-U.S. Holder that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if (i) the proceeds are transferred to an account maintained by the Non-U.S. Holder in the United States, (ii) the payment of proceeds or the confirmation of the sale is mailed to the Non-U.S. Holder at a U.S. address or (iii) the sale has some other specified connection with the United States as provided in the Treasury Regulations, unless, in each case, the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above are met or the Non-U.S. Holder otherwise establishes an exemption.

In addition, a sale of our common stock will be subject to information reporting if it is effected at a foreign office of a broker that is (i) a United States person, (ii) a “controlled foreign corporation” for U.S. federal income tax purposes, (iii) a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period or (iv) a foreign partnership, if at any time during its tax year (a) one or more of its partners are “U.S. persons,” as defined in the Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or (b) such foreign partnership is engaged in the conduct of a trade or business in the United States, in each case unless the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above are met or an exemption is otherwise established. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the holder is a United States person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Moreover, certain penalties may be imposed by the IRS on a Non-U.S. Holder who is required to furnish information but does not do so in the proper manner. Non-U.S. Holders should consult their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

FACTA Withholding

Sections 1471 through 1474 of the Code and the Treasury Regulations issued thereunder (commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) impose a 30% withholding tax on dividends paid on our shares to, and (subject to the proposed Treasury Regulations discussed below) the gross proceeds derived from the sale or other disposition of our shares by, a foreign entity if the foreign entity is:

•
a “foreign financial institution” (as defined under FATCA) that does not furnish proper documentation, typically on IRS Form W-8BEN-E, evidencing either (i) an exemption from FATCA withholding or (ii) its compliance (or deemed compliance) with specified due diligence, reporting, withholding and certification obligations under FATCA or (iii) residence in a jurisdiction that has entered into an intergovernmental agreement with the United States relating to FATCA and compliance with the diligence and reporting requirements of the intergovernmental agreement and local implementing rules; or
•
a “non-financial foreign entity” (as defined under FATCA) that does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (i) an exemption from FATCA or (ii) adequate information regarding substantial United States beneficial owners of such entity (if any).

Withholding under FATCA generally applies to payments of dividends on our shares and to payments of gross proceeds from a sale or other disposition of our shares. Withholding agents may, however, rely on proposed U.S. Treasury Regulations that would no longer require FATCA withholding on payments of gross proceeds. A withholding agent such as a broker, and not the Bank, will determine whether or not to implement gross proceeds FATCA withholding.

If a dividend payment is subject to withholding both under FATCA and the withholding tax rules discussed above in the section entitled “— Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Holders of shares should consult their own tax advisors regarding these requirements and whether they may be relevant to their ownership and disposition of the shares.

Under certain circumstances, a Non-U.S. Holder will be eligible for refunds or credits of withholding taxes imposed under FATCA by filing a United States federal income tax return. Prospective investors should consult their tax advisors regarding the effect of FATCA on their ownership and disposition of our shares.

UNDERWRITING

We and the selling shareholders are offering the shares of our common stock described in this prospectus in an underwritten offering in which we, the selling shareholders and Piper Sandler & Co., as representative of the underwriters named below, will enter into an underwriting agreement with respect to the shares of our common stock being offered hereby. Subject to the terms and conditions contained in the underwriting agreement, each underwriter will agree, severally and not jointly, to purchase, and we and the selling shareholders will, severally and not jointly, agree to sell, the number of shares of our common stock as set forth opposite each underwriter’s name in the following table:

Name	Number of Shares
Piper Sandler & Co.
Stephens Inc.
Total	-

This is a firm commitment underwritten offering. The shares of our common stock will be offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions specified in the underwriting agreement. The underwriters will reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part. The underwriting agreement will provide that the obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement.

The underwriting agreement will provide that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the underwriters’ option to purchase additional shares described below. However, the underwriters will not be obligated to take or pay for the shares of our common stock covered by the underwriters’ option to purchase additional shares described below, unless and until such option is exercised. The underwriting agreement will provide that, if any underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

In connection with this offering, the underwriters or securities dealers may distribute offering documents to investors electronically. See the section entitled “ ––Electronic Distribution."

Purchase Option

We will grant to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 390,000 additional shares of our common stock at the initial public offering price, less the underwriting discount. The Company intends to provide certain selling shareholders the opportunity to sell up to 390,000 additional shares of common stock to satisfy the underwriters' option in lieu of the Company issuing additional shares. We will be obligated to sell these shares of common stock to the underwriters to the extent the purchase option is exercised from us. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with the sale of our common stock offered by this prospectus. Furthermore, if the underwriters exercise this option, each underwriter will be obligated, subject to the conditions in the underwriting agreement, to purchase a number of additional shares of common stock proportionate to the number of shares reflected next to such underwriter’s name in the table above relative to the total number of shares reflected in such table.

Discounts and Expenses

The underwriters will propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain securities dealers at the initial public offering price less a discount of up to $ per share from the initial public offering price. After the initial public offering of the common stock, the underwriters may change the offering price and other selling terms.

The following table shows the per share and total initial public offering price, underwriting discount and the proceeds before expenses to us and to the selling shareholders. The information assumes either (1) no exercise by the underwriters of their option to purchase up to an additional 390,000 shares of our common stock, (2) full exercise of such option where the additional 390,000 shares are all sold by the Company, or (3) full exercise of such option where the additional 390,000 shares are all sold by the selling shareholders:

		Total	Total With Option	Total With Option
		Without	(Company Sells	(Selling Shareholders
	Per Share	Option	Additional Shares)	Sell Additional Shares)
Price to public
Underwriting discount
Proceeds to us, before expenses
Proceeds to selling shareholders, before expenses

We and the selling shareholders estimate the total expenses of the offering, excluding the underwriting discount and commissions, will be approximately $1.9 million. We will agree to reimburse the underwriters for certain reasonable and documented out-of-pocket expenses incurred by the underwriters on our behalf and in connection with this offering, including any applicable state securities filings and legal fees and expenses of counsel incurred by the underwriters, up to a maximum of $550,000. We will also agree to reimburse the underwriters for certain expenses relating to the clearance of this offering with the Financial Industry Regulatory Authority ("FINRA").

Right of First Refusal

We have granted the representative a right of first refusal for a period of 12 months following the date of our engagement letter with the representative to act as lead manager or sole placement agent in any public or private capital raising transaction entered into by us where the securities to be issued are debt securities and where we engage a placement agent, underwriter or other broker or investment bank to facilitate the transaction. We have the right to terminate the engagement letter with the representative for Cause (as defined in the engagement letter) in compliance with FINRA Rule 5110(g)(5)(B). The exercise of such right of termination for Cause eliminates our obligations with respect to the right of first refusal.

Lock-up Agreements

We, our directors, executive officers, the selling shareholders and certain holders of our currently outstanding shares of common stock, holding, in the aggregate, 5,011,760 shares of our common stock as of June 20, 2025 (representing approximately 41.8% of our outstanding common stock as of such date), have agreed, subject to certain exceptions for a period of 180 days after the date of this prospectus, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option, right or warrant for the sale of, make any short sale, or otherwise dispose of or hedge, directly or indirectly, any shares of our common stock or securities convertible into, or exchangeable or exercisable for, any shares of our common stock or other rights to purchase shares of our common stock or other similar securities, whether now owned or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition, or exercise any right with respect to the registration thereof, or file or cause to be filed any registration statement under the Securities Act, with respect to any of the foregoing, without, in each case, the prior written consent of Piper Sandler & Co., as representative of the underwriters.

These restrictions are expressly agreed to preclude us, our directors and executive officers, the selling shareholders and certain other current shareholders, from engaging in any hedging or other transaction or arrangement that is designed to, or that reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, directly or indirectly, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of common stock or other securities, in cash or otherwise.

Pricing of the Offering

Prior to this offering, there has been only a limited public market for shares of our common stock. The initial public offering price of the common stock will be determined by negotiations among us and the representative of the underwriters. In addition to prevailing market conditions, among the factors to be considered in determining the initial public offering price of our common stock will be our historical performance, estimates of our business potential and our earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses. The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors. An active trading market for the shares of our common stock may not develop. It is also possible that the shares of our common stock will not trade in the public market at or above the initial public offering price following the completion of this offering.

Exchange Listing

We have applied to list our common stock on the NYSE under the symbol “COSO.” We believe that upon the completion of this offering, we will meet the standards for listing our common stock on the NYSE, and the completion of this offering is contingent upon such listing.

Indemnification and Contribution

We and the selling shareholders have agreed to indemnify the underwriters and their affiliates, selling agents and controlling persons against certain liabilities, including liabilities under the Securities Act. If we and the selling shareholders are unable to provide this indemnification, we will contribute to the payments the underwriters and their affiliates, selling agents, and controlling persons may be required to make in respect of those liabilities.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering and in accordance with Regulation M under the Exchange Act (“Regulation M”), the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that has not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the closing of the offering.

As an additional means of facilitating our initial public offering, the underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by such underwriter because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock and, together with the imposition of the penalty bid, may stabilize, maintain, or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time without notice. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on the NYSE in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of our common stock and extending through the completion of the distribution of this offering. A passive market maker must generally display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, the passive market maker may continue to bid and effect purchases at a price exceeding the then highest independent bid until specified purchase limits are exceeded, at which time such bid must be lowered to an amount no higher than the then highest independent bid. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained on any other website maintained by the underwriters is not part of this prospectus, has not been approved and/or endorsed by the underwriters or us and should not be relied upon by investors.

Selling Restrictions

Other than in the United States, no action has been taken by us, the selling shareholders or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Affiliations

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment advisory, investment research, principal investment, hedging, financing, loan referrals, valuation, and brokerage activities. From time to time, the underwriters and/or their respective affiliates have directly and indirectly engaged, and may in the future engage, in various financial advisory, investment banking loan referrals, and commercial banking services with us and our affiliates for which they received or paid, or may receive or pay, customary compensation, fees, and expense reimbursements.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their clients, and those investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.

Directed Stock Program

At our request, the underwriters have reserved up to 7.0% of the shares of common stock being offered by us under this prospectus for sale at the initial public offering price through a directed stock program to our directors, executive officers and other designated persons. Our directed stock program will be administered by Piper Sandler & Co. or its affiliate. Reserved shares purchased by our directors and executive officers will be subject to the lock-up provisions described above. The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares of our common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of common stock offered by this prospectus.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Alston & Bird LLP, Atlanta, Georgia. The underwriters are represented by Troutman Pepper Locke LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements of CoastalSouth Bancshares, Inc. as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024 and 2023 included in this prospectus have been so included in reliance on the report of Elliott Davis, LLC, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits or schedules filed therewith. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our common stock that we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements or summaries in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or document is filed as an exhibit to the registration statement, each statement or summary is qualified in all respects by reference to the exhibit to which the reference relates. Our filings with the SEC, including the registration statement, are also available to you for free on the SEC’s internet website at www.sec.gov.

Following the offering, we will become subject to the informational and reporting requirements of the Exchange Act and, in accordance with those requirements, will file reports and proxy and information statements and other information with the SEC. You will be able to inspect and copy these reports and proxy and information statements and other information at the addresses set forth above. We intend to furnish to our shareholders our annual reports containing our audited consolidated financial statements certified by an independent public accounting firm.

We also maintain an internet site at www.coastalstatesbank.com. Information on, or accessible through, our website is not part of this prospectus.

CoastalSouth Bancshares, Inc. and Subsidiary

Consolidated Balance Sheets

As of March 31, 2025 (unaudited) and December 31, 2024 (audited)

	March 31,	December 31,
(In thousands of dollars except share and per share amounts)	2025	2024
Assets
Cash and cash equivalents
Cash and due from banks	$11,504	$8,391
Interest-bearing accounts with other banks	7,876	28,929
Federal funds sold	79,153	30,641
Total cash and cash equivalents	98,533	67,961
Investments
Securities available-for-sale, at fair value	325,478	335,267
Non-marketable equity securities	6,834	7,483
Total investments	332,312	342,750
Loans held for sale	187,481	174,033
Loans held for investment	1,472,232	1,409,443
Allowance for credit losses − loans	(17,104)	(17,118)
Loans held for investment, net	1,455,128	1,392,325
Bank-owned life insurance	46,924	46,484
Premises, furniture and equipment, net	17,837	17,796
Deferred tax asset	17,123	18,148
Goodwill	4,708	4,708
Intangible assets	1,491	1,678
Other assets	28,854	32,829
Total assets	$2,190,391	$2,098,712
Liabilities
Deposits
Non-interest bearing transaction accounts	$300,678	$302,907
Interest-bearing transaction accounts	191,452	181,068
Savings and money market	650,050	591,626
Time deposits	795,513	759,201
Total deposits	1,937,693	1,834,802
Other borrowings	20,738	41,725
Other liabilities	29,856	26,953
Total liabilities	1,988,287	1,903,480
Commitments and Contingencies (Note 4)
Shareholders' Equity
Preferred stock, $1.00 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Voting common stock, $1.00 par value, 50,000,000 shares authorized, 8,102,242 and 8,098,117 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively.	8,102	8,098
Non-voting common stock, $1.00 par value, 10,000,000 shares authorized, 2,172,029 shares issued and outstanding at March 31, 2025 and December 31, 2024	2,172	2,172
Capital surplus	158,997	158,755
Retained earnings	47,044	41,994
Accumulated other comprehensive loss	(14,211)	(15,787)
Total shareholders' equity	202,104	195,232
Total liabilities and shareholders' equity	$2,190,391	$2,098,712

The accompanying notes are an integral part of these consolidated financial statements.

CoastalSouth Bancshares, Inc. and Subsidiary

Consolidated Statements of Operations

For the three months ended March 31, 2025 and 2024 (unaudited)

	March 31,	March 31,
(In thousands of dollars, except per share amounts)	2025	2024
Interest income
Loans, including fees
Loans held for investment	$22,307	$23,052
Loans held for sale	2,819	1,540
Investments
Taxable	3,602	3,443
Non-taxable	94	112
Non-marketable equity securities	104	106
Federal funds sold	963	994
Other earning assets from banks	135	141
Total	30,024	29,388
Interest expense
Interest-bearing deposits	12,830	12,593
Other borrowings	435	1,410
Total	13,265	14,003
Net interest income	16,759	15,385
Provision for credit losses	629	163
Net interest income after provision for credit losses	16,130	15,222
Noninterest income
Bank-owned life insurance	440	296
Interchange income and card fees	266	216
Income from mortgage originations	221	238
Service charges on deposit accounts	211	211
Gain on sale of government guaranteed loans	-	320
Losses on sale of available-for-sale securities	-	(3,465)
Other noninterest income	743	190
Total noninterest income (loss)	1,881	(1,994)
Noninterest expenses
Salaries and employee benefits	6,694	6,047
Occupancy and equipment	788	743
Software and other technology expense	703	666
Other professional fees	693	691
Data processing	624	526
Regulatory assessment	361	293
Other noninterest expense	1,556	1,285
Total noninterest expense	11,419	10,251
Income before taxes	6,592	2,977
Income tax provision	1,542	548
Net income	$5,050	$2,429
Net income per common share:
Basic	$0.49	$0.24
Diluted	$0.47	$0.24

The accompanying notes are an integral part of these consolidated financial statements.

CoastalSouth Bancshares, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income

For the three months ended March 31, 2025 and 2024 (unaudited)

	March 31,	March 31,
(In thousands of dollars)	2025	2024
Net income	$5,050	$2,429
Other comprehensive income
Change in unrealized gain (loss) on available-for-sale securities	2,599	(726)
Reclassification adjustment for net loss on sale of securities included in net income	-	3,465
Income tax effect	(605)	(644)
Unrealized gain on available-for-sale securities, net of tax	1,994	2,095
Unrealized (loss) gains on derivatives:
Change in unrealized (loss) gain on cash flow hedges	(414)	404
Reclassification adjustment for net (gain) loss included in net income	(136)	(245)
Income tax effect	132	(38)
Unrealized (loss) gain on derivative instruments, net of tax	(418)	121
Other comprehensive income, net of tax	1,576	2,216
Comprehensive income	$6,626	$4,645

The accompanying notes are an integral part of these consolidated financial statements.

CoastalSouth Bancshares, Inc. and Subsidiary

Consolidated Statements of Changes in Shareholders' Equity

For the three months ended March 31, 2025 and 2024 (unaudited)

							Accumulated
	Common Stock						Other
(In thousands of dollars	Voting		Non-voting		Capital	Retained	Comprehensive
except share amounts)	Shares	Amount	Shares	Amount	Surplus	Earnings	Loss	Total
Balance, January 1, 2024	7,367,900	$7,368	2,172,029	$2,172	$145,944	$20,090	$(19,531)	$156,043
Issuance of common stock under incentive plan	4,125	4	-	-	(4)	-	-	-
Issuance of common stock upon private placement	701,442	701	-	-	11,543	-	-	12,244
Stock-based compensation expense	-	-	-	-	296	-	-	296
Net income	-	-	-	-	-	2,429	-	2,429
Other comprehensive income, net of tax	-	-	-	-	-	-	2,216	2,216
Balance as of March 31, 2024	8,073,467	$8,073	2,172,029	$2,172	$157,779	$22,519	$(17,315)	$173,228
Balance, January 1, 2025	8,098,117	8,098	2,172,029	2,172	158,755	41,994	(15,787)	195,232
Issuance of common stock under incentive plan	4,125	4	-	-	(4)	-	-	-
Stock-based compensation expense	-	-	-	-	246	-	-	246
Net income	-	-	-	-	-	5,050	-	5,050
Other comprehensive income, net of tax	-	-	-	-	-	-	1,576	1,576
Balance as of March 31, 2025	8,102,242	$8,102	2,172,029	$2,172	$158,997	$47,044	$(14,211)	$202,104

The accompanying notes are an integral part of these consolidated financial statements.

CoastalSouth Bancshares, Inc. and Subsidiary

Consolidated Statements of Cash Flows

For the three months ended March 31, 2025 and 2024 (unaudited)

	March 31,	March 31,
(In thousands of dollars)	2025	2024
Operating activities
Net income	$5,050	$2,429
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Provision for credit losses	1	163
Depreciation expense and software amortization	353	322
Increase in cash value of bank-owned life insurance	(440)	(297)
Stock-based compensation expense	246	296
Net loss on sale of available-for-sale securities	-	3,465
Amortization of operating lease right-of-use assets	214	200
Amortization of debt issuance costs	13	14
Writedown on other real estate owned	99	-
Gain on sale of government guaranteed loans, including originations of servicing rights	-	(320)
Loss on sale of other loans	-	55
Income from mortgage operations	(221)	(238)
Discount accretion and premium amortization on securities available-for-sale	(159)	(1)
Amortization of intangible assets	187	124
Deferred income tax expense	552	1,670
Originations of loans held for sale	(1,350,619)	(794,673)
Proceeds from loans held for sale	1,337,392	770,944
Decrease (increase) in other assets	2,593	(7,377)
Increase (decrease) in other liabilities	3,531	(1,532)
Net cash used by operating activities	(1,208)	(24,756)
Investing activities
Purchase of securities available-for-sale	(9,000)	(46,738)
Proceeds from sales of securities available-for-sale	-	39,100
Proceeds from paydowns, calls, and maturities on securities available-for-sale	22,066	26,342
Net sale of non-marketable equity securities	649	2,046
Loan originations and principal collections, net	(63,432)	10,288
Net purchase of premises, furniture and equipment	(394)	(161)
Net cash (used) provided by investing activities	(50,111)	30,877
Financing activities
Net increase (decrease) in deposits	102,891	(1,173)
Net repayment of Federal Home Loan Bank advances	(15,000)	(50,000)
Proceeds from Federal Reserve Bank advances	-	70,000
Proceeds from private placement capital raise	-	12,244
Net repayment of commercial line of credit	(6,000)	(12,000)
Net cash provided by financing activities	81,891	19,071
Net increase in cash and cash equivalents	30,572	25,192
Cash and cash equivalents, beginning of year	67,961	48,553
Cash and cash equivalents, end of period	$98,533	$73,745
Cash (received) paid during the period for:
Interest	$12,867	$14,177
Income taxes	(1,667)	12
Noncash investing and financing activities:
Unrealized gain on securities available-for-sale, net	1,994	2,095
Unrealized (loss) gain on derivatives, net	(418)	121
Transfers from loans held for investment to loans held for sale	-	4,651
Right-of-use assets obtained in exchange for new operating lease liabilities	-	323
Lease liabilities arising from obtaining right-of-use assets	-	323

The accompanying notes are an integral part of these consolidated financial statements.

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements (unaudited)

NOTE 1 — BASIS OF PRESENTATION AND ACCOUNTING POLICIES

The accompanying unaudited consolidated financial statements include the accounts of CoastalSouth Bancshares, Inc. (the “Company”) and its wholly-owned subsidiary. The Company owns 100% of Coastal States Bank (the “Bank”). The Bank has one wholly owned subsidiary, Coastal States Mortgage, Inc., a mortgage company focused on originating and selling residential mortgages to investors and to retain in the portfolio. The "Company” or “our,” as used herein, includes Coastal States Bank and Coastal States Mortgage, Inc.

These unaudited Consolidated Financial Statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) followed within the financial services industry for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information or notes required for complete financial statements.

The Company principally operates in one business segment, which is community banking. Accounting standards require that information be reported about a company’s operating segments using a “management approach.” Reportable segments are identified in these standards as those revenue producing components for which separate financial information is produced internally and which are subject to evaluation by the Chief Operating Decision Maker ("CODM"). The Company’s CODM and the segment measure of profit or loss are discussed more broadly in Note 1 of the Notes to Consolidated Financial Statements for the year ended December 31, 2024.

In the opinion of management, all adjustments, consisting of normal and recurring items, considered necessary for a fair presentation of the Consolidated Financial Statements for the interim periods have been included. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts reported in prior periods have been reclassified to conform to current year presentation. These reclassifications did not have a material effect on previously reported net income, shareholders’ equity or cash flows.

Operating results for the three months ended March 31, 2025 are not necessarily indicative of the results that may be expected for the year ending December 31, 2025. These statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto for the year ended December 31, 2024.

The Company’s significant accounting policies are described in Note 1 of the Notes to Consolidated Financial Statements for the year ended December 31, 2024. There were no new accounting policies or changes to existing policies adopted during the three months ended March 31, 2025 which had a significant effect on the Company’s results of operations or statement of financial condition. For interim reporting purposes, the Company follows the same basic accounting policies and considers each interim period as an integral part of an annual period.

Contingencies

Due to the nature of their activities, the Company and its subsidiary are at times engaged in various legal proceedings that arise in the course of normal business, some of which were outstanding as of March 31, 2025. Although the ultimate outcome of all claims and lawsuits outstanding as of March 31, 2025 cannot be ascertained at this time, it is the opinion of management that these matters, when resolved, will not have a material adverse effect on the Company’s results of operations or financial condition.

Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU enhances the transparency and decision usefulness of income tax disclosures for investors, lenders, creditors, and other allocators of capital (collectively, “investors”). These new enhancements are meant to better (1) understand an entity’s exposure to potential changes in jurisdictional tax legislation and the ensuing risks and opportunities, (2) assess income tax information that affects cash flow forecasts and capital allocation decisions, and (3) identify potential opportunities to increase future cash flows. For public business entities, these amendments are effective for annual periods beginning after December 15, 2024, with early adoption permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments should be applied on a prospective basis and retrospective application is permitted. The adoption of this standard is not expected to have a material effect on the Company’s Consolidated Financial Statements.

The Company has further evaluated other Accounting Standards Updates issued during 2025 but does not expect Updates other than those summarized above to have a material impact on the Consolidated Financial Statements.

CoastalSouth Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (unaudited) - Continued

NOTE 2 — INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available-for-sale along with allowance for credit losses, gross unrealized gains and losses at March 31, 2025 and December 31, 2024 are summarized in the tables below:

	March 31, 2025
(In thousands of dollars)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasuries	$5,991	$-	$-	$303	$5,688
Municipal obligations	61,845	-	14	8,262	53,597
Mortgage-backed securities	184,694	-	431	13,174	171,951
Asset-backed securities	34,394	-	276	239	34,431
Corporate debt securities	60,360	-	1,006	1,555	59,811
Total securities available-for-sale	$347,284	$-	$1,727	$23,533	$325,478

	December 31, 2024
(In thousands of dollars)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasuries	$5,990	$-	$-	$378	$5,612
Municipal obligations	61,401	-	37	8,367	53,071
Mortgage-backed securities	181,242	-	211	15,361	166,092
Asset-backed securities	46,775	-	384	219	46,940
Corporate debt securities	64,264	-	963	1,675	63,552
Total securities available-for-sale	$359,672	$-	$1,595	$26,000	$335,267

The following is a summary of maturities of AFS securities as of March 31, 2025. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations with or without penalty. Mortgaged-backed securities are not presented by maturity date because pay-downs are expected before contractual maturity dates.

	Amortized	Estimated
(In thousands of dollars)	Cost	Fair Value
Due in one year or less	$2,473	$2,489
Due after one year but within five years	31,331	30,955
Due after five years but within ten years	78,906	74,722
Due after ten years	49,880	45,361
Mortgage-backed securities	184,694	171,951
Total	$347,284	$325,478

The following table shows securities in unrealized loss position for which ACL has not been recorded and the length of time they were in continuous loss positions as at March 31, 2025:

	Less than		Twelve months
	Twelve months		or more		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
(In thousands of dollars)	Fair Value	losses	Fair Value	losses	Fair Value	losses
U.S. Treasuries	$-	$-	$5,688	$303	$5,688	$303
Municipal obligations	-	-	52,840	8,262	52,840	8,262
Mortgage-backed securities	31,808	261	105,033	12,913	136,841	13,174
Asset-backed securities	18,583	41	7,945	198	26,528	239
Corporate debt securities	4,225	-	20,918	1,555	25,143	1,555
Total temporarily impaired securities	$54,616	$302	$192,424	$23,231	$247,040	$23,533

CoastalSouth Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (unaudited) - Continued

The following table shows securities in unrealized loss position for which ACL has not been recorded and the length of time they were in continuous loss positions as at December 31, 2024:

	Less than		Twelve months
	Twelve months		or more		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
(In thousands of dollars)	Fair Value	losses	Fair Value	losses	Fair Value	losses
U.S. Treasuries	$-	$-	$5,612	$378	$5,612	$378
Municipal obligations	-	-	52,299	8,367	52,299	8,367
Mortgage-backed securities	36,742	610	108,435	14,751	145,177	15,361
Asset-backed securities	-	-	11,141	219	11,141	219
Corporate debt securities	1,245	5	20,801	1,670	22,046	1,675
Total temporarily impaired securities	$37,987	$615	$198,288	$25,385	$236,275	$26,000

AFS securities are recorded at fair market value. Of the 152 securities in an unrealized loss position at March 31, 2025, 25 securities were in a continuous loss position for less than twelve months, and 127 securities were in a continuous loss position for twelve months or more. The Company believes, based on industry analyst reports, credit ratings and/or government guarantees, that the deterioration in value is attributable to changes in market interest rates and is not in the credit quality of the issuer and therefore, these losses are not considered credit related required to be charged to the allowance.

Based on the results of management's review at March 31, 2025, none of the unrealized loss was attributable to credit impairment and all $23.5 million in unrealized loss was determined to be from factors other than credit. There can be no assurance that the Company will not conclude in future periods that conditions existing at that time indicate some or all of these securities may be sold or are credit related impaired, which would require a charge to earnings in such periods.

The table below presents a summary of sales activities in the Company's investment securities available-for-sale portfolio:

	For the Three Months Ended March 31,
(In thousands of dollars)	2025	2024
Gross gains on sales of securities	$-	$47
Gross losses on sales of securities	-	(3,512)
Net realized losses on sales of securities available-for-sale	$-	$(3,465)
Sales proceeds	$-	$39,100

At March 31, 2025 investment securities with a book value of $58.7 million and a market value of $51.6 million were pledged to secure federal funds lines of credit, Federal Reserve Bank Discount Window credit availability, and municipal deposits. At December 31, 2024, investment securities with a book value of $59.2 million and a market value of $51.8 million were pledged to secure federal funds lines of credit, Federal Reserve Bank Discount Window credit availability, and municipal deposits.

NOTE 3 — LOANS AND ALLOWANCE FOR CREDIT LOSSES

Composition of Loan Portfolio

The Company engages in a full complement of lending activities, including commercial real estate loans ("CRE"), construction loans, commercial and industrial loans ("C&I"), and consumer purpose loans. While risk of loss in the Company’s portfolio is primarily tied to the credit quality of the various borrowers, risk of loss may increase due to factors beyond the Company’s control, such as local, regional and/or national economic downturns. General conditions in the real estate market may also impact the relative risk in the real estate portfolio. The following is a brief description of the major loans receivable categories:

Commercial Loans

Acquisition, Development, and Construction ("ADC") – ADC loans include both loans and credit lines for the purpose of purchasing, carrying, and developing land into residential subdivisions or various types of commercial developments, such as industrial, hospitality, warehouse, retail, office, and multi-family. This category also includes loans and credit lines for construction of residential developments, multi-family buildings, and commercial buildings. The Company generally engages in ADC lending primarily in local markets served by its branches, and through our homebuilder finance and government guaranteed lending lines of business. The Company recognizes that risks are inherent in the financing of commercial real estate development and construction. These risks include location, market conditions and price volatility, change in interest rates, demand for developed land, lots and buildings, desirability of features and styling of completed developments and buildings, competition from other developments and builders, traffic patterns, remote work patterns, governmental jurisdiction, tax structure, availability of utilities, roads, public transportation and schools,

CoastalSouth Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (unaudited) - Continued

availability of permanent financing for homebuyers, zoning, environmental restrictions, lawsuits, economic and business cycle, labor, and reputation of the builder or developer.

Each ADC loan is underwritten to address: (i) the desirability of the project, its market viability and projected absorption period; (ii) the creditworthiness of the borrower and the guarantor as to liquidity, cash flow and assets available to ensure performance of the loan; (iii) equity contribution to the project; (iv) the developer’s experience and success with similar projects; and (v) the value of the collateral. ADC loans are inspected periodically to ensure that the project is on schedule and eligible for requested draws. Inspections may be performed by construction inspectors hired by the Company or by appropriate loan officers and are conducted periodically to monitor the progress of a particular project. These inspections may also include discussions with project managers and engineers. Rising interest rates and the potential for slowing economic conditions could negatively impact borrowers’ and guarantors’ ability to repay their debt which could make more of the Company’s loans collateral-dependent.

Income Producing CRE – Income Producing CRE loans include loans to finance income-producing commercial and multi-family properties. Lending in this category is generally limited to properties located in the Company’s market area with only limited exposure to properties located elsewhere but owned by in-market borrowers. Loans in this category include loans for neighborhood retail centers, medical and professional offices, single retail stores, warehouses and apartments leased generally to local businesses and residents. The underwriting of these loans takes into consideration the occupancy, rental rates, and local market demand as well as the financial health of the borrower. The primary risk associated with loans secured with income-producing property is the inability of that property to produce adequate cash flow to service the debt. High unemployment, significant increases to interest rates, generally weak economic conditions and/or an oversupply in the market may result in our customers having difficulty achieving adequate occupancy and/or rental rates. Payments on such loans are often dependent on successful operation or management of the properties.

Owner-Occupied CRE – Owner-occupied loans include loans secured by business facilities to finance business operations, equipment and owner-occupied facilities primarily for small and medium-sized enterprises. These include both lines of credit and term loans which are amortized over the useful life of the assets financed. Personal guarantees, if applicable, are generally required for these loans. The Company recognizes that risk from economic cycles, pandemics, government regulation, supply-chain disruptions, product innovations or obsolescence, operational errors, lawsuits, natural disasters, losses due to theft or embezzlement, health or loss of key personnel, or competitive situations may adversely affect the scheduled repayment of business loans.

Senior Housing – Senior housing loans support senior adults facilities, generally restricted for adults over the age of 55 years old. These types of loans include senior apartments, independent living communities, assisted living and memory care communities, nursing homes or skilled nursing facilities, and continuing care retirement communities. The Company recognizes that risk from high resident turnover, pandemics, government regulation, operator risk, increases in acuity, availability and cost of qualified staffing resources, technology risk, and other risks such as liability, insurance, reimbursement and regulatory changes may impact repayment of these loans. Underwriting focuses primarily on operator quality and business operations rather than income producing CRE property quality metrics.

Commercial and Industrial – C&I loans are loans and lines of credit to finance business operations, equipment and other non-real estate collateral primarily for small and medium-sized enterprises. These include both lines of credit and term loans which are amortized over the useful life of the assets financed. Personal and/or corporate guarantees are generally obtained where available and prudent. The Company recognizes that risk from economic cycles, commodity prices, pandemics, government regulation, supply-chain disruptions, product innovations or obsolescence, operational errors, lawsuits, natural disasters, losses due to theft or embezzlement, health or loss of key personnel or competitive situations may adversely affect the scheduled repayment of business loans.

Retail loans

Marine Vessels – Marine vessel loans are a type of consumer loan used to finance the purchase of a boat or another marine craft. Functioning similarly to auto loans and personal loans, these installment loans come with a repayment term, fixed monthly payments and variable-or-fixed interest rates. These loans are underwritten in accordance with the Company’s general loan policies and procedures and are generally secured with title or preferred ships' mortgage on the marine vessel. The Company recognizes that risk from economic cycles, pandemics, government regulation, natural disasters, losses due to theft, or changes to customer's ability to meet the scheduled repayment of marine vessel. At March 31, 2025 and December 31, 2024, there were $405 thousand of repossessed marine assets. There were no repossessed assets write-downs during the three months ended March 31, 2025 and $67 thousand of repossessed assets write-downs during the three months ended March 31, 2024.

CoastalSouth Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (unaudited) - Continued

Residential Mortgages – Residential mortgages are first or second-lien loans secured by a primary residence or second home. This category includes permanent mortgage financing, construction loans to individual consumers, and home equity lines of credit. The loans are generally secured by properties located within the local market area of the Bank's retail footprint which originates and services the loan. These loans are underwritten in accordance with the Company’s general loan policies and procedures which require, among other things, proper documentation of each borrower’s financial condition, satisfactory credit history, and property value. In addition to loans originated through the Company’s branches, the Company originates and services residential mortgages sold in the secondary market which are underwritten and closed pursuant to investor and agency guidelines. At March 31, 2025, there were no residential mortgage loans in process of foreclosure, and at December 31, 2024, there were $164 thousand of residential mortgage loans in process of foreclosure. Additionally, the Company held $765 thousand and $864 thousand foreclosed residential properties at March 31, 2025 and December 31, 2024, respectively.

Cash Value Life Insurance Line of Credit ("CVLI") – Cash value life insurance encompasses multiple types of life insurance that contain a cash value account. This cash value component typically earns interest or other investment gains and grows tax-deferred. CVLI loans are generally lines of credit ("LOC") secured by cash value life insurance of the debtor and can be originated for personal or business purposes. Upon the delinquency of the loan or lapse of an insurance policy premium payment, the Company pursues liquidation of the policy cash value in order to satisfy the loan.

Other Consumer – Other consumer loans primarily includes unsecured student loans and other secured and unsecured consumer purpose loans. Certain loans are secured by recreational vehicles and other such tangible property. These types of loans may be impacted by negative macroeconomic conditions impacting individual consumers, such as increased unemployment, which can reduce a borrower’s ability to repay the loan.

LHFS are comprised of loans acquired through mortgage warehouse lending activities and origination of mortgage loans. The Company serves as a warehouse lender by purchasing loans originated by third-party mortgage originators and selling these loans to other third-party investors. The Company also originates mortgage loans with customers through CSM and sells the majority of these loans to third-party investors.

Following is a summary of the composition of the loan portfolio at March 31, 2025 and December 31, 2024:

	March 31, 2025		December 31, 2024
(Dollars in thousands)	Amount	%	Amount	%
Commercial loans
Acquisition, development and construction	$76,453	5.2%	$72,520	5.2%
Income producing CRE	352,693	24.0	321,558	22.8
Owner-occupied CRE	90,204	6.1	94,573	6.7
Senior housing	245,292	16.7	234,081	16.6
Commercial and industrial	145,784	9.8	141,626	10.0
Total commercial loans	910,426	61.8	864,358	61.3
Retail loans
Marine vessels	284,305	19.3	263,657	18.6
Residential mortgages	176,794	12.0	174,099	12.4
Cash value life insurance LOC	80,503	5.5	86,844	6.2
Other consumer	20,204	1.4	20,485	1.5
Total retail loans	561,806	38.2	545,085	38.7
Total gross LHFI, net of unearned income	1,472,232	100.0%	1,409,443	100.0%
Less allowance for credit losses	(17,104)		(17,118)
LHFI, net	$1,455,128		$1,392,325
LHFS	$187,481		$174,033

Credit Quality Indicators

The Company monitors the credit quality of its commercial loan portfolio using internal credit risk ratings. These credit risk ratings are based upon established regulatory guidance and are assigned upon initial approval of credit to borrowers. Credit risk ratings are updated periodically after the initial assignment or whenever management becomes aware of information affecting the borrowers’ ability to fulfill their obligations. The Company utilizes the following categories of credit grades to evaluate its commercial loan portfolio:

Pass — Loans classified as pass are higher quality loans that do not fit any of the other categories below.

Special Mention — Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Company's credit position at some future date.

CoastalSouth Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (unaudited) - Continued

Substandard — Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful — Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is high, but because of certain important and reasonably specific pending factors that may work to the advantage and strengthening of the credit quality of the loan, its classification as an estimated loss is deferred until its more exact status may be determined. Pending factors include proposed merger, acquisition, or liquidation procedures, capital injection, perfecting liens on additional collateral and refinancing plans. The Company had no loans rated Doubtful at March 31, 2025 or December 31, 2024.

The Company monitors the credit quality of its retail portfolio based primarily on payment activity and credit scores. Payment activity is the primary factor considered in determining whether a retail loan should be classified as nonperforming. Retail loans are considered to be nonperforming if they are on nonaccrual status or if they are 90 days past due or greater.

CoastalSouth Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (unaudited) - Continued

The following table presents the risk category of term loans on amortized cost basis and, for 2025, gross charge-offs by vintage year as of March 31, 2025:

	Amortized Cost Basis by Origination Year
(In thousands of dollars)	2025	2024	2023	2022	2021	Prior	Revolvers	Revolvers Converted to Term	Total
Commercial loans
Acquisition, development and construction
Pass	$19,399	$42,530	$12,087	$2,135	$-	$301	$1	$-	$76,453
Special mention	-	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-	-
Total acquisition, development and construction	$19,399	$42,530	$12,087	$2,135	$-	$301	$1	$-	$76,453
Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-	$-
Income producing CRE
Pass	$32,881	$40,240	$57,512	$122,583	$57,551	$40,838	$327	$349	$352,281
Special mention	-	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	412	-	-	412
Total income producing	$32,881	$40,240	$57,512	$122,583	$57,551	$41,250	$327	$349	$352,693
Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-	$-
Owner-occupied CRE
Pass	$2,711	$2,383	$9,744	$17,686	$24,447	$26,380	$360	$-	$83,711
Special mention	-	-	-	-	-	-	-	-	-
Substandard	-	1,812	-	3,914	-	767	-	-	6,493
Total owner occupied	$2,711	$4,195	$9,744	$21,600	$24,447	$27,147	$360	$-	$90,204
Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-	$-
Senior housing
Pass	$25,764	$45,696	$24,389	$71,786	$31,534	$9,753	$-	$-	$208,922
Special mention	-	-	-	-	17,365	7,449	-	-	24,814
Substandard	-	-	-	-	6,487	5,069	-	-	11,556
Total senior housing	$25,764	$45,696	$24,389	$71,786	$55,386	$22,271	$-	$-	$245,292
Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-	$-
Commercial and industrial
Pass	$11,264	$40,971	$28,193	$11,627	$17,634	$4,648	$24,164	$2,701	$141,202
Special mention	-	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	260	2,546	68	1,708	4,582
Total non-real estate	$11,264	$40,971	$28,193	$11,627	$17,894	$7,194	$24,232	$4,409	$145,784
Current period gross charge-offs	$-	$-	$6	$-	$-	$-	$-	$-	$6
Retail loans
Marine vessels
Performing	$28,347	$48,150	$71,008	$92,725	$21,483	$22,592	$-	$-	$284,305
Nonperforming	-	-	-	-	-	-	-	-	-
Total marine vessels	$28,347	$48,150	$71,008	$92,725	$21,483	$22,592	$-	$-	$284,305
Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-	$-
Residential mortgages
Performing	$6,297	$21,181	$26,018	$49,279	$26,325	$28,859	$18,460	$214	$176,633
Nonperforming	-	-	-	-	-	161	-	-	161
Total residential mortgages	$6,297	$21,181	$26,018	$49,279	$26,325	$29,020	$18,460	$214	$176,794
Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-	$-
Cash value life insurance LOC
Performing	$-	$-	$-	$-	$-	$-	$80,243	$260	$80,503
Nonperforming	-	-	-	-	-	-	-	-	-
Total cash value life insurance LOC	$-	$-	$-	$-	$-	$-	$80,243	$260	$80,503
Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-	$-
Other consumer
Performing	$1,435	$1,845	$1,971	$77	$1,646	$12,773	$457	$-	$20,204
Nonperforming	-	-	-	-	-	-	-	-	-
Total other consumer	$1,435	$1,845	$1,971	$77	$1,646	$12,773	$457	$-	$20,204
Current period gross charge-offs	$-	$-	$-	$-	$-	$43	$-	$-	$43

The following table presents the risk category of term loans on amortized cost basis and, for 2024, gross charge-offs by vintage year as of December 31, 2024:

CoastalSouth Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (unaudited) - Continued

	Amortized Cost Basis by Origination Year
(In thousands of dollars)	2024	2023	2022	2021	2020	Prior	Revolvers	Revolvers Converted to Term	Total
Commercial loans
Acquisition, development and construction
Pass	$56,157	$12,929	$2,923	$8	$-	$503	$-	$-	$72,520
Special mention	-	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-	-
Total acquisition, development and construction	$56,157	$12,929	$2,923	$8	$-	$503	$-	$-	$72,520
Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-	$-
Income producing CRE
Pass	$41,441	$54,468	$123,767	$57,156	$28,306	$16,006	$2	$-	$321,146
Special mention	-	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	412	-	-	412
Total income producing	$41,441	$54,468	$123,767	$57,156	$28,306	$16,418	$2	$-	$321,558
Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-	$-
Owner-occupied CRE
Pass	$4,400	$9,803	$19,153	$26,183	$15,831	$12,520	$16	$-	$87,906
Special mention	-	-	-	-	-	-	-	-	-
Substandard	1,825	-	3,996	-	-	846	-	-	6,667
Total owner occupied	$6,225	$9,803	$23,149	$26,183	$15,831	$13,366	$16	$-	$94,573
Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-	$-
Senior housing
Pass	$43,372	$24,428	$80,881	$31,613	$9,789	$-	$-	$-	$190,083
Special mention	-	-	-	17,532	-	7,494	-	-	25,026
Substandard	-	-	-	13,903	-	5,069	-	-	18,972
Total senior housing	$43,372	$24,428	$80,881	$63,048	$9,789	$12,563	$-	$-	$234,081
Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-	$-
Commercial and industrial
Pass	$41,292	$34,052	$12,364	$19,206	$1,472	$6,400	$18,811	$3,281	$136,878
Special mention	-	-	-	36	-	-	-	-	36
Substandard	-	-	-	283	-	2,626	69	1,734	4,712
Total non-real estate	$41,292	$34,052	$12,364	$19,525	$1,472	$9,026	$18,880	$5,015	$141,626
Current period gross charge-offs	$-	$87	$62	$-	$-	$-	$-	$-	$149
Retail loans
Marine vessels
Performing	$48,640	$74,645	$95,768	$21,729	$5,690	$17,185	$-	$-	$263,657
Nonperforming	-	-	-	-	-	-	-	-	-
Total marine vessels	$48,640	$74,645	$95,768	$21,729	$5,690	$17,185	$-	$-	$263,657
Current period gross charge-offs	$-	$36	$-	$-	$-	$-	$-	$-	$36
Residential mortgages
Performing	$19,067	$29,485	$49,850	$27,362	$12,472	$17,104	$18,292	$202	$173,834
Nonperforming	-	-	-	-	-	164	-	101	265
Total residential mortgages	$19,067	$29,485	$49,850	$27,362	$12,472	$17,268	$18,292	$303	$174,099
Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-	$-
Cash value life insurance LOC
Performing	$-	$-	$-	$-	$-	$-	$83,751	$3,093	$86,844
Nonperforming	-	-	-	-	-	-	-	-	-
Total cash value life insurance LOC	$-	$-	$-	$-	$-	$-	$83,751	$3,093	$86,844
Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$47	$-	$47
Other consumer
Performing	$1,921	$1,995	$83	$1,666	$2,898	$11,414	$465	$-	$20,442
Nonperforming	-	-	-	-	-	43	-	-	43
Total other consumer	$1,921	$1,995	$83	$1,666	$2,898	$11,457	$465	$-	$20,485
Current period gross charge-offs	$-	$-	$-	$-	$-	$53	$-	$-	$53

Nonaccrual and Past Due Loans

A loan is placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful. Interest receivable that has been accrued and is subsequently determined to have doubtful collectability is charged to interest income. Interest on loans that are classified as nonaccrual is subsequently applied to principal until the loans are returned to accrual status. The Company’s loan policy states that a nonaccrual loan may be returned to accrual status when (i) none of its principal and interest is due

CoastalSouth Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (unaudited) - Continued

and unpaid, and the Company expects repayment of the remaining contractual principal and interest, or (ii) it otherwise becomes well secured and in the process of collection. Restoration to accrual status on any given loan must be supported by a well-documented credit evaluation of the borrower’s financial condition and the prospects for full repayment, approved by the Company’s Chief Credit Officer. Past due loans are loans whose principal or interest is past due 30 days or more.

The following table presents a summary of past due and nonaccrual loans as of March 31, 2025:

		Loans Past Due
(In thousands of dollars)	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days or More and Accruing	Nonaccrual	Total Past Due and Nonaccrual	Total Loans Receivable
Acquisition, development and construction	$76,453	$-	$-	$-	$-	$-	$76,453
Income producing CRE	351,175	1,106	-	-	412	1,518	352,693
Owner-occupied CRE	86,856	-	-	-	3,348	3,348	90,204
Senior housing	238,805	-	-	-	6,487	6,487	245,292
Commercial and industrial	141,560	13	14	6	4,191	4,224	145,784
Marine vessels	284,305	-	-	-	-	-	284,305
Residential mortgages	175,929	704	-	-	161	865	176,794
Cash value life insurance LOC	80,503	-	-	-	-	-	80,503
Other consumer	19,835	127	242	-	-	369	20,204
Total	$1,455,421	$1,950	$256	$6	$14,599	$16,811	$1,472,232

The following table presents a summary of past due and nonaccrual loans as of December 31, 2024:

		Loans Past Due
(In thousands of dollars)	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days or More and Accruing	Nonaccrual	Total Past Due and Nonaccrual	Total Loans Receivable
Acquisition, development and construction	$72,520	$-	$-	$-	$-	$-	$72,520
Income producing CRE	321,146	-	-	-	412	412	321,558
Owner-occupied CRE	91,148	-	-	-	3,425	3,425	94,573
Senior housing	227,511	-	-	-	6,570	6,570	234,081
Commercial and industrial	137,330	5	-	6	4,285	4,296	141,626
Marine vessels	263,657	-	-	-	-	-	263,657
Residential mortgages	172,525	1,309	-	-	265	1,574	174,099
Cash value life insurance LOC	86,844	-	-	-	-	-	86,844
Other consumer	19,996	325	121	43	-	489	20,485
Total	$1,392,677	$1,639	$121	$49	$14,957	$16,766	$1,409,443

Individually Analyzed Collateral-Dependent Loans

As of March 31, 2025, there were $14.6 million of individually analyzed collateral-dependent loans which are primarily secured by real estate, equipment and receivables. All of the Company's nonaccrual loans at March 31, 2025 are collateral-dependent. The following table presents an analysis of nonaccrual loans that are also collateral-dependent financial assets and related allowance for credit losses:

(In thousands of dollars)	Nonaccrual Loans with No Allowance	Nonaccrual Loans with an Allowance	Total Nonaccrual Loans	Allowance for Credit Losses	Nonaccrual Interest Income Recognized
Income producing CRE	$412	$-	$412	$-	$-
Owner-occupied CRE	3,348	-	3,348	-	-
Senior housing	-	6,487	6,487	853	-
Commercial and industrial	1,985	2,206	4,191	42	-
Residential mortgages	161	-	161	-	15
Total	$5,906	$8,693	$14,599	$895	$15

As of December 31, 2024, there were $15.0 million of individually analyzed collateral-dependent loans which are primarily secured by real estate, equipment and receivables. All of the Company's nonaccrual loans at December 31, 2024, are collateral-dependent. The

CoastalSouth Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (unaudited) - Continued

following table presents an analysis of nonaccrual loans that are also collateral-dependent financial assets and related allowance for credit losses:

(In thousands of dollars)	Nonaccrual Loans with No Allowance	Nonaccrual Loans with an Allowance	Total Nonaccrual Loans	Allowance for Credit Losses	Nonaccrual Interest Income Recognized
Income producing CRE	$412	$-	$412	$-	$-
Owner-occupied CRE	3,425	-	3,425	-	-
Senior housing	-	6,570	6,570	1,703	-
Commercial and industrial	2,057	2,228	4,285	36	134
Marine vessels	-	-	-	-	3
Residential mortgages	164	101	265	3	6
Cash value life insurance LOC	-	-	-	-	5
Total	$6,058	$8,899	$14,957	$1,742	$148

Modifications to Borrowers Experiencing Financial Difficulty

The Company periodically provides modifications to borrowers experiencing financial difficulty. These modifications include either payment deferrals, term extensions, interest rate reductions, principal forgiveness or combinations of modification types. The determination of whether the borrower is experiencing financial difficulty is made on the date of the modification. When principal forgiveness is provided, the amount of principal forgiveness is charged off against the allowance for credit losses with a corresponding reduction in the amortized cost basis of the loan.

The following table shows the amortized cost basis of the loans modified to borrowers experiencing financial difficulty, disaggregated by class of financing receivable and type of concession granted as of March 31, 2025:

(Dollars in thousands)	Payment deferral	Combination of term extension and payment delay	Combination of term extension and interest rate reduction	Total modified loans	Percent of total loan class
Commercial loans
Senior housing	$-	$9,860	$-	$9,860	4.0%
Commercial and industrial	2,193	-	1,708	3,901	2.7%
Total	$2,193	$9,860	$1,708	$13,761	0.9%

The Company had no unfunded commitments to borrowers experiencing financial difficulty for which the Company has modified their loans as of March 31, 2025 or March 31, 2024.

The following table describes the financial effect of the modifications made to borrowers experiencing financial difficulty during the last twelve months as of March 31, 2025:

Loan type	Financial effect
Payment deferral
Commercial and industrial	Provided one year of principal payment deferral (interest only).
Combination of term extension and payment delay
Senior housing	Provided weighted average term extension of 9 months and either deferral of principal payments (interest only) or deferral of full interest payments.
Combination of term extension and interest rate reduction
Commercial and industrial	Provided 36-month extension broken into three 12-month extension options, and reduced interest rate by 100 bps in the first 12 months and by 50 bps in the second 12 months.

The Company monitors the performance of the loans that are modified to borrowers experiencing financial difficulty to understand the effectiveness of its modification efforts. The following table depicts the performance of loans that have been modified in the last 12 months as of March 31, 2025:

		Loans Past Due
(In thousands of dollars)	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total
Commercial real estate
Senior housing	$9,860	$-	$-	$-	$9,860
Commercial and industrial	-	3,901	-	-	3,901
Total	$9,860	$3,901	$-	$-	$13,761
Total nonaccrual loans included above	$6,487	$3,901	$-	$-	$10,388

CoastalSouth Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (unaudited) - Continued

The following table provides the amortized cost basis of financing receivables related to loans modified to borrowers experiencing financial difficulty at March 31, 2025 that had a subsequent payment default and were modified in the previous 12 months:

(In thousands of dollars)	Principal Forgiveness	Payment Deferral	Term Extension	Interest Rate Reduction	Combination Term Extension and Principal Forgiveness	Combination Term Extension and Interest Rate Reduction
Commercial loans
Commercial and industrial	$-	$2,193	$-	$-	$-	$1,708
Total	$-	$2,193	$-	$-	$-	$1,708

At March 31, 2024, there were no loans modified to borrowers experiencing financial difficulty.

Related Party Loans

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectability.

The following table presents a roll forward of the related party loans as of March 31, 2025 and 2024:

	As of
(In thousands of dollars)	March 31, 2025	March 31, 2024
Balance, beginning of year	$330	$339
New loans	2,500	128
Less loan repayments	(79)	(2)
Balance, at period-end	$2,751	$465

None of the related party loans were classified as nonaccrual, past due, restructured, or potential problem loans at March 31, 2025 and 2024.

Allowance for Credit Losses - Loans

The allowance for credit losses represents an allowance for expected losses over the remaining contractual life of the assets adjusted for prepayments. The contractual term does not consider extensions, renewals or modifications. The Company segregates the loan portfolio by type of loan and utilizes this segregation in evaluating exposure to risks within the portfolio.

The following table is a summary of the activity within the allowance for credit losses during the three months ended March 31, 2025 and for the three months ended March 31, 2024:

(In thousands of dollars)	ACL- Loans	ACL-Unfunded Commitments	Total ACL
Three Months Ended March 31, 2025
Balances - December 31, 2024	$17,118	$2,720	$19,838
Charge-offs	(49)	-	(49)
Recoveries	34	-	34
Provision (release) for credit losses	1	628	629
Balances - March 31, 2025	$17,104	$3,348	$20,452
Three Months Ended March 31, 2024
Balances - December 31, 2023	$15,465	$3,916	$19,381
Charge-offs	-	-	-
Recoveries	9	-	9
Provision (release) for credit losses	300	(137)	163
Balances - March 31, 2024	$15,774	$3,779	$19,553

CoastalSouth Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (unaudited) - Continued

The following table presents a summary of the Company's allowance, by loan category for credit losses for the three months ended March 31, 2025:

	Beginning			Provision	Ending
(In thousands of dollars)	Balance	Charge-offs	Recoveries	(Release)	Balance
Three Months Ended March 31, 2025
Commercial loans
Acquisition, development, and construction	$1,188	$-	$-	$149	$1,337
Income producing CRE	5,867	-	-	752	6,619
Owner-occupied CRE	543	-	-	52	595
Senior housing	4,576	-	-	(427)	4,149
Commercial and industrial	751	(6)	5	92	842
Total commercial loans	12,925	(6)	5	618	13,542
Retail loans
Marine vessels	1,688	-	-	(379)	1,309
Residential mortgages	2,015	-	2	(216)	1,801
Cash value life insurance LOC	88	-	-	(9)	79
Other consumer	402	(43)	27	(13)	373
Total retail loans	4,193	(43)	29	(617)	3,562
Total allowance for funded loans	17,118	(49)	34	1	17,104
Reserve for losses on unfunded loan commitments	2,720	-	-	628	3,348
Total ACL	$19,838	$(49)	$34	$629	$20,452

The following table presents a summary of the Company's allowance, by loan category for credit losses for the three months ended March 31, 2024:

	Beginning			Provision	Ending
(In thousands of dollars)	Balance	Charge-offs	Recoveries	(Release)	Balance
Three Months Ended March 31, 2024
Commercial loans
Acquisition, development, and construction	$3,318	$-	$-	$(518)	$2,800
Income producing CRE	5,067	-	-	163	5,230
Owner-occupied CRE	628	-	-	(105)	523
Senior housing	1,342	-	-	526	1,868
Commercial and industrial	1,079	-	5	(162)	922
Total commercial loans	11,434	-	5	(96)	11,343
Retail loans
Marine vessels	1,277	-	-	356	1,633
Residential mortgages	2,167	-	3	162	2,332
Cash value life insurance LOC	122	-	-	(13)	109
Other consumer	465	-	1	(109)	357
Total retail loans	4,031	-	4	396	4,431
Total allowance for funded loans	15,465	-	9	300	15,774
Reserve for losses on unfunded loan commitments	3,916	-	-	(137)	3,779
Total ACL	$19,381	$-	$9	$163	$19,553

NOTE 4 — COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company makes various commitments and incurs certain contingent liabilities that are not reflected in the Company’s financial statements. These commitments and contingent liabilities include various guarantees, commitments to extend credit and standby letters of credit. The Company does not anticipate any material losses as a result of these commitments and contingent liabilities.

Credit Related Commitments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

CoastalSouth Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (unaudited) - Continued

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Financial instruments where contract amounts represent credit risk as of March 31, 2025 and December 31, 2024:

(In thousands of dollars)	March 31, 2025	December 31, 2024
Commitments to extend credit	$477,635	$460,840
Letters of credit	1,203	1,223
Total	$478,838	$462,063

Commitments to extend credit, including unused lines of credit, are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Company’s exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued to guarantee a customer’s performance to a third party and have essentially the same credit risk as other lending facilities. Collateral held for commitments to extend credit and letters of credit varies but may include accounts receivable, inventory, property, plant, equipment and income-producing commercial properties. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

The Company maintains cash deposits with a financial institution that during the year are in excess of the insured limitation of the Federal Deposit Insurance Corporation. If the financial institution were not to honor its contractual liability, the Company could incur losses. Management is of the opinion that there is not material risk because of the financial strength of the institution.

Tax Credit Investments

The Company has invested capital in a limited partnership to obtain renewable energy tax credits generated by solar power projects. The following table summarizes the tax credit investment and equity investment as of March 31, 2025 and December 31, 2024:

(In thousands of dollars)	Balance Sheet Location	March 31, 2025	December 31, 2024
Carrying amount	Other assets	$2,611	$2,666
Amount of future funding commitments not included in carrying amount	N/A	4,721	2,721

There was $63 thousand and $(68) thousand of net provision (benefit) to income tax expense from tax credit investments recognized in the provision for income taxes for the three months ended March 31, 2025 and 2024, respectively, related to the recognition of tax credits, adjustments to taxes payable from flow-through losses, and changes in deferred tax items in each period.

Contingencies

The Company is subject to claims and lawsuits which arise primarily in the ordinary course of business. Management is not aware of any legal proceedings which could have a material adverse effect on the financial position or operating results of the Company.

NOTE 5 — STOCK-BASED COMPENSATION

In 2017, the shareholders of the Company approved the CoastalSouth Bancshares, Inc. 2017 Incentive Plan (“2017 Plan”) to motivate, attract and retain the services of employees, officers, and directors. At March 31, 2025, 884,750 stock options had been granted and 371,500 shares of restricted stock units had been granted under the 2017 Plan. As of March 31, 2025, the Board of Directors has reserved 1,106,500 shares of the Company's common stock for issuance pursuant to awards granted under the 2017 Plan, any or all of which may be granted as nonqualified stock options, restricted stock, restricted stock units, deferred stock units, stock appreciation rights, performance awards and other stock-based awards, or any other right or interest relating to stock or cash, granted to a Participant under the Plan. Prior to 2022, awards were also able to be granted as incentive stock options. In the event all or a portion of a stock award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares subject to the Award shares again become available for issuance pursuant to awards granted under the 2017 Plan and do not count against the maximum number of reserved shares. In addition, shares of common stock deducted or withheld to satisfy tax withholding obligations count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, and Shares delivered by a participant to satisfy tax withholding requirements are not added to the 2017 Plan share reserve. The 2017 Plan is administered by the Compensation Committee of our Board of Directors (the “Committee”). The determination of award recipients under the 2017 Plan, and the terms of

CoastalSouth Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (unaudited) - Continued

those awards, are made by the Committee. The terms of each stock-based award are indicated in an award certificate. As of December 31, 2024, there were 1,106,500 shares reserved under the 2017 Plan and as of March 31, 2025, the Board of Directors has not approved additional shares to the plan keeping the total awards at 1,106,500. At March 31, 2025, there were 11,000 remaining shares available to be awarded under the 2017 Plan.

Stock-based awards are recognized over the vesting period and reflected as salaries and employee benefits within the Consolidated Statements of Operations, which was $246 thousand and $296 thousand for the three months ended March 31, 2025 and 2024, respectively.

Stock Options

The Company's stock options vest over four years of continuous service, with a majority vesting 25% on the anniversary of the grant date and a minority vesting 100% on the fourth anniversary of the grant date. The terms of all of the options are for ten years expiring on the tenth anniversary of the grant date.

The grant date fair value of stock options is determined using the Black-Scholes model. Volatility is based on a peer group of similar community banks in the southeast United States. The risk-free rate is the treasury rate that most closely relates to the expected life on the grant date.

A summary of stock option activity for the three months ended March 31, 2025 and 2024 is presented below:

			Weighted Average
	Number of	Weighted Average	Grant Date
	Shares	Exercise Price	Fair Value
Outstanding at January 1, 2025	737,250	$13.30	$5.09
Granted	-	-	-
Exercised	-	-	-
Forfeited or Expired	-	-	-
Outstanding at March 31, 2025	737,250	$13.30	$5.09
Outstanding at January 1, 2024	746,750	$13.29	$5.09
Granted	1,500	15.80	7.81
Exercised	-	-	-
Forfeited or Expired	-	-	-
Outstanding at March 31, 2024	748,250	$13.30	$5.10

As of March 31, 2025 and 2024, there was $84 thousand and $309 thousand, respectively, of total unrecognized compensation cost related to stock options granted under the 2017 Plan. As of March 31, 2025, the cost is expected to be recognized over a weighted-average period of 0.89 years.

Restricted Stock Units

Periodically, the Company issues restricted stock units to its directors, executive and senior officers. Compensation expense is recognized over the vesting period of the awards based upon the fair value of the stock at grant date. Periodically the Company issues restricted stock units to its directors, executive and senior officers. Compensation expense is recognized over the vesting period of the awards based upon the fair value of the stock at grant date. The Company did not grant any restricted stock units during the three months ended March 31, 2025 to the Board of Directors. During the three months ended March 31, 2024, the Company granted 18,000 of restricted stock units to the Board of Directors. In addition, the Company granted 39,500 and 80,500 of restricted stock units during the three months ended March 31, 2025 and 2024, respectively, to members of management which cliff vest 100% at the end of five years.

A summary of restricted stock unit activity for the three months ended March 31, 2025 and 2024 is below:

		Weighted Average
	Number of	Grant Date
	Shares	Fair Value
Outstanding at January 1, 2025	159,275	$16.26
Granted	39,500	21.00
Delivered	(4,125)	18.25
Forfeited	-	-
Outstanding at March 31, 2025	194,650	$17.18
Outstanding at January 1, 2024	89,350	$15.97
Granted	98,500	16.51
Delivered	(4,125)	18.25
Forfeited	-	-
Outstanding at March 31, 2024	183,725	$16.21

CoastalSouth Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (unaudited) - Continued

As of March 31, 2025 and 2024, there was $2.3 million and $2.5 million, respectively, of total unrecognized compensation cost related to nonvested restricted stock units shares granted under the 2017 Plan. As of March 31, 2025, the cost is expected to be recognized over a weighted-average period of 3.70 years. There were no restricted stock unit awards that were vested but were not delivered during the three months ended March 31, 2025 and 2024.

NOTE 6 — NET INCOME PER COMMON SHARE

Basic net income per common share is computed by dividing net income by the weighted-average number of common shares outstanding. Diluted income per share is computed by dividing net income by the weighted-average number of common shares outstanding and dilutive common share equivalents using the treasury stock method. Dilutive common share equivalents include common shares issuable upon exercise of outstanding in-the-money stock warrants and options, as well as restricted stock units. Potential common shares are not included in the denominator of the diluted per share computation when inclusion would be anti-dilutive. As of March 31, 2025 and 2024, there were 1,500 and 123,500, potential common shares that were not included in the potentially dilutive stock options and restricted stock units, respectively.

Net income per common share were calculated as follows:

	March 31,	March 31,
(In thousands of dollars except share and per share amounts)	2025	2024
Net income per share - basic computation:
Net income available to common shareholders	$5,050	$2,429
Average common shares outstanding - basic	10,273,125	10,043,951
Basic net income per share	$0.49	$0.24

Diluted net income per share computation:
Net income available to common shareholders	$5,050	$2,429
Average common shares outstanding - basic	10,273,125	10,043,951
Incremental shares from assumed conversions
Stock options	268,574	135,459
Restricted stock units	100,379	43,271
Average common shares outstanding - diluted	10,642,078	10,222,681
Diluted net income per share	$0.47	$0.24

NOTE 7 — FAIR VALUE OF FINANCIAL INSTRUMENTS

US GAAP provides a framework for measuring and disclosing fair value which requires disclosures about the fair value of assets and liabilities recognized in the balance sheet, whether the measurements are made on a recurring basis (for example, available-for-sale investment securities) or on a nonrecurring basis (for example, collateral-dependent loans).

Fair value is defined as the exchange in price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. US GAAP also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The Company utilizes fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

CoastalSouth Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (unaudited) - Continued

Fair Value Hierarchy

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine the fair value. These levels are:

Level 1 Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Securities AFS — Securities AFS are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security's credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange such as the New York Stock Exchange, Treasury securities that are traded by dealers or brokers in active over-the counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Equity Securities — Equity securities are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices. There were no equity securities held at March 31, 2025 and December 31, 2024.

Loans Held for Sale — Loans held for sale are comprised of loans originated for sale in the ordinary course of business and purchased with intent to sell through MBF. The fair value of loans originated for sale in the secondary market is based on purchase commitments or quoted prices for the same or similar loans and are classified as recurring Level 2. There were no loans held for sale requiring fair value adjustments at March 31, 2025 and December 31, 2024.

Collateral-Dependent Loans — The Company does not record loans at fair value on a recurring basis, however, from time to time, a loan is considered collateral-dependent and an allowance for credit loss is established. Collateral-dependent loans are loans where repayment is expected to be provided solely by the sale of the underlying collateral and there are no other available and reliable sources of repayment. If a loan is determined to be collateral-dependent, or if foreclosure is probable, the Company measures the net realizable value of the collateral (fair value less costs to sell) to determine the level of impairment for the loan. The valuation of collateral is supported by an appraisal, brokers price opinion, or other comparable market data. Otherwise, the Company performs a discounted cash flow analysis on the loan to determine the level of ACL needed. At March 31, 2025 and December 31, 2024, substantially all of the collateral-dependent loans were evaluated based upon the fair value of the collateral. Collateral-dependent loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the loan as nonrecurring Level 3.

OREO — Foreclosed assets are adjusted to fair value upon transfer of the loans to OREO. Real estate acquired in settlement of loans is recorded initially at estimated fair value of the property less estimated selling costs at the date of foreclosure. The initial recorded value may be subsequently reduced by additional allowances, which are charges to earnings if the estimated fair value of the property less estimated selling costs declines below the initial recorded value. OREO presented as measured on a non-recurring basis includes only those properties that had changes in valuation. Fair value is based upon independent market prices, appraised values of the collateral or management's estimation of the value of the collateral.

Derivative Financial Instruments — The Company’s derivative financial instruments, which are interest rate contracts, are valued using a discounted cash flow method that incorporates current market interest rates.

The table below presents the balances of assets and liabilities measured at fair value on a recurring basis by level within the hierarchy at March 31, 2025 and December 31, 2024:

CoastalSouth Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (unaudited) - Continued

	March 31, 2025
(In thousands of dollars)	Total	Level 1	Level 2	Level 3
Assets:
Available-for-sale securities
U.S. Treasuries	$5,688	$-	$5,688	$-
Municipal obligations	53,597	-	53,597	-
Mortgage-backed securities	171,951	-	171,951	-
Asset-backed securities	34,431	-	34,431	-
Corporate debt securities	59,811	-	59,311	500
Total	$325,478	$-	$324,978	$500
Other
Derivative assets	$6,480	$-	$6,480	$-
Liabilities:
Derivative liabilities	$(6)	$-	$-	$(6)

	December 31, 2024
(In thousands of dollars)	Total	Level 1	Level 2	Level 3
Assets:
Available-for-sale securities
U.S. Treasuries	$5,612	$-	$5,612	$-
Municipal obligations	53,071	-	53,071	-
Mortgage-backed securities	166,092	-	166,092	-
Asset-backed securities	46,940	-	46,940	-
Corporate debt securities	63,552	-	63,052	500
Total	$335,267	$-	$334,767	$500
Other
Derivative assets	$7,717	$-	$7,717	$-
Liabilities:
Derivative liabilities	$(6)	$-	$-	$(6)

Level 3 assets and liabilities measured at fair value on a recurring basis for the three months ended March 31, 2025 and for the year ended December 31, 2024 were $500 thousand. There were no changes in the value in either of those periods.

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The following table presents the assets and liabilities carried on the balance sheet by caption and by level within the valuation hierarchy (as described above) for which a nonrecurring change in fair value has been recorded during the years ended March 31, 2025 and December 31, 2024.

	March 31, 2025
(In thousands of dollars)	Total	Level 1	Level 2	Level 3
Other real estate owned	$765	$-	$-	$765
Collateral-dependent loans, net	13,704	-	-	13,704
Total	$14,469	$-	$-	$14,469

	December 31, 2024
(In thousands of dollars)	Total	Level 1	Level 2	Level 3
Other real estate owned	$864	$-	$-	$864
Collateral-dependent loans, net	13,215	-	-	13,215
Total	$14,079	$-	$-	$14,079

There were no liabilities measured at fair value on a nonrecurring basis at March 31, 2025 and December 31, 2024.

The following tables present quantitative information about the unobservable inputs used in Level 3 fair value measurements at

CoastalSouth Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (unaudited) - Continued

March 31, 2025 and December 31, 2024:

March 31, 2025	(In thousands of dollars)
Financial Instrument	Net Carrying Value	Valuation Technique	Unobservable Input	Input
Other real estate owned	$765	Third party appraisal or broker's price opinion	Management discount for costs to sell	10%
Collateral-dependent loans, net	$13,704	Third party appraisal or broker's price opinion	Management discount for costs to sell	10%

December 31, 2024	(In thousands of dollars)
Other real estate owned	$864	Third party appraisal or broker's price opinion	Management discount for costs to sell	10%
Collateral-dependent loans, net	$13,215	Third party appraisal or broker's price opinion	Management discount for costs to sell	10%

Fair Value of Financial Instruments

The following tables include the estimated fair value of the Company’s financial assets and financial liabilities. The methodologies for estimating the fair value of financial assets and financial liabilities measured on a recurring and nonrecurring basis are discussed above. The methodologies for estimating the fair value for other financial assets and financial liabilities are discussed below. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data in order to develop the estimates of fair value. Accordingly, the estimates presented below are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation techniques may have a material effect on the estimated fair value amounts at March 31, 2025.

	March 31, 2025
(In thousands of dollars)	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and cash equivalents	$98,533	$98,533	$98,533	$-	$-
Loans held for sale	187,481	187,481	-	187,481
Loans held for investment, net	1,455,128	1,415,531	-	-	1,415,531
Non-marketable equity securities	6,834	6,834	-	-	6,834
Financial Liabilities:
Deposits	1,937,693	1,824,267	-	1,824,267	-
Other borrowings	20,738	20,875	-	20,875	-

	December 31, 2024
(In thousands of dollars)	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and cash equivalents	$67,961	$67,961	$67,961	$-	$-
Loans held for sale	174,033	174,033	-	174,033
Loans held for investment, net	1,392,325	1,347,071	-	-	1,347,071
Non-marketable equity securities	7,483	7,483	-	-	7,483
Financial Liabilities:
Deposits	1,834,802	1,723,134	-	1,723,134	-
Other borrowings	41,725	41,531	-	41,531	-

Cash and cash equivalents — The carrying amounts of cash and due from banks and federal funds sold approximate their fair values.

Loans held for sale — Loans held for sale are carried at the lower of cost or fair value. These loans currently consist of one-to-four family residential real estate loans originated for sale to qualified third parties. Fair value is based upon the contractual price to be received from these third parties, which may be different than cost.

Loans held for investment, net — Fair values are estimated for portfolios of loans with similar financial characteristics if collateral-dependent. Loans are segregated by type. The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect observable market information incorporating the credit, liquidity, yield and other risks inherent in the loan. The estimate of maturity is based upon the Company’s historical experience with

CoastalSouth Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (unaudited) - Continued

repayments for each loan classification, modified, as required, by an estimate of the effect of the current economic and lending conditions. Fair value for significant non-performing loans is generally based upon recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discounted rates are judgmentally determined using available market information and specific borrower information.

Non-marketable equity securities — Non-marketable equity securities are carried at original cost basis, as cost approximates fair value and there is no ready market for such investments.

Deposits — The fair value of deposits with no stated maturity date, such as noninterest-bearing demand deposits, savings and money market and checking accounts, is based on the discounted value of estimated cash flows. The fair value of time deposits is based upon the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Other borrowings — The fair value of the Company’s FHLBA, line of credit and subordinated debt advances are estimated based upon the discounted value of contractual cash flows. The fair value of investment securities sold under agreements to repurchase approximates the carrying amount because of the short maturity of these borrowings. The discount rate is estimated using rates quoted for the same or similar issues or the current rates offered to the Company for debt of the same remaining maturities.

NOTE 8 — REVENUE RECOGNITION

Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

The Company’s sources of revenue are generated from both interest and noninterest revenue streams. The majority of our revenue-generating transactions are not subject to ASC 606. Revenue streams generated by fees and interest from financial instruments, investments, and transfers and servicing of these assets are excluded from this disclosure.

The Company has certain revenue streams within the scope of ASC 606 contained within noninterest income. The Company’s contracts with customers generally do not contain terms that require significant judgment to determine the amount of revenue to recognize.

The tables below presents the revenue streams within the scope of the standard and is followed by a description of each noninterest income revenue stream for the three months ended March 31, 2025 and 2024:

	March 31, 2025
(In thousands of dollars)	Within Scope	Out of Scope	Total
Noninterest income:
Bank-owned life insurance	$-	$440	$440
Income from mortgage originations	-	221	221
Interchange income and card fees	266	-	266
Service charges on deposit accounts	211	-	211
Other noninterest income	20	723	743
Total noninterest income	$497	$1,384	$1,881

	March 31, 2024
(In thousands of dollars)	Within Scope	Out of Scope	Total
Noninterest income:
Gain on sale of government guaranteed loans	$-	$320	$320
Bank-owned life insurance	-	296	296
Income from mortgage originations	-	238	238
Interchange income and card fees	216	-	216
Service charges on deposit accounts	211	-	211
Losses on sale of available-for-sale securities	-	(3,465)	(3,465)
Other noninterest income	15	175	190
Total noninterest income	$442	$(2,436)	$(1,994)

CoastalSouth Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (unaudited) - Continued

Gain on sale of government guaranteed loans — The Company records a gain from the sale of government guaranteed loans to third parties at the time the transfer is complete. The gain on sale is recognized as a result of the recognition of mortgage servicing rights and premiums paid by the buyer for the purchase of the loan.

Bank-owned life insurance — The Company’s income from bank-owned life insurance primarily represents changes in the cash surrender value of such life insurance policies held on certain key employees, for which the Company is the owner and beneficiary. Revenue is recognized in each period based on the change in cash surrender value during the period.

Income from mortgage originations — The Company earns mortgage production income which is comprised primarily of activity related to the sale of consumer mortgage loans as well as loan origination fees such as closing charges, document review fees, application fees, other loan origination fees, and loan processing fees.

Interchange income and card fees — The Company earns interchange fees from debit cardholder transactions conducted through a payment network. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are earned daily.

Service charges on deposit accounts — The Company earns fees from its deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, which include services such as ATM use fees and stop payment charges, are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges are withdrawn from the customer’s account balance.

Losses on sale of available-for-sale Securities — The Company recognizes realized gains or losses from the sale of its available-for-sale securities at the trade date and recognizes periodic mark-to-market adjustments on equity securities resulting from changes in fair value.

Gain (loss) on hedge termination, net — The Company recognizes realized gains or losses from terminated fair value hedging relationships through earnings as excluded components deferred in AOCI or AOCL that were recognized through an amortization approach are released to earnings consistent with how other components of the carrying amount of the hedged item are recognized in earnings. When a cash flow hedging instrument is sold, extinguished, terminated, exercised, or expires, it is derecognized and the amounts in AOCI or AOCL, including amounts remaining related to excluded components that were recognized through an amortization approach, remain there until the forecasted transaction impacts earnings unless the forecasted transaction becomes probable of not occurring.

Other noninterest income — Other noninterest income consists primarily of loan fees, which are out of the scope of ASC Topic 606. The items within scope of the standard primarily relate to contracts with third parties for miscellaneous referral or broker income.

Contract assets and liabilities — A contract asset balance typically occurs when an entity performs a service for a customer before the customer payment of consideration, creating a contract receivable, or before payment is due, creating a contract asset. In contrast, a contract liability balance is an entity’s obligation to transfer a service to a customer for which the entity has already received payment of consideration from the customer. The Company’s noninterest revenue streams that are within the scope of ASC 606 are largely based on transactional activity which typically occurs at a point in time immediately after the performance obligations have been satisfied. Consideration is often received immediately or shortly after the Company satisfies its performance obligation and revenue is recognized. The Company does not typically enter into long-term revenue contracts with customers. Therefore, the Company does not experience significant contract balances. As of March 31, 2025 and 2024, the Company did not have any significant contract balances.

NOTE 9 — DERIVATIVE FINANCIAL INSTRUMENTS

The Company utilizes interest rate swaps agreements as part of its asset-liability management strategy to help mitigate its interest rate risk. The notional amount of the interest rate swaps does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreements. Derivative financial instruments are recorded in the Consolidated Balance Sheets as either an asset or a liability (in other assets or other liabilities, respectively) and measured at fair value.

The adoption of ASU 2020-04, Reference Rate Reform (Topic 848) resulted to transitioning away from London Interbank Offered Rate ("LIBOR") to the overnight SOFR swap with a predetermined fallback spread for the fair value hedging instruments. The cumulative basis of the hedged item attributable to changing from the originally designated benchmark interest rate was adjusted to reflect the replacement designated benchmark interest rate. Under this approach, the Company recognizes the change to the hedged item’s basis adjustment immediately in earnings within the same income statement line used to present the earnings effect of the hedged

CoastalSouth Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (unaudited) - Continued

item. For the cash flow hedges, LIBOR hedge and hedged item converted to Overnight SOFR as hedged item utilizes a benchmark rate component, and Fed Funds hedge at onset whereas LIBOR hedged item converted to Term SOFR as hedged item utilizes contractually specified rate. This transition occurred after end of day on June 30, 2023.

The Company presents derivative position gross on the balance sheet. The following tables reflects the derivatives recorded on the balance sheet as of the dates indicated:

	Included in Other Assets		Included in Other Liabilities
(In thousands of dollars)	Notional	Fair	Notional	Fair
March 31, 2025	Amount	Value	Amount	Value
Derivatives designated as hedges:
Interest rate swaps related to cash flow hedges	$225,000	$3,850	$-	$-
Interest rate swaps related to fair value hedges	25,535	2,630	-	-
Derivatives not designated as hedges:
Sold credit protection on risk participation agreements	-	-	15,000	(6)
Total included in Other assets		$6,480		$(6)

	Included in Other Assets		Included in Other Liabilities
(In thousands of dollars)	Notional	Fair	Notional	Fair
December 31, 2024	Amount	Value	Amount	Value
Derivatives designated as hedges:
Interest rate swaps related to cash flow hedges	$225,000	$4,576	$-	$-
Interest rate swaps related to fair value hedges	25,535	3,141	-	-
Derivatives not designated as hedges:
Sold credit protection on risk participation agreements	-	-	15,000	(6)
Total included in Other liabilities		$7,717		$(6)

Fair Value Hedges

Fair value hedge interest rate swaps mature on various dates with a combined notional amount of $25.5 million at March 31, 2025 and December 31, 2024. The risk management objective with respect to the fair value hedges is to hedge the risk of certain municipal securities. These fair value hedges convert the fixed rates of the bonds to a floating leg of Overnight SOFR + 26.161 basis points. The hedges were determined to be effective during the periods presented. The Company expects these hedges to remain effective during the remaining term of the swap.

The following table presents the amounts recorded on the balance sheet related to cumulative basis adjustment for the fair value hedges as of March 31, 2025 and December 31, 2024:

Cumulative Amount of Fair
Line Item in the			Value Hedging Adjustment
Balance Sheet in			Included in the Carrying
Which the Hedged	Carrying Amount		Amount of the
Item is Included	of the Hedged Assets		Hedged Assets
	March 31,	December 31,	March 31,	December 31,
(In thousands of dollars)	2025	2024	2025	2024
Securities available-for-sale	$23,134	$22,632	$(2,752)	$(3,271)

As of March 31, 2025 and December 31, 2024, the total notional amount of the pay-fixed/receive variable interest rate swap portfolio was $25.5 million. There were no hedging adjustments on the balances above for discontinued relationships.

The following table summarizes information about the interest rate swaps designated as fair value hedges at March 31, 2025:

(Dollars in thousands)
Notional amount of fair value hedges	$25,535
Weighted average maturity in years	4.74

CoastalSouth Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (unaudited) - Continued

The following table presents the change in fair value for derivatives designated as fair value hedges as well as the offsetting change in fair value on the hedged item for the three months ended March 31, 2025 and 2024:

	March 31,	March 31,
(In thousands of dollars)	2025	2024
Interest rate contracts: Gain or (Loss)
Change in fair value of interest rate swaps hedging available-for-sale securities	$(511)	$391
Change in fair value of hedged available-for-sale securities	$519	$(398)

The following table presents the effect of fair value hedge Accounting on the Consolidated Statements of Operations and the location and amount of gain or (loss) recognized in income on Fair Value hedging relationships for the three months ended March 31, 2025 and 2024:

	March 31,	March 31,
	2025	2024
	Interest Income	Interest Income
(In thousands of dollars)	(Offset to AOCI)	(Offset to AOCI)
Gain or (loss) on fair value hedging relationships
Interest contracts:
Change in fair value of interest rate swaps hedging available-for-sale securities	$(511)	$391
Change in fair value of hedged available-for-sale securities	$519	$(398)

Cash Flow Hedges

A cash flow hedge interest rate swap that matures on February 14, 2026 had a notional amount of $50.0 million as of March 31, 2025. The risk management objective with respect to hedge the risk of variability in its cash flows (i.e., future interest payments) attributable to changes in the SOFR rate. The objective of the hedge is to offset the variability of cash flows due to the rollover of its fixed-rate advances from February 14, 2023 to February 14, 2026. The company designates the $50.0 million interest rate swap (the hedging instrument) as a cash flow hedge of the risk of changes in cash flows attributable to changes in the benchmark Federal Funds interest rate risk for the forecasted issuances of advances arising from a rollover strategy. The forecasted funding will be provided through FHLBA, brokered CD, or other fixed rate advances or a combination thereof. In addition, the funding can be wholly or partially from a term funding based on a contractually specified SOFR interest rate. The hedge was determined to be effective during the periods presented. The Company expects the hedge to remain effective during the remaining term of the swap.

A cash flow hedge interest rate collar that matures on November 2, 2025 had a notional amount of $150.0 million as of March 31, 2025. The risk management objective with respect to this cash flow hedge is to hedge floating rate interest receipts based on the contractually specified SOFR rate. Initially, these receipts are made up of the interest payments received on the first of a previously unhedged $150.0 million pool of customer loans indexed to SOFR for interest payments received from November 2, 2022 through November 2, 2025. The company designates this interest rate collar (the hedging instrument) as a cash flow hedge, hedging the risk of changes in its cash flows between 4.00% and 1.00% attributable to changes in the contractually specified interest rate, currently the SOFR rate, on its customer floating rate loan pool. To reduce upfront premium expense, the company is capping any benefit on its customer floating rate loan pool by selling a 6.00% cap. The combination of the purchased option and the sold option created a collar costing $1.7 million. A $12.5 million portion of the cash flow utilized 1-month LIBOR as their reference rate. These cash flows transitioned to the SOFR rate due to the required LIBOR transition for all LIBOR variable rate instruments after June 30, 2023. This hedge designation references the optional expedients referenced under ASC 848, Reference Rate Reform due to the hedged cash flows currently referencing LIBOR at time of designation. This hedge was determined to be effective during the periods presented. The Company expects the hedge to remain effective during the remaining term of the option.

A cash flow hedge interest rate swap that matures on October 21, 2030 had a notional amount of $25.0 million as of March 31, 2025. The risk management objective with respect to the cash flow hedge is to hedge the risk of variability in the Company’s cash flows (future interest payments) attributable to changes in the 3-month LIBOR rate pertaining to fluctuations in market interest rates on $25.0 million of FHLBA, brokered Certificate of Deposits or other fixed rate advances for that period. The objective of the hedge is to offset the variability of cash flows due to the rollover of its fixed-rate 3-month FHLBA or another fixed rate advance every quarter from October 31, 2022 to October 21, 2030. After June 30, 2023, both LIBOR hedge and hedged item converted to Overnight SOFR as hedged item utilizes a benchmark rate component. The hedge was determined to be effective during the periods presented. The Company expects the hedge to remain effective during the remaining term of the swap.

CoastalSouth Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (unaudited) - Continued

The tables below present the gains and (losses) recognized in AOCI and the location in the Consolidated Statements of Operations of the gains and (losses) reclassified from OCI into earnings for derivatives designated as cash flow hedges for the three months ended March 31, 2025 and 2024:

Three Months Ended March 31, 2025
(In thousands of dollars)
Derivatives in Cash Flow Hedging Relationships	Amount of Gain (Loss) Recognized in OCI on Derivative	Location of Gain (Loss) Reclassified from OCI into Income	Amount of Gain (Loss) Reclassified from OCI into Income (pre-tax)

Interest rate swap contracts		Interest income (expense)
Effective portion	$(282)	Effective portion	$311
Deferred tax	$(132)	Amount excluded from the assessment of effectiveness and amortized into earnings	$(175)

Three Months Ended March 31, 2024
(In thousands of dollars)
Derivatives in Cash Flow Hedging Relationships	Amount of Gain (Loss) Recognized in OCI on Derivative	Location of Gain (Loss) Reclassified from OCI into Income	Amount of Gain (Loss) Reclassified from OCI into Income (pre-tax)

Interest rate swap contracts		Interest income (expense)
Effective portion	$366	Effective portion	$350
Deferred tax	$38	Amount excluded from the assessment of effectiveness and amortized into earnings	$(105)

Gains and losses on interest rate swaps related to funding liabilities are recorded in interest income/expense. To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, changes in the derivatives’ fair value will not be included in current earnings but are reported as a component of OCI in the Consolidated Statements of Changes in Shareholders’ Equity. These changes in fair value will be included in earnings of future periods when earnings are also affected by the changes in the hedged cash flows. To the extent these derivatives are not effective, changes in their fair values are immediately included in other income or expense.

The following tables summarizes information about the interest rate swaps and option collar designated as a cash flow hedge at March 31, 2025:

(Dollars in thousands)
Notional Amount - Pay Fixed Swap	$75,000
Weighted average fixed pay rate	2.78%
Weighted average 3-month receive rate	4.49%
Weighted average maturity in years	2.43
During the next twelve months, the Company estimates that will be reclassified from OCI as a decrease to interest expense	$699
During the next twelve months, the Company estimates that will be reclassified from Deferred Tax as a decrease to interest expense	$221

(Dollars in thousands)
Notional Amount Collar	$150,000
Floor strike	4.00%
Cap strike	6.00%
Weighted average maturity in years	0.59
During the next twelve months, the Company estimates that will be reclassified from OCI as a decrease to interest income	$396
During the next twelve months, the Company estimates that will be reclassified from Deferred Tax as a decrease to interest income	$125

CoastalSouth Bancshares, Inc. and Subsidiary
Notes to Consolidated Financial Statements (unaudited) - Continued

Derivatives not Designated as Hedges

Risk Participation Agreements — The Company has one risk participation agreement with a financial institution counterparty for an interest rate swap related to a loan in which it is a participant. A risk participation agreement provides credit protection to the financial institution should the borrower fail to perform on their interest rate derivative contract with the financial institution. A risk participation agreement is a credit derivative not designated as a hedge. Credit derivatives are not speculative and are not used to manage interest rate risk in assets or liabilities. Changes in the fair value in credit derivatives are recognized directly in earnings. The fee received, less the estimate of the loss for the credit exposure, was recognized in earnings at the time of the transaction.

The net gain (loss) related to changes in fair value from derivative instruments not designated as hedging instruments during the three months ended March 31, 2025 and 2024 is summarized on the table below:

		Three Months Ended March 31,
(In thousands of dollars)	Location	2025	2024
Credit risk participation agreements	Other noninterest income	$-	$11

NOTE 10 — ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following were changes in accumulated other comprehensive income (loss) by component, net of tax, for the three months ended March 31, 2025 and 2024:

	Gains and Losses	Gains and Losses
(In thousands of dollars)	on Securities	on
Three Months Ended March 31, 2025	Available-for-Sale	Cash Flow Hedges	Total
Beginning Balance	$(18,713)	$2,926	$(15,787)
Other comprehensive income (loss) before reclassification, net of tax	1,994	(314)	1,680
Amounts reclassified from accumulated other comprehensive income, net of tax	-	(104)	(104)
Net current period other comprehensive income (loss)	1,994	(418)	1,576
Ending Balance	$(16,719)	$2,508	$(14,211)
Three Months Ended March 31, 2024
Beginning Balance	$(22,863)	$3,332	$(19,531)
Other comprehensive income (loss) before reclassification, net of tax	(559)	309	(250)
Amounts reclassified from accumulated other comprehensive income, net of tax	2,654	(188)	2,466
Net current period other comprehensive income (loss)	2,095	121	2,216
Ending Balance	$(20,768)	$3,453	$(17,315)

The following were significant amounts reclassified out of each component of other comprehensive income (loss) for the three months ended March 31, 2025 and 2024:

	(In thousands of dollars)
Details about Accumulative Other Comprehensive Income (Loss) Components	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024	Affected Line Item Where Net Income is Presented
Realized (gains) losses on available-for-sale securities	$-	$3,465	Losses on sale of available-for-sale securities
	-	-	Gain on hedge termination
	-	(811)	Income tax provision (benefit)
	$-	$2,654	Net income
Realized (gains) losses on cash flow hedges	$175	$105	Interest income - Loans held-for-investment
	-	145	Interest income - Investments, taxable
	-	-	Interest expense - Other borrowings
	(311)	(495)	Interest expense - Interest-bearing deposits
	32	57	Income tax provision (benefit)
	$(104)	$(188)	Net income

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of CoastalSouth Bancshares, Inc. and Subsidiary:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CoastalSouth Bancshares, Inc. and Subsidiary (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company's auditor since 2006.

Greenville, South Carolina

March 5, 2025

CoastalSouth Bancshares, Inc. and Subsidiary

Consolidated Balance Sheets

As of and for the Years Ended December 31, 2024 and 2023

(In thousands of dollars except share and per share amounts)	2024	2023
Assets
Cash and cash equivalents
Cash and due from banks	$8,391	$10,937
Interest-bearing accounts with other banks	28,929	8,664
Federal funds sold	30,641	28,952
Total cash and cash equivalents	67,961	48,553
Investments
Securities available-for-sale, at fair value	335,267	354,796
Non-marketable equity securities	7,483	8,608
Total investments	342,750	363,404
Loans held for sale	174,033	82,125
Loans held for investment	1,409,443	1,418,425
Allowance for credit losses − loans	(17,118)	(15,465)
Loans held for investment, net	1,392,325	1,402,960
Bank-owned life insurance	46,484	44,887
Deferred tax asset	18,148	21,242
Premises, furniture and equipment, net	17,796	17,711
Goodwill	4,708	4,708
Intangible assets	1,678	1,755
Other assets	32,829	41,254
Total assets	$2,098,712	$2,028,599
Liabilities
Deposits
Non-interest bearing transaction accounts	$302,907	$325,400
Interest-bearing transaction accounts	181,068	174,380
Savings and money market	591,626	608,079
Time deposits	759,201	642,798
Total deposits	1,834,802	1,750,657
Other borrowings	41,725	88,672
Other liabilities	26,953	33,227
Total liabilities	1,903,480	1,872,556
Commitments and Contingencies (Note 12)
Shareholders' Equity
Preferred stock, $1.00 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Voting common stock, $1.00 par value, 50,000,000 shares authorized, 8,098,117 and 7,367,900 shares issued and outstanding at December 31, 2024 and 2023, respectively.	8,098	7,368
Non-voting common stock, $1.00 par value, 10,000,000 shares authorized, 2,172,029 shares issued and outstanding at December 31, 2024 and 2023	2,172	2,172
Capital surplus	158,755	145,944
Retained earnings	41,994	20,090
Accumulated other comprehensive loss	(15,787)	(19,531)
Total shareholders' equity	195,232	156,043
Total liabilities and shareholders' equity	$2,098,712	$2,028,599

The accompanying notes are an integral part of these consolidated financial statements.

CoastalSouth Bancshares, Inc. and Subsidiary

Consolidated Statements of Operations

For the Years Ended December 31, 2024 and 2023

(In thousands of dollars, except per share amounts)	2024	2023
Interest income
Loans, including fees
Loans held for investment	$93,046	$86,248
Loans held for sale	10,272	5,087
Investments
Taxable	15,217	10,446
Non-taxable	395	534
Non-marketable equity securities	434	324
Federal funds sold	3,751	4,083
Other earning assets from banks	534	295
Total	123,649	107,017
Interest expense
Interest-bearing deposits	53,443	39,300
Other borrowings	4,884	3,423
Total	58,327	42,723
Net interest income	65,322	64,294
Provision for credit losses	553	1,543
Net interest income after provision for credit losses	64,769	62,751
Noninterest income
Gain on sale of government guaranteed loans	1,818	1,360
Bank-owned life insurance	1,664	2,680
Income from mortgage originations	1,204	912
Interchange income and card fees	868	1,045
Service charges on deposit accounts	846	755
Gain on hedge termination	-	992
Losses on sale of available-for-sale securities	(3,465)	(517)
Other noninterest income	1,579	1,367
Total noninterest income	4,514	8,594
Noninterest expenses
Salaries and employee benefits	26,187	24,573
Occupancy and equipment	2,995	2,921
Other professional fees	2,046	2,721
Software and other technology expense	2,742	2,334
Data processing	2,213	2,080
Regulatory assessment	1,291	1,479
Other noninterest expense	4,594	3,742
Total noninterest expense	42,068	39,850
Income before taxes	27,215	31,495
Income tax provision	5,311	7,017
Net income	$21,904	$24,478
Net income per common share:
Basic	$2.15	$2.61
Diluted	$2.09	$2.58

The accompanying notes are an integral part of these consolidated financial statements.

CoastalSouth Bancshares, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2024 and 2023

(In thousands of dollars)	2024	2023
Net income	$21,904	$24,478
Other comprehensive income
Change in unrealized gain on available-for-sale securities	1,954	9,078
Reclassification adjustment for net loss on sale of securities included in net income	3,465	517
Reclassification adjustment for net gain on termination of fair value hedges included in net income	-	(992)
Income tax effect	(1,269)	(1,964)
Unrealized gain on available-for-sale securities, net of tax	4,150	6,639
Unrealized (loss) gains on derivatives:
Change in unrealized gain on cash flow hedges	762	567
Reclassification adjustment for net (gain) loss included in net income	(1,296)	98
Income tax effect	128	(160)
Unrealized (loss) gain on derivative instruments, net of tax	(406)	505
Other comprehensive income, net of tax	3,744	7,144
Comprehensive income	$25,648	$31,622

The accompanying notes are an integral part of these consolidated financial statements.

CoastalSouth Bancshares, Inc. and Subsidiary

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2024 and 2023

						Retained	Accumulated
	Common Stock					Earnings	Other
	Voting		Non-voting		Capital	(Accumulated	Comprehensive
(In thousands of dollars except share amounts)	Shares	Amount	Shares	Amount	Surplus	Deficit)	Income/ (Loss)	Total
Balance as of December 31, 2022	6,894,345	$6,894	2,065,029	$2,065	$136,599	$(86)	$(26,675)	$118,797
Issuance of common stock under incentive plan	26,850	27	-	-	(27)	-	-	-
Issuance of common stock upon private placement	446,705	447	107,000	107	8,281	-	-	8,835
Stock-based compensation expense	-	-	-	-	1,091	-	-	1,091
Net income	-	-	-	-	-	24,478	-	24,478
Cumulative effect of change in accounting for credit losses, net of tax	-	-	-	-	-	(4,302)	-	(4,302)
Other comprehensive loss, net of tax	-	-	-	-	-	-	7,144	7,144
Balance as of December 31, 2023	7,367,900	$7,368	2,172,029	$2,172	$145,944	$20,090	$(19,531)	$156,043
Issuance of common stock under incentive plan	28,775	29	-	-	(29)	-	-	-
Issuance of common stock upon private placement	701,442	701	-	-	11,543	-	-	12,244
Stock-based compensation expense	-	-	-	-	1,297	-	-	1,297
Net income	-	-	-	-	-	21,904	-	21,904
Other comprehensive income, net of tax	-	-	-	-	-	-	3,744	3,744
Balance as of December 31, 2024	8,098,117	$8,098	2,172,029	$2,172	$158,755	$41,994	$(15,787)	$195,232

The accompanying notes are an integral part of these consolidated financial statements.

CoastalSouth Bancshares, Inc. and Subsidiary

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2024 and 2023

(In thousands of dollars)	2024	2023
Operating activities
Net income	$21,904	$24,478
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Provision for credit losses	553	1,543
Depreciation expense and software amortization	1,329	1,289
Increase in cash value of bank-owned life insurance	(1,597)	(2,680)
Stock-based compensation expense	1,297	1,091
Net loss on sale of available-for-sale securities	3,465	517
Amortization of operating lease right-of-use assets	817	769
Amortization of debt issuance costs	53	38
Net gain on sale of other real estate owned	-	(56)
Gain on sale of government guaranteed loans, including originations of servicing rights	(1,818)	(1,360)
Gain on sale of other loans	(217)	(455)
Income from mortgage operations	(1,204)	(912)
Gain on hedge termination	-	(992)
Discount accretion and premium amortization on securities available-for-sale	(533)	564
Amortization of intangible assets	503	771
Deferred income tax expense (benefit)	1,953	(259)
Change in SBA contingency reserve	(778)	(1,848)
Originations of loans held for sale	(5,008,388)	(2,426,258)
Proceeds from loans held for sale	4,967,455	2,437,531
Decrease (increase) in other assets	7,891	(5,177)
(Decrease) increase in other liabilities	(5,354)	8,545
Net cash (used) provided by operating activities	(12,669)	37,139
Investing activities
Purchase of securities available-for-sale	(79,397)	(19,417)
Proceeds from sales of securities available-for-sale	39,100	11,987
Proceeds from paydowns, calls, and maturities on securities available-for-sale	62,218	27,450
Net sale (purchase) of non-marketable equity securities	1,125	(3,211)
Loan originations and principal collections, net	(38,944)	(170,650)
Net purchase of premises, furniture and equipment	(1,414)	(310)
Proceeds from sales of other real estate owned	-	299
Purchases of bank-owned life insurance	-	(22,500)
Net cash used by investing activities	(17,312)	(176,352)
Financing activities
Net increase in deposits	84,145	202,011
Net repayment of Federal Home Loan Bank advances	(35,000)	(58,044)
Proceeds from private placement capital raise	12,244	8,835
Net (repayment) proceeds from commercial line of credit	(12,000)	6,000
Net cash provided by financing activities	49,389	158,802
Net increase in cash and cash equivalents	19,408	19,589
Cash and cash equivalents, beginning of year	48,553	28,964
Cash and cash equivalents, end of year	$67,961	$48,553
Cash (received) paid during the year for:
Interest	$60,596	$36,326
Income taxes	(884)	5,293
Noncash investing and financing activities:
Unrealized gain on securities available-for-sale, net	4,150	6,639
Unrealized (loss) gain on derivatives, net	(406)	505
Transfers of loans to other real estate owned	864	-
Adoption of ASU 2016-13	-	4,302
Transfers from loans held for investment to loans held for sale	47,652	46,094
Right-of-use assets obtained in exchange for new operating lease liabilities	1,084	-
Lease liabilities arising from obtaining right-of-use assets	1,084	-

The accompanying notes are an integral part of these consolidated financial statements.

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

CoastalSouth Bancshares, Inc. (the “Company”), headquartered in Atlanta, Georgia, is a registered bank holding company with one banking subsidiary, Coastal States Bank (“CSB”). CSB operates 11 retail banking branches in three retail main retail markets, the Lowcountry of South Carolina, Savannah, Georgia, and metro Atlanta, Georgia. CSB also operates four specialty lines of business that operate on a national platform, including senior housing lending, marine lending, government guaranteed lending, including both Small Business Association ("SBA") and United States Department of Agriculture (“USDA”) lending, and Mortgage Banker Finance ("MBF"), which provides warehouse lending to independent mortgage originators. The deposits of CSB are insured by the Federal Deposit Insurance Corporation (“FDIC”). CSB has one wholly owned subsidiary, Coastal States Mortgage, Inc. (“CSM”), a mortgage company focused on originating residential mortgages to either sell to investors or to retain in the portfolio.

The Company was organized on September 28, 2003 as a Virginia corporation, with no activity until August 9, 2004. CSB was organized as a South Carolina state-chartered bank on July 30, 2004 and opened on August 9, 2004. On May 12, 2023, the Company was domiciled and incorporated under the laws of the State of Georgia and surrendered its articles of incorporation under the laws of the Commonwealth of Virginia. Upon domestication in the State of Georgia, the name of the Company remained CoastalSouth Bancshares, Inc. Additionally, in 2023, CSB became a member of the Federal Reserve Bank of Richmond, who now serves as the primary federal regulator, replacing the FDIC.

Nature of Business

The Company offers full-service banking services designed to meet the needs of retail and commercial customers in the markets in which it operates. The services offered include transaction and savings deposit accounts, commercial and consumer lending, mortgage banking, and other activities related to commercial banking. The Company and CSB are subject to the regulations of certain federal and state agencies and are periodically examined by those regulatory agencies. CSM is an approved mortgage lender with the Federal Housing Administration, Department of Veterans Affairs, Federal Home Loan Mortgage Corporation, and USDA, and an approved servicer with Federal National Mortgage Association.

Use of Estimates in the Preparation of Financial Statements

The accounting and reporting policies of the Company and its subsidiaries are in accordance with accounting principles generally accepted in the United States of America (“US GAAP” or “GAAP”) and also conform to general industry practices. Some of our significant accounting principles require complex judgments to estimate the values of assets and liabilities, for instance, the Allowance for Credit Losses (“ACL”), among others. All intercompany accounts and transactions have been eliminated in consolidation. Assets and liabilities of purchased companies are stated at estimated fair values at the date of acquisition. Results of operations of companies purchased are included from the date of acquisition.

Management’s Estimates

The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes include:

•
Determination of the allowance for credit losses
•
Income taxes, including tax provisions and realization of deferred tax assets
•
Fair value of assets and liabilities acquired, including intangible assets and goodwill
•
Determination of fair value of securities available-for-sale and derivative assets and liabilities

Debt Securities

The Company classifies debt investment securities into three categories: trading, held-to-maturity ("HTM"), and available-for-sale ("AFS"). Management determines the appropriate classification of investment securities at the time of purchase. Debt investment securities are classified as HTM when the Company has the positive intent and ability to hold the investment securities to maturity. HTM investment securities are carried at amortized cost. At December 31, 2024 and 2023, the Company had no investment securities classified as HTM.

Investment securities classified as trading are held principally for resale in the near term and are recorded at fair value. Gains or

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

losses, either unrealized or realized, are reported in noninterest income. At December 31, 2024 and 2023, the Company had no investment securities classified as trading.

Investment securities not classified as either HTM or trading are classified as AFS. Investment securities AFS are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of Accumulated other comprehensive income (loss) ("AOCI" or "AOCL") in the Consolidated Statements of Comprehensive Income.

The amortized cost of debt investment securities classified as either HTM or AFS is adjusted for amortization of premiums and accretion of discounts to maturity or call, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is considered an adjustment to yield on the security and included in interest income from investments. Interest and dividends are included in interest on investment securities in the Consolidated Statements of Operations.

Gains and losses realized from the sales of investment securities are determined by specific identification and are included in noninterest income. The Company, at least on a quarterly basis, evaluates AFS securities in an unrealized loss position to determine whether the decline in the fair value below the amortized cost basis (impairment) is due to credit-related factors or noncredit-related factors. Any impairment that is not credit related is recognized in other comprehensive income, net of applicable taxes. Credit-related impairment is recognized as an ACL on the balance sheet, limited to the amount by which the amortized cost basis exceeds the fair value with a charge to earnings.

Equity Securities

Equity securities are recorded at fair value, with changes in fair value presented in other noninterest income. The fair value of equity securities is based on observable market prices. At December 31, 2024 and 2023, the Company had no investments classified as equity securities.

Non-Marketable Equity Securities

Equity securities without readily determinable fair values (non-marketable) that are not held for trading purposes includes Federal Home Loan Bank of Atlanta (“FHLBA”) capital stock, Federal Reserve Bank of Richmond ("FRB") capital stock and various other non-marketable equity investments. Investment in the FHLBA is a condition of borrowing from the FHLBA, and the stock is pledged to collateralize such borrowings. FHLBA stock is carried at cost, classified as a non-marketable security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as interest income. At December 31, 2024 and 2023, the Company’s investment in FHLBA stock was $2.1 million and $3.7 million, respectively. By becoming a member bank of the Federal Reserve System during 2023, the Bank was required to subscribe to FRB stock in an amount equivalent to six percent of its capital and surplus. At December 31, 2024 and 2023, the Company’s investment in FRB stock was $5.3 million and $4.9 million, respectively. Dividends received on non-marketable equity securities are included as a separate component in interest income.

Loans Held for Sale

Loans held for sale (“LHFS”) includes loans acquired through the Company’s MBF line of business that are acquired with the intent to sell. Interest income on LHFS is recognized in the period earned using the effective interest method. These LHFS are accounted for at the lower of cost or fair value; as of December 31, 2024, and 2023, respectively, there have been no fair value adjustments recorded on this type of LHFS.

LHFS also represents mortgage loans originated by CSM with the intent to sell. Generally, loans originated by CSM with the intent to sell are accounted for at fair value. These loans are initially recorded and carried at fair value, with changes in fair value recognized in income from mortgage originations. There were no LHFS of this type on December 31, 2024 and 2023.

Additionally, the Company may periodically decide to sell other commercial and consumer loans and may reclassify loans from held for investment to held for sale when appropriate. At the time of transfer, the amount by which the amortized cost basis of the LHFS exceeds fair value may be accounted for as a valuation allowance or direct write-down.

Loans Held for Investment

Loans held for investment (“LHFI”) are stated at their amortized cost basis, net of any charge-offs, on the balance sheet. Interest income on loans is computed based upon the unpaid principal balance. Interest income on loans is recognized in the period earned and is computed using the effective interest method. The Company separately reports accrued interest receivable on LHFI in Other assets. Loan origination fees and certain direct loan origination costs, as well as purchase premiums and discounts, are deferred and amortized to income over the contractual life of the related loans or commitments, adjusted for prepayments, using a method that approximates a level yield.

Loans are considered past due or delinquent when the contractual principal or interest due in accordance with the terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment. Loans are placed on nonaccrual status

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

when it becomes probable that interest is not fully collectable, generally when the loan becomes 90 days past due. Once loans are placed on nonaccrual status, previously accrued but unpaid interest is reversed from interest income, and the accrual of interest income is suspended. Future payments received are applied to the principal balance of the loan. If and when borrowers demonstrate the sustained ability to repay such loans in accordance with the loan’s contractual terms, the loan may be returned to accrual status. Loans which become 90 days past due are reviewed for collectability of principal. Principal amounts deemed uncollectable are charged off against the ACL, unless such loans are in the process of modification, collection through repossession, or foreclosure. Certain consumer loans are not placed on nonaccrual but are monitored and charged-off at 120 days past due.

Acquired Loans

The Company's accounting methods for acquired loans depends on whether or not the acquired loans reflect more-than-insignificant credit deterioration since origination at the date of acquisition.

Non-Purchased Credit Deteriorated Loans — Non-Purchased Credit Deteriorated (“Non-PCD”) loans do not reflect more-than-insignificant credit deterioration since origination at the date of acquisition. These loans are recorded at fair value and an increase to the ACL is recorded with a corresponding increase to the provision for credit losses at the date of acquisition. The difference between the fair value and the unpaid principal balance (“UPB”) at the acquisition date is amortized or accreted to interest income over the contractual life of the loan using the effective interest method.

Purchased Credit Deteriorated Loans — Purchased Credit Deteriorated (“PCD”) loans, formerly referred to as Purchased Credit Impaired ("PCI") loans and accounted for under ASC 310-30, prior to the adoption of ASU 2016-13, are purchased loans which have experienced more-than-insignificant deterioration in credit quality since origination, as determined by the Company's assessment under the new guidance.

On purchase date, expected credit losses for PCD loans are initially recognized through an ACL and are added to the purchase price to determine the amortized cost basis of the loans. Any non-credit discount (or premium) resulting from acquiring such loans is recognized as an adjustment to interest income over the remaining lives of the loans. Subsequent to the acquisition date, the change in the allowance for credit losses on PCD loans is recognized through provision for credit losses. The non-credit discount (or premium) is accreted or amortized, respectively, into interest income over the remaining life of the PCD loan on a level-yield basis.

For the previously acquired PCI assets through legacy business combinations, the Company utilizes legacy PCI categorization to identify PCD loans. Upon adoption of ASU 2016-13, the Company extinguished the legacy PCI pools. For the new acquisition of loans subsequent to the implementation of ASC 2016-13, the Company identifies PCD loans using several indicators to help identify more-than-insignificant deterioration in credit quality since origination including, but not limited to:

•
Delinquency (both current status and historical delinquency patterns)
•
Regulatory rating of worse than pass
•
Nonaccrual status
•
Historical troubled debt restructure or restructure of a loan to a borrower experiencing financial difficulties

After acquisition, the ACL for PCD assets is adjusted at each reporting date with a corresponding debit or credit to the provision for credit losses to reflect management’s current estimate of expected credit losses. The non-credit discount recorded at acquisition is accreted into interest income over the remaining life of the PCD assets on a level-yield basis. Charge-offs and recoveries on PCD assets is recognized through the ACL.

Loan Modifications

ASU 2022-02 eliminated the Troubled Debt Restructurings ("TDR") recognition and measurement guidance for creditors that have adopted Current Expected Credit Losses ("CECL") methodology. Following the adoption of ASU 2022-02, the guidance for modifications to loans with troubled and non-troubled borrowers are the same. Under the new guidance, the Company treats all modifications and refinancings (including those with borrowers that are experiencing financial difficulty) in accordance with the modification guidance in ASC 310-20. The Company evaluates whether the modification represents a new loan or a continuation of an existing loan consistent with the accounting for other loan modifications. A loan modification or refinancing results in a new loan if:

(i)
The terms of the new loan (including its interest rate) are at least as favorable to the Company as the terms with customers with similar collection risks that are not refinancing or restructuring their loans, and
(ii)
The modifications to the terms of the loan are more than minor.

When a refinancing or restructuring is deemed to be a modification, the investment in the new loan is comprised of the remaining net investment in the original loan, any additional funds advanced to the borrower, any fees received, and direct loan origination costs associated with the refinancing or restructuring, and the effective interest rate of the loan is recalculated based upon the amortized cost basis of the new loan and its revised contractual cash flows. Unamortized net fees or costs from the original loan and any prepayment penalties are recognized in interest income when the new loan is granted as well as determining a new effective interest rate.

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

Modifications to borrowers experiencing financial difficulty are limited to those that result in principal forgiveness, interest rate reductions, other-than-insignificant payment delays, or term extensions in the current reporting period.

Allowance for Credit Losses — Available-for-Sale Securities

The impairment model for AFS securities differs from the CECL approach utilized by HTM debt securities because AFS debt securities are measured at fair value rather than amortized cost. Although ASU 2016-13 replaced the legacy OTTI model with a credit loss model, it retained the fundamental nature of the legacy OTTI model. One notable change from the legacy OTTI model is that when evaluating whether credit loss exists, an entity may no longer consider the length of time fair value has been less than amortized cost.

For the AFS debt securities in an unrealized loss position, the Company first assesses whether it intends to sell or if it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either criteria is met, the security’s amortized cost basis is written down to fair value through income. For those AFS debt securities that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than the amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis.

Any impairment that has not been recorded through an allowance for credit losses is recognized in AOCL. As of December 31, 2024, the Company determined that there were no unrealized loss positions in AFS securities that were as a result of credit losses, and therefore, no ACL was recorded.

Allowance for Credit Losses – Loans

Under the CECL model, the ACL on loans is a valuation allowance estimated at each balance sheet date in accordance with GAAP that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. The ACL represents management's best estimate of credit losses expected over the life of the loan, adjusted for expected contractual payments and the impact of prepayment expectations. ACL is not required for LHFS.

The Company estimates the ACL on loans based on the underlying loans’ amortized cost basis, which is the amount at which the financing receivable is originated or acquired, adjusted for applicable accretion or amortization of premium, discount, and net deferred fees or costs, collection of cash, and charge-offs. In the event that collection of principal becomes uncertain, the Company has policies in place to reverse accrued interest in a timely manner. It is the Company's policy to write off uncollectible interest receivable of LHFI when it is considered uncollectible, which is generally when an asset is placed on nonaccrual and exclude it from the ACL.

Expected credit losses are reflected in the ACL through a charge to provision for credit losses. When the Company deems all or a portion of a loan to be uncollectible the appropriate amount is written off and the ACL is reduced by the same amount. Loans are charged off against the ACL when management believes the collection of the principal is unlikely. Subsequent recoveries of previously charged off amounts, if any, are credited to the ACL when received.

Loss Rate Method

The Company measures expected credit losses of loans on a collective (pool) basis when the loans share similar risk characteristics. The Company leverages external historical loss data to determine loss rates for loan segments. The external data sets used are more robust than internal data or peer bank call report data. For collective assessment, CSB uses three loss rate models which are the Commercial Real Estate ("CRE") Loss Rate Model, Commercial and Industrial ("C&I") Loss Rate Model, and Expected Consumer Credit Loss Model ("ECCL"). CSB considers the nature of each credit, underwriting considerations, and best model fit within the models to determine the collective pool population.

Loans are pooled based on similar risk characteristics for each of the models used. The Company applies the CRE Loss Rate Model to commercial loans where the value of collateral is the primary factor for underwriting the loan. This includes acquisition, development, and construction loans ("ADC") and income producing CRE loans. These loans are pooled considering vintage, construction status, delinquency status, and property type. The original loan to value of loans in the CRE model is also a risk driver for determining the loss rate of each pool. The Company applies the C&I Loss Rate Model to commercial loans where cash flow of the borrower is the primary factor for underwriting the loan. This includes owner-occupied CRE loans, senior housing loans, and other commercial and industrial loans. These loans are pooled considering the loan's age, credit spread at origination, loan size, primary industry, and regulatory risk rating. The Company applies the ECCL Loss Rate Model to loans where personal creditworthiness is the primary factor for underwriting the loan. This includes residential mortgage loans, marine loans, cash value of life insurance lines of credit, and other consumer loans. These loans are pooled considering various product types, origination vintage, credit score at origination, and borrower state. Additional discussion regarding the Company's loan classifications is included in Note 3, Loans and Allowance for Credit Losses.

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

The Company leverages three economic forecast scenarios, considering a baseline, downside, and upside outcome which are probability weighted as 40%, 30% and 30%, respectively. The forecasts are considered reasonable and supportable for the duration of the forecast. Management reviews the weighting of the above scenarios at least annually to confirm that no changes are needed. Within each loss rate model, the following economic macroeconomic variables are used:

•
CRE Loss Rate Model: Commercial Real Estate Price Index, Real GDP, Unemployment Rate
•
C&I Loss Rate Model: Unemployment Rate, USA BBB Spread
•
ECCL Loss Rate Model: Unemployment Rate and various product specific macroeconomic factors

Qualitative Factors

The Company also considers qualitative factor adjustments that are relevant to the institution as of the reporting date in addition to the quantitative model discussed above. This may include, but is not limited to, the nature and volume of the institution’s financial assets, the existence, growth, and effect of any concentrations of credit, the volume and severity of past due financial assets, the volume of nonaccrual assets, the volume and severity of adversely classified or graded assets, the value of the underlying collateral for loans that are not collateral-dependent, the institution’s lending policies and procedures, including changes in underwriting standards and practices for collections, write-offs, and recoveries, the quality of the institution’s credit review function, the experience, ability, and depth of the institution’s lending, investment, collection, and other relevant management and staff, the effect of other external factors such as the regulatory, legal and technological environments; competition; and events such as natural disasters, and actual and expected changes in international, national, regional, and local economic and business conditions and developments in which the institution operates that affect the collectability of financial assets.

Individually Analyzed Collateral-Dependent Loans

Loans that do not share risk characteristics are evaluated on an individual basis. For collateral dependent loans where the Company has determined that foreclosure of the collateral is probable, or where the borrower is experiencing financial difficulty and the Company expects repayment of the loan to be provided substantially through the operation or sale of the collateral, the ACL is measured based on the difference between the fair value of the collateral and the amortized cost basis of the loan as of the measurement date. The ACL may be zero if the fair value of the collateral at the measurement date exceeds the amortized cost basis of the loan.

For practical application, loans may be identified for individual analysis if they are nonaccrual. These loans have a history of non-performance and/or financial difficulty of the borrower. As a matter of Company policy, nonaccrual loans under $100 thousand may be excluded from individual analysis due to materiality. Charge-offs may still be recorded for loans less than $100 thousand when the loan becomes 90 days past due, as determined to be necessary.

Charge-offs and Recoveries

Loan losses are charged against the allowance when management believes that the collection of a loan’s principal is unlikely. Subsequent recoveries are credited to the allowance. When any loan or portion thereof becomes uncollectible; (i) if unsecured, the loan is charged-off in full, (ii) if secured, the outstanding principal balance of the loan is charged down to the net liquidation value of the collateral, (iii) any accrued, unpaid interest is also charged-off when the principal balance is charged-off; however, accrued, unpaid interest is generally not charged against the ACL, but is charged against income in the period the charge-off is recognized, and (iv) accrued, unpaid interest is also charged-off against current period earnings when a loan is placed on nonaccrual.

Allowance for Credit Losses - Unfunded Commitments

The Company records an ACL on unfunded loan commitments, unless the commitments to extend credit are unconditionally cancelable, through a charge to provision for credit losses in the Company’s Consolidated Statements of Operations. The ACL unfunded commitment exposures are estimated by loan segment at each balance sheet date under the CECL model using the same methodologies as portfolio loans, taking into consideration the likelihood that funding will occur. The allowance for unfunded commitments is included in Other Liabilities on the Company’s Consolidated Balance Sheets.

Bank-Owned Life Insurance

Bank-Owned Life Insurance (“BOLI”) is long-term life insurance on the lives of certain employees where the insurance policy benefits and ownership are retained by the employer. To date, the Company has purchased life insurance policies on certain senior officers. BOLI is recorded at the cash surrender value, which can be adjusted for charges due at settlement at the balance sheet date. The cash value accumulation on BOLI is permanently tax deferred if the policy is held until the insured person’s death. The total amount of BOLI at December 31, 2024 and 2023 was $46.5 million and $44.9 million, respectively.

Core Deposit Intangible

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

As a result of business combinations, identifiable intangible assets were recorded representing the estimated value of core deposits assumed. The Company amortizes the intangible assets over their estimated useful lives. Core deposit intangibles are periodically reviewed for reasonableness and are evaluated for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable.

Commercial Mortgage Servicing Rights

The Company’s commercial mortgage servicing rights ("CMSRs") arise from the sale of participating interests in government guaranteed loans to third parties where servicing is retained by the Company. The Company defines its classes of servicing assets relationship to the government guarantor, such as USDA or SBA guaranteed loans. The Company initially records servicing assets at fair value at the time the sale is recognized. The determination of fair value is based on a discounted cash flow analysis using the contractual terms of the associated loan being serviced and considers assumptions such as discount rate and prepayment speed. Subsequently, the Company amortizes these servicing assets over the expected life of the related loan, adjusting for expected prepayments. Periodically, the Company evaluates these assets for impairment. When the carrying value exceeds the fair value of a class of servicing assets, the Company recognizes impairment of the servicing assets.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination. Goodwill is not amortized but tested for impairment on an annual basis, or more often, if events or circumstances indicate there may be impairment. Goodwill impairment exists when a reporting unit’s carrying value of goodwill exceeds its implied fair value.

If the fair value of the reporting unit exceeds its carrying value, no further testing is required. If the carrying value exceeds the fair value, further analysis is required to determine whether an impairment charge must be recorded based upon the implied fair value of goodwill and, if so, the amount of such charge. The Company performs its goodwill testing at least on an annual basis unless it is determined that conditions exist to indicate impairment.

Premises, Furniture and Equipment

Premises, furniture and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method, based on the estimated useful lives for buildings of 30 to 40 years and software, furniture, and equipment of 3 to 10 years. Leasehold improvements are amortized over the shorter of the life of the respective leases or the useful life of the asset. The cost of assets sold or otherwise disposed of and the related allowance for depreciation are eliminated from the accounts and the resulting gains or losses are reflected in the Consolidated Statements of Operations when incurred. Routine maintenance and repairs are charged to current expense. The costs of major repairs and improvements are capitalized. Premises and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.

Operating Leases

Operating lease Right-of-Use (“ROU”) assets represent the Company’s right to use an underlying asset during the lease term and operating lease liabilities represent its obligation to make lease payments arising from the lease. ROU assets and operating lease liabilities are recognized at lease commencement based on the present value of the remaining lease payments using a discount rate that represents the Company’s incremental collateralized borrowing rate provided by the FHLBA fixed-rate advances at the lease commencement date. ROU assets are further adjusted for lease incentives, if any. Operating lease expense, which is comprised of amortization of the ROU asset and the implicit interest accreted on the operating lease liability, is recognized on a straight-line basis over the lease term and is recorded in occupancy expense in the Consolidated Statements of Operations. The Company has elected as a practical expedient, an accounting policy election by class of underlying asset, not to separate nonlease components from lease components and instead to account for each separate lease component and the nonlease components associated with that lease component as a single lease component.

Other Real Estate Owned

Other real estate owned (“OREO”) includes assets that have been acquired in satisfaction of debt through foreclosure. OREO is recorded at the lower of cost or fair value, minus estimated costs to sell. Subsequent to foreclosure, losses resulting from the periodic revaluation of the property are charged to loss on other real estate owned, net and a new carrying value is established. Any gains or losses realized at the time of disposal or subsequent write-downs are reflected in the Consolidated Statements of Operations. Expenses to maintain such assets are included in net cost of operation of other real estate owned which is included in Other noninterest expense.

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

OREO outstanding at December 31, 2024 was $864 thousand which is in Other assets on the consolidated balance sheets. There was no OREO outstanding at December 31, 2023.

Other Borrowings

The FHLBA allows the Company to obtain advances through its credit program. These advances may be secured by securities owned by the Company and held in safekeeping by the FHLBA, FHLBA stock owned by the Company, and certain qualifying loans secured by real estate, including residential mortgage loans, home equity lines of credit and commercial real estate loans.

The Company also obtains advances via the FRB through the discount window. Discount window advances are secured by investment securities pledged to the FRB. The Company also had access to the Bank Term Funding Program ("BTFP") via the FRB through March 11, 2024 with no outstanding balance December 31, 2024.

The Company also has issued subordinated notes to certain qualified institutional buyers and institutional accredited investors and opened a commercial line of credit with a third party commercial bank that is used for general corporate purposes, including continued growth and maintenance of the bank level regulatory capital ratios.

Liabilities for Representations and Warranties

The Company is exposed to certain liabilities under representations and warranties made to purchasers of mortgage loans and servicing rights that require indemnification or repurchase of loans. At the time it issues a guarantee, the Company is required to recognize an initial liability for the fair value of obligations assumed under the guarantee.

The Company establishes a contingency reserve for its liabilities under representations and warranties provided to purchasers of its mortgage loans. This reserve is maintained at a level considered appropriate by management to provide for known and inherent losses. The reserve is based upon a continuing review of past loss experience, estimates and assumptions of risk elements and future economic conditions. Additions to the reserve are recorded in other expenses.

Management's judgment about the adequacy of the reserve is based upon a number of assumptions about future events which it believes to be reasonable. There is no assurance that additional increases in the reserve will not be required. The Company may from time-to-time be required to repurchase loans previously sold to investors due to loan nonperformance. At December 31, 2024 and 2023, the Company had a contingency reserve of $6 thousand and $39 thousand, respectively, for potential mortgage indemnifications to other third-party purchasers.

The Company also establishes a contingency reserve for repairs or denials of guarantees on certain SBA loans sold into the secondary market where the guarantee could be at risk in the SBA contingency reserve, which is included in Other liabilities. Management's judgment about the adequacy of the reserve is based on assumptions about future events which it believes to be reasonable. There is no assurance that additional increases in the reserve will not be required. At December 31, 2024, the Company had no SBA contingency reserve and had a reserve of $778 thousand at December 31, 2023. These contingency reserves were for denials or repairs of SBA guarantees on loans sold to third-party purchasers that were related to SBA loans acquired from Cornerstone Bank.

Variable Interest Entities

A variable interest entity ("VIE") is an entity that lacks equity investors or whose equity investors do not have a controlling financial interest in the entity through their equity investments. An entity is considered the primary beneficiary when it received the significant economics of the entity, and it has the power to direct the activities that most impact the VIE’s economic performance. The primary beneficiary is required to consolidate the VIE. Upon entering an agreement with a VIE, the Company performs an assessment to determine if consolidation is required.

In 2023, the Company entered into a limited partnership with SOLCAP 2023-2CH LLC (“SOLCAP 2023”) with a capital commitment of $8.5 million for the purpose of obtaining the benefits of tax credits generated from renewable energy projects. The Company is not the primary beneficiary of SOLCAP 2023 and therefore does not consolidate the VIE.

In 2024, the Company entered into a limited partnership with SOLCAP 2024-PA LLC (“SOLCAP 2024”) with a capital commitment of $6 million for the purposes of obtaining the benefits of tax credits generated from renewable energy projects. The Company is not the primary beneficiary of SOLCAP 2024 and therefore does not consolidate the VIE.

The Company accounts for the VIE under the equity method of accounting. The Company has made an election under ASU 2023-02, Investments – Equity Method and Joint Ventures (Topic 323): Investments in Tax Credit Structures, to apply the proportional amortization method (“PAM”) to solar tax credit investments when it is eligible. However, the investment SOLCAP 2023 did not meet the criteria for PAM; therefore, the Company is using the deferral method for accounting for the tax credits from this 2023 fund. Future investments in solar tax credits will be evaluated for accounting using PAM. The investment in SOLCAP 2024 did meet the criteria for

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

PAM. The carrying amount of equity method investments is reported in Other assets in the Consolidated Balance Sheets and the net benefit to income tax expense from these tax credit investments is disclosed in Note 12, Commitments and contingencies.

Management assesses equity method investments in VIE's for impairment when any events or changes in circumstance indicate that the carrying amount of the investment will not be realized. Management performs this assessment on an annual basis unless specific events or triggers are identified that warrant more timely consideration. Any identified impairment losses are recognized when a decline in value below the carrying amount of the investment is considered to be other-than-temporary, and previously recognized impairment losses are not reversed as is consistent with the guidance.

Derivative Financial Instruments

The Company is exposed to certain risks relating to its ongoing business operations and uses interest rate derivatives as part of its asset-liability management strategy to help manage its interest rate risk position. The Company records all derivative assets and liabilities on the Consolidated Balance Sheets at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting in accordance with ASC 815, Derivatives and Hedging. The Company currently has derivatives that are designated as qualifying hedging relationships. In addition, the Company also has a credit derivative under a risk participation agreement that is not designated as a qualifying hedging relationship. Credit derivatives are not speculative and are not used to manage interest rate risk in assets or liabilities.

Changes in fair value of the Company’s cash flow hedges are recognized in AOCI or AOCL and reclassified to earnings in the period during which the hedged transaction affects earnings and is presented in the same income statement line item as the earnings effect of the hedged item. For fair value hedges, the gain or loss on the derivative as well as the offsetting gain or loss on the hedged item are recognized in current earnings as fair value changes. The change in fair value of the hedged item is recorded as a basis adjustment to the hedged assets or liabilities.

For fair value hedges meeting certain specific criteria, the Company applies the shortcut method of hedge accounting. For other derivatives that do not fall under shortcut method, the Company assesses the effectiveness of each hedging relationship by comparing the changes in the cash flows of the derivative hedging instrument with the changes in cash flows of the designated hedged transactions.

Income Taxes

Income tax expense is based upon income before income taxes and generally differs from income taxes paid due to deferred income taxes and benefits arising from income and expenses being recognized in different periods for financial and income tax reporting purposes, as well as permanent differences. The Company uses the asset and liability method to account for deferred income taxes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the income tax basis of the Company’s assets and liabilities at the effective rates expected to be in effect when such amounts are realized or settled. The Company evaluates the realization of deferred tax assets based upon all positive and negative evidence available at the balance sheet date. Realization of deferred tax assets is based upon the Company’s judgments, including taxable income within any applicable carryback periods, future projected taxable income, reversal of taxable temporary differences and other tax-planning strategies to maximize realization of the deferred tax assets. A valuation allowance is recognized for a deferred tax asset if, based upon the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. In computing the income tax provision or benefit, the Company evaluates the technical merits of its income tax positions based upon current legislative, judicial, and regulatory guidance.

The Company continually monitors and evaluates the potential impact of current events on the estimates used to establish income tax expense and income tax liabilities. The Company and its Subsidiary file a consolidated federal income tax return and separate state income tax returns based upon current tax law, positions taken by various tax auditors within the jurisdictions that the Company is required to file income tax returns, as well as potential or pending audits or assessments by such tax auditors. If the Company incurs interest and/or penalties related to income tax matters, it will report them as a part of income tax expense.

The Company believes that its income tax filing positions taken or expected to be taken in its tax returns will more likely than not be sustained upon audit by the taxing authorities and does not anticipate any adjustments that will result in a material adverse impact on the Company’s financial condition, results of operations, or cash flow. Therefore, no reserves for uncertain income tax positions have been recorded.

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

Retirement Plan

The Company has a 401(k) profit sharing plan (the “Plan”), which provides retirement benefits to officers and employees who meet certain age and service requirements. The Plan includes a salary reduction feature pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). At its discretion, the Bank makes matching contributions to the Plan. Employer contributions for the 401(k) profit sharing plan were $970 thousand and $902 thousand in 2024 and 2023, respectively, and are included in salaries and employee benefits.

Net Income Per Common Share

Basic net income per common share represents income available to shareholders divided by the weighted-average number of common shares outstanding during the period. Dilutive income per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate solely to outstanding options, warrants and restricted stock units and are determined using the treasury stock method. Potential common shares are not included in the denominator of the diluted per share computation when inclusion would be anti-dilutive.

Other Comprehensive Income (Loss)

Other comprehensive income (loss) is defined as the change in shareholders’ equity during the period from transactions and other events and circumstances from nonowner sources. Accumulated other comprehensive income (loss) includes the reclassification for realized gains and losses from investment securities sales during the period, the unrealized holding gains and losses from investment securities available-for-sale and the change in fair value of derivatives, including termination of derivatives.

Statement of Cash Flows

For purposes of reporting cash flows in the financial statements, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks, interest bearing accounts with other banks and federal funds sold. Generally, federal funds are sold for one-day periods.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

Stock-Based Compensation

The Company grants stock options, restricted stock units, and other equity awards to purchase its common stock to certain key officers/employees and directors. Stock options are for a fixed number of shares with an exercise price equal to the fair value of the shares at the grant date. The fair value of stock options is determined using the Black-Scholes model. The fair value of restricted stock units when granted is the fair value of the stock on the grant date. Stock-based compensation expense is recognized in the Consolidated Statements of Operations on a straight-line basis over the vesting period. For nonqualified stock options, as compensation expense is recognized, a deferred tax asset is recorded that represents an estimate of the future tax deduction from exercise. At the time that stock-based awards are exercised, cancelled, or expire, the Company may be required to recognize an adjustment to income tax expense. For incentive stock options, the Company does not recognize an income tax benefit related to compensation expense in the period incurred or when exercised, unless there is a disqualifying disposition. The Company recognizes forfeitures of stock-based awards as they occur.

Fair Value

US GAAP requires the use of fair values in determining the carrying values of certain assets and liabilities, as well as for specific disclosures. Fair value is defined as the price that would be received to sell an asset or transfer a liability in an orderly transaction between willing market participants at the measurement date. When determining the fair value measurements for assets and liabilities, the Company considers the principal or most advantageous market in which those assets or liabilities are sold and considers assumptions that market participants would use when pricing those assets or liabilities.

Individual fair value estimates are classified on a three-tiered scale based upon the relative reliability of the inputs used in the valuation. Fair values determined using Level 1 inputs rely on active and observable markets to price identical assets or liabilities. In situations where identical assets and liabilities are not traded in active markets, fair values may be determined based upon Level 2 inputs, which are used when observable data exists for similar assets and liabilities. Fair values for assets and liabilities that are not actively traded in observable markets are based upon Level 3 inputs, which are considered to be unobservable.

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

Business Combinations

The Company applies the acquisition method of accounting for all business combinations. The acquirer is the entity that obtains control of one or more businesses in the business combination and the acquisition date is the date the acquirer achieved control. The acquirer recognizes the fair value of assets acquired, liabilities assumed and any non-controlling interest in the acquiree at the acquisition date. If the fair value of assets purchased exceeded the fair value of liabilities assumed, it results in a gain on acquisition. If the consideration given exceeds the fair value of the net assets received, goodwill is recognized. Generally, fair values are subject to refinement for up to one year after the closing date of an acquisition as information relative to closing date fair values becomes available (the “measurement period”). During the measurement period, the Company may recognize adjustments to the initial amounts recorded as if the accounting for the business combination had been completed at the acquisition date. Adjustments are typically recorded as a result of new information received after the acquisition date that is necessary to identify and measure identifiable assets acquired and liabilities assumed. In many cases, the determination of acquisition-date fair values requires management to make estimates about discount rates, future expected cash flows, market conditions, and other future events that are subjective in nature and subject to change.

Operating Segments

Accounting standards require that information be reported about a company’s operating segments using a “management approach.” Reportable segments are identified in these standards as those revenue producing components for which separate financial information is produced internally and which are subject to evaluation by the Chief Operating Decision Maker ("CODM"). While the CODM monitors the revenue streams of the various products and services, operations are managed, and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable segment.

The Company's CODM is the chief executive officer. The segment measure of profit or loss is consolidated net income according to the Consolidated Statements of Operations, the measure of segment assets is total assets of the consolidated company according to the Consolidated Balance Sheets, and the accounting policies of the segment are the same as those described in the Consolidated Financial Statements within Note 1. The CODM monitors budgeted to actual results of net income to assess the company's performance, to make decisions on strategic initiatives, and to establish management's compensation. The segment's revenues are primarily derived from retail and commercial banking products, and investment income.

Reclassifications

Certain captions and amounts in the 2023 Consolidated Financial Statements were reclassified to conform with the 2024 presentation. These reclassifications had no effect on the net results of operations or shareholders’ equity.

Accounting Pronouncements Adopted in 2024

The Company’s common stock is quoted on OTCQX, (Ticker: COSO), and as a result, the Company is classified as a public business entity for the purposes of adopting new accounting pronouncements. The table below summarizes Accounting Standard Updates (“ASU”) which update various topics of the Accounting Standards Codification (“ASC”) recently issued by the Financial Accounting Standards Board (“FASB”) that could have a material effect on the Company’s financial statements.

In December 2024, the Company adopted ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which expands the disclosures required by public entities for reportable segments, thereby responding to stakeholders’ requests for more detailed information about expenses within each reportable segment. The expanded disclosures now require public entities to disclose significant expenses for reportable segments in both interim and in annual reporting periods, while entities with only a single reportable segment must now provide all segment disclosures required both in ASC 280, Segment Reporting, and under the amendments in ASU 2023-07. The adoption of ASU 2023-07 did not have a material impact on the Company's Consolidated Financial Statements.

Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU enhances the transparency and decision usefulness of income tax disclosures for investors, lenders, creditors, and other allocators of capital (collectively, “investors”). These new enhancements are meant to better (1) understand an entity’s exposure to potential changes in jurisdictional tax legislation and the ensuing risks and opportunities, (2) assess income tax information that affects cash flow forecasts and capital allocation decisions, and (3) identify potential opportunities to increase future cash flows. For public business entities, these amendments are effective for annual periods beginning after December 15, 2024, with early adoption permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments should be applied on a prospective basis and retrospective application is permitted. The adoption of this standard is not expected to have a material effect on the Company’s Consolidated Financial Statements.

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

The Company has further evaluated other Accounting Standards Updates issued during 2024 but does not expect Updates other than those summarized above to have a material impact on the Consolidated Financial Statements.

NOTE 2 — INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available-for-sale along with allowance for credit losses, gross unrealized gains and losses at December 31, 2024 and 2023 are summarized in the tables below:

	2024
(In thousands of dollars)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasuries	$5,990	$-	$-	$378	$5,612
Municipal obligations	61,401	-	37	8,367	53,071
Mortgage-backed securities	181,242	-	211	15,361	166,092
Asset-backed securities	46,775	-	384	219	46,940
Corporate debt securities	64,264	-	963	1,675	63,552
Total securities available-for-sale	$359,672	$-	$1,595	$26,000	$335,267

	2023
(In thousands of dollars)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasuries	$53,954	$-	$-	$1,946	$52,008
Municipal obligations	71,160	-	287	8,563	62,884
Mortgage-backed securities	166,112	-	290	17,066	149,336
Asset-backed securities	55,874	-	337	547	55,664
Corporate debt securities	37,520	-	134	2,750	34,904
Total securities available-for-sale	$384,620	$-	$1,048	$30,872	$354,796

The following is a summary of maturities of AFS securities as of December 31, 2024. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations with or without penalty. Mortgaged-backed securities are not presented by maturity date because pay-downs are expected before contractual maturity dates.

	Amortized	Estimated
(In thousands of dollars)	Cost	Fair Value
Due in one year or less	$2,449	$2,489
Due after one year but within five years	34,772	34,205
Due after five years but within ten years	84,009	79,707
Due after ten years	57,200	52,774
Mortgage-backed securities	181,242	166,092
Total	$359,672	$335,267

The following table shows securities in unrealized loss position for which ACL has not been recorded and the length of time they were in continuous loss positions as at December 31, 2024:

	Less than		Twelve months
	Twelve months		or more		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
(In thousands of dollars)	Fair Value	losses	Fair Value	losses	Fair Value	losses
U.S. Treasuries	$-	$-	$5,612	$378	$5,612	$378
Municipal obligations	-	-	52,299	8,367	52,299	8,367
Mortgage-backed securities	36,742	610	108,435	14,751	145,177	15,361
Asset-backed securities	-	-	11,141	219	11,141	219
Corporate debt securities	1,245	5	20,801	1,670	22,046	1,675
Total temporarily impaired securities	$37,987	$615	$198,288	$25,385	$236,275	$26,000

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

The following table shows securities in unrealized loss position for which ACL has not been recorded and the length of time they were in continuous loss positions as at December 31, 2023:

	Less than		Twelve months
	Twelve months		or more		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
(In thousands of dollars)	Fair Value	losses	Fair Value	losses	Fair Value	losses
U.S. Treasuries	$-	$-	$52,008	$1,946	$52,008	$1,946
Municipal obligations	2,124	180	58,787	8,383	60,911	8,563
Mortgage-backed securities	2,382	4	135,771	17,062	138,153	17,066
Asset-backed securities	-	-	39,133	547	39,133	547
Corporate debt securities	13,217	281	17,497	2,469	30,714	2,750
Total temporarily impaired securities	$17,723	$465	$303,196	$30,407	$320,919	$30,872

AFS securities are recorded at fair market value. Of the 148 securities in an unrealized loss position at December 31, 2024, 18 securities were in a continuous loss position for less than twelve months, and 130 securities were in a continuous loss position for twelve months or more. The Company believes, based on industry analyst reports, credit ratings and/or government guarantees, that the deterioration in value is attributable to changes in market interest rates and is not in the credit quality of the issuer and therefore, these losses are not considered credit related required to be charged to the allowance.

Based on the results of management's review at December 31, 2024, none of the unrealized loss was attributable to credit impairment and all $26.0 million in unrealized loss was determined to be from factors other than credit. There can be no assurance that the Company will not conclude in future periods that conditions existing at that time indicate some or all of these securities may be sold or are credit related impaired, which would require a charge to earnings in such periods.

The table below presents a summary of sales activities in the Company's investment securities available-for-sale portfolio:

	For the Years Ended December 31,
(In thousands of dollars)	2024	2023
Gross gains on sales of securities	$47	$-
Gross losses on sales of securities	(3,512)	(517)
Net realized losses on sales of securities available-for-sale	$(3,465)	$(517)
Sales proceeds	$39,100	$11,987

At December 31, 2024 investment securities with a book value of $59.2 million and a market value of $51.8 million were pledged to secure federal funds lines of credit, Federal Reserve Bank Discount Window credit availability, and municipal deposits. At December 31, 2023, investment securities with a book value of $204.0 million and a market value of $184.2 million were pledged to secure federal funds lines of credit, Federal Reserve Bank Discount Window and BFTP credit availability.

NOTE 3 — LOANS AND ALLOWANCE FOR CREDIT LOSSES

Composition of Loan Portfolio

The Company engages in a full complement of lending activities, including commercial real estate loans ("CRE"), construction loans, commercial and industrial loans ("C&I"), and consumer purpose loans. While risk of loss in the Company’s portfolio is primarily tied to the credit quality of the various borrowers, risk of loss may increase due to factors beyond the Company’s control, such as local, regional and/or national economic downturns. General conditions in the real estate market may also impact the relative risk in the real estate portfolio. The following is a brief description of the major loans receivable categories:

Commercial Loans

Acquisition, Development, and Construction ("ADC") – ADC loans include both loans and credit lines for the purpose of purchasing, carrying, and developing land into residential subdivisions or various types of commercial developments, such as industrial, hospitality, warehouse, retail, office, and multi-family. This category also includes loans and credit lines for construction of residential developments, multi-family buildings, and commercial buildings. The Company generally engages in ADC lending primarily in local markets served by its branches, and through our homebuilder finance and government guaranteed lending lines of business. The Company recognizes that risks are inherent in the financing of commercial real estate development and construction. These risks include location, market conditions and price volatility, change in interest rates, demand for developed land, lots and buildings, desirability of features and styling of completed developments and buildings, competition from other developments and builders, traffic patterns, remote work patterns, governmental jurisdiction, tax structure, availability of utilities, roads, public transportation and schools,

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

availability of permanent financing for homebuyers, zoning, environmental restrictions, lawsuits, economic and business cycle, labor, and reputation of the builder or developer.

Each ADC loan is underwritten to address: (i) the desirability of the project, its market viability and projected absorption period; (ii) the creditworthiness of the borrower and the guarantor as to liquidity, cash flow and assets available to ensure performance of the loan; (iii) equity contribution to the project; (iv) the developer’s experience and success with similar projects; and (v) the value of the collateral. ADC loans are inspected periodically to ensure that the project is on schedule and eligible for requested draws. Inspections may be performed by construction inspectors hired by the Company or by appropriate loan officers and are conducted periodically to monitor the progress of a particular project. These inspections may also include discussions with project managers and engineers. Rising interest rates and the potential for slowing economic conditions could negatively impact borrowers’ and guarantors’ ability to repay their debt which could make more of the Company’s loans collateral-dependent.

Income Producing CRE – Income Producing CRE loans include loans to finance income-producing commercial and multi-family properties. Lending in this category is generally limited to properties located in the Company’s market area with only limited exposure to properties located elsewhere but owned by in-market borrowers. Loans in this category include loans for neighborhood retail centers, medical and professional offices, single retail stores, warehouses and apartments leased generally to local businesses and residents. The underwriting of these loans takes into consideration the occupancy, rental rates, and local market demand as well as the financial health of the borrower. The primary risk associated with loans secured with income-producing property is the inability of that property to produce adequate cash flow to service the debt. High unemployment, significant increases to interest rates, generally weak economic conditions and/or an oversupply in the market may result in our customers having difficulty achieving adequate occupancy and/or rental rates. Payments on such loans are often dependent on successful operation or management of the properties.

Owner-Occupied CRE – Owner-occupied loans include loans secured by business facilities to finance business operations, equipment and owner-occupied facilities primarily for small and medium-sized enterprises. These include both lines of credit and term loans which are amortized over the useful life of the assets financed. Personal guarantees, if applicable, are generally required for these loans. The Company recognizes that risk from economic cycles, pandemics, government regulation, supply-chain disruptions, product innovations or obsolescence, operational errors, lawsuits, natural disasters, losses due to theft or embezzlement, health or loss of key personnel, or competitive situations may adversely affect the scheduled repayment of business loans.

Senior Housing – Senior housing loans support senior adults facilities, generally restricted for adults over the age of 55 years old. These types of loans include senior apartments, independent living communities, assisted living and memory care communities, nursing homes or skilled nursing facilities, and continuing care retirement communities. The Company recognizes that risk from high resident turnover, pandemics, government regulation, operator risk, increases in acuity, availability and cost of qualified staffing resources, technology risk, and other risks such as liability, insurance, reimbursement and regulatory changes may impact repayment of these loans. Underwriting focuses primarily on operator quality and business operations rather than income producing CRE property quality metrics.

Commercial and Industrial – C&I loans are loans and lines of credit to finance business operations, equipment and other non-real estate collateral primarily for small and medium-sized enterprises. These include both lines of credit and term loans which are amortized over the useful life of the assets financed. Personal and/or corporate guarantees are generally obtained where available and prudent. The Company recognizes that risk from economic cycles, commodity prices, pandemics, government regulation, supply-chain disruptions, product innovations or obsolescence, operational errors, lawsuits, natural disasters, losses due to theft or embezzlement, health or loss of key personnel or competitive situations may adversely affect the scheduled repayment of business loans.

Retail loans

Marine Vessels – Marine vessel loans are a type of consumer loan used to finance the purchase of a boat or another marine craft. Functioning similarly to auto loans and personal loans, these installment loans come with a repayment term, fixed monthly payments and variable-or-fixed interest rates. These loans are underwritten in accordance with the Company’s general loan policies and procedures and are generally secured with title or preferred ships' mortgage on the marine vessel. The Company recognizes that risk from economic cycles, pandemics, government regulation, natural disasters, losses due to theft, or changes to customer's ability to meet the scheduled repayment of marine vessel. At December 31, 2024, and 2023, there were $405 thousand and $539 thousand of repossessed marine assets, respectively. There were $67 thousand and $91 thousand of repossessed asset write-downs during the years ended December 31, 2024 and 2023, respectively.

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

Residential Mortgages – Residential mortgages are first or second-lien loans secured by a primary residence or second home. This category includes permanent mortgage financing, construction loans to individual consumers, and home equity lines of credit. The loans are generally secured by properties located within the local market area of the Bank's retail footprint which originates and services the loan. These loans are underwritten in accordance with the Company’s general loan policies and procedures which require, among other things, proper documentation of each borrower’s financial condition, satisfactory credit history, and property value. In addition to loans originated through the Company’s branches, the Company originates and services residential mortgages sold in the secondary market which are underwritten and closed pursuant to investor and agency guidelines. At December 31, 2024 and 2023, there were $164 thousand and $377 thousand of residential mortgage loans in process of foreclosure, respectively. Additionally, the Company held $864 thousand foreclosed residential properties at December 31, 2024. There were no foreclosed residential properties at December 31, 2023.

Cash Value Life Insurance Line of Credit ("CVLI") – Cash value life insurance encompasses multiple types of life insurance that contain a cash value account. This cash value component typically earns interest or other investment gains and grows tax-deferred. CVLI loans are generally lines of credit ("LOC") secured by cash value life insurance of the debtor and can be originated for personal or business purposes. Upon the delinquency of the loan or lapse of an insurance policy premium payment, the Company pursues liquidation of the policy cash value in order to satisfy the loan.

Other Consumer – Other consumer loans primarily includes unsecured student loans and other secured and unsecured consumer purpose loans. Certain loans are secured by recreational vehicles and other such tangible property. These types of loans may be impacted by negative macroeconomic conditions impacting individual consumers, such as increased unemployment, which can reduce a borrower’s ability to repay the loan.

LHFS are comprised of loans acquired through mortgage warehouse lending activities and origination of mortgage loans. The Company serves as a warehouse lender by purchasing loans originated by third-party mortgage originators and selling these loans to other third-party investors. The Company also originates mortgage loans with customers through CSM and sells the majority of these loans to third-party investors.

Following is a summary of the composition of the loan portfolio at December 31, 2024:

	2024		2023
(Dollars in thousands)	Amount	%	Amount	%
Commercial loans
Acquisition, development and construction	$72,520	5.2%	$124,406	8.8%
Income producing CRE	321,558	22.8	264,043	18.6
Owner-occupied CRE	94,573	6.7	92,007	6.5
Senior housing	234,081	16.6	250,593	17.7
Commercial and industrial	141,626	10.0	139,795	9.8
Total commercial loans	864,358	61.3	870,844	61.4
Retail loans
Marine vessels	263,657	18.6	266,197	18.8
Residential mortgages	174,099	12.4	146,220	10.3
Cash value life insurance LOC	86,844	6.2	112,457	7.9
Other consumer	20,485	1.5	22,707	1.6
Total retail loans	545,085	38.7	547,581	38.6
Total gross LHFI, net of unearned income	1,409,443	100.0%	1,418,425	100.0%
Less allowance for credit losses	(17,118)		(15,465)
LHFI, net	$1,392,325		$1,402,960
LHFS	$174,033		$82,125

Credit Quality Indicators

The Company monitors the credit quality of its commercial loan portfolio using internal credit risk ratings. These credit risk ratings are based upon established regulatory guidance and are assigned upon initial approval of credit to borrowers. Credit risk ratings are updated periodically after the initial assignment or whenever management becomes aware of information affecting the borrowers’ ability to fulfill their obligations. The Company utilizes the following categories of credit grades to evaluate its commercial loan portfolio:

Pass — Loans classified as pass are higher quality loans that do not fit any of the other categories below.

Special Mention — Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Company's credit position at some future date.

Substandard — Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

Doubtful — Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is high, but because of certain important and reasonably specific pending factors that may work to the advantage and strengthening of the credit quality of the loan, its classification as an estimated loss is deferred until its more exact status may be determined. Pending factors include proposed merger, acquisition, or liquidation procedures, capital injection, perfecting liens on additional collateral and refinancing plans. The Company had no loans rated Doubtful at December 31, 2024 or 2023.

The Company monitors the credit quality of its retail portfolio based primarily on payment activity and credit scores. Payment activity is the primary factor considered in determining whether a retail loan should be classified as nonperforming. Retail loans are considered to be nonperforming if they are on nonaccrual status or if they are 90 days past due or greater.

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

The following table presents the risk category of term loans on amortized cost basis and, for 2024, gross charge-offs by vintage year as of December 31, 2024:

	Amortized Cost Basis by Origination Year
(In thousands of dollars)	2024	2023	2022	2021	2020	Prior	Revolvers	Revolvers Converted to Term	Total
Commercial loans
Acquisition, development and construction
Pass	$56,157	$12,929	$2,923	$8	$-	$503	$-	$-	$72,520
Special mention	-	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-	-
Total acquisition, development and construction	$56,157	$12,929	$2,923	$8	$-	$503	$-	$-	$72,520
Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-	$-
Income producing CRE
Pass	$41,441	$54,468	$123,767	$57,156	$28,306	$16,006	$2	$-	$321,146
Special mention	-	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	412	-	-	412
Total income producing	$41,441	$54,468	$123,767	$57,156	$28,306	$16,418	$2	$-	$321,558
Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-	$-
Owner-occupied CRE
Pass	$4,400	$9,803	$19,153	$26,183	$15,831	$12,520	$16	$-	$87,906
Special mention	-	-	-	-	-	-	-	-	-
Substandard	1,825	-	3,996	-	-	846	-	-	6,667
Total owner occupied	$6,225	$9,803	$23,149	$26,183	$15,831	$13,366	$16	$-	$94,573
Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-	$-
Senior housing
Pass	$43,372	$24,428	$80,881	$31,613	$9,789	$-	$-	$-	$190,083
Special mention	-	-	-	17,532	-	7,494	-	-	25,026
Substandard	-	-	-	13,903	-	5,069	-	-	18,972
Total senior housing	$43,372	$24,428	$80,881	$63,048	$9,789	$12,563	$-	$-	$234,081
Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-	$-
Commercial and industrial
Pass	$41,292	$34,052	$12,364	$19,206	$1,472	$6,400	$18,811	$3,281	$136,878
Special mention	-	-	-	36	-	-	-	-	36
Substandard	-	-	-	283	-	2,626	69	1,734	4,712
Total non-real estate	$41,292	$34,052	$12,364	$19,525	$1,472	$9,026	$18,880	$5,015	$141,626
Current period gross charge-offs	$-	$87	$62	$-	$-	$-	$-	$-	$149
Retail loans
Marine vessels
Performing	$48,640	$74,645	$95,768	$21,729	$5,690	$17,185	$-	$-	$263,657
Nonperforming	-	-	-	-	-	-	-	-	-
Total marine vessels	$48,640	$74,645	$95,768	$21,729	$5,690	$17,185	$-	$-	$263,657
Current period gross charge-offs	$-	$36	$-	$-	$-	$-	$-	$-	$36
Residential mortgages
Performing	$19,067	$29,485	$49,850	$27,362	$12,472	$17,104	$18,292	$202	$173,834
Nonperforming	-	-	-	-	-	164	-	101	265
Total residential mortgages	$19,067	$29,485	$49,850	$27,362	$12,472	$17,268	$18,292	$303	$174,099
Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-	$-
Cash value life insurance LOC
Performing	$-	$-	$-	$-	$-	$-	$83,751	$3,093	$86,844
Nonperforming	-	-	-	-	-	-	-	-	-
Total cash value life insurance LOC	$-	$-	$-	$-	$-	$-	$83,751	$3,093	$86,844
Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$47	$-	$47
Other consumer
Performing	$1,921	$1,995	$83	$1,666	$2,898	$11,414	$465	$-	$20,442
Nonperforming	-	-	-	-	-	43	-	-	43
Total other consumer	$1,921	$1,995	$83	$1,666	$2,898	$11,457	$465	$-	$20,485
Current period gross charge-offs	$-	$-	$-	$-	$-	$53	$-	$-	$53

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

The following table presents the risk category of term loans on amortized cost basis and, for 2023, gross charge-offs by vintage year as of December 31, 2023:

	Amortized Cost Basis by Origination Year
(In thousands of dollars)	2023	2022	2021	2020	2019	Prior	Revolvers	Revolvers Converted to Term	Total
Commercial loans
Acquisition, development and construction
Pass	$41,501	$74,714	$7,618	$-	$29	$544	$-	$-	$124,406
Special mention	-	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-	-
Total acquisition, development and construction	$41,501	$74,714	$7,618	$-	$29	$544	$-	$-	$124,406
Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-	$-
Income producing CRE
Pass	$51,322	$81,105	$71,495	$31,446	$9,479	$17,212	$210	$1,235	$263,504
Special mention	-	-	-	-	-	79	-	-	79
Substandard	-	-	-	-	-	460	-	-	460
Total income producing	$51,322	$81,105	$71,495	$31,446	$9,479	$17,751	$210	$1,235	$264,043
Current period gross charge-offs	$-	$-	$-	$-	$-	$82	$-	$-	$82
Owner-occupied CRE
Pass	$11,747	$14,452	$25,270	$17,132	$9,979	$6,935	$38	$29	$85,582
Special mention	-	432	-	-	-	-	-	-	432
Substandard	-	3,079	-	-	-	2,914	-	-	5,993
Total owner occupied	$11,747	$17,963	$25,270	$17,132	$9,979	$9,849	$38	$29	$92,007
Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-	$-
Senior housing
Pass	$36,780	$90,770	$69,604	$17,075	$-	$-	$-	$-	$214,229
Special mention	-	-	20,419	-	5,072	-	-	-	25,491
Substandard	-	-	10,873	-	-	-	-	-	10,873
Total senior housing	$36,780	$90,770	$100,896	$17,075	$5,072	$-	$-	$-	$250,593
Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-	$-
Commercial and industrial
Pass	$57,632	$16,185	$24,905	$2,574	$3,472	$5,639	$22,330	$1,944	134,681
Special mention	-	102	-	-	-	-	-	-	102
Substandard	-	-	301	-	2,577	257	1,836	41	5,012
Total non-real estate	$57,632	$16,287	$25,206	$2,574	$6,049	$5,896	$24,166	$1,985	$139,795
Current period gross charge-offs	$-	$-	$-	$-	$-	$343	$-	$-	$343
Retail loans
Marine vessels
Performing	$96,212	$115,858	$29,154	$6,890	$6,148	$11,746	$-	$-	$266,008
Nonperforming	-	189	-	-	-	-	-	-	189
Total marine vessels	$96,212	$116,047	$29,154	$6,890	$6,148	$11,746	$-	$-	$266,197
Current period gross charge-offs	$-	$5	$-	$-	$-	$-	$-	$-	$5
Residential mortgages
Performing	$21,439	$41,137	$30,933	$13,702	$2,299	$18,879	$17,028	$457	145,874
Nonperforming	-	-	-	-	-	346	-	-	346
Total residential mortgages	$21,439	$41,137	$30,933	$13,702	$2,299	$19,225	$17,028	$457	$146,220
Current period gross charge-offs	$-	$-	$-	$-	$-	$194	$-	$-	$194
Cash value life insurance LOC
Performing	$-	$-	$-	$-	$-	$-	107,599	4,858	112,457
Nonperforming	-	-	-	-	-	-	-	-	-
Total cash value life insurance LOC	$-	$-	$-	$-	$-	$-	$107,599	$4,858	$112,457
Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-	$-
Other consumer
Performing	$3,589	$106	$1,921	$3,558	$7,115	$5,937	$481	$-	22,707
Nonperforming	-	-	-	-	-	-	-	-	-
Total other consumer	$3,589	$106	$1,921	$3,558	$7,115	$5,937	$481	$-	$22,707
Current period gross charge-offs	$-	$-	$-	$-	$-	$212	$-	$-	$212

Nonaccrual and Past Due Loans

A loan is placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful. Interest receivable that has been accrued and is subsequently determined to have doubtful collectability is charged to interest income. Interest on loans that are classified as nonaccrual is subsequently applied to principal until the loans are returned to accrual status. The Company’s loan policy states that a nonaccrual loan may be returned to accrual status when (i) none of its principal and interest is due

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

and unpaid, and the Company expects repayment of the remaining contractual principal and interest, or (ii) it otherwise becomes well secured and in the process of collection. Restoration to accrual status on any given loan must be supported by a well-documented credit evaluation of the borrower’s financial condition and the prospects for full repayment, approved by the Company’s Chief Credit Officer. Past due loans are loans whose principal or interest is past due 30 days or more.

The following table presents a summary of past due and nonaccrual loans as of December 31, 2024:

		Loans Past Due
(In thousands of dollars)	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days or More and Accruing	Nonaccrual	Total Past Due and Nonaccrual	Total Loans Receivable
Acquisition, development and construction	$72,520	$-	$-	$-	$-	$-	$72,520
Income producing CRE	321,146	-	-	-	412	412	321,558
Owner-occupied CRE	91,148	-	-	-	3,425	3,425	94,573
Senior housing	227,511	-	-	-	6,570	6,570	234,081
Commercial and industrial	137,330	5	-	6	4,285	4,296	141,626
Marine vessels	263,657	-	-	-	-	-	263,657
Residential mortgages	172,525	1,309	-	-	265	1,574	174,099
Cash value life insurance LOC	86,844	-	-	-	-	-	86,844
Other consumer	19,996	325	121	43	-	489	20,485
Total	$1,392,677	$1,639	$121	$49	$14,957	$16,766	$1,409,443

The following table presents a summary of past due and nonaccrual loans as of December 31, 2023:

		Loans Past Due
(In thousands of dollars)	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days or More and Accruing	Nonaccrual	Total Past Due and Nonaccrual	Total Loans Receivable
Acquisition, development and construction	$124,406	$-	$-	$-	$-	$-	$124,406
Income producing CRE	263,283	300	-	-	460	760	264,043
Owner-occupied CRE	88,928	-	-	-	3,079	3,079	92,007
Senior housing	250,593	-	-	-	-	-	250,593
Commercial and industrial	139,492	39	-	-	264	303	139,795
Marine vessels	266,008	-	-	-	189	189	266,197
Residential mortgages	144,936	938	-	-	346	1,284	146,220
Cash value life insurance LOC	112,457	-	-	-	-	-	112,457
Other consumer	22,521	186	-	-	-	186	22,707
Total	$1,412,624	$1,463	$-	$-	$4,338	$5,801	$1,418,425

Individually Analyzed Collateral-Dependent Loans

As of December 31, 2024, there were $15.0 million of individually analyzed collateral-dependent loans which are primarily secured by real estate, equipment and receivables. All of the Company's nonaccrual loans at December 31, 2024 are collateral-dependent. The following table presents an analysis of nonaccrual loans that are also collateral-dependent financial assets and related allowance for credit losses:

(In thousands of dollars)	Nonaccrual Loans with No Allowance	Nonaccrual Loans with an Allowance	Total Nonaccrual Loans	Allowance for Credit Losses	Nonaccrual Interest Income Recognized
Income producing CRE	$412	$-	$412	$-	$-
Owner-occupied CRE	3,425	-	3,425	-	-
Senior housing	-	6,570	6,570	1,703	-
Commercial and industrial	2,057	2,228	4,285	36	134
Marine vessels	-	-	-	-	3
Residential mortgages	164	101	265	3	6
Cash value life insurance LOC	-	-	-	-	5
Total	$6,058	$8,899	$14,957	$1,742	$148

As of December 31, 2023, there were $4.3 million of individually analyzed collateral-dependent loans which are primarily secured by real estate, equipment and receivables. All of the Company's nonaccrual loans at December 31, 2023, are collateral-dependent. The

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

following table presents an analysis of nonaccrual loans that are also collateral-dependent financial assets and related allowance for credit losses:

(In thousands of dollars)	Nonaccrual Loans with No Allowance	Nonaccrual Loans with an Allowance	Total Nonaccrual Loans	Allowance for Credit Losses	Nonaccrual Interest Income Recognized
Income producing CRE	$-	$460	$460	$3	$5
Owner-occupied CRE	-	3,079	3,079	19	241
Senior housing	-	-	-	-	398
Commercial and industrial	223	41	264	177	50
Marine vessels	189	-	189	-	-
Residential mortgages	346	-	346	-	12
Total	$758	$3,580	$4,338	$199	$706

Modifications to Borrowers Experiencing Financial Difficulty

The Company periodically provides modifications to borrowers experiencing financial difficulty. These modifications include either payment deferrals, term extensions, interest rate reductions, principal forgiveness or combinations of modification types. The determination of whether the borrower is experiencing financial difficulty is made on the date of the modification. When principal forgiveness is provided, the amount of principal forgiveness is charged off against the allowance for credit losses with a corresponding reduction in the amortized cost basis of the loan.

The following table shows the amortized cost basis of the loans modified to borrowers experiencing financial difficulty, disaggregated by class of financing receivable and type of concession granted as of December 31, 2024:

(Dollars in thousands)	Payment deferral	Combination of term extension and payment delay	Combination of term extension and interest rate reduction	Total modified loans	Percent of total loan class
Commercial loans
Senior housing	$-	$9,942	$-	$9,942	4.2%
Commercial and industrial	2,228	-	1,734	3,962	2.8%
Total	$2,228	$9,942	$1,734	$13,904	1.0%

The Company had no unfunded commitments to borrowers experiencing financial difficulty for which the Company has modified their loans.

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

The following table describes the financial effect of the modifications made to borrowers experiencing financial difficulty during the twelve months ended December 31, 2024:

Loan type	Financial effect
Payment deferral
Commercial and industrial	Provided one year of principal payment deferral (interest only).
Combination of term extension and payment delay
Senior housing	Provided weighted average term extension of 9 months and either deferral of principal payments (interest only) or deferral of full interest payments.
Combination of term extension and interest rate reduction
Commercial and industrial	Provided 36-month extension broken into three 12-month extension options, and reduced interest rate by 100 bps in the first 12 months and by 50 bps in the second 12 months.

The Company monitors the performance of the loans that are modified to borrowers experiencing financial difficulty to understand the effectiveness of its modification efforts. The following table depicts the performance of loans that have been modified in the last 12 months:

		Loans Past Due
(In thousands of dollars)	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total
Commercial real estate
Senior housing	$9,942	$-	$-	$-	$9,942
Commercial and industrial	3,962	-	-	-	3,962
Total	$13,904	$-	$-	$-	$13,904
Total nonaccrual loans included above	$10,532	$-	$-	$-	$10,532

At December 31, 2024, there were no financing receivables that had a payment default and were modified in the 12 months before default to borrowers experiencing financial difficulty.

Related Party Loans

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectability.

The following table presents a roll forward of the related party loans as of December 31, 2024 and 2023:

	For the Years Ended
	December 31,
(In thousands of dollars)	2024	2023
Balance, beginning of year	$339	$526
New loans	-	-
Less loan repayments	(9)	(187)
Balance, end of year	$330	$339

None of the related party loans were classified as nonaccrual, past due, restructured, or potential problem loans at December 31, 2024 or 2023.

Allowance for Credit Losses - Loans

The allowance for credit losses represents an allowance for expected losses over the remaining contractual life of the assets adjusted for prepayments. The contractual term does not consider extensions, renewals or modifications. The Company segregates the loan portfolio by type of loan and utilizes this segregation in evaluating exposure to risks within the portfolio.

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

The following table is a summary of the activity within the allowance for credit losses during the years ended December 31, 2024 and 2023:

(In thousands of dollars)	ACL- Loans	ACL-Unfunded Commitments	Total ACL
Year Ended December 31, 2024
Balances - December 31, 2023	$15,465	$3,916	$19,381
Charge-offs	(285)	-	(285)
Recoveries	189	-	189
Provision (release) for credit losses	1,749	(1,196)	553
Balances - December 31, 2024	$17,118	$2,720	$19,838
Year Ended December 31, 2023
Balances - December 31, 2022	$12,362	$-	$12,362
Impact of adopting ASC 2016-13	1,666	4,519	6,185
Balances - January 1, 2023	14,028	4,519	18,547
Charge-offs	(836)	-	(836)
Recoveries	127	-	127
Provision (release) for credit losses	2,146	(603)	1,543
Balances - December 31, 2023	$15,465	$3,916	$19,381

The following table presents a summary of the Company's allowance, by loan category for credit losses for the year ended December 31, 2024:

	Beginning			Provision	Ending
(In thousands of dollars)	Balance	Charge-offs	Recoveries	(Release)	Balance
Year Ended December 31, 2024
Commercial loans
Acquisition, development, and construction	$3,318	$-	$-	$(2,130)	$1,188
Income producing CRE	5,067	-	-	800	5,867
Owner-occupied CRE	628	-	53	(138)	543
Senior housing	1,342	-	-	3,234	4,576
Commercial and industrial	1,079	(149)	67	(246)	751
Total commercial loans	11,434	(149)	120	1,520	12,925
Retail loans
Marine vessels	1,277	(36)	-	447	1,688
Residential mortgages	2,167	-	15	(167)	2,015
Cash value life insurance LOC	122	(47)	-	13	88
Other consumer	465	(53)	54	(64)	402
Total retail loans	4,031	(136)	69	229	4,193
Total allowance for funded loans	15,465	(285)	189	1,749	17,118
Reserve for losses on unfunded loan commitments	3,916	-	-	(1,196)	2,720
Total ACL	$19,381	$(285)	$189	$553	$19,838

The following table presents a summary of the Company's allowance, by loan category for credit losses for the year ended December 31, 2023:

	Balance upon
	Adoption of			Provision	Ending
(In thousands of dollars)	ASU 2016-13	Charge-offs	Recoveries	(Release)	Balance
Year Ended December 31, 2023
Commercial loans
Acquisition, development, and construction	$1,855	$-	$-	$1,463	$3,318
Income producing CRE	4,891	(82)	17	241	5,067
Owner-occupied CRE	832	-	-	(204)	628
Senior housing	994	-	-	348	1,342
Commercial and industrial	1,264	(343)	20	138	1,079
Total commercial loans	9,836	(425)	37	1,986	11,434
Retail loans
Marine vessels	884	(5)	-	398	1,277
Residential mortgages	2,676	(194)	38	(353)	2,167
Cash value life insurance LOC	153	-	-	(31)	122
Other consumer	479	(212)	52	146	465
Total retail loans	4,192	(411)	90	160	4,031
Total allowance for funded loans	14,028	(836)	127	2,146	15,465
Reserve for losses on unfunded loan commitments	4,519	-	-	(603)	3,916
Total ACL	$18,547	$(836)	$127	$1,543	$19,381

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

NOTE 4 — PREMISES, FURNITURE AND EQUIPMENT

Premises, furniture and equipment owned and utilized in the operations of the Company are summarized as follows as of December 31:

(In thousands of dollars)	2024	2023
Buildings and improvements	$12,167	$12,071
Land	4,023	4,023
Furniture and equipment	4,673	4,302
Leasehold and land improvements	4,998	4,315
Software	1,276	1,033
Vehicles	19	19
Construction in progress	143	122
Total	27,299	25,885
Less: accumulated depreciation and amortization	(9,503)	(8,174)
Premises, furniture and equipment, net	$17,796	$17,711

Depreciation expense was $1.2 million for each of the years ended December 31, 2024 and 2023. Software amortization expense for the years ended December 31, 2024 and 2023 was $97 thousand and $68 thousand, respectively.

NOTE 5 — OTHER ASSETS

Other assets consisted of the following as of December 31:

(In thousands of dollars)	2024	2023
Accrued interest receivable	$9,706	$9,648
Derivative assets	7,717	8,737
Right-of-use assets	4,036	3,888
Taxes receivable, net	2,791	2,849
Solar tax equity investments	2,666	783
Prepaid expenses	1,705	1,693
Other real estate owned	864	-
Accounts receivable	292	10,348
Other	3,052	3,308
Total other assets	$32,829	$41,254

NOTE 6 — GOODWILL AND INTANGIBLE ASSETS

The Company’s carrying amount of goodwill at December 31, 2024, and 2023 and changes to the goodwill are summarized as follows:

(In thousands of dollars)	2024	2023
Beginning of year	$4,708	$4,708
Acquired goodwill	-	-
Impairment	-	-
End of year	$4,708	$4,708

Goodwill was recognized as a result of the Company’s acquisition of First Citizens Financial Corporation in 2018. As of October 1, 2024, the Company performed its annual goodwill impairment evaluation conducting a comprehensive business valuation analysis using a quantitative method for determining the fair value. The Company determined the fair value of our reporting unit exceeded its carrying amount and that goodwill was not impaired. There are no events that have occurred since the last annual goodwill impairment assessment that would necessitate an interim goodwill impairment. No goodwill was recognized in conjunction with the acquisition of Cornerstone Bank in 2021.

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

The Company also had other intangible assets at December 31, 2024 and 2023, presented in the following table:

	2024			2023
(In thousands of dollars)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Definite-lived intangible assets:
Core deposit intangibles	$1,850	$1,409	$441	$1,850	$1,220	$630
Commercial mortgage servicing rights	3,445	2,208	1,237	3,019	1,894	1,125
Total	$5,295	$3,617	$1,678	$4,869	$3,114	$1,755

Core deposit intangibles are amortized over their estimated useful lives, which the Company determined is ten years. Amortization expense of $189 thousand and $227 thousand at December 31, 2024 and 2023, respectively, was recognized in other noninterest expense.

Commercial mortgage servicing rights arise from the sale of participating interests in government guaranteed loans to third parties where servicing is retained by the Company. These assets are amortized over the expected remaining life of the related loan. Amortization expense of $314 thousand and $544 thousand at December 31, 2024 and 2023, respectively, was recognized in other noninterest income related to these intangible assets. There was no impairment for the commercial mortgage servicing rights for the years ended December 31, 2024 and 2023.

The Company’s estimated future amortization of intangible assets at December 31, 2024 is presented in the following table (in thousands of dollars):

2025	$349
2026	294
2027	234
2028	131
2029	112
Thereafter	558
Total expected amortization	$1,678

Contractually specified servicing fees related to commercial mortgage servicing rights of approximately $1.1 million were recognized in Other noninterest income during each of the years ended December 31, 2024, and 2023. The principal balance of loans serviced for third parties was $201.0 million and $170.2 million at December 31, 2024 and 2023, respectively.

A roll forward of each class of commercial mortgage servicing rights is presented as follows:

	For the years ended December 31,
	2024		2023
(In thousands of dollars)	SBA	USDA	SBA	USDA
Beginning carrying value, net	$697	$428	$840	$462
Amortization	(241)	(73)	(450)	(94)
Servicing rights originated	134	292	307	60
Servicing rights purchased	-	-	-	-
Servicing rights sold	-	-	-	-
Impairment	-	-	-	-
Ending carrying value, net	$590	$647	$697	$428

The estimated fair value of the commercial mortgage servicing rights was $1.6 million and $1.3 million at December 31, 2024 and 2023, respectively.

NOTE 7 — DEPOSITS

At December 31, 2024, the scheduled maturities of certificates of deposit were as follows:

Maturing In	Amount (in '000)
2025	$754,997
2026	3,180
2027	670
2028	297
2029 and thereafter	57
Total	$759,201

The Company had $275.3 million and $225.3 million in brokered deposits at December 31, 2024 and 2023, respectively. The Company also had reciprocal deposits of $131.5 million and $172.7 million at December 31, 2024 and 2023.

Time deposits that exceed the FDIC insurance limit of $250 thousand at December 31, 2024 and 2023 were estimated to be $165.6 million and $151.4 million, respectively.

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

At December 31, 2024 and 2023, total deposits held by the Company's related parties were $47.5 million and $13.3 million, respectively. There were no deposits held by any depositor that exceeded 5% of the total deposits.

NOTE 8 — OTHER BORROWINGS

The Company had the following other borrowings at December 31, 2024 and 2023:

	Average Interest Rate			Amount
(Dollars in thousands)	2024	2023	Maturity Date	2024	2023
Federal Home Loan Bank of Atlanta advances:
Fixed Rate Advance	4.43%	−	1/8/2025	$15,000	$-
Fixed Rate Advance	−	5.45%	1/11/2024	$-	$25,000
Daily Rate Advance	−	5.57%	12/31/2024	-	25,000
Revolving commercial line of credit, net	8.33%	8.20%	12/10/2025	11,995	23,990
Subordinated debt, net	5.95%	5.95%	9/15/2030	14,730	14,682
Total other borrowings				$41,725	$88,672

The Company had no pledged investment securities as collateral for the FHLBA advances at December 31, 2024 and 2023. The Company's FHLBA stock is also pledged to secure the borrowings. In addition, the Company has pledged blanket liens on its first mortgages 1-4 family residential loans, second mortgages 1-4 family residential loans, including open-ended loans and closed-end 1-4 family residential properties, and commercial real estate loans. The aggregate balance of identified pledgable loans totaled $162.8 million and $148.0 million at December 31, 2024 and 2023, respectively.

CSB had the ability to borrow an additional $141.8 million and $98.0 million at December 31, 2024 and 2023, respectively, from the FHLBA secured by a blanket lien on one-to-four family first mortgage loans, multifamily residential loans, and revolving, open-end loans, marketable securities or cash. FHLBA has approved borrowings up to 20% of CSB's total assets less advances outstanding. The borrowings are available by pledging collateral and purchasing additional stock in the FHLBA. All of the lines discussed above can be revoked at the lender’s discretion.

On December 10, 2021, the Company ("Borrower") entered into a Loan and Security Agreement (the "Agreement") with ServisFirst Bank ("Lender"), for the Lender to extend a revolving line of credit in the maximum principal amount of $18.0 million (the "Loan") and commitment. Interest on the principal balance of the Loan from time to time outstanding was payable at a per annum rate (the “Interest Rate”) equal to the greater of (i) the Prime Rate in effect from time to time; or (ii) a floor rate of three and twenty-five hundredths percent (3.25%). On November 21, 2023, the Agreement was amended and restated in its entirety to increase the maximum principal amount to $24.0 million and provided other terms and conditions. Interest on the principal balance of the loan from time to time outstanding is payable at a per annum Interest Rate equal to the greater of (i) the Prime Rate in effect from time to time; or (ii) a floor rate of five and twenty-five hundredths percent (5.25%). Each time a change to the Prime Rate occurs, the Interest Rate shall change concurrently with such change in the Prime Rate. At December 31, 2024, the Company had $12.0 million of this revolving commercial line of credit outstanding. Unamortized debt issuance costs related to this line of credit were $5 thousand at December 31, 2024, and $10 thousand at December 31, 2023.

The Company incurred $1.1 million and $1.5 million of interest expense related to the ServisFirst line of credit for the years ended December 31, 2024 and 2023, respectively.

The Company had pledged investment securities at December 31, 2024 and 2023, totaling $8.5 million and $10.1 million, respectively, as collateral for federal funds purchased. As of December 31, 2024, and 2023, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $69.5 million and $55.5 million, respectively, a portion of which is secured by investment securities. These lines of credit are available on a one-day basis for general corporate purposes. The Company had no outstanding balances under these lines of credit at December 31, 2024 and 2023.

As of December 31, 2024 the Company had an unused line of credit to borrow from the Federal Reserve Bank of Richmond discount window totaling $30.4 million, which was fully secured by investment securities. At December 31, 2023, the Company had and $184.1 million of unused lines of credit from the Federal Reserve Bank of Richmond, with $143.4 million availability under the BTFP and $40.7 million from the discount window, both fully secured by investment securities. The discount window line of credit was available on an overnight basis for general corporate purposes; the BTFP line of credit was available on a term basis for liquidity purposes. The Company had pledged investment securities at December 31, 2024 and 2023 totaling $32.1 million and $174.1 million, respectively, as collateral at the Federal Reserve Bank. As of December 31, 2024 and 2023, the Company had no outstanding balances.

On September 9, 2020, the Company issued a private placement of $15.0 million of 5.95% fixed-to-floating rate subordinated notes due 2030 (the "Notes") to certain qualified institutional buyers and institutional accredited investors (the "Private Placement"). The Notes have been structured to qualify as Tier 2 capital for regulatory capital purposes. The Notes are unsecured and have a ten-year

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

term, maturing September 15, 2030, and bear interest at a fixed annual rate of 5.95%, payable semi-annually in arrears, for the first five years of the term. Thereafter, the interest rate will reset quarterly to an interest rate per annum equal to the then current three-month Secured Overnight Financing Rate ("Three-Month SOFR"), plus a spread of 582 basis points, payable quarterly in arrears, provided, however, that, in the event the Three-Month SOFR is less than zero, the Three-Month SOFR shall be deemed to be zero. As provided in the Notes, under specified conditions, the interest rate on the Notes during the Floating Rate Period may be determined based upon a rate other than Three-Month SOFR. The Company may redeem the Notes, in whole or in part, on any interest payment date on or after September 15, 2025, and to redeem the Notes at any time in whole upon certain other specified events. Unamortized debt issuance costs related to the subordinated debt were $270 thousand and $318 thousand at December 31, 2024 and 2023, respectively.

The Company incurred $940 thousand of interest expense related to subordinated debt for each of the years ended December 31, 2024 and 2023.

NOTE 9 — INCOME TAXES

Income tax expense (benefit) for the years ended December 31, 2024 and 2023 is summarized as follows:

(In thousands of dollars)	2024	2023
Current portion:
Federal	$2,933	$6,656
State	425	620
	3,358	7,276
Deferred income tax (benefit) expense	1,953	(259)
Total tax expense	$5,311	$7,017

A reconciliation between the income tax expense and the amount computed by applying the Federal statutory rate of 21% to income before income taxes follows:

(In thousands of dollars)	2024	2023
Tax at U.S. Statutory Rate	$5,715	$6,614
Increase (decrease) resulting from:
State income tax, net of federal income tax effect	503	590
Stock-based compensation	16	67
Tax exempt income	9	(17)
Bank-owned life insurance	(349)	(563)
Gain on BOLI surrender	-	789
Tax credit investments	(628)	(509)
Other items, net	45	46
Total tax expense	$5,311	$7,017

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

The gross amounts of deferred tax assets and deferred tax liabilities at December 31, 2024 and 2023 are as follows:

(In thousands of dollars)	2024	2023
Deferred tax assets:
Net operating loss carryforward	$7,134	$7,833
Unrealized loss on securities available-for-sale	5,691	6,960
ACL - loans	4,024	3,655
Lease liability	1,124	1,142
General business credits	-	1,126
ACL - unfunded commitments	636	917
Purchase accounting adjustments	370	758
Accrued expenses	501	697
Investments in partnerships	518	445
Stock-based compensation	506	351
Nonaccrual loan interest	265	158
Total deferred tax asset	20,769	24,042
Deferred tax liabilities:
Unrealized gain on cash flow hedges	(924)	(1,052)
Lease right-of-use asset	(944)	(910)
Origination costs and fees	(547)	(664)
Depreciation	(146)	(93)
Prepaid expenses	(60)	(57)
Other	-	(24)
Total deferred tax liabilities	(2,621)	(2,800)
Net deferred tax asset	$18,148	$21,242

Deferred tax assets represent the future benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. After review of all positive and negative factors and potential tax planning strategies, as of December 31, 2024 and 2023, management has determined that a valuation allowance is not necessary. Management has determined that it is more likely than not that the remaining deferred tax asset at December 31, 2024 will be realized, and accordingly, has not established a valuation allowance.

The Company has federal net operating losses of $30.5 million and $33.0 million at December 31, 2024 and 2023, respectively. These net operating losses expire at various times from 2028 through 2037. The Company’s ability to benefit from the use of these net operating loss carryforwards is limited annually under Section 382 of the Internal Revenue Code. The Company has state net operating losses of $20.4 million and $24.0 million at December 31, 2024 and 2023, respectively. These net operating losses expire at various times from 2028 through 2038.

The Company has analyzed the tax positions taken or expected to be taken in its tax returns and concluded it has no liability related to uncertain tax positions in accordance with applicable regulations. Tax returns for 2021 and subsequent years are subject to examination by taxing authorities.

NOTE 10 — LEASES

The Company has entered into several operating leases for properties for branch banking and other banking operations. The leases have various initial terms and expire on various dates. The lease agreements generally provide that the Bank is responsible for ongoing repairs and maintenance, insurance, and real estate taxes. The leases also provide for renewal options and certain scheduled increases in monthly lease payments. The Company does not consider exercise of any of these lease renewal options to be reasonably certain.

Leases with an initial term of 12 months or less are not recorded on the balance sheet. For these short-term leases, lease expense is recognized on a straight-line basis over the lease term. There were no rental expenses recorded under short-term leases for the years ended December 31, 2024 and 2023. At December 31, 2024 and 2023, the Company had no leases classified as finance leases.

At December 31, 2024 and 2023, the Company had an operating lease ROU asset of $4.0 million and $3.9 million, and an operating lease liability of $4.8 million and $4.9 million, respectively. The ROU asset and operating lease liability are recorded in other assets and other liabilities, respectively, in the Consolidated Balance Sheets.

Rental expense recorded under long-term leases for the years ended December 31, 2024 and 2023 was $1.1 million and $990 thousand, respectively.

The weighted-average remaining lease term and the weighted-average discount rate for operating leases were 6.28 years and 2.81%, respectively, at December 31, 2024.

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

A maturity analysis of the Company's operating lease liabilities and reconciliation of the undiscounted cash flows to the operating lease liability at December 31, 2024 is as follows (in thousands of dollars):

2025	$987
2026	833
2027	809
2028	780
2029	600
Thereafter	1,302
Total undiscounted cash flows	5,311
Discount on cash flows	(506)
Total lease liability	$4,805

NOTE 11 — OTHER NONINTEREST EXPENSE

A summary of the components of other noninterest expense is as follows for the years ended December 31:

(In thousands of dollars)	2024	2023
General and administrative expense	$993	$883
Marketing and business development	859	740
Other loan expense	518	497
Deposit related expense	386	731
Board of directors fees	318	318
Amortization expense	287	294
SBA contingency reserve	(778)	(1,848)
Other	2,011	2,127
Total other noninterest expense	$4,594	$3,742

NOTE 12 — COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company makes various commitments and incurs certain contingent liabilities that are not reflected in the Company’s financial statements. These commitments and contingent liabilities include various guarantees, commitments to extend credit and standby letters of credit. The Company does not anticipate any material losses as a result of these commitments and contingent liabilities.

Credit Related Commitments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Financial instruments where contract amounts represent credit risk as of December 31, 2024 and 2023 include:

(In thousands of dollars)	2024	2023
Commitments to extend credit	$460,840	$410,698
Letters of credit	1,223	501
Total	$462,063	$411,199

Commitments to extend credit, including unused lines of credit, are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Company’s exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued to guarantee a customer’s performance to a third party and have essentially the same credit risk as other lending facilities. Collateral held for commitments to extend credit and letters of credit varies but may include accounts receivable, inventory, property, plant, equipment and income-producing commercial properties. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

The Company maintains cash deposits with a financial institution that during the year are in excess of the insured limitation of the Federal Deposit Insurance Corporation. If the financial institution were not to honor its contractual liability, the Company could incur losses. Management is of the opinion that there is not material risk because of the financial strength of the institution.

Tax Credit Investments

The Company has invested capital in a limited partnership to obtain renewable energy tax credits generated by solar power projects. The following table summarizes the tax credit investment and equity investment as of December 31, 2024 and 2023:

(In thousands of dollars)	Balance Sheet Location	2024	2023
Carrying amount	Other assets	$2,666	$783
Amount of future funding commitments not included in carrying amount	N/A	2,721	2,462

There was $868 thousand and $598 thousand of net benefit to income tax expense from tax credit investments recognized in the provision for income taxes for the years ended December 31, 2024 and 2023, respectively.

Contingencies

The Company is subject to claims and lawsuits which arise primarily in the ordinary course of business. Management is not aware of any legal proceedings which could have a material adverse effect on the financial position or operating results of the Company.

NOTE 13 — STOCK-BASED COMPENSATION

In 2017, the shareholders of the Company approved the CoastalSouth Bancshares, Inc. 2017 Incentive Plan (“2017 Plan”) to motivate, attract and retain the services of employees, officers, and directors. At December 31, 2024, 884,750 stock options had been granted and 332,000 shares of restricted stock units had been issued under the 2017 Plan. As of December 31, 2024, the Board of Directors has reserved 1,106,500 shares of the Company's common stock for issuance pursuant to awards granted under the 2017 Plan, any or all of which may be granted as nonqualified stock options, restricted stock, restricted stock units, deferred stock units, stock appreciation rights, performance awards and other stock-based awards, or any other right or interest relating to stock or cash, granted to a Participant under the Plan. Prior to 2022, awards were also able to be granted as incentive stock options. In the event all or a portion of a stock award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares subject to the Award shares again become available for issuance pursuant to awards granted under the 2017 Plan and do not count against the maximum number of reserved shares. In addition, shares of common stock deducted or withheld to satisfy tax withholding obligations count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, and Shares delivered by a participant to satisfy tax withholding requirements are not added to the 2017 Plan share reserve. The 2017 Plan is administered by the Compensation Committee of our Board of Directors (the “Committee”). The determination of award recipients under the 2017 Plan, and the terms of those awards, are made by the Committee. The terms of each stock-based award are indicated in an award certificate. As of December 31, 2023, there were 1,000,720 shares reserved under the 2017 Plan and in 2024, the Board of Directors approved an additional 105,780 shares to the plan bringing to the total awards to 1,106,500. At December 31, 2024, there were 50,500 remaining shares available to be awarded under the 2017 Plan.

Stock-based awards are recognized over the vesting period and reflected as salaries and employee benefits within the Consolidated Statements of Operations, which was $1.3 million and $1.1 million for the years ended December 31, 2024 and 2023, respectively.

Stock Options

The Company's stock options vest over four years of continuous service, with a majority vesting 25% on the anniversary of the grant date and a minority vesting 100% on the fourth anniversary of the grant date. The terms of all of the options are for ten years expiring on the tenth anniversary of the grant date.

The grant date fair value of stock options is determined using the Black-Scholes model. Volatility is based on a peer group of similar community banks in the southeast United States. The risk-free rate is the treasury rate that most closely relates to the expected life on the grant date.

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

A summary of stock option activity for the years ended December 31, 2024 and 2023 is presented below:

			Weighted Average
	Number of	Weighted Average	Grant Date
	Shares	Exercise Price	Fair Value
Outstanding at December 31, 2022	753,750	$13.30	$5.10
Granted	3,500	15.70	7.00
Exercised	-	-	-
Forfeited or Expired	(10,500)	14.26	6.36
Outstanding at December 31, 2023	746,750	$13.29	$5.09
Granted	1,500	15.80	7.81
Exercised	-	-	-
Forfeited or Expired	(11,000)	13.34	5.18
Outstanding at December 31, 2024	737,250	$13.30	$5.09

	Number of	Weighted Average	Weighted Average Remaining	Aggregate Intrinsic Award
	Shares	Exercise Price	Contractual Life	Value (1)
Outstanding at December 31, 2023	746,750	$13.29
Outstanding at December 31, 2024	737,250	$13.30	4.06	$6,370
Vested & exercisable at December 31, 2023	605,997	$13.55
Vested & exercisable at December 31, 2024	706,250	$13.15	3.93	$6,208

(1) Presented in thousands and considering a $21.94 market value at December 31, 2024.

A summary of assumptions used in the valuation for stock options granted during the years ended December 31, 2024 and 2023 is below:

	2024 Black-	2023 Black-
	Scholes Inputs	Scholes Inputs
Expected dividend yield	0.00%	0.00%
Expected volatility	46.75%	38.78% - 38.91%
Risk-free interest rate	4.05%	3.45% - 4.03%
Expected life (in years)	6.25	6.25

As of December 31, 2024 and 2023, there was $124 thousand and $378 thousand of total unrecognized compensation cost related to stock options granted under the 2017 Plan. As of December 31, 2024, the cost is expected to be recognized over a weighted-average period of 0.96 years.

Restricted Stock Units

Periodically, the Company issues restricted stock units to its directors, executive and senior officers. Compensation expense is recognized over the vesting period of the awards based upon the fair value of the stock at grant date. In 2024, the Company granted restricted stock units to members of the Board of Directors of 19,700 that vested on December 31, 2024. In 2023, the Company granted restricted stock units to members of the Board of Directors of 17,600 with a one-year vesting period. Additionally, in 2024 and 2023, 80,500 and 74,500 restricted stock units, respectively, were granted to members of management. The 80,500 restricted stock units granted in 2024 cliff vest 100% at the end of five years. The 74,500 restricted stock units granted in 2023 cliff vest 100% at the end of three years.

A summary of restricted stock unit activity for the years ended December 31, 2024 and 2023 is below:

		Weighted Average
	Number of	Grant Date
	Shares	Fair Value
Outstanding at December 31, 2022	24,100	$17.75
Granted	92,100	15.96
Delivered	(26,850)	17.56
Forfeited	-	-
Outstanding at December 31, 2023	89,350	$15.97
Granted	100,200	16.53
Delivered	(28,775)	16.27
Forfeited	(1,500)	15.90
Outstanding at December 31, 2024	159,275	$16.26

As of December 31, 2024 and 2023, there was $1.6 million and $1.0 million of total unrecognized compensation cost related to nonvested restricted stock units shares granted under the 2017 Plan. As of December 31, 2024, the cost is expected to be recognized over a weighted-average period of 3.24 years. There were no restricted stock unit awards that were vested but were not delivered during the year ended December 31, 2024.

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

NOTE 14 — NET INCOME PER COMMON SHARE

Basic net income per common share is computed by dividing net income by the weighted-average number of common shares outstanding. Diluted income per share is computed by dividing net income by the weighted-average number of common shares outstanding and dilutive common share equivalents using the treasury stock method. Dilutive common share equivalents include common shares issuable upon exercise of outstanding in-the-money stock warrants and options, as well as restricted stock units. Potential common shares are not included in the denominator of the diluted per share computation when inclusion would be anti-dilutive. As of December 31, 2024, and 2023, there were 80,000 and 142,500, potential common shares that were not included in the potentially dilutive stock options, restricted stock units and warrants, respectively.

Net income per common share were calculated as follows:

(In thousands of dollars except share and per share amounts)	2024	2023
Net income per share - basic computation:
Net income available to common shareholders	$21,904	$24,478
Average common shares outstanding - basic	10,198,298	9,383,559
Basic net income per share	$2.15	$2.61

Diluted net income per share computation:
Net income available to common shareholders	$21,904	$24,478
Average common shares outstanding - basic	10,198,298	9,383,559
Incremental shares from assumed conversions
Stock options	192,283	101,656
Restricted stock units	80,052	19,470
Average common shares outstanding - diluted	10,470,633	9,504,685
Diluted net income per share	$2.09	$2.58

NOTE 15 — REGULATORY MATTERS

CSB is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct adverse material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, CSB must meet specific capital guidelines that involve quantitative measures of CSB’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. CSB’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios (set forth in the table below) of Tier 1 Capital, Common Equity Tier 1 (CET1), and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk-weights ranging from 0% to 150%. Tier 1 capital of the CSB consists of common shareholders’ equity, excluding the unrealized gain or loss on securities AFS, minus certain intangible assets, while CET1 is comprised of Tier 1 capital, adjusted for certain regulatory deductions and limitations. Tier 2 capital consists of the ACL subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital.

CSB is also required to maintain capital at a minimum level based on total assets, which is known as the Tier 1 leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

Effective March 31, 2015, quantitative measures established by applicable regulatory standards, including the newly implemented Basel III revised capital adequacy standards and relevant provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank Act”), require CSB to maintain (i) a minimum ratio of Tier 1 capital to average total assets, after certain adjustments, of 4.00%, (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of 6.00%, (iii) a minimum ratio of total-capital to risk-weighted assets of 8.00% and (iv) a minimum ratio of CET1 to risk-weighted assets of 4.50%. A “well-capitalized” institution must generally maintain capital ratios 2% higher than the minimum guidelines. Because the Company is a small bank holding company under the guidelines of the Federal Reserve System and is not required to report consolidated capital ratios for regulatory purposes, capital ratios are presented for CSB only.

In order to avoid restrictions on capital distributions or discretionary bonus payments to executives, CSB is required to maintain a “capital conservation buffer” in addition to its minimum risk-based capital requirements. This buffer is required to consist solely of CET1, but the buffer applies to all three risk-based measurements (CET1, Tier 1 and total capital). The capital conservation buffer

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

consists of an additional amount of Tier 1 capital equal to 2.5% of risk-weighted assets. The capital conservation buffer in effect for the year ended December 31, 2024 was 4.97%.

Prompt Corrective Action — In July 2013, the final rules implementing Basel III capital guidelines increased regulatory capital requirements of U.S. banking organizations in a manner that more closely reflected risk exposures and brought the regulatory capital framework into compliance with Basel III. The final rules revised the level at which the Bank becomes subject to corrective action. The federal banking agencies have broad powers with which to require companies to take prompt corrective action to resolve problems of insured depository institutions that do not meet minimum capital requirements. The law establishes five capital categories for this purpose: (i) well-capitalized; (ii) adequately capitalized; (iii) undercapitalized; (iv) significantly undercapitalized; and (v) critically undercapitalized. The final rules amended the thresholds in the prompt corrective action framework to reflect the higher capital ratios required.

Even though the prompt corrective action rules apply to banks and not bank holding companies, the FRB is authorized to take actions at the holding company level. Failure to meet applicable capital standards could subject the bank holding company or the financial institution to a variety of enforcement remedies available to the federal regulatory authorities. These include limitations on the ability to pay dividends, the issuance by the regulatory authorities of a capital directive to increase capital, and the termination of deposit insurance by the FDIC. CoastalSouth Bancshares, Inc. is not subject to the provisions of prompt corrective action.

The following table summarizes the capital amounts and ratios of CSB and the regulatory minimum requirements at December 31, 2024 and 2023:

					To Be Well-
			For Capital		Capitalized Under Prompt
(Dollars in thousands)	Actual		Adequacy Purposes		Corrective Action Provisions
December 31, 2024	Amount	Ratio	Amount	Ratio	Amount	Ratio
Coastal States Bank
Total capital	$242,716	12.97%	$149,715	8.00%	$187,144	10.00%
Tier 1 capital	225,890	12.07%	112,287	6.00%	149,715	8.00%
Tier 1 leverage	225,890	10.64%	84,923	4.00%	106,154	5.00%
Common Equity Tier 1 Capital	225,890	12.07%	84,215	4.50%	121,644	6.50%

December 31, 2023
Coastal States Bank
Total capital	$215,009	12.36%	$139,138	8.00%	$173,922	10.00%
Tier 1 capital	200,333	11.52%	104,353	6.00%	139,138	8.00%
Tier 1 leverage	200,333	9.94%	80,636	4.00%	100,795	5.00%
Common Equity Tier 1 Capital	200,333	11.52%	78,265	4.50%	113,049	6.50%

The Bank’s regulatory capital ratios are currently well in excess of the minimum standards and continue to be in the "well-capitalized" regulatory classification.

NOTE 16 — SHAREHOLDERS' EQUITY

Voting Common Stock — The Company issued 28,775 and 26,850 shares of voting common stock for vested restricted stock units (“RSU’s”) in 2024 and 2023, respectively. On January 26, 2024, 701,442 shares of voting common stock were issued upon a common stock offering private placement. On March 31, 2023, 446,705 shares of voting common stock were issued upon a common stock offering private placement. At December 31, 2024, there were 8,098,117 shares of $1.00 par value voting common stock outstanding.

Non-voting Common Stock — On January 26, 2024, there were no shares of non-voting common stock issued upon the common stock offering private placement. On March 31, 2023, 107,000 shares of non-voting common stock were issued upon the common stock offering private placement. At December 31, 2024, there were 2,172,029 shares of $1.00 par value non-voting common stock outstanding.

Dividends — The ability of the Company to pay cash dividends to shareholders is dependent upon receiving cash in the form of dividends from its banking subsidiary. However, certain restrictions exist regarding the ability of the subsidiary to transfer funds in the form of cash dividends to the Company. South Carolina banking regulators restrict the amount of dividends that can be paid to shareholders. All of CSB’s dividends to the Company are payable only from the undivided profits of CSB. In 2024, CSB paid a $6.0 million dividend to the Company. At December 31, 2024, CSB had retained earnings of $55.8 million.

Accumulated Other Comprehensive Loss — Shareholders' equity as of December 31, 2024 was negatively impacted by the decline of fair value for our AFS investment portfolio driven by the rising interest rates. The Company reviews its AFS securities portfolio quarterly for credit related impairment, and none was recognized. Management believes that the decreases in value are driven by these interest rate movements and are not indicative of credit or other performance issues within the securities portfolio. The Company's AOCL as of December 31, 2024 was $15.8 million.

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

As a State chartered bank under South Carolina law, the Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the South Carolina State Board of Financial Institutions ("State Board") or the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last examination conducted by the State or Federal regulatory authority. Otherwise, the Bank must file an income and expense report and obtain the specific approval of the State Board. Under Federal Reserve Board regulations, the amount of loans or advances from the banking subsidiary to the parent company are also restricted.

NOTE 17 — FAIR VALUE OF FINANCIAL INSTRUMENTS

US GAAP provides a framework for measuring and disclosing fair value which requires disclosures about the fair value of assets and liabilities recognized in the balance sheet, whether the measurements are made on a recurring basis (for example, available-for-sale investment securities) or on a nonrecurring basis (for example, collateral-dependent loans).

Fair value is defined as the exchange in price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. US GAAP also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The Company utilizes fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Fair Value Hierarchy

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine the fair value. These levels are:

Level 1 Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Securities AFS — Securities AFS are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security's credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange such as the New York Stock Exchange, Treasury securities that are traded by dealers or brokers in active over-the counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Equity Securities — Equity securities are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices. There were no equity securities held at December 31, 2024 and 2023.

Loans Held for Sale — Loans held for sale are comprised of loans originated for sale in the ordinary course of business and purchased with intent to sell through MBF. The fair value of loans originated for sale in the secondary market is based on purchase commitments or quoted prices for the same or similar loans and are classified as recurring Level 2. There were no loans held for sale requiring fair value adjustments at December 31, 2024 and 2023.

Collateral-Dependent Loans — The Company does not record loans at fair value on a recurring basis, however, from time to time, a loan is considered collateral-dependent and an allowance for credit loss is established. Collateral-dependent loans are loans where repayment is expected to be provided solely by the sale of the underlying collateral and there are no other available and reliable sources of repayment. If a loan is determined to be collateral-dependent, or if foreclosure is probable, the Company measures the net realizable

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

value of the collateral (fair value less costs to sell) to determine the level of impairment for the loan. The valuation of collateral is supported by an appraisal, brokers price opinion, or other comparable market data. Otherwise, the Company performs a discounted cash flow analysis on the loan to determine the level of ACL needed. At December 31, 2024, substantially all of the collateral-dependent loans were evaluated based upon the fair value of the collateral. Collateral-dependent loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the loan as nonrecurring Level 3.

OREO — Foreclosed assets are adjusted to fair value upon transfer of the loans to OREO. Real estate acquired in settlement of loans is recorded initially at estimated fair value of the property less estimated selling costs at the date of foreclosure. The initial recorded value may be subsequently reduced by additional allowances, which are charges to earnings if the estimated fair value of the property less estimated selling costs declines below the initial recorded value. OREO presented as measured on a non-recurring basis includes only those properties that had changes in valuation. Fair value is based upon independent market prices, appraised values of the collateral or management's estimation of the value of the collateral.

Derivative Financial Instruments — The Company’s derivative financial instruments, which are interest rate contracts, are valued using a discounted cash flow method that incorporates current market interest rates.

The table below presents the balances of assets and liabilities measured at fair value on a recurring basis by level within the hierarchy at December 31, 2024 and 2023:

	December 31, 2024
(In thousands of dollars)	Total	Level 1	Level 2	Level 3
Assets:
Available-for-sale securities
U.S. Treasuries	$5,612	$-	$5,612	$-
Municipal obligations	53,071	-	53,071	-
Mortgage-backed securities	166,092	-	166,092	-
Asset-backed securities	46,940	-	46,940	-
Corporate debt securities	63,552	-	63,052	500
Total	$335,267	$-	$334,767	$500
Other
Derivative assets	$7,717	$-	$7,717	$-
Liabilities:
Derivative liabilities	$(6)	$-	$-	$(6)

	December 31, 2023
(In thousands of dollars)	Total	Level 1	Level 2	Level 3
Assets:
Available-for-sale securities
U.S. Treasuries	$52,008	$-	$52,008	$-
Municipal obligations	62,884	-	62,884	-
Mortgage-backed securities	149,336	-	149,336	-
Asset-backed securities	55,664	-	55,664	-
Corporate debt securities	34,904	-	34,404	500
Total	$354,796	$-	$354,296	$500
Other
Derivative assets	$8,738	$-	$8,738	$-
Liabilities:
Derivative liabilities	$(165)	$-	$(142)	$(23)

Level 3 assets and liabilities measured at fair value on a recurring basis for the years ended December 31, 2024 and 2023 were $500 thousand. There were no changes in the value in either of those years.

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The following table presents the assets and liabilities carried on the balance sheet by caption and by level within the valuation hierarchy (as described above) for which a nonrecurring change in fair value has been recorded during the years ended December 31, 2024 and 2023.

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

	December 31, 2024
(In thousands of dollars)	Total	Level 1	Level 2	Level 3
Other real estate owned	$864	$-	$-	$864
Collateral-dependent loans, net	$13,215	$-	$-	$13,215
Total	$14,079	$-	$-	$14,079

	December 31, 2023
(In thousands of dollars)	Total	Level 1	Level 2	Level 3
Collateral-dependent loans, net	$4,139	$-	$-	$4,139
Total	$4,139	$-	$-	$4,139

There were no liabilities measured at fair value on a nonrecurring basis at December 31, 2024 and 2023.

The following tables present quantitative information about the unobservable inputs used in Level 3 fair value measurements at December 31, 2024 and 2023:

December 31, 2024	(In thousands of dollars)
Financial Instrument	Net Carrying Value	Valuation Technique	Unobservable Input	Input
Other real estate owned	$864	Third party appraisal or broker's price opinion	Management discount for costs to sell	10%
Collateral-dependent loans, net	$13,215	Third party appraisal or broker's price opinion	Management discount for costs to sell	10%

December 31, 2023	(In thousands of dollars)
Collateral-dependent loans, net	$4,139	Third party appraisal or broker's price opinion	Management discount for costs to sell	10%

Fair Value of Financial Instruments

The following tables include the estimated fair value of the Company’s financial assets and financial liabilities. The methodologies for estimating the fair value of financial assets and financial liabilities measured on a recurring and nonrecurring basis are discussed above. The methodologies for estimating the fair value for other financial assets and financial liabilities are discussed below. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data in order to develop the estimates of fair value. Accordingly, the estimates presented below are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation techniques may have a material effect on the estimated fair value amounts at December 31, 2024.

	December 31, 2024
(In thousands of dollars)	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and cash equivalents	$67,961	$67,961	$67,961	$-	$-
Loans held for sale	174,033	174,033	-	174,033
Loans held for investment, net	1,392,325	1,347,071	-	-	1,347,071
Non-marketable equity securities	7,483	7,483	-	-	7,483
Financial Liabilities:
Deposits	1,834,802	1,723,134	-	1,723,134	-
Other borrowings	41,725	41,531	-	41,531	-

	December 31, 2023
(In thousands of dollars)	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and cash equivalents	$48,553	$48,553	$48,553	$-	$-
Loans held for sale	82,125	82,125	-	82,125
Loans held for investment, net	1,402,960	1,365,857	-	-	1,365,857
Non-marketable equity securities	8,608	8,608	-	-	8,608
Financial Liabilities:
Deposits	1,750,657	1,655,992	-	1,655,992	-
Other borrowings	88,672	88,672	-	88,672	-

Cash and cash equivalents — The carrying amounts of cash and due from banks and federal funds sold approximate their fair values.

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

Loans held for sale — Loans held for sale are carried at the lower of cost or fair value. These loans currently consist of one-to-four family residential real estate loans originated for sale to qualified third parties. Fair value is based upon the contractual price to be received from these third parties, which may be different than cost.

Loans held for investment, net — Fair values are estimated for portfolios of loans with similar financial characteristics if collateral-dependent. Loans are segregated by type. The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect observable market information incorporating the credit, liquidity, yield and other risks inherent in the loan. The estimate of maturity is based upon the Company’s historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of the current economic and lending conditions. Fair value for significant non-performing loans is generally based upon recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discounted rates are judgmentally determined using available market information and specific borrower information.

Non-marketable equity securities — Non-marketable equity securities are carried at original cost basis, as cost approximates fair value and there is no ready market for such investments.

Deposits — The fair value of deposits with no stated maturity date, such as noninterest-bearing demand deposits, savings and money market and checking accounts, is based on the discounted value of estimated cash flows. The fair value of time deposits is based upon the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Other borrowings — The fair value of the Company’s FHLBA, line of credit and subordinated debt advances are estimated based upon the discounted value of contractual cash flows. The fair value of investment securities sold under agreements to repurchase approximates the carrying amount because of the short maturity of these borrowings. The discount rate is estimated using rates quoted for the same or similar issues or the current rates offered to the Company for debt of the same remaining maturities.

NOTE 18 — REVENUE RECOGNITION

Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

The Company’s sources of revenue are generated from both interest and noninterest revenue streams. The majority of our revenue-generating transactions are not subject to ASC 606. Revenue streams generated by fees and interest from financial instruments, investments, and transfers and servicing of these assets are excluded from this disclosure.

The Company has certain revenue streams within the scope of ASC 606 contained within noninterest income. The Company’s contracts with customers generally do not contain terms that require significant judgment to determine the amount of revenue to recognize.

The table below presents the revenue streams within the scope of the standard and is followed by a description of each noninterest income revenue stream for the years ended December 31, 2024 and 2023:

	December 31, 2024
(In thousands of dollars)	Within Scope	Out of Scope	Total
Noninterest income:
Gain on sale of government guaranteed loans	$-	$1,818	$1,818
Bank-owned life insurance	-	1,664	1,664
Income from mortgage originations	-	1,204	1,204
Interchange income and card fees	868	-	868
Service charges on deposit accounts	846	-	846
Losses on sale of available-for-sale securities	-	(3,465)	(3,465)
Other noninterest income	151	1,428	1,579
Total noninterest income	$1,865	$2,649	$4,514

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

	December 31, 2023
(In thousands of dollars)	Within Scope	Out of Scope	Total
Noninterest income:
Bank-owned life insurance	$-	$2,680	$2,680
Gain on sale of government guaranteed loans	-	1,360	1,360
Interchange income and card fees	1,045	-	1,045
Gain on hedge termination	-	992	992
Income from mortgage originations	-	912	912
Service charges on deposit accounts	755	-	755
Losses on sale of available-for-sale securities	-	(517)	(517)
Other noninterest income	158	1,209	1,367
Total noninterest income	$1,958	$6,636	$8,594

Gain on sale of government guaranteed loans — The Company records a gain from the sale of government guaranteed loans to third parties at the time the transfer is complete. The gain on sale is recognized as a result of the recognition of mortgage servicing rights and premiums paid by the buyer for the purchase of the loan.

Bank-owned life insurance — The Company’s income from bank-owned life insurance primarily represents changes in the cash surrender value of such life insurance policies held on certain key employees, for which the Company is the owner and beneficiary. Revenue is recognized in each period based on the change in cash surrender value during the period.

Income from mortgage originations — The Company earns mortgage production income which is comprised primarily of activity related to the sale of consumer mortgage loans as well as loan origination fees such as closing charges, document review fees, application fees, other loan origination fees, and loan processing fees.

Interchange income and card fees — The Company earns interchange fees from debit cardholder transactions conducted through a payment network. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are earned daily.

Service charges on deposit accounts — The Company earns fees from its deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, which include services such as ATM use fees and stop payment charges, are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges are withdrawn from the customer’s account balance.

Losses on sale of available-for-sale Securities — The Company recognizes realized gains or losses from the sale of its available-for-sale securities at the trade date and recognizes periodic mark-to-market adjustments on equity securities resulting from changes in fair value.

Gain (loss) on hedge termination, net — The Company recognizes realized gains or losses from terminated fair value hedging relationships through earnings as excluded components deferred in AOCI or AOCL that were recognized through an amortization approach are released to earnings consistent with how other components of the carrying amount of the hedged item are recognized in earnings. When a cash flow hedging instrument is sold, extinguished, terminated, exercised, or expires, it is derecognized and the amounts in AOCI or AOCL, including amounts remaining related to excluded components that were recognized through an amortization approach, remain there until the forecasted transaction impacts earnings unless the forecasted transaction becomes probable of not occurring.

Other noninterest income — Other noninterest income consists primarily of loan fees, which are out of the scope of ASC Topic 606. The items within scope of the standard primarily relate to contracts with third parties for miscellaneous referral or broker income.

Contract assets and liabilities — A contract asset balance typically occurs when an entity performs a service for a customer before the customer payment of consideration, creating a contract receivable, or before payment is due, creating a contract asset. In contrast, a contract liability balance is an entity’s obligation to transfer a service to a customer for which the entity has already received payment of consideration from the customer. The Company’s noninterest revenue streams that are within the scope of ASC 606 are largely based on transactional activity which typically occurs at a point in time immediately after the performance obligations have been satisfied. Consideration is often received immediately or shortly after the Company satisfies its performance obligation and revenue is recognized. The Company does not typically enter into long-term revenue contracts with customers. Therefore, the Company does not experience significant contract balances. As of December 31, 2024 and 2023, the Company did not have any significant contract balances.

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

NOTE 19 — DERIVATIVE FINANCIAL INSTRUMENTS

The Company utilizes interest rate swaps agreements as part of its asset-liability management strategy to help mitigate its interest rate risk. The notional amount of the interest rate swaps does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreements. Derivative financial instruments are recorded in the Consolidated Balance Sheets as either an asset or a liability (in other assets or other liabilities, respectively) and measured at fair value.

The adoption of ASU 2020-04, Reference Rate Reform (Topic 848) resulted to transitioning away from London Interbank Offered Rate ("LIBOR") to the overnight SOFR swap with a predetermined fallback spread for the fair value hedging instruments. The cumulative basis of the hedged item attributable to changing from the originally designated benchmark interest rate was adjusted to reflect the replacement designated benchmark interest rate. Under this approach, the Company recognizes the change to the hedged item’s basis adjustment immediately in earnings within the same income statement line used to present the earnings effect of the hedged item. For the cash flow hedges, LIBOR hedge and hedged item converted to Overnight SOFR as hedged item utilizes a benchmark rate component, and Fed Funds hedge at onset whereas LIBOR hedged item converted to Term SOFR as hedged item utilizes contractually specified rate. This transition occurred after end of day on June 30, 2023.

The Company presents derivative position gross on the balance sheet. The following tables reflects the derivatives recorded on the balance sheet as of the dates indicated:

	Included in Other Assets		Included in Other Liabilities
(In thousands of dollars)	Notional	Fair	Notional	Fair
December 31, 2024	Amount	Value	Amount	Value
Derivatives designated as hedges:
Interest rate swaps related to cash flow hedges	$225,000	$4,576	$-	$-
Interest rate swaps related to fair value hedges	25,535	3,141	-	-
Derivatives not designated as hedges:
Sold credit protection on risk participation agreements	-	-	15,000	(6)
Total included in Other assets		$7,717		$(6)

	Included in Other Assets		Included in Other Liabilities
(In thousands of dollars)	Notional	Fair	Notional	Fair
December 31, 2023	Amount	Value	Amount	Value
Derivatives designated as hedges:
Interest rate swaps related to cash flow hedges	$225,000	$5,706	$35,000	$(142)
Interest rate swaps related to fair value hedges	25,535	3,032	-	-
Derivatives not designated as hedges:
Sold credit protection on risk participation agreements	-	-	372	(23)
Total included in Other liabilities		$8,738		$(165)

Fair Value Hedges

Fair value hedge interest rate swaps mature on various dates with a combined notional amount of $25.5 million at December 31, 2024. The risk management objective with respect to the fair value hedges is to hedge the risk of certain municipal securities. These fair value hedges convert the fixed rates of the bonds to a floating leg of Overnight SOFR + 26.161 basis points. The hedges were determined to be effective during the periods presented. The Company expects these hedges to remain effective during the remaining term of the swap.

The following table presents the amounts recorded on the balance sheet related to cumulative basis adjustment for the fair value hedges as of December 31, 2024 and 2023:

			Cumulative Amount of Fair
Line Item in the			Value Hedging Adjustment
Balance Sheet in			Included in the Carrying
Which the Hedged	Carrying Amount		Amount of the
Item is Included	of the Hedged Assets		Hedged Assets
(In thousands of dollars)	2024	2023	2024	2023
Securities available-for-sale	$22,632	$22,795	$(3,271)	$(3,176)

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

As of December 31, 2024, the total notional amount of the pay-fixed/receive variable interest rate swap portfolio was $25.5 million. There were no hedging adjustments on the balances above for discontinued relationships.

During 2023, the Company terminated 8 non-forward starting interest rate swaps designated as fair value hedges with a notional amount of $12.6 million and recognized a gain of $992 thousand in other noninterest income on the Consolidated Statements of Operations during 2023.

The following table summarizes information about the interest rate swaps designated as fair value hedges at December 31, 2024:

(Dollars in thousands)
Notional amount of fair value hedges	$25,535
Weighted average maturity in years	4.99

The following table presents the change in fair value for derivatives designated as fair value hedges as well as the offsetting change in fair value on the hedged item for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
(In thousands of dollars)	2024	2023
Interest rate contracts: Gain or (Loss)
Change in fair value of interest rate swaps hedging available-for-sale securities	$109	$(1,219)
Change in fair value of hedged available-for-sale securities	$(95)	$1,177

The following table presents the effect of fair value hedge Accounting on the Consolidated Statements of Operations and the location and amount of gain or (loss) recognized in income on Fair Value hedging relationships for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023
	Interest Income	Interest Income
(In thousands of dollars)	(Offset to AOCI)	(Offset to AOCI)
Gain or (loss) on fair value hedging relationships
Interest contracts:
Change in fair value of interest rate swaps hedging available-for-sale securities	$109	$(1,219)
Change in fair value of hedged available-for-sale securities	$(95)	$1,177

Cash Flow Hedges

A cash flow hedge interest rate swap that matures on February 14, 2026 had a notional amount of $50.0 million as of December 31, 2024. The risk management objective with respect to hedge the risk of variability in its cash flows (i.e., future interest payments) attributable to changes in the SOFR rate. The objective of the hedge is to offset the variability of cash flows due to the rollover of its fixed-rate advances from February 14, 2023 to February 14, 2026. The company designates the $50.0 million interest rate swap (the hedging instrument) as a cash flow hedge of the risk of changes in cash flows attributable to changes in the benchmark Federal Funds interest rate risk for the forecasted issuances of advances arising from a rollover strategy. The forecasted funding will be provided through FHLBA, brokered CD, or other fixed rate advances or a combination thereof. In addition, the funding can be wholly or partially from a term funding based on a contractually specified SOFR interest rate. The hedge was determined to be effective during the periods presented. The Company expects the hedge to remain effective during the remaining term of the swap.

A cash flow hedge interest rate collar that matures on November 2, 2025 had a notional amount of $150.0 million as of December 31, 2024. The risk management objective with respect to this cash flow hedge is to hedge floating rate interest receipts based on the contractually specified SOFR rate. Initially, these receipts are made up of the interest payments received on the first of a previously unhedged $150.0 million pool of customer loans indexed to SOFR for interest payments received from November 2, 2022 through November 2, 2025. The company designates this interest rate collar (the hedging instrument) as a cash flow hedge, hedging the risk of changes in its cash flows between 4.00% and 1.00% attributable to changes in the contractually specified interest rate, currently the SOFR rate, on its customer floating rate loan pool. To reduce upfront premium expense, the company is capping any benefit on its customer floating rate loan pool by selling a 6.00% cap. The combination of the purchased option and the sold option created a collar costing $1.7 million. A $12.5 million portion of the cash flow utilized 1-month LIBOR as their reference rate. These cash flows transitioned to the SOFR rate due to the required LIBOR transition for all LIBOR variable rate instruments after June 30, 2023. This hedge designation references the optional expedients referenced under ASC 848, Reference Rate Reform due to the hedged cash flows currently referencing LIBOR at time of designation. This hedge was determined to be effective during the periods presented. The Company expects the hedge to remain effective during the remaining term of the option.

A cash flow hedge interest rate swap that matures on October 21, 2030 had a notional amount of $25.0 million as of December 31,

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

2024. The risk management objective with respect to the cash flow hedge is to hedge the risk of variability in the Company’s cash flows (future interest payments) attributable to changes in the 3-month LIBOR rate pertaining to fluctuations in market interest rates on $25.0 million of FHLBA, brokered Certificate of Deposits or other fixed rate advances for that period. The objective of the hedge is to offset the variability of cash flows due to the rollover of its fixed-rate 3-month FHLBA or another fixed rate advance every quarter from October 31, 2022 to October 21, 2030. After June 30, 2023, both LIBOR hedge and hedged item converted to Overnight SOFR as hedged item utilizes a benchmark rate component. The hedge was determined to be effective during the periods presented. The Company expects the hedge to remain effective during the remaining term of the swap.

The tables below present the gains and (losses) recognized in AOCI and the location in the Consolidated Statements of Operations of the gains and (losses) reclassified from OCI into earnings for derivatives designated as cash flow hedges for the years ended December 31, 2024 and 2023:

2024
(In thousands of dollars)
Derivatives in Cash Flow Hedging Relationships	Amount of Gain (Loss) Recognized in OCI on Derivative	Location of Gain (Loss) Reclassified from OCI into Income	Amount of Gain (Loss) Reclassified from OCI into Income (pre-tax)

Interest rate swap contracts		Interest income (expense)
Effective portion	$890	Effective portion	$1,751
Deferred tax	$(128)	Amount excluded from the assessment of effectiveness and amortized into earnings	$(455)

2023
(In thousands of dollars)
Derivatives in Cash Flow Hedging Relationships	Amount of Gain (Loss) Recognized in OCI on Derivative	Location of Gain (Loss) Reclassified from OCI into Income	Amount of Gain (Loss) Reclassified from OCI into Income (pre-tax)

Interest rate swap contracts		Interest income (expense)
Effective portion	$407	Effective portion	$328
Deferred tax	$160	Amount excluded from the assessment of effectiveness and amortized into earnings	$(426)

Gains and losses on interest rate swaps related to funding liabilities are recorded in interest income/expense. To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, changes in the derivatives’ fair value will not be included in current earnings but are reported as a component of OCI in the Consolidated Statements of Changes in Shareholders’ Equity. These changes in fair value will be included in earnings of future periods when earnings are also affected by the changes in the hedged cash flows. To the extent these derivatives are not effective, changes in their fair values are immediately included in other income or expense.

The following tables summarizes information about the interest rate swaps and option collar designated as a cash flow hedge at December 31, 2024:

(Dollars in thousands)
Notional Amount - Pay Fixed Swap	$75,000
Weighted average fixed pay rate	2.78%
Weighted average 3-month receive rate	5.26%
Weighted average maturity in years	2.68
During the next twelve months, the Company estimates that will be reclassified from OCI as a decrease to interest expense	$806
During the next twelve months, the Company estimates that will be reclassified from Deferred Tax as a decrease to interest expense	$255

(Dollars in thousands)
Notional Amount Collar	$150,000
Floor strike	4.00%
Cap strike	6.00%
Weighted average maturity in years	0.84
During the next twelve months, the Company estimates that will be reclassified from OCI as a decrease to interest income	$547
During the next twelve months, the Company estimates that will be reclassified from Deferred Tax as a decrease to interest income	$173

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

Derivatives not Designated as Hedges

Risk Participation Agreements — The Company has one risk participation agreement with a financial institution counterparty for an interest rate swap related to a loan in which it is a participant. A risk participation agreement provides credit protection to the financial institution should the borrower fail to perform on their interest rate derivative contract with the financial institution. A risk participation agreement is a credit derivative not designated as a hedge. Credit derivatives are not speculative and are not used to manage interest rate risk in assets or liabilities. Changes in the fair value in credit derivatives are recognized directly in earnings. The fee received, less the estimate of the loss for the credit exposure, was recognized in earnings at the time of the transaction.

The net gain (loss) related to changes in fair value from derivative instruments not designated as hedging instruments during the years ended December 31, 2024 and 2023 is summarized on the table below:

		Year Ended December 31,
(In thousands of dollars)	Location	2024	2023
Credit risk participation agreements	Other noninterest income	$(6)	$(23)

NOTE 20 — ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following were changes in accumulated other comprehensive income (loss) by component, net of tax, for the years ended December 31, 2024 and 2023:

	Gains and Losses	Gains and Losses
(In thousands of dollars)	on Securities	on
Year Ended December 31, 2024	Available-for-Sale	Cash Flow Hedges	Total
Beginning Balance	$(22,863)	$3,332	$(19,531)
Other comprehensive income (loss) before reclassification, net of tax	1,496	587	2,083
Amounts reclassified from accumulated other comprehensive income, net of tax	2,654	(993)	1,661
Net current period other comprehensive income (loss)	4,150	(406)	3,744
Ending Balance	$(18,713)	$2,926	$(15,787)
Year Ended December 31, 2023
Beginning Balance	$(29,502)	$2,827	$(26,675)
Other comprehensive income (loss) before reclassification, net of tax	7,003	430	7,433
Amounts reclassified from accumulated other comprehensive income, net of tax	(364)	75	(289)
Net current period other comprehensive income (loss)	6,639	505	7,144
Ending Balance	$(22,863)	$3,332	$(19,531)

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

The following were significant amounts reclassified out of each component of other comprehensive income (loss) for the years ended December 31, 2024 and 2023:

	(In thousands of dollars)
Details about Accumulative Other Comprehensive Income (Loss) Components	Year Ended December 31, 2024	Year Ended December 31, 2023	Affected Line Item Where Net Income is Presented
Realized (gains) losses on available-for-sale securities	$3,465	$517	Losses on sale of available-for-sale securities
	-	(992)	Gain on hedge termination
	(811)	111	Income tax provision (benefit)
	$2,654	$(364)	Net income
Realized (gains) losses on cash flow hedges	$455	$426	Interest income - Loans held-for-investment
	145	1,378	Interest income - Investments, taxable
	-	(282)	Interest expense - Other borrowings
	(1,896)	(1,424)	Interest expense - Interest-bearing deposits
	303	(23)	Income tax provision (benefit)
	$(993)	$75	Net income

NOTE 21 — CONDENSED FINANCIAL INFORMATION OF COASTALSOUTH BANCSHARES, INC. (PARENT COMPANY ONLY)

Condensed Balance Sheets
December 31, 2024 and 2023
(In thousands of dollars)	2024	2023
Assets
Cash and due from banks (1)	$1,644	$2,683
Investment in bank subsidiary (1)	218,546	190,081
Other assets	2,092	2,394
Total assets	222,282	195,158
Liabilities
Other borrowings	26,725	38,672
Accrued expenses and other liabilities	325	443
Total liabilities	27,050	39,115
Shareholders' equity
Common stock	10,270	9,540
Capital surplus	158,755	145,944
Accumulated retained earnings	41,994	20,090
Accumulated other comprehensive loss	(15,787)	(19,531)
Total shareholders' equity	195,232	156,043
Total liabilities and shareholders' equity	$222,282	$195,158
(1) Eliminated in consolidation

Condensed Statements of Operations
Years Ended December 31, 2024 and 2023
(In thousands of dollars)	2024	2023
Income
Dividend income from bank subsidiary (1)	$6,000	$-
Other income	75	17
Total income	6,075	17
Expenses
Other borrowings	2,030	2,448
Other expenses	98	75
Total expenses	2,128	2,523
Income (loss) before taxes and equity in undistributed income of subsidiary	3,947	(2,506)
Income tax benefit	(533)	(651)
Income (loss) before equity in undistributed income of subsidiary	4,480	(1,855)
Equity in undistributed income of subsidiary (1)	17,424	26,333
Net income	$21,904	$24,478
(1) Eliminated in consolidation

CoastalSouth Bancshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements - Continued

Condensed Statements of Cash Flows
Years Ended December 31, 2024 and 2023
(In thousands of dollars)	2024	2023
Cash flows from operating activities
Net income	$21,904	$24,478
Adjustments to reconcile net income to net cash used by operating activities:
Equity in undistributed net income of subsidiary	(17,424)	(26,333)
Dividend income from bank subsidiary	(6,000)	-
Debt issuance cost amortization	53	38
Increase in tax receivable	(421)	(226)
Increase in other assets	310	(324)
Decrease in accrued expenses and other liabilities	295	364
Net cash used by operating activities	(1,283)	(2,003)
Cash flows from investing activities
Investment in subsidiary	-	(14,700)
Net cash used by investing activities	-	(14,700)
Cash flows from financing activities
Proceeds from commercial line of credit	-	6,000
Repayment of commercial line of credit	(12,000)	-
Issuance of common stock upon private placement	12,244	8,835
Net cash provided by financing activities	244	14,835
Net (decrease) increase in cash and cash equivalents	(1,039)	(1,868)
Cash and cash equivalents, beginning of year	2,683	4,551
Cash and cash equivalents, end of year	$1,644	$2,683

NOTE 22 — SUBSEQUENT EVENTS

Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are issued. Recognized subsequent events are events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. Nonrecognized subsequent events are events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date.

The Company evaluated subsequent events through the date its financial statements were issued, and there were no other subsequent events requiring accrual or disclosure through March 5, 2025.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13 — Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, in connection with the sale of shares of our common stock being registered, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee, the FINRA filing fee and the NYSE listing fee.

Expense Category	Amounts
SEC registration fee	$12,248
FINRA filing fee	12,500
NYSE listing fee	325,000
Legal fees and expenses	1,275,000
Accounting fees and expenses	122,500
Printing fees and expenses	163,350
Transfer agent and registrar fees and expenses	3,500
Miscellaneous expenses	19,402
Total	$1,933,500

ITEM 14 — Indemnification of Directors and Officers.

Georgia Business Corporation Code

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the GBCC for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

Section 14-2-852 of the GBCC provides that to the extent that a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection with the proceeding.

Pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the GBCC or that the director is fairly and reasonably entitled to indemnification or advance of expenses in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC.

Section 14-2-856 of the GBCC permits articles of incorporation, bylaws, a contract, or resolution approved by the shareholders, to authorize us to indemnify a director against claims to which the director was a party, including claims by us or in our right (e.g., shareholder derivative action). However, we may not indemnify the director for liability to us for any appropriation, in violation of the director’s duties, of a corporate opportunity, intentional misconduct or knowing violation of the law, unlawful distributions or receipt of an improper personal benefit.

Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and, if he or she is not a director, to such further extent as may be provided in its articles of incorporation, bylaws, resolution of its board of directors or contract except for liability arising out of conduct specified in Section 14-2-857(a)(2) of the GBCC. Section 14-2-857 of the GBCC also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

Section 14-2-858 of the GBCC permits us to purchase and maintain insurance on behalf of our directors and officers against liability incurred by them in their capacities or arising out of their status as our directors and officers, regardless of whether we would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.

Company’s Articles of Incorporation and Bylaws; Insurance

In accordance with Article VII of the Company’s Bylaws, every person (and the heirs and legal representatives of such person) who is or was a director or officer of the Company or any other corporation of which he or she served as such at the request of the Company and of which the Company directly or indirectly is a shareholder or creditor, or in which or in the stocks, bonds, securities or other obligations of which it is in any way interested, shall, in accordance with the Bylaws, and to the maximum extent permitted by the GBCC, be indemnified for any liability and expense that may be incurred by such person in connection with or resulting from any threatened, pending or completed action, suit or proceeding, in which he or she may become involved, as a party or prospective party or otherwise, by reason of any action taken or not taken in his or her capacity as such director or officer or as a member of any committee appointed by our board of directors to act for, in the interest of, or on behalf of the Company; provided such person acted in good faith and reasonably believed, in the case of conduct in the person’s official capacity, that the conduct was in the Company's best interests, and in all other cases, that the conduct was at least not opposed to the Company's best interests, and, in the case of a criminal proceeding, that the person had no reasonable cause to believe that the conduct was unlawful.

Pursuant to Article VII of the Company’s Bylaws, expenses incurred with respect to any proceeding will be advanced by the Company prior to the final disposition of such proceeding upon written affirmation by the recipient of his or her good faith belief that he or she has met the applicable standard of conduct and a written undertaking and agreement of the recipient to repay to the Company such amount of it is ultimately determined that he or she is not entitled to indemnification under the Bylaws.

Notwithstanding the foregoing, under Article VII of the Company Bylaws, no officer or director will be indemnified in respect of any proceeding as to which such person was found liable for negligence or misconduct in the performance of his or her duty to the Company unless and except to the extent that the court in which such proceeding was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

The foregoing rights of indemnification and advancement of expenses are in addition to any rights to which any such director or officer or other person may otherwise be entitled under any bylaw, agreement, vote of shareholders or otherwise, and are in addition to the power of the Company to purchase and maintain insurance on behalf of any such director or officer or other person against any liability asserted against him or her and incurred by him or her in such capacity, or arising out of his or her status as such, regardless of whether the Company would have the power to indemnify against such liability under the Company’s Bylaws or otherwise.

In addition, our Articles of Incorporation provide that our directors shall not have any personal liability to the Company or to its shareholders for monetary damages for breach of duty of care or other duty as a director to the fullest extent permitted by the GBCC. The elimination of personal liability of directors does not apply to any appropriation of any business opportunity of the Company in violation of the director’s duties, acts or omissions which involve intentional misconduct or a knowing violation of law, unlawful distributions or receipt of an improper personal benefit.

We maintain a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.

ITEM 15 — Recent Sales of Unregistered Securities.

Between January 1, 2022 and the filing of this registration statement, we have engaged in the following transactions that were not registered under the Securities Act:

Capital Raise Placement Offering. On January 26, 2024 and March 31, 2023, 701,442 and 553,705, respectively, shares of our common stock were issued upon common stock offering private placement. No underwriter or placement agent was involved in the issuance or sale of any of the shares of common stock, and no underwriting discounts or commissions were paid. The shares of common stock were issued under an exemption from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving any public offering.

Capital Raise Warrants. In conjunction with the July 28, 2017 capital raise, the Company issued stock warrants that vested immediately upon issuance and were outstanding for five years. As of December 31, 2022, 371,564 warrants were exercised, resulting in issuance of 284,119 shares considering net settlement, 13,640 warrants expired, and no warrants were outstanding. No underwriter or placement agent was involved in the issuance or sale of any of the shares of common stock, and no underwriting discounts or commissions were paid. The shares of common stock were issued under an exemption from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving any public offering.

Equity Awards and Grants. During the period between January 1, 2022 and the filing of this registration statement, we have granted 48,000 stock options and 264,700 restricted shares of common stock pursuant to the CoastalSouth Bancshares, Inc. 2017 Incentive Plan (“2017 Plan”). No underwriter or placement agent was involved in the issuance or sale of any of these securities, and no underwriting discounts or commissions were paid. The issuance and sale of the securities described above were made in reliance upon exemptions from registration requirements under Section 4(a)(2) of the Securities Act and pursuant to Rule 701 promulgated under the Securities Act.

ITEM 16 — Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement
3.1	Articles of Incorporation*
3.2	Third Amended and Restated Bylaws*
4.1	Specimen Common Stock Certificate*
4.2	Form of Registration Rights Agreement, dated July 28, 2017, by and among CoastalSouth Bancshares, Inc. and Certain Investors†*
4.3

The other instruments defining the rights of the long-term debt securities of the Registrant and its subsidiaries are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Registrant hereby agrees to furnish copies of these instruments to the SEC upon request

5.1	Opinion of Alston & Bird LLP
10.1	CoastalSouth Bancshares, Inc. 2017 Incentive Plan*
10.2	Coastal States Bank Annual Performance Plan†*
10.3	Coastal States Bank Executive Severance Plan†*
10.4	Form of Restricted Stock Unit Grant under the CoastalSouth Bancshares, Inc. 2017 Incentive Plan*
10.5	Form of Incentive Stock Option Grant under the CoastalSouth Bancshares, Inc. 2017 Incentive Plan*
10.6	Form of Nonstatutory Stock Option Grant under the CoastalSouth Bancshares, Inc. 2017 Incentive Plan*
10.7	CoastalSouth Bancshares, Inc. Omnibus Incentive Plan*
10.8	Form of Restricted Stock Unit Grant under the CoastalSouth Bancshares, Inc. 2025 Incentive Plan*
10.9	Amended and Restated Employment Agreement, dated April 25, 2024, by and between CoastalSouth Bancshares, Inc., Coastal States Bank and Stephen R. Stone*
10.10	Amended and Restated Employment Agreement, dated April 25, 2024, by and among CoastalSouth Bancshares, Inc., Coastal States Bank and Anthony P. Valduga*
10.11	Stock Purchase Agreement, dated July 28, 2017, by and among CoastalSouth Bancshares, Inc. and Patriot Financial Partners II Coastal SPV, LLC†*
10.12	Stock Purchase Agreement, dated July 28, 2017, by and among CoastalSouth Bancshares, Inc. and GCP CoastalSouth LLC†*
10.13	Stock Purchase Agreement, dated June 18, 2019, by and among CoastalSouth Bancshares, Inc. and the purchasers named therein†*
10.14	Amended and Restated Loan and Security Agreement, dated November 21, 2023, by and between CoastalSouth Bancshares, Inc. and ServisFirst Bank*
10.15	Amended and Restated Revolving Note, dated November 21, 2023, by and between CoastalSouth Bancshares, Inc. and ServisFirst Bank*
10.16	Pledge Agreement, dated November 21, 2023, by and between CoastalSouth Bancshares, Inc. and ServisFirst Bank*

21.1	Subsidiaries of CoastalSouth Bancshares, Inc.*
23.1	Consent of Elliott Davis, LLC
23.2	Consent of Alston & Bird LLP (included in Exhibit 5.1)
24.1	Power of Attorney*
107	Filing Fee Table*
_____________________________
*	Previously Filed
†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

ITEM 17 — Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 24, 2025.

COASTALSOUTH BANCSHARES, INC.

By:	/s/ Stephen R. Stone
Stephen R. Stone
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen R. Stone	President, Chief Executive Officer, and Director	June 24, 2025
Stephen R. Stone	(Principal Executive Officer)

/s/ Anthony P. Valduga	Chief Financial Officer & Chief Operating Officer	June 24, 2025
Anthony P. Valduga	(Principal Financial Officer)

/s/ Lauren M. Hemby	Chief Accounting Officer	June 24, 2025
Lauren M. Hemby	(Principal Accounting Officer)

*	Director	June 24, 2025
James S. MacLeod

*	Director	June 24, 2025
Joseph V. Topper, Jr.

*	Director	June 24, 2025
James N. Richardson, Jr.

*	Director	June 24, 2025
Michael B. High

*	Director	June 24, 2025
Boris M. Gutin

*	Director	June 24, 2025
Mark A. Griffith

*	Director	June 24, 2025
Patrick M. Frawley

*	Director	June 24, 2025
Ernst W. Bruderer

*	Director	June 24, 2025
L. Scott Askins

*	Director	June 24, 2025
John G. Aldridge, Jr.

*

*By: /s/ Stephen R. Stone
Stephen R. Stone Attorney-in-Fact